        As filed with the Securities and Exchange Commission on February 4, 2003
                                                     Registration No. 333-100581

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------


                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------



                                  Republic Engineered Products LLC

           Delaware                              3312                          02-0626814
(State or Other Jurisdiction of      (Primary Standard Industrial    (I.R.S. Employer Identification
Incorporation or Organization)        Classification Code Number)                Number)

                                        Blue Steel Capital Corp.

           Delaware                              3312                          05-0525866
(State or Other Jurisdiction of      (Primary Standard Industrial    (I.R.S. Employer Identification
Incorporation or Organization)        Classification Code Number)                Number)

                               Republic Engineered Products Holdings LLC

           Delaware                              9915                          35-2194249
(State or Other Jurisdiction of      (Primary Standard Industrial    (I.R.S. Employer Identification
Incorporation or Organization)        Classification Code Number)                Number)

                                        N&T Railway Company LLC

           Delaware                              4011                          05-0525876
(State or Other Jurisdiction of      (Primary Standard Industrial    (I.R.S. Employer Identification
Incorporation or Organization)        Classification Code Number)                Number)

    (Exact Names of Co-Issuers and Guarantors as Specified in Their Charters)

                              --------------------

                              3770 Embassy Parkway
                             Akron, Ohio 44333-8367
                                 (330) 670-3000
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrants' Principal Executive Offices)

                              --------------------

                                Joseph A. Kaczka
                        Republic Engineered Products LLC
                              3770 Embassy Parkway
                             Akron, Ohio 44333-8367
                                 (330) 670-3000
            (Name, Address, Including Zip Code, and Telephone Number,
             Including Area Code, of Registrants' Agent For Service)

                              --------------------

                                   Copies to:

       Stephen B. Kuhn, Esq.                      Bruce S. Mendelsohn, Esq.
Akin Gump Strauss Hauer & Feld LLP            Akin Gump Strauss Hauer & Feld LLP
        590 Madison Avenue                     1333 New Hampshire Avenue, N.W.
     New York, New York 10022                       Washington, D.C. 20036
          (212) 872-1000                                (202) 887-4000

                        --------------------------------

        Approximate date of commencement of proposed sale to the public:
          As soon as practicable on or after the effective date of this
                            Registration Statement.

                         -------------------------------

      The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS

                       [LOGO]Republic Engineered Products

                        REPUBLIC ENGINEERED PRODUCTS LLC

                                   ----------

                                  DISTRIBUTION
                                       OF

                  $80,000,000 10% SENIOR SECURED NOTES DUE 2009
                                   TO HOLDERS

                                       OF

                      13 3/4% SENIOR SECURED NOTES DUE 2009

                                       OF
                    REPUBLIC TECHNOLOGIES INTERNATIONAL, LLC

     We produce special bar quality steel products. Our company commenced operations in August 2002 after we acquired a substantial portion of the operating assets of Republic Technologies International, LLC and its subsidiaries in a sale of assets under Section 363 of the United States Bankruptcy Code.


     We are distributing $80.0 million of our 10% senior secured notes due 2009 in accordance with and pursuant to an order of the United States Bankruptcy Court for the Northern District of Ohio, Eastern Division. Persons who were beneficial owners of the 13 3/4% senior secured notes due 2009 of Republic Technologies International, LLC as of 5:00 p.m., Eastern Time, on August 14, 2002 are entitled to receive $188.23529 principal amount of our 10% senior secured notes for each $1,000.00 principal amount of 13 3/4% senior secured notes beneficially owned as of that time and date. This is not an exchange offer, and the 13 3/4% senior secured notes will remain outstanding.


     Our 10% senior secured notes will mature on August 16, 2009. We will pay interest on the notes in cash quarterly on March 31, June 30, September 30 and December 31 of each year. We made our first interest payment on September 30, 2002. We may redeem the notes at any time at their face amount and we are required to redeem the notes at their face amount in specified circumstances.


     The notes are senior secured obligations of Republic Engineered Products LLC and Blue Steel Capital Corp. Our wholly owned subsidiary, N&T Railway Company LLC, and, after a restructuring, our parent company, Republic Engineered Products Holdings LLC, will jointly and severally guarantee the notes on a senior basis. Each guarantee is, or, after the restructuring, will be, full and unconditional.

   YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 9 OF THIS
                                   PROSPECTUS.

                                   ----------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
   PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                                   ----------


                    The date of this prospectus is       , 2003.
                                                   -----

                                TABLE OF CONTENTS


                                                                                         Page
Prospectus Summary..........................................................................1
Risk Factors................................................................................9
Forward-Looking Statements.................................................................18
Use of Proceeds............................................................................18
Capitalization.............................................................................18
Unaudited Pro Forma Consolidated Financial Information.....................................19
Selected Consolidated and Combined Financial Information...................................23
Management's Discussion and Analysis of Financial Condition and Results of Operations......24
Business...................................................................................37
Management.................................................................................53
Security Ownership.........................................................................60
Description of our Credit Facility.........................................................62
Description of the Notes...................................................................65
Description of Collateral and Intercreditor Agreements....................................110
Book-Entry; Delivery and Form.............................................................116
United States Federal Income Tax Consequences.............................................119
Settlement and Plan of Distribution.......................................................123
Legal Matters.............................................................................125
Experts...................................................................................125
Where You Can Find More Information.......................................................125
Index to Financial Statements.............................................................F-1


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. Although this summary contains important information about our company, our predecessor and this distribution, you should read it together with the more detailed information and the consolidated financial statements and the notes to these statements appearing elsewhere in this prospectus.

                                   OUR COMPANY

     We produce special bar quality steel products. Special bar quality steel products are high quality hot-rolled and cold-finished carbon and alloy steel bars and rods used primarily in critical applications in automotive and industrial equipment. Special bar quality steel products are sold to customers who require precise metallurgical content and quality characteristics. Special bar quality steel products generally contain more alloys and sell for substantially higher prices than merchant and commodity steel bar and rod products. We produce a wide range of special bar quality steel products and supply a diverse customer base that includes leading automobile and industrial equipment manufacturers and their first tier suppliers. We have aggregate annual steel melting capacity of approximately 2.4 million tons, hot-rolling production capacity of approximately 1.4 million tons and cold-finishing production capacity of approximately 0.2 million tons.

     Our company commenced operations in August 2002 after it acquired a substantial portion of the operating assets of Republic Technologies International, LLC and its subsidiaries, which we refer to as Republic Technologies, in a sale of assets under Section 363 of the United States Bankruptcy Code. Republic Technologies has been in bankruptcy since April 2, 2001, when it and its immediate parent, Republic Technologies International Holdings, LLC, and its subsidiaries, Bliss & Laughlin LLC, and RTI Capital Corp., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in the Northern District of Ohio, Eastern Division.

     We selected the assets and properties of Republic Technologies according to our management team's plan to create a more efficient, higher quality network of production facilities operated by a smaller and more flexible workforce. We acquired the core operating assets associated with Republic Technologies' steel melting and hot-rolled and cold-finishing production. We also acquired an option to acquire the properties and assets associated with Republic Technologies' Hamilton, Ontario cold-finishing facility. While our company will have less production capacity than Republic Technologies, we expect to operate our facilities more efficiently than Republic Technologies by utilizing more of our production capacity. Our company also will make capital expenditures to improve the productivity of our facilities. We have retained all of Republic Technologies' customers and, as a result, we expect our net sales to be approximately the same as the historical net sales of Republic Technologies by the middle of 2003.


     We hired approximately 2,400 of Republic Technologies' approximately 3,700 employees, and we negotiated a new labor agreement with the United Steelworkers of America, AFL-CIO/CLC which will reduce our labor costs and permit a more flexible use of our workforce to meet our operating requirements.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The following chart illustrates our company's structure after the restructuring described below under "--The Restructuring":

               ---------------------------------------------
                 Republic Engineered Products Holdings LLC
               ---------------------------------------------
                                     |
                                     |
                  ---------------------------------------

                     Republic Engineered Products LLC

                  ---------------------------------------
                   |                 |                 |
                   |                 |                 |
        ---------------   ----------------------    -------------------
          N&T Railway       Blue Steel Capital        2011448 Ontario
          Company LLC             Corp.                   Limited
        ---------------   ----------------------    -------------------


     Republic Engineered Products Holdings LLC is a Delaware limited liability company and, following the restructuring described below, will hold all of the outstanding membership interests in our company and own no other significant assets. Blue Steel Capital Corp., N&T Railway Company LLC and 2011448 Ontario Limited are wholly owned subsidiaries of our company. Blue Steel Capital Corp. is a Delaware corporation formed for the sole purpose of issuing the notes, and it neither holds any assets nor engages in any business activities. N&T Railway Company LLC is a Delaware limited liability company and operates our railroad assets located at our Canton, Lorain and Massillon, Ohio facilities. 2011448 Ontario Limited is an Ontario corporation and its sole asset is an option to acquire the assets and properties associated with Republic Technologies' Hamilton, Ontario cold-finishing facility.

     N&T Railway Company LLC has jointly and severally guaranteed our notes on a senior secured basis and such guarantee is full and unconditional. After the restructuring described below, Republic Engineered Products Holdings LLC will guarantee our notes on the same basis. 2011448 Ontario Limited does not currently guarantee the notes, but it must become a guarantor of the notes in order to exercise its option to acquire the assets and properties associated with the Hamilton, Ontario cold-finishing facility. Any domestic subsidiary that we may form or acquire in the future will guarantee our notes on a joint and several and full and unconditional basis. Blue Steel Capital Corp. is the co-issuer of our notes.

                                THE RESTRUCTURING

     Our company will effect a restructuring so that the presentation of consolidated financial statements of Republic Engineered Products Holdings LLC will satisfy the financial reporting obligations of each of the issuers and guarantors of our notes under the federal securities laws. As part of the restructuring, Blue Bar, L.P., a Delaware limited partnership and the present parent company of Republic Engineered Products LLC will merge with and into Republic Engineered Products Holdings LLC, a Delaware limited liability company. In addition, the indenture governing our notes will be amended so that the guarantee of Republic Engineered Products Holdings LLC, as successor by merger with Blue Bar, L.P., will be full and unconditional. The indenture will also be amended to permit Republic Engineered Products Holdings LLC to satisfy our company's reporting obligations under the indenture so long as it holds 100% of the membership interests of Republic Engineered Products LLC and has no material business operations, assets or liabilities of its own.

     The consolidated financial statements of Republic Engineered Products Holdings LLC contained in this prospectus are the restated consolidated financial statements of Blue Bar, L.P. at September 30, 2002 and for the period from August 16, 2002 to September 30, 2002, which have been restated to give effect to the common control merger to be completed as part of the restructuring. Republic Engineered Products Holdings LLC was formed on January 28, 2003. We have presented the restated financial statements of Blue Bar, L.P. in advance of the consummation of the merger for your convenience, but the registration statement of which this prospectus is a part will not be declared effective and our company will not cause the notes to be distributed until we have completed the restructuring.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         THE SETTLEMENT AND DISTRIBUTION


     The assets we acquired from Republic Technologies and its subsidiaries include assets that previously had secured Republic Technologies' 13 3/4% senior secured notes due 2009. As part of a stipulated settlement of objections to our acquisition of the assets asserted by the holders of a majority in principal amount of the 13 3/4% senior secured notes, we agreed to cause the deposit of $80.0 million in aggregate principal amount of our 10% senior secured notes due 2009 into the Republic Liquidating Trust, a newly formed trust, for the benefit of the holders of the 13 3/4% senior secured notes as of 5:00 p.m., Eastern Time, on August 14, 2002, which we refer to as the record date. Beneficial interests are attributed to participants in the Depository Trust Company, or DTC, as nominees according to the DTC security position listing report for the 13 3/4% senior secured notes as of the record date as nominees of the beneficial owners of the 13 3/4% senior secured notes as of the record date.

     Upon the effectiveness of the registration statement, of which this prospectus is a part, our 10% senior secured notes will be distributed to the DTC participants that are holders of beneficial interests in the Republic Liquidating Trust, and each such participant will be entitled to receive $188.23529 principal amount of notes for each $1,000.00 principal amount of 13 3/4% senior secured notes appearing on the DTC security position listing report for the 13 3/4% senior secured notes as of the record date for the distribution. The DTC participants will receive the notes as nominees of the beneficial owners of the 13 3/4% senior secured notes as of the record date for the distribution. The notes will be transferred in integral multiples of $1.00, and amounts will be rounded down to the nearest $1.00.


     The 13 3/4% senior notes of Republic Technologies will remain outstanding following the distribution of the 10% senior secured notes from the Republic Liquidating Trust. As part of the acquisition, we acquired a portion of the assets of Republic Technologies and its subsidiaries that had secured the 13 3/4% senior notes. We understand that the bankruptcy estate of Republic Technologies is currently attempting to dispose of the remaining assets that secure the 13 3/4% senior notes. The holders of the 13 3/4% senior notes also received $5 million of the fees payable to Republic Technologies under a transition services agreement entered into with our company. This sum was paid in five equal monthly installments of $1 million each commencing on September 15, 2002 and ending on January 16, 2003.


                                OUR PREDECESSORS

     Republic Technologies was formed in a combination completed on August 13, 1999. The combination was completed through a series of mergers, asset transfers and related steps as set forth in a Master Restructuring Agreement among Bar Technologies Inc., Republic Engineered Steels, Inc., USS/Kobe Steel Company and several of their affiliates.

     Bar Technologies was formed in September 1994 to acquire and restart specific melt shop and hot-rolling assets of the former Bar, Rod and Wire Division of Bethlehem Steel Corporation. In April 1996, Blackstone Capital Partners II Merchant Banking Fund L.P. acquired control of Bar Technologies concurrently with Bar Technologies' acquisition of Bliss and Laughlin Industries, Inc., one of the largest processors of cold-finished special bar quality steel in North America. Republic Engineered Steels was a leading U.S. manufacturer of special bar quality steel products, which was formed in 1989 to own and operate the former assets of the Bar Division of LTV Steel Company, Inc. In September 1998, Blackstone and other investors acquired control of Republic Engineered Steels through RES Holding Corporation with the intention of combining it with Bar Technologies. USS/Kobe Steel Company was a 50/50 joint venture formed in July 1989 between subsidiaries of USX Corporation and Kobe Steel, Ltd. to hold the special bar quality steel production facilities and related operations division of USX Corporation and Kobe Steel Ltd. The aforementioned companies combined to become Republic Technologies on August 13, 1999.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   ----------


     In this prospectus, "we," "us," "our company" and "our" refer to Republic Engineered Products Holdings LLC and its consolidated subsidiaries unless the context otherwise requires. References in this prospectus to "Republic" are solely to Republic Engineered Products LLC; references to "Republic Holdings" are solely to Republic Engineered Products Holdings LLC, which will be our parent company after the restructuring; references to "N&T Railway" are solely to our subsidiary, N&T Railway Company LLC; references to "Blue Steel Capital" are solely to our subsidiary and the co-issuer of the notes, Blue Steel Capital Corp.; and references to "Republic Technologies" are solely to our predecessor Republic Technologies International, LLC and its subsidiaries.


     The consolidated financial statements of Republic Holdings contained in this prospectus are the restated consolidated financial statements of Blue Bar, L.P. at September 30, 2002 and for the period from August 16, 2002 to September 30, 2002, which have been restated to give effect to the common control merger to be completed as part of the restructuring described under "-- The Restructuring." Republic Holdings was formed on January 28, 2003. We have presented the restated financial statements of Blue Bar, L.P. in advance of the consummation of the merger of Blue Bar, L.P. with and into Republic Holdings for your convenience, but the registration statement of which this prospectus is a part will not be declared effective and our company will not cause the notes to be distributed until we have completed the restructuring.



     Our corporate headquarters is located at 3770 Embassy Parkway, Akron, Ohio 44333-8367 and our telephone number at that location is (330) 670-3000. Our Internet address is www.republicengineered.com. The information found on our website is not intended to be a part of this prospectus.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    THE NOTES

Issuers....................   Republic Engineered Products LLC, a Delaware
                              limited liability company, and Blue Steel Capital
                              Corp., a Delaware corporation.


Guarantees.................   N&T Railway Company LLC, jointly and severally
                              guarantees the notes on a senior secured basis and its guarantee is full and unconditional. After the restructuring, Republic Engineered Products
                              Holdings LLC will guarantee our notes on the same basis. Any domestic subsidiary that is formed or acquired in the future must guarantee the notes on a joint and several and full and unconditional basis. 2011448 Ontario Limited must become a guarantor prior to the exercise of its option to acquire the assets and properties associated with Republic Technologies' Hamilton, Ontario cold-finishing facility.

Notes to be Distributed....   $80.0 million in aggregate principal amount of 10%
                              Senior Secured Notes due 2009.

Maturity Date..............   August 16, 2009.

Interest Rate..............   The interest rate on the notes is 10% per year. If
                              the registration statement to register the distribution of the notes under the Securities Act of 1933 is not declared effective and the distribution is not consummated on or prior to February 12, 2003, the interest rate on the notes will be increased by 100 basis points until the registration statement is declared effective and the distribution is consummated.

Interest Payment Dates.....   March 31, June 30, September 30 and December 31 of
                              each year, commencing September 30, 2002.

Optional Redemption........   We have the right to redeem the notes, in whole
                              but not in part, at a redemption price equal to 100% of the aggregate outstanding principal amount of the notes plus accrued and unpaid interest to the date of redemption.

Mandatory Redemption.......   We must use 100% of the net cash proceeds from the
                              sale of any assets that secure the notes to redeem all or a portion of the notes at a redemption price equal to 100% of the aggregate principal amount of the notes so redeemed plus accrued and unpaid interest to the date of redemption.

Change of Control..........   If we experience specific kinds of changes in
                              control, we will be required to make an offer to purchase the notes then outstanding at a price equal to 100% of the principal amount of the notes then outstanding plus accrued and unpaid interest to the date of purchase.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Ranking....................   The notes and guarantees are our senior secured
                              obligations and rank equally with any of our existing and future unsubordinated indebtedness, including indebtedness under our credit facility.
                              At January 1, 2003, we had unsubordinated indebtedness of $268.4 million other than the notes.


Security...................   Subject to exceptions and limitations, the notes
                              are secured by:

                              .    a first priority lien on, and security
                                   interest in, substantially all of our
                                   existing assets and the assets of our
                                   subsidiaries, other than:

                                   .    our Canton, Ohio Caster and Continuing
                                        Rolling Facility, which we refer to as
                                        "Canton CR(TM)";

                                   .    inventory;

                                   .    accounts receivable; and

                                   .    intellectual property and related
                                        assets; and


                              . a first priority lien, shared on an equal and ratable basis with the lenders under our credit facility, on the equity interests of our company and its subsidiaries.

                              Collateral is subject to release without substitution if we sell, exchange or otherwise dispose of the collateral upon compliance with the procedures outlined in "Description of the Notes-Possession, Use and Release of Collateral."

                              See "Description of Collateral and Intercreditor Agreements."



The Trustee................   The notes are issued under an indenture with
                              LaSalle Bank National Association, which will act as trustee on your behalf.

Restrictive Covenants......   The indenture limits our ability and the ability
                              of our restricted subsidiaries to:

                              . pay dividends on, redeem or repurchase our or their capital stock, or make certain investments;

                              .    incur additional indebtedness and issue
                                   preferred stock;

                              .    create liens on assets;

                              .    merge, consolidate, or sell all or
                                   substantially all of our assets; and

                              .    enter into specified transactions with
                                   affiliates.

Use of Proceeds............   We will not receive any proceeds from the
                              distribution of the notes.


                                  RISK FACTORS

     You should consider carefully the information set forth in the section of this prospectus entitled "Risk Factors" beginning on page 9 and all of the other information provided to you in this prospectus.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION


     The following table presents summary historical and pro forma consolidated financial information for our company, and Republic Technologies International Holdings, LLC, the parent company of Republic Technologies International, LLC. The pro forma financial information gives effect to the acquisition by our company of a substantial portion of the operating assets of Republic Technologies and related transactions as of the dates and for the periods indicated. The following financial information should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated and combined financial statements and the notes thereto included elsewhere in this prospectus. Our company acquired a substantial portion, but not all, of the operating assets of Republic Technologies. As a result, the historical consolidated and combined financial information for Republic Technologies International Holdings, LLC may not be entirely comparable to the historical consolidated financial statements of our company and may be of limited value in evaluating our financial and operating prospects in the future.



                                                    OUR COMPANY               |                  OUR PREDECESSOR
                                      --------------------------------------- |  --------------------------------------------------
                                               PRO FORMA           ACTUAL     |                      ACTUAL
                                      --------------------------   ---------- |  --------------------------------------------------
                                        NINE-                       PERIOD    |
                                        MONTH                        FROM     |  PERIOD FROM   NINE-MONTH
                                        PERIOD                     AUGUST 16, |   JANUARY 1,     PERIOD
                                        ENDED       YEAR ENDED      2002 TO   |    2002 TO        ENDED     YEAR ENDED   YEAR ENDED
                                      SEPTEMBER      DECEMBER      SEPTEMBER  |   AUGUST 15,    SEPTEMBER    DECEMBER     DECEMBER
                                      30, 2002       31, 2001      30, 2002   |     2002        30, 2001     31, 2001     31, 2000
                                      ---------   --------------   ---------- |  -----------   ----------   ----------   ----------
                                                  (IN THOUSANDS)              |                    (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:                                                 |
Net sales ..........................  $717,234       $993,707       $105,251  |  $   611,983   $ 757,272    $ 993,707    $1,265,401
Cost of goods sold .................   676,509        976,894        102,421  |      588,841     760,441      985,640     1,140,750
                                      --------       --------       --------  |  -----------   ---------    ---------    ----------
Gross profit (loss) ................    40,725         16,813          2,830  |       23,142      (3,169)       8,067       124,651
Selling, general and                                                          |
   administrative expense ..........    27,445         42,561          4,768  |       23,401      34,411       43,440        54,709
Monitoring fees ....................        --          1,000             --  |           --          --        1,000         4,000
Depreciation and amortization                                                 |
   expense .........................     5,460          7,292            912  |       28,345      42,685       56,846        61,475
Special charges:                                                              |
   Workforce reduction charges .....        --             --             --  |       10,699      14,633        7,983           753
   Restructuring charges ...........      (158)         3,650             --  |         (158)      1,158        3,650        74,658
Goodwill impairment charge .........        --             --             --  |           --          --           --        79,608
(Gain) on sale of assets ...........        --         (1,782)            --  |           --          --       (1,782)       (4,790)
Other expense (income), net ........       946          6,927            331  |          615        (369)       6,927         6,678
                                      --------       --------       --------  |  -----------   ---------    ---------    ----------
Operating income (loss) ............     7,032        (42,835)        (3,181) |      (39,760)    (95,687)    (109,997)     (152,440)
Interest expense, net ..............    17,995         25,531          2,885  |       17,721      47,986       56,052       117,495
Reorganization items ...............        --             --             --  |        2,377       8,634       16,031            --
                                      --------       --------       --------  |  -----------   ---------    ---------    ----------
   Income (loss) before income                                                |
      taxes ........................   (10,963)       (68,366)        (6,066) |      (59,858)   (152,307)    (182,080)     (269,935)
Provisions for income taxes ........        45             18             --  |           45         234           18           468
                                      --------       --------       --------  |  -----------   ---------    ---------    ----------
Loss from continuing operations ....   (11,008)       (68,384)        (6,066) |      (59,903)   (152,541)    (182,098)     (270,403)
Loss from disposition of                                                      |
   discontinued operations .........        --             --             --  |           --          --          457        16,831
                                      --------       --------       --------  |  -----------   ---------    ---------    ----------
   Net income (loss) ...............  $(11,008)      $(68,384)      $ (6,066) |  $   (59,903)  $(152,541)   $(182,555)   $ (287,234)
                                      ========       ========       ========  |  ===========   =========    =========    ==========
                                                                              |
OTHER DATA:                                                                   |
Ratio of earnings to fixed                                                    |
   charges (1)......................        --             --             --  |           --          --           --            --
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------


(1) For the purposes of computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, plus fixed charges. Fixed charges are defined as the sum of interest on all indebtedness, including amortization of debt issuance costs and one-third of annual rental expense. A statement setting forth the computation of the ratio of earnings to fixed charges is filed as an exhibit to the registration statement of which this prospectus is a part. Fixed charges exceeded earnings before fixed charges by $11.0 million and $68.4 million on a pro forma basis for the nine-month period ended September 30, 2002 and the year ended December 31, 2001, respectively, and $6.1 million on an actual consolidated basis for our company for the period from August 16, 2002 to September 30, 2002; $ 59.9 million, $182.1 million, $269.9 million and $182.6 million on an actual consolidated basis for Republic Technologies International Holdings, LLC for the period from January 1, 2002 to August 15, 2002 and for the years ended December 31, 2001 and 2000 and the period from August 13 to December 31, 1999, respectively; and $114.5 million, $113.6 million and $44.6 million on an actual combined basis for the predecessor to Republic Technologies International Holdings, LLC for the period from January 1 to August 12, 1999 and the years ending December 31, 1998 and 1997, respectively.


--------------------------------------------------------------------------------

                                  RISK FACTORS

     You should consider all of the information we have included in this prospectus in connection with your investment in our company. In particular, you should carefully consider the risk factors set forth below. The risks and uncertainties set forth below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business and results of operations.

RISKS RELATING TO OUR COMPANY

THE NOTES AND OUR CREDIT FACILITY IMPOSE SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS.

     The indenture governing the notes and our credit facility contain provisions that limit our ability and, in some cases, the ability of our restricted subsidiaries to:

     .    pay dividends or make other restricted payments or investments;

     .    incur additional indebtedness and issue preferred stock;

     .    create liens on assets;

     .    merge, consolidate, or sell all or substantially all of our assets;
          and

     .    enter into specific transactions with affiliates.

     In addition, our credit facility contains restrictive covenants that require us to maintain financial ratios, including minimum levels of cash flow to total debt service and maximum annual capital expenditure levels. Our ability to comply with many of these restrictions may be affected by events beyond our control. You should consider that we may not achieve operating results that will permit us to meet these restrictive covenants or may need to take business actions prohibited by these covenants. If we breach our covenants, (1) we could be unable to borrow necessary funds under our credit facility and (2) our lenders could require immediate payment of amounts due under the credit agreement and foreclose upon and sell any assets securing the indebtedness. Although we are currently in compliance with these covenants, we cannot assure you that we will continue to remain in compliance in the future. See "Description of Our Credit Facility" and "Description of the Notes."

WE ARE A NEW ENTERPRISE AND THE FINANCIAL INFORMATION REGARDING OUR BUSINESSES MAY BE LIMITED OR NOT FULLY COMPARABLE.


     We are a newly formed company, created for the purpose of purchasing and operating a substantial portion of the assets of Republic Technologies. We have a limited operating history.

     We purchased a substantial portion of the operating assets of Republic Technologies and assumed only a portion of its liabilities. In addition, we have made changes that affect the operation of the business previously operated by Republic Technologies such as implementing a new labor agreement and implementing new customer and supplier arrangements. As a result, the financial information concerning the operations of Republic Technologies and the pro forma financial information concerning our company that is contained elsewhere in this prospectus may be of limited value in evaluating our financial and operating prospects in the future.

     In addition, the usefulness of the selected historical financial information for periods prior to August 13, 1999 contained elsewhere in this prospectus is further limited because they relate to periods before the business combination of three separate entities that resulted in the creation of Republic Technologies. In this combination, Republic Engineered Steels, Inc., Bar Technologies Inc. and

USS/Kobe Steel Company engaged in a complex set of transactions that resulted in the creation of Republic Technologies, a new vertically integrated enterprise that had not operated before as a single integrated unit. See "Selected Consolidated and Combined Financial Information."


IF WE DO NOT ACHIEVE THE OPERATING SYNERGIES AND COST SAVINGS THAT WE EXPECT FROM OUR BUSINESS PLAN, WE MAY NOT BE ABLE TO SERVICE OUR DEBT.

     We believe that the implementation of our business plan may result in operating synergies and cost savings yielding annualized savings, as compared with the past operating results of Republic Technologies. You should consider, however, that we may be unable to achieve the level of benefits that we expect to realize or that these benefits may not be realized within the time frames we currently expect. Realization of these benefits is critical to our ability to generate cash flow and service our debt. The realization of these benefits depends upon the full implementation of our business plan, which may be revised prior to its full implementation. There are many factors which may affect our ability to implement our business plan and achieve operating synergies and cost savings and many of these factors are beyond our control.

ANY DELAYS OR DISRUPTIONS IN OUR BUSINESS PLAN COULD REDUCE CASH FLOW AND HARM CUSTOMER RELATIONSHIPS.


     The steps to be taken to transition our operations from Republic Technologies to us are a critical feature of our business plan. We only recently acquired our assets from Republic Technologies on August 16, 2002. As part of the acquisition, we entered into a transition services agreement that, among other things, enabled us to use Republic Technologies' Massillon 18" rolling mill through December 2002 while we make a capital improvement to our Lorain facility. However, delays in construction and start-up, economic and financial conditions, permit issues, certification delays and other factors not under our control could result in this capital improvement not being as smooth as desired and/or require additional time and funds for completion. In addition, the significant changes in the configuration of our facilities contemplated by our business plan may result in disruptions to our production, including mechanical and production process failures. You should consider that disruptions in production could reduce our cash flow and, particularly if severe, adversely affect our relationships with customers.



BECAUSE A SIGNIFICANT PORTION OF OUR SALES IS TO THE AUTOMOTIVE INDUSTRY, A DECREASE IN SALES TO THIS INDUSTRY COULD REDUCE OUR CASH FLOW AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.


     Demand for our products is affected by, among other things, the relative strength or weakness of the U.S. automotive industry. The U.S. automotive industry is highly cyclical and may be adversely affected by international competition. In addition, the U.S. automotive industry is significantly unionized and subject to work slowdowns and stoppages resulting from labor disputes. Based upon our predecessor's sales history, we anticipate that direct sales of products to the automotive market will account for approximately 33% of our total net sales during the current fiscal year. We also sell to independent forgers, components suppliers and to steel service centers, all of which sell to the automotive market as well as other markets. Considering both direct and indirect sales, we believe that more than 50% of our total net sales will be to the U.S. automotive market during the current fiscal year.


     In addition, five of our ten largest customers are in the automotive industry. We anticipate that direct sales of our products to these customers will account for approximately 22% of our total net sales during the current fiscal year. A disruption of sales to any of these customers could adversely affect our cash flow and results of operations.

OPERATIONS AT OUR LACKAWANNA, NEW YORK FACILITY DEPEND ON OUR RIGHT TO USE PIPELINES, ELECTRICAL EQUIPMENT AND OTHER PROPERTY AND ASSETS OF AN ADJOINING FACILITY THAT IS OWNED BY BETHLEHEM STEEL COMPANY. THE TERMINATION OF ANY OF THESE RIGHTS WOULD INTERRUPT THESE OPERATIONS AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION BY REDUCING CASH FLOW AND HARMING CUSTOMER RELATIONSHIPS.

     The operation of our Lackawanna, New York facility relies on certain easements and other recorded agreements made by Bethlehem Steel Company in favor of us relating to, among other things, our use of certain oxygen pipelines, engine rooms, water pipelines, natural gas and compressed air distribution systems and electrical equipment. These rights are essential to the use and operation of the Lackawanna facility and, because of the location of this facility and its proximity to Bethlehem's property and facilities, may only be provided or granted by Bethlehem Steel Company. In the event of a termination of any of these rights, we could be required to cease some or all of our operations at the Lackawanna facility. The Lackawanna facility produces certain types of products that are not produced by our other facilities. As a result, an interruption of production at the Lackawanna facility would not only result in a loss of revenue to our company but, if this interruption becomes prolonged, could also damage our relationships with customers who purchase products produced at this facility. We estimate that $254 million of our revenues for 2003 will be derived from products that are produced at our Lackawanna facility. Bethlehem Steel Company has filed for reorganization under Chapter 11 of the Bankruptcy Code, and it may be entitled to terminate these rights in its bankruptcy proceeding.


IF WE ARE UNABLE TO OBTAIN OR MAINTAIN QUALITY CERTIFICATIONS FOR OUR FACILITIES, WE MAY LOSE EXISTING CUSTOMERS AND FAIL TO ATTRACT NEW CUSTOMERS.


     In order to continue to serve the higher quality part of the special bar quality steel products market, we will need to maintain existing quality certifications such as QS-9000, the quality system standard established by The Chrysler, Ford and General Motors Supplier Quality Requirements Task Force. Consumers of high quality special bar quality steel products often require that their suppliers have these certifications before commencing new supplier trials.

     All of our operating facilities have QS-9000 certifications. If our certifications are canceled or approvals withdrawn, our ability to continue to serve our targeted market segment or to retain our customers may be impaired. In addition, the implementation of our business plan will require us to obtain new certifications or qualifications for specified facilities or products as we reallocate production among our newly acquired facilities. If the necessary credentials are not obtained in a timely fashion, our ability to service our existing customers and to attract new customers may be impaired.


OUR OPERATIONS ARE SUBJECT TO ENVIRONMENTAL LAWS AND REGULATIONS THAT IN THE EVENT OF ENVIRONMENTAL CONTAMINATION AT OUR FACILITIES MAY GENERATE SIGNIFICANT LIABILITY.

     Our operations are subject to a broad range of environmental laws and regulations. The environmental laws and regulations applicable to our operations generally regulate the following:

     .    discharges into the air and water;

     .    the handling and disposal of solid and hazardous wastes;

     . the remediation of soil and groundwater contaminated by petroleum products or hazardous substances or wastes; and

     .    the health and safety of employees.

     You should also consider that future regulatory action regarding soil or groundwater at our facilities, as well as continued compliance with environmental requirements, could require us to incur significant costs and liabilities. In addition, we need to maintain existing and obtain future environmental permits in order to operate our facilities. The failure to obtain necessary permits or consents to transfer or the loss of any permits could result in significant penalties or prevent us from operating our facilities. See "Business-Environmental Matters."


     We estimate that our expenditures for environmental control measures during the 12-month period ending September 30, 2003 will be approximately $200,000. We believe that our estimated aggregate cost to resolve environmental contingencies will be in the range of $3.9 million to $8.4 million over the life of our facilities. Our reserve to cover probable environmental liabilities was approximately $5.8 million as of September 30, 2002.


RISKS RELATING TO OUR INDUSTRY

OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY THE CYCLICAL NATURE OF THE STEEL INDUSTRY AND THE INDUSTRIES WE SERVE.

     The steel industry is highly cyclical, sensitive to general economic conditions and dependent on the condition of certain other industries. As a result, the prices of steel and steel products may fluctuate significantly due to many factors beyond our control. The demand for steel products is generally affected by macroeconomic fluctuations in the United States and global markets in which steel companies sell their products. Future economic downturns, stagnant economies or currency fluctuations in the United States or globally could have an adverse impact on our results of operations.


     Many U.S. steel producers have suffered substantial losses from 1998 to the present. Management believes that a number of factors contributed to these losses, including the following:


     .    a high level of steel imports;

     .    the strength of the U.S. dollar against other currencies;

     .    worldwide production overcapacity;

     .    increased domestic and international competition;

     .    high labor costs;

     .    inefficient physical plants; and

     .    high maintenance and capital costs.

Similar economic conditions in the future could materially reduce our sales and increase our costs.

     In addition, we are particularly sensitive to changing conditions and adverse events, including strikes and labor unrest that may impact the automotive and industrial equipment industries. These industries are significant markets for our products and are themselves highly cyclical. A disruption or downturn in the business of any of these industries could have a material adverse effect upon our production, sales, financial condition and results of operations.

THE STEEL INDUSTRY IS CURRENTLY EXPERIENCING WEAK DEMAND FOR PRODUCTS, EXCESS CAPACITY AND LOW PRICES, AND IF THOSE CONDITIONS CONTINUE WE COULD BE REQUIRED TO REDUCE PRICES FOR OUR PRODUCTS AND OUR PROFITABILITY COULD BE ADVERSELY IMPACTED.

     In recent years, the steel industry has faced weakened demand, overcapacity and low prices for products, and these conditions caused a significant number of companies in the steel industry to file for bankruptcy, including some that are substantially larger than us. Excess supply continues to be a problem globally, as worldwide steel production remains high.

     If the domestic steel industry continues to experience weak demand and overcapacity, this will further intensify competitive pricing and result in additional pressures on capacity utilization and profit margins. In addition, service centers, which play a significant role in determining steel prices in the spot market, could look to liquidate inventories in the face of weakened demand, thereby causing prices to drop quickly and sharply. Price decreases also could result from the liquidation of inventory by bankrupt steel manufacturers. If the steel industry experiences weak demand and overcapacity in the future, the price of our steel products will likely decrease and our ability to realize our target profit margins will be impaired.

THE INPUTS USED TO PRODUCE STEEL, SUCH AS SCRAP METAL, IRON ORE AND ENERGY, ARE SUBJECT TO PRICE FLUCTUATIONS THAT COULD INCREASE OUR COSTS OF PRODUCTION.


     We expect to produce approximately 31.2% of our steel from our electric arc furnaces. The principal raw material for steel produced from our electric arc furnaces is ferrous scrap metal. Scrap metal prices are affected by cyclical, seasonal and other market factors. Scrap metal prices also fluctuate on the basis of factors affecting the supply of scrap metal, such as periodic shortages, freight costs, speculation by scrap brokers, and export markets, as well as the demand for steel. Most of these factors are beyond our control. In addition, the supply of premium grades of scrap metal that we use is more limited than the supply of lower grades of scrap metal.



     We expect to produce approximately 68.8%% of our steel from our blast furnaces. Iron ore pellets and coke are the principal raw materials used in our blast furnaces. Prices for iron ore and coke have fluctuated significantly in the past. Significant increases in the costs of iron ore pellets or coke could adversely affect our margins.


     During periods when prices for scrap metal, iron ore, coke and other important raw materials have increased, our industry historically has sought to maintain profit margins and pass along increased raw material costs to customers by means of surcharges. If we are unable to pass along cost increases in the future, our margins may be adversely affected. Even when we can successfully apply surcharges, interim reductions in profit margins frequently occur due to a time lag between the increase in raw material prices and the market acceptance of higher selling prices for finished steel products.

     Steel manufacturing also is an energy intensive industry. A substantial increase in the cost of natural gas or electricity could have a material adverse effect on our margins if we are unable to pass along such higher costs to our customers. In addition, a disruption or curtailment in supply could have a material adverse effect on our production and sales levels. See "Business-Raw Materials" and "-Energy Sources."

WE FACE SIGNIFICANT COMPETITION FROM OTHER COMPANIES IN THE STEEL INDUSTRY, MANY OF WHICH MAY HAVE LOWER COST STRUCTURES THAN US.

     We compete in segments of the steel industry that are highly competitive and that include a number of companies with greater financial and other resources than us. In addition, many of our competitors have invested heavily in new plant and equipment, which have improved their efficiency and increased their productivity. These improvements together with the achievement of other production efficiencies, such as man-power utilization and other work rule changes, provide cost savings to these competitors.

     We face competitive pressures from mini-mills, which are generally smaller volume steel producers serving regional markets. A number of mini-mills have begun to improve their products in an attempt to penetrate the special bar quality steel market. Mini-mills frequently have more flexible staff requirements and work rules which enable such mills to produce with labor costs per ton shipped lower than ours.


     New participants in, or producers expanding into, our product markets could materially adversely affect the prices and sales volumes of our products. This competition could exert significant pressure on us to lower prices for our products. Foreign competition also can be significant in segments of the special bar quality steel products market, particularly where certifications are not required and during periods when the U.S. dollar is strong as compared with foreign currencies. We may also face competition from producers of other products, particularly in cases where technological developments permit product substitution.


     Due primarily to declining market prices and under-utilization of capacity, over the past few years, more than 35 domestic steel companies have entered bankruptcy proceedings. At least two of these companies are producers of special bar quality steel products and have idled their operations. If a buyer is found for the assets of these special bar quality steel producers, it is possible that the assets could be restarted with lower and more competitive cost structures. If this happens, it may further increase the competitive environment in the special bar quality steel industry and contribute to price declines for our products.

     If our competitors are able to offer steel products at lower costs than us or the general overall supply of steel products is significantly increased, our sales and margins will be adversely affected.

RISKS RELATING TO THE NOTES

WE WILL BE UNABLE TO MEET OUR DEBT SERVICE OBLIGATIONS UNLESS WE MEET OUR OPERATING REVENUE GOALS AS PROPOSED IN OUR BUSINESS PLAN.

     Our ability to pay interest and principal or to refinance our indebtedness, including the notes, will depend upon our future performance. Our future performance is subject to the success of our business plan, including our ability to successfully integrate our operations, general economic conditions and financial, competitive, regulatory, labor and other factors, many of which may be unforeseen or beyond our control.

YOUR CLAIM TO THE COLLATERAL MAY NOT ALWAYS BE FIRST PRIORITY.

     Liens such as landlords', warehousemen's and materialmen's liens and tax liens may, as a matter of law, have priority over the liens granted for your benefit in the collateral. The indenture also permits additional indebtedness from governmental authorities up to an aggregate amount of $15.0 million to be secured on an equal basis by liens on the collateral in our Lorain, Ohio and Lackawanna, New York facilities. The indenture also excludes from the collateral property acquired after the issue date for the outstanding notes to be used at the facilities included in the collateral.

     We do not believe there are any existing prior liens on the existing collateral securing claims of persons not party to the intercreditor agreements. You should consider, however, that prior claims may arise by reason of applicable law in the future.

IF WE WERE TO BECOME SUBJECT TO BANKRUPTCY PROCEEDINGS, YOUR RIGHTS TO RECEIVE PAYMENT ON THE NOTES OR THE GUARANTEES OR RECEIVE PROCEEDS FROM THE REALIZATION ON THE COLLATERAL MAY BE SIGNIFICANTLY IMPAIRED.

     The right of the collateral agent or the trustee under the indenture to repossess and dispose of any of the collateral may be significantly limited by applicable bankruptcy laws. Under U.S. federal bankruptcy laws, secured creditors, such as the collateral agent, the trustee and the holders of notes, are prohibited from foreclosing upon collateral held by a debtor in a bankruptcy case, or from disposing of collateral repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable U.S.

federal bankruptcy laws generally permit a debtor to continue to retain and to use pledged assets, including cash collateral, even if the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The interpretation of the term "adequate protection" may vary according to circumstances, but it is generally intended to protect the value of the secured creditor's interest in collateral.

     Because the term "adequate protection" is subject to varying interpretation and because of the broad discretionary powers of a bankruptcy court, it is impossible to predict any of the following:

     . whether payments under the notes or the guarantees would be made following commencement of and during a bankruptcy case;

     . whether or when the collateral agent or the trustee could foreclose upon or sell any of the collateral; and

     . whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of collateral securing the notes and the guarantees under the doctrine of "adequate protection."


     In addition, if a bankruptcy court determined that the value of the collateral securing the notes and the guarantees was less than all amounts due on the notes, the noteholders would become holders of "undersecured claims." Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "undersecured claims" during a debtor's bankruptcy case. See "Description of Collateral and Intercreditor Agreements-Certain Bankruptcy Limitations."


BANKRUPTCY AND FRAUDULENT TRANSFER LAWS COULD ALLOW A COURT TO LIMIT PAYMENTS TO HOLDERS OF THE NOTES OR SUBORDINATE THE OBLIGATIONS OF THE ISSUERS AND GUARANTORS WITH RESPECT TO THE NOTES.

     Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the indebtedness represented by the notes, the guarantees and/or the liens on collateral may be avoided or the claims on this indebtedness or liens could be subordinated to our other debt, if

     . the notes and/or the guarantees were incurred with an intent to hinder, delay or defraud creditors; or

     . less than a reasonably equivalent value or fair consideration was received for the incurrence of the indebtedness or pledges and the issuers and/or the guarantors

          .    were insolvent;

          .    were rendered insolvent as a result of such incurrence;

          . were engaged in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

          . intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they matured.

     A legal challenge of the indebtedness represented by the notes, a guarantee or a lien on fraudulent conveyance grounds could, among other things, focus on the benefits, if any, realized by the issuers or a guarantor as a result of the issuance of the notes.

     The definition of insolvency in a proceeding where a fraudulent conveyance is asserted will vary depending on the law applied in the proceeding. Generally, however, a company is insolvent if:

     . its total debts, including contingent liabilities, are greater than the fair saleable value of its assets at a fair value; or

     . the present fair saleable value of its assets is less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature.

     We are not certain, however, what standard a court would apply in making such determination. Our counsel will not express any opinion as to federal or state laws relating to fraudulent transfers.

BECAUSE THE COLLATERAL INCLUDES REAL PROPERTY, YOU MAY BE LIABLE UNDER LIMITED CIRCUMSTANCES FOR ENVIRONMENTAL CLAIMS RELATED TO THE REAL PROPERTY.


     A portion of the collateral securing the notes and the guarantees is comprised of real property. Real property pledged as security to a lender may be subject to known and unforeseen environmental risks. Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, a lender may be held liable for the costs of remediating or preventing releases, or threatened releases, of hazardous substances at mortgaged property if the lender takes title to the property by foreclosure, or even if the lender does not foreclose, but exercises actual control over operations or decision-making. However, the 1996 amendments to CERCLA established certain protections from such liability for lenders who do not act as owners or operators of the property. A lender who holds indicia of ownership (such as title or rights of access and inspection) primarily to protect its security interest, or who forecloses and then re-sells or re-leases a property in which it holds a security interest within a commercially reasonable time, is not liable as an owner or operator under CERCLA unless that lender participates in the management of the property. Participation in management means exercising actual control or decision-making authority over general operations or over environmental compliance at the facility. There may be similar risks under common law theories of lender liability, such that a lender's involvement in operational decisions or environmental compliance matters may create liability under other environmental laws, both state and federal. A lender's CERCLA liability is not limited by the value of the secured interest, and could extend to the entire cost of the remediation. As a result, a noteholder who is determined to be an owner or operator of real property securing the notes may have joint and several liability in a cost recovery action under CERCLA. This liability is not limited by the principal amount of the notes held by the noteholder or the value of the real property. See "Business-Environmental Matters" and "Description of Collateral and Intercreditor Agreements-Certain Environmental Law Considerations."


WE MAY NOT HAVE THE ABILITY TO RAISE THE NECESSARY FUNDS TO FINANCE A CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE, AND OUR CREDIT FACILITY MAY PROHIBIT MAKING SUCH AN OFFER.

     Upon the occurrence of a change of control, you may require the issuers to offer to purchase your notes at a price equal to 100% of the principal amount of the notes, together with accrued and unpaid interest to the date of repurchase.

     However, our credit facility prohibits the issuers from purchasing any notes, except in specified circumstances. Our credit facility also provides that specified change of control events with respect to the issuers and the guarantors constitute a default under the credit facility. Any future credit agreements or other agreements relating to indebtedness to which the issuers or the guarantors become parties may contain similar restrictions and provisions.

     In the event a change of control occurs at a time when the issuers are prohibited under the credit facility or other future agreements related to indebtedness from purchasing the notes, the issuers could seek the consent of the lenders to purchase the notes or could attempt to refinance the borrowings that contain such prohibition. If the issuers do not obtain a consent or refinance the borrowings, the issuers would remain prohibited from purchasing the notes. In this case, the issuers' failure to make the required repurchase offer or purchase tendered notes would constitute a default under the indenture and our credit facility, which, in turn, could result in amounts outstanding under the credit facility being declared due and payable. This declaration could have adverse consequences to the issuers and to you as a noteholder.


     In addition, in the event of a change of control, the issuers may not have sufficient assets to satisfy all of their obligations under the notes and the credit facility and any other future indebtedness which may become payable. The provisions relating to a change of control included in the indenture also may increase the difficulty of a potential acquiror obtaining control of the issuers. See "Description of the Notes-Offer to Purchase upon Change of Control" and "Description of Our Credit Facility."


YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

     The distribution of the notes will be registered under the Securities Act, but we do not intend to apply for a listing of the notes on a securities exchange or Nasdaq. There is currently no established market for the notes and we cannot assure you of any of the following:

     .    the liquidity of any market that may develop for the notes;

     .    the ability of holders of notes to sell their notes; or

     .    the price at which holders of notes will be able to sell their notes.

     If a market for the notes does develop, prevailing interest rates, the markets for similar securities and other factors could cause the notes to trade at prices lower than their initial market values or reduce the liquidity of the notes. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for similar securities and by changes in our financial performance or prospects for companies in our industries generally.

                           FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical facts included in this prospectus, including statements under "Prospectus Summary," "Risk Factors," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding our future financial position, results of operations, business strategy, budgets, projected costs and plans and objectives for future operations, are forward-looking statements. In addition, these forward-looking statements generally can be identified by the use of forward-looking terms such as "may," "will," "expect," "intend," "estimate," "anticipate," "foresee," "project," "plan" or "believe" or the negative of these words or variations on these words or similar phrases. We have based these forward-looking statements on our current assumptions, expectations and projections about future events, which are subject to risks and uncertainties. We caution you that a variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements, including the following:

     . our ability to increase sales to existing and new customers, particularly sales to automotive and industrial equipment manufacturers;

     . market conditions and general risks associated with the steel industry; and

     . the other risks discussed in this prospectus under the heading "Risk Factors."

     You should not place undue reliance on the forward-looking statements contained in this prospectus.

                                 USE OF PROCEEDS

     The issuers will not receive any proceeds from the distribution of the notes.

                                 CAPITALIZATION


     The following table sets forth our company's capitalization at January 1, 2003.



                                                                  AT JANUARY 1,
                                                                      2003
                                                                  --------------
                                                                  (in thousands)
Total debt:

Notes..........................................................      $ 80,000
Credit facility................................................       268,378
                                                                     --------

   Total debt..................................................       348,378
Members' interests.............................................        31,591

   Total capitalization........................................      $379,969
                                                                     ========

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial information has been prepared to give effect to the acquisition by our company of a substantial portion of the operating assets of Republic Technologies and the issuance of the notes and borrowings by us under our credit facility as if such transactions had been consummated at earlier dates, as discussed herein.


     The Unaudited Pro Forma Consolidated Statement of Operations for the nine-month period ended September 30, 2002 and the year ended December 31, 2001 is based on Republic Technologies' historical results of operations, adjusted to give effect to (i) the exclusion of certain assets and liabilities pursuant to the Asset Purchase Agreement, (ii) borrowings of $269.7 million under the credit facility, (iii) the implementation of the Modified Successor Labor Agreement with the United Steelworkers of America, AFL-CIO/CLC, or the "USWA," and (iv) the issuance of $80.0 million of the notes as if such transactions had occurred on January 1, 2001.





     The Unaudited Pro Forma Consolidated Statements of Operations do not include any adjustments for future cost savings or other operating improvements. See "Business" for a discussion of factors that may impact future operating results.


     The Unaudited Pro Forma Consolidated Financial Information is provided for comparative purposes only and is not necessarily indicative of our company's results of operations had the transactions reflected therein actually been consummated at the assumed dates, nor is it necessarily indicative of our company's results of operations for any future period. Because we succeeded to a substantial portion of the assets of Republic Technologies and retained all of its customers, an adjustment to net sales and cost of goods sold was not deemed necessary. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Our Plan and Anticipated Results of Operations" and "Business."

                        UNAUDITED PRO FORMA CONSOLIDATED
                       STATEMENT OF OPERATIONS INFORMATION



                                          REPUBLIC TECHNOLOGIES                            OUR COMPANY
                                          ---------------------                -----------------------------------
                                                                                  PERIOD FROM        NINE-MONTH
                                              PERIOD FROM                      AUGUST 16, 2002 TO   PERIOD ENDED
                                           JANUARY 1, 2002 TO                     SEPTEMBER 30,      SEPTEMBER 30,
                                            AUGUST 15, 2002                           2002              2002
                                                 ACTUAL         ADJUSTMENTS          ACTUAL           PRO FORMA
                                           ------------------   -----------    ------------------   --------------
                                                                      (IN THOUSANDS)
Net sales...............................        $611,983        $                    $105,251           $717,234
Cost of goods sold......................         588,841         (14,753) (a)(d)      102,421            676,509
                                                --------        --------             --------           --------
Gross profit ...........................          23,142          14,753                2,830             40,725
Selling, general and
   administrative expense...............          23,401            (724) (a)(d)        4,768             27,445
Depreciation and amortization
   expense..............................          28,345         (23,797) (a)(d)          912              5,460
Special charges:
   Workforce reduction charges..........          10,699         (10,699) (a)              --                 --
   Restructuring charges................            (158)                                  --               (158)
Other expense (income), net.............             615                                  331                946
                                                --------        --------             --------           --------
   Operating loss ......................         (39,760)         49,973               (3,181)             7,032

Interest expense, net...................          17,721          (2,611) (b)           2,885             17,995
Reorganization items - expense, net.....           2,377          (2,377) (c)              --                 --
                                                --------        --------             --------           --------
   Income (loss) before income taxes....         (59,858)         54,961               (6,066)           (10,963)
Provision for income taxes..............              45                                   --                 45
                                                --------        --------             --------           --------
   Net loss.............................        $(59,903)       $ 54,961             $ (6,066)          $(11,008)
                                                ========        ========             ========           ========



                                                                    YEAR ENDED
                                                                DECEMBER 31, 2001
                                                     --------------------------------------
                                                       REPUBLIC
                                                     TECHNOLOGIES                 OUR COMPANY
                                                        ACTUAL      ADJUSTMENTS    PRO FORMA
                                                     ------------   -----------   -----------
                                                               (IN THOUSANDS)
Net sales.........................................    $ 993,707     $              $993,707
Cost of goods sold................................      985,640       (8,746)(a)    976,894
                                                      ---------     --------       --------
Gross profit .....................................        8,067        8,746         16,813
Selling, general and administrative expense.......       43,440         (879)(a)     42,561
Monitoring fees...................................        1,000                       1,000
Depreciation and amortization expense.............       56,846      (49,554)(a)      7,292
Special charges:
   Workforce reduction charges....................        7,983       (7,983)(a)         --
   Restructuring charges..........................        3,650                       3,650
Loss (gain) on sale of assets.....................       (1,782)                     (1,782)
Other expense (income), net.......................        6,927                       6,927
                                                      ---------     --------       --------
   Operating loss ................................     (109,997)      67,162        (42,835)

Interest expense, net.............................       56,052      (30,521)(b)     25,531
Reorganization items - expense, net...............       16,031      (16,031)(c)         --
                                                      ---------     --------       --------
   Loss before income taxes.......................     (182,080)     113,714        (68,366)
Provision for income taxes........................           18                          18
                                                      ---------     --------       --------
   Loss from continuing operations................    $(182,098)    $113,714       $(68,384)
                                                      =========     ========       ========

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION



     The following pro forma adjustments have been prepared to give effect to
(i) the acquisition by our company of a substantial portion of the operating assets of Republic Technologies, (ii) the issuance of the notes, (iii) borrowings by us under our credit facility and (iv) the implementation of a new labor agreement with the USWA as if such transactions had occurred on January 1, 2001.



(a) Represents the net effect of the labor agreement as negotiated with the USWA, the allocation of purchase price to property, plant and equipment on depreciation and the allocation of purchase price to intangible assets on amortization. In connection with our acquisition of assets from Republic Technologies, we entered into a new labor agreement with the USWA that covers the vast majority of our hourly employees. This labor agreement was effective as of August 16, 2002 and expires on August 15, 2007. See "Business - Employees" for a description of the significant terms of the new labor agreement.



                                                             PERIOD FROM
                                                         JANUARY 1, 2002 TO        YEAR ENDED
                                                           AUGUST 15, 2002     DECEMBER 31, 2001
                                                         ------------------   -------------------
Effect of labor agreement on pension, other
post-retirement and other benefits (1)................        $(14,753)             $ (8,746)

Effect of elimination of salary post-retirement
benefits..............................................        $   (724)             $   (879)
                                                              ========              ========

Effect of depreciation under fair market value........         (22,165)              (46,290)
Effect of amortization under fair market value........          (1,632)               (3,264)
                                                              --------              --------
Total depreciation and amortization adjustment (2)....        $(23,797)             $(49,554)
                                                              ========              ========

Effect of labor agreement on early retirement costs (3)...    $(10,699)             $ (7,983)
                                                              ========              ========


----------

     (1) Represents the net effect under the new labor agreement with the USWA eliminating the defined benefit pension, other post-retirement benefits and certain other benefits and the creation of a benefit trust, requiring a contribution of $3.00 for every hour worked. The pro forma adjustment represents the excess of historical pension, other post-retirement benefits expenses and certain other benefits over the defined contribution required under the new labor agreement of $3.00 for every hour worked. The pro forma adjustment for the period from January 1, 2002 to August 15, 2002 was significantly impacted by an increase in Republic Technologies' pension expense and post-retirement benefits expenses and a significant reduction of labor hours during the period as compared to the year ended December 31, 2001.




          The adjustment for the period from January 1, 2002 to August 15, 2002 consists of (i) removing $13.2 million of pension expense, $12.3 million of other post-retirement benefits expense, and $0.5 million of other benefits expense and (ii) adding $11.3 million for the contribution of $3 per hour worked under the new labor agreement.

          The adjustment for the year ended December 31, 2001 consists of (i) removing $13.2 million of pension expense, $16.4 million of other post-retirement benefits expense, and $1.1 million of other benefits expense and (ii) adding $21.9 million for the contribution of $3 per hour worked under the new labor agreement.



     (2) The pro forma adjustments primarily reflect a reduction in depreciation and amortization from the change in basis of fixed assets and intangible assets to fair value and a reduction in depreciation expense for the exclusion of certain fixed assets our company did not purchase from Republic Technologies. The statements of operations of Republic Technologies International Holdings LLC for the period January 1, 2002 to August 15, 2002 and for the year ended December 31, 2001 reflected depreciation expense calculated on the basis of its cost of fixed assets, which approximated $770 million. The pro forma adjustment for depreciation of fixed assets was calculated based on the fair value of the acquired fixed assets of $131.1 million which reflects a significant reduction in the fair value of steel producing assets, consistent with Republic Technologies' $433.7 million write down to liquidation basis effective June 30, 2002, and for the exclusion of approximately $40.0 million of fixed assets not purchased.

     (3) The pro forma adjustment represents the elimination of early retirement costs incurred by Republic Technologies. The labor agreement between Republic Technologies and the USWA contained employment security provisions, including guarantees regarding minimum pay or hours of work. As a result of such employment security provisions, Republic Technologies offered voluntary early retirement programs to employees in order to achieve workforce reductions and in response to declines in business conditions and production volumes. Republic Technologies recorded early retirement costs, which consisted of early retirement buyout payments and pension and other post-retirement benefits curtailment, upon voluntary acceptance of the early retirement offers by employees. Our company's new labor agreement with the USWA contains no such employment security provisions, and management is free to schedule production to fit operating needs and to layoff employees as business conditions and operational requirements dictate. Thus, the pro forma adjustment eliminates the early retirement costs recorded by Republic Technologies in their entirety.

(b) Represents the net adjustment to interest expense as a result of the borrowings under the new credit facility and the notes, calculated as follows:



                                               PERIOD FROM
                                            JANUARY 1, 2002 TO        YEAR ENDED
                                              AUGUST 15, 2002     DECEMBER 31, 2001
                                            ------------------   -------------------
Credit facility (1)......................         $ 9,660              $ 16,751
Commitment fee and other costs (2).......             455                   780
Notes (3)................................           4,995                 8,000
                                                  -------              --------
Pro forma interest expense...............          15,110                25,531
Less historical interest expense, net....          17,721                56,052
                                                  -------              --------
Net interest expense adjustment..........         $(2,611)             $(30,521)
                                                  =======              ========


----------

     (1) Represents interest under Republic Technologies' credit facility at an average interest rate of 4.9%, which represents the interest rate under our company's credit facility as of August 16, 2002, the day we acquired a substantial portion of the assets of Republic Technologies. The average borrowings under Republic Technologies' credit facility for the period from January 1, 2002 to August 15, 2002 and for the year ended December 31, 2001 were $314,771 and $341,867, respectively. Borrowings under our credit facility bear interest, at our option, at either a base rate equal to the higher of the "prime rate" announced from time to time by Fleet National Bank at its office in Boston, Massachusetts or the weighted average of rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, plus the applicable margin; or a Eurodollar rate on deposits for one, two, three or six month periods, plus the applicable margin. The applicable margin on base rate loans initially is 1.25% and on Eurodollar loans is 3.00%. The applicable margin on base rate and Eurodollar loans may be reduced to as low as 0.25% and 2.00%, respectively, if we achieve specified reduced leverage ratios. As of January 1, 2003, borrowings under the credit facility are accruing interest at the rate of 5.5% per year for base rate loans and 4.41% per year for Eurodollar loans.

     (2) Represents a commitment fee of 0.5% applied to the unused balance of our company's credit facility and other bank service charges.

     (3) Represents interest on $80.0 million of notes at the stated interest rate of 10.0% per year.

(c) Represents the effect of eliminating the reorganization costs incurred in connection with Republic Technologies' Chapter 11 bankruptcy proceedings.



(d) The total purchase price was allocated to the assets acquired and liabilities assumed based on a preliminary estimate of their respective fair values. The actual purchase accounting adjustment to reflect the fair value of the assets acquired and liabilities assumed will be based upon appraisals by independent parties and other estimates of fair values that are still in progress and are subject to change. Accordingly, the final allocation of the purchase price may be different from the allocation reflected in this prospectus. The preliminary allocation as of September 30, 2002 is as follows:

         Purchase price:
              New revolving credit facility                                      $     269,729
              Issuance of 10% senior secured notes                                      80,000
              Cash paid to Republic Technologies for net assets acquired                10,000
              Estimated acquisition fees and expenses                                   12,803
                                                                             -----------------
         Total purchase price                                                          372,532

         Carrying value of net assets acquired                                         364,513
                                                                             -----------------

               Excess of purchase price over carrying value of net
               assets acquired                                                           8,019

         Preliminary allocation of purchase price:

               Decrease in intangible assets                                            38,273
               Increase in other accrued liabilities                                     5,000
                                                                             -----------------
         Excess of purchase price over net assets acquired
         (i.e., goodwill)                                                        $      51,292
                                                                             =================

            SELECTED CONSOLIDATED AND COMBINED FINANCIAL INFORMATION

     The following table provides selected consolidated financial information of our company, and Republic Technologies International Holdings, LLC and selected combined financial information of its predecessor for the periods indicated. You should read the selected consolidated and combined financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements of our company and the consolidated and combined financial statements of Republic Technologies International Holdings, LLC and, in each case, the related notes appearing elsewhere in this prospectus. The selected consolidated and combined financial information of Republic Technologies International Holdings, LLC and its predecessor as of and for the years ended December 31, 2001 and 2000 and the period from August 13, 1999 to December 31, 1999 and January 1 to August 12, 1999 are derived from the consolidated and combined financial statements and related notes appearing elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP, independent auditors. The selected consolidated financial data of our company at September 30, 2002 and for the period from August 16, 2002 to September 30, 2002 have been derived from unaudited consolidated financial statements of our company which, in the opinion of management, reflect all adjustments necessary for the fair presentation of the financial position and results of operations for the period presented and are not necessarily indicative of the results for any other interim period or for the full fiscal year. The selected consolidated financial data of Republic Technologies International Holdings, LLC for the period from January 1, 2002 to August 15, 2002 and at and for the nine-month period ended September 30, 2001 have been derived from unaudited consolidated financial statements of Republic Technologies International Holdings, LLC which, in the opinion of management, reflect all adjustments necessary for the fair presentation of the financial position and results of operations for the periods presented and are not necessarily indicative of the results for any other interim period or for the full fiscal year. Our company acquired a substantial portion, but not all, of the operating assets of Republic Technologies. As a result, the historical consolidated financial information for Republic Technologies International Holdings, LLC may not be entirely comparable to the historical consolidated financial statements of our company and may be of limited value in evaluating our financial and operating prospects in the future.



                                 OUR       |                                                                    |
                               COMPANY     |                   PREDECESSOR - CONSOLIDATED                       |
                            -------------- | -----------------------------------------------------------------  |
                                           |  PERIOD                                                            |
                             PERIOD FROM   |   FROM       NINE - MONTH                             PERIOD FROM  |
                              AUGUST 16,   | JANUARY 1,      PERIOD         YEAR         YEAR       AUGUST 13,  |
                                2002 TO    |  2002 TO         ENDED         ENDED        ENDED        1999 TO   |
                             SEPTEMBER 30, | AUGUST 15,    SEPTEMBER      DECEMBER     DECEMBER      DECEMBER   |
                                 2002      |    2002        30, 2001      31, 2001     31, 2000      31, 1999   |
                            -------------- | ----------   ------------   ----------   ----------   -----------  |
                            (IN THOUSANDS) |                             (IN THOUSANDS)                         |
STATEMENT OF OPERATIONS                    |                                                                    |
   DATA:                                   |                                                                    |
Net sales................      $105,251    |  $611,983     $  757,272    $  993,707   $1,265,401   $  527,580   |
Operating loss...........        (3,181)   |   (39,760)       (95,687)     (109,997)    (152,440)    (137,273)  |
Net loss from continuing                   |                                                                    |
   operations............        (6,066)   |   (59,903)      (152,541)     (182,098)    (270,403)    (183,024)  |
Net loss before                            |                                                                    |
   extraordinary item....        (6,066)   |   (59,903)      (152,541)     (182,555)    (287,234)    (189,402)  |
Extraordinary item.......            --    |        --             --            --           --      (23,874)  |
Net loss.................        (6,066)   |   (59,903)      (152,541)     (182,555)    (287,234)    (213,276)  |
BALANCE SHEET DATA:                        |                                                                    |
Total assets.............       494,246    |                1,102,738     1,049,559    1,197,084    1,415,257   |
Long-term debt...........        80,000    |                       --       512,377      502,254      481,062   |
Redeemable members'                        |                                                                    |
   interest/ preferred                     |                                                                    |
   stock.................            --    |                    3,700         3,700        3,800        5,500   |

                                  PREDECESSOR - COMBINED
                            ---------------------------------
                              PERIOD
                               FROM
                            JANUARY 1,      YEAR       YEAR
                             1999 TO       ENDED      ENDED
                            AUGUST 12,    DECEMBER   DECEMBER
                               1999       31, 1998   31, 1997
                            ----------   ---------   --------
                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS
   DATA:
Net sales................   $ 525,326    $ 484,864   $242,896
Operating loss...........     (70,648)     (70,333)   (21,312)
Net loss from continuing
   operations............    (114,913)    (113,558)   (44,823)
Net loss before
   extraordinary item....    (114,913)    (113,558)   (44,823)
Extraordinary item.......          --           --         --
Net loss.................    (114,913)    (113,558)   (44,823)
BALANCE SHEET DATA:
Total assets.............                  888,065    205,678
Long-term debt...........                  422,483    130,741
Redeemable members'
   interest/ preferred
   stock.................                    5,500      5,500

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     We produce special bar quality steel products. Special bar quality steel products are high quality hot-rolled and cold-finished carbon and alloy steel bars and rods used primarily in critical applications in automotive and industrial equipment. Special bar quality steel products are sold to customers who require precise metallurgical content and quality characteristics. Special bar quality steel products generally contain more alloys, and sell for substantially higher prices, than merchant and commodity steel bar and rod products. We produce a wide range of special bar quality steel products and supply a diverse customer base that includes leading automobile and industrial equipment manufacturers and their first tier suppliers.


     Our company commenced operations in August 2002 after it acquired a substantial portion of the operating assets of Republic Technologies in a sale of assets under Section 363 of the United States Bankruptcy Code. We selected the assets and properties of Republic Technologies according to our management team's plan to create a more efficient, higher quality network of production facilities operated by a smaller and more flexible workforce. The assets and properties we acquired represent the core operating assets associated with Republic Technologies' steel melting and hot-rolled and cold-finishing production. The acquired operating assets accounted for all of Republic Technologies' steel melting capacity, over one-half of its hot-rolling capacity and approximately two-thirds of its cold-finishing production capacity. Specifically, we acquired Republic Technologies' melt shops at Canton and Lorain, Ohio, its hot-rolling and processing mills at Canton and Lorain, Ohio and Lackawanna, New York and its cold-finishing facilities at Massillon, Ohio and Gary, Indiana (Dunes Highway). We did not acquire Republic Technologies' idled melt shop at Johnstown, Pennsylvania, its hot-rolling and processing mills at Massillon, Ohio and Chicago, Illinois or its cold-finishing facilities at Harvey, Illinois, Gary, Indiana (Seventh Avenue), Beaver Falls, Pennsylvania, Willimantic, Connecticut (idled) and Cartersville, Georgia. Republic Technologies' Willimantic and Cartersville facilities previously had been sold to third parties at the time we acquired the assets from Republic Technologies. We believe these assets will enable us to better align our rolling capabilities with our steel producing ability as compared to Republic Technologies. We also acquired the following property: assets located on the premises of Republic Technologies' corporate headquarters located in Akron, Ohio; all permits used in the business in conjunction with the purchased assets; all intellectual property used in connection with the business; certain contracts; books, files and records used in the business; all inventory wherever located; all accounts receivable; and an option to purchase the assets associated with Republic Technologies' cold-finishing plant located in Hamilton, Ontario on or prior to August 16, 2003 for nominal consideration and the assumption of certain liabilities.

     Our company hired approximately 2,400 of the approximately 3,700 employees of Republic Technologies. Of the approximately 2,400 employees we hired, approximately 1,900 are hourly employees and approximately 500 are salaried employees. We hired substantially all of the employees that had previously been employed by Republic Technologies at the facilities that we acquired. At these acquired facilities, we did not hire approximately 100 employees as a result of revised manning levels, work eliminations and other factors. We purchased a substantial part, but not all, of Republic Technologies' facilities in Canton and Lorain, Ohio. Employees previously engaged by Republic Technologies at the parts of the Canton and Lorain facilities that we did not purchase were not hired.

     We entered into a new labor agreement with the USWA, which covers most of our hourly employees and has a five-year term. Compared to the labor agreement between Republic Technologies and the USWA, our new labor agreement reduces the number of employees and employment costs and provides us with increased staffing flexibility to match our changing operating requirements. It removes several significant items of fixed cost which will permit improved scheduling flexibility and eliminate legacy costs. Legacy costs that have been eliminated consist of costs associated with non-employees, including retirees and future retirees, under defined benefit retirement plans and retiree medical and life insurance plans to which Republic Technologies contributed. These plans, which had burdened the cash flow and balance sheet of Republic Technologies, are not a part of the new labor agreement. We also expect the new labor agreement to provide a better connection between the business plan performance and variable compensation through the profit sharing plan and the performance based incentive plan for unionized employees that are contemplated under the new labor agreement. In addition, the new labor agreement will simplify labor administration, which we expect to contribute to the success of our business. See "Business-Employees."


     The transaction eliminated significant liabilities that had been associated with the business acquired from Republic Technologies, including $425 million in principal amount of Republic Technologies' 13 3/4% senior secured notes, approximately $219.6 million of trade accounts payable, approximately $134.7 million in revenue bonds and loans from governmental entities and approximately $453.4 million of retiree pension and health benefits costs. We purchased the assets free and clear of any liabilities pursuant to the order of the Bankruptcy Court, except for those liabilities that we explicitly assumed pursuant to the terms of the Asset Purchase Agreement. These assumed liabilities include obligations under the contracts that we purchased from Republic Technologies; up to $32.0 million of trade payables incurred by Republic Technologies after it filed for bankruptcy protection; up to $2.6 million of accrued freight, utilities and other miscellaneous current liabilities of Republic Technologies; up to $3.6 million of taxes incurred by Republic Technologies in the ordinary course of business after it filed for bankruptcy protection; all liabilities arising after the closing of the acquisition from or under the purchased assets; certain environmental clean-up obligations of Republic Technologies under a U.S. Environmental Protection Agency corrective action order that may arise after the closing of the acquisition relating to real property that we purchased at the Canton, Ohio facility. In addition, we agreed to reimburse Republic Technologies for up to $29.5 million of wages, withholding taxes, vacation benefits, management performance incentives, and health insurance benefits incurred but not reported to the extent that these liabilities had been accrued by Republic Technologies prior to the closing of the transaction and are not otherwise covered by any insurance or welfare benefit fund maintained by Republic Technologies.


     We incurred significant indebtedness in connection with the consummation of the acquisition, including $80.0 million aggregate principal amount of the notes and borrowings of $267.9 million under our credit facility. We also paid $5.0 million to the holders of Republic Technologies 13 3/4% senior notes under the terms of a transition services agreement with Republic Technologies. See "Business-Formation of Our Company."

OUR PLAN AND ANTICIPATED RESULTS OF OPERATIONS


     The steel industry has been characterized by production overcapacity, weak demand for steel products and high labor costs. To address these problems, our business plan seeks to create a more efficient, higher quality network of production facilities operated by a smaller and more flexible workforce. Republic Technologies was bound by a labor agreement that guaranteed employment to employees at its facilities whether those facilities operated or not. As the condition of the steel industry worsened and demand for its products decreased, Republic Technologies used less of its production capacity but, because of its constraints under the labor agreement, continued to operate certain facilities that it would not have otherwise. Republic Technologies attempted to "right-size" its operations by reducing production capacity but was unable to do so before it filed for bankruptcy protection in April 2001.

     Through our selective acquisition of assets from Republic Technologies, we have attempted to better align our production capacity with anticipated demand for our products as compared to Republic Technologies. As part of this alignment, we acquired the core operating assets associated with Republic Technologies' steel melting and hot-rolled and cold-finishing production. The acquired operating assets accounted for all of Republic Technologies' steel melting capacity, over one-half of its hot-rolling capacity and approximately two-thirds of its cold-finishing production capacity. We believe these assets will enable us to better align our rolling capabilities with our steel producing ability as compared to Republic Technologies. While our company will have less production capacity than Republic Technologies, we expect to operate our facilities more efficiently than Republic Technologies by utilizing more of our production capacity. Our company also will make capital expenditures to improve the productivity of our facilities. See "-Our Liquidity and Capital Resources-Capital Expenditures." We also believe this alignment will allow us to better focus on the higher margin segments of specialty bar quality steel products by discontinuing certain lower margin products that had been produced by Republic Technologies.

     We believe that our labor agreement with the USWA will allow our company to achieve a more efficient staffing of our facilities, provide a more competitive wage increase scale over the next five years, lower healthcare costs and cap our pension and retirement benefits costs to the amount of the contributions we are required to make to the USWA and an employee benefits trust to be established by the union. We believe that our pension and retirement benefits costs will be significantly lower over the next two to five years than companies with defined benefit pension plans and longer operating histories.

     Although we have retained all of Republic Technologies' customers, we expect that our net sales will be lower through December 31, 2002 than the net sales of Republic Technologies for the comparable period during 2001 because of the more narrow range of products we sell compared to that of Republic Technologies during 2001. By the middle of 2003, we expect our net sales to increase to approximately the same level of net sales as the historical net sales of Republic Technologies following our transition from operating facilities not acquired and the completion of scheduled capital improvements to our Lorain facility.


     Our company's cost of goods sold is expected to decrease as a percentage of net sales compared to the costs of goods sold of Republic Technologies based on the reduction in our capacity compared to that of Republic Technologies coupled with the benefits of a lower headcount, the flexibility afforded by our new labor agreement and the reduction of our costs associated with retiree benefits and pension costs as compared with those of Republic Technologies. In addition, we anticipate that capital improvements being undertaken at our Lorain facility, and expected to be fully realized by March, 2003, will contribute to the reduction in the cost of goods sold.

     We expect that sales, general and administrative costs for our company will increase slightly as a percentage of net sales during the period from August 16, 2002 to December 31, 2002 compared to Republic Technologies but will be comparable as a percentage of net sales to that of Republic Technologies during 2003.

     Due to the revaluation of our property, plant and equipment to fair market value when they were acquired from Republic Technologies, our depreciation for the period from August 16, 2002 to December 31, 2002 will decrease to approximately $2.9 million. Thereafter, our depreciation expense is anticipated to be significantly lower than the historical depreciation expense of Republic Technologies due to the reduction in the number of facilities that we operate coupled with lower property valuations.

     Republic Technologies incurred significant workforce reduction charges. We do not expect our company to incur similar charges in the foreseeable future because we believe that we have hired the number of employees that we believe we need in order to run our business efficiently.

     Our interest expense from August 16, 2002 to December 31, 2002 will be approximately $9.4 million. We project that our annual interest expense will be approximately $25.0 million, consisting of interest on our credit facility and the notes. Our interest expense may be higher than anticipated if we incur additional indebtedness.

THE RESTRUCTURING



     Our company will effect a restructuring so that the presentation of the consolidated financial statements of Republic Holdings will satisfy the financial reporting obligations of each of the issuers and guarantors of our notes under the federal securities laws. As part of the restructuring, Blue Bar, L.P., a Delaware limited partnership and the present parent company of Republic, will merge with and into Republic Holdings. In addition, the indenture governing our notes will be amended so that the guarantee of Republic Holdings, as successor by merger of Blue Bar, L.P., will be full and unconditional. The indenture will also be amended to permit Republic Holdings to satisfy our company's reporting obligations under the indenture so long as Republic Holdings holds 100% of Republic's membership interests and has no material business operations, assets or liabilities of its own.

     The consolidated financial statements of Republic Holdings contained in this prospectus are the restated consolidated financial statements of Blue Bar, L.P. at September 30, 2002 and for the period from August 16, 2002 to September 30, 2002, which have been restated to give effect to the common control merger to be completed as part of the restructuring. Republic Holdings was formed on January 28, 2003. We have presented the restated financial statements of Blue Bar, L.P. in advance of the consummation of the merger for your convenience, but the registration statement of which this prospectus is a part will not be declared effective and our company will not cause the notes to be distributed until we have completed the restructuring.


OUR PREDECESSOR

     Republic Technologies had been the largest producer of special bar quality steel products in the United States with a market share of approximately 19%, based on 2001 calendar year shipments. On April 2, 2001, Republic Technologies and its immediate parent, Republic Technologies International Holdings, LLC, and its subsidiaries, Bliss & Laughlin, LLC and RTI Capital Corp., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. Subsequent to the filing of the petitions, Republic Technologies operated as a debtor-in-possession.



RESULTS OF OPERATIONS OF OUR COMPANY AND OUR PREDECESSOR

     The historical consolidated financial information of Republic Technologies International Holdings, LLC and our company may not be entirely comparable and may be of limited value in evaluating our financial and operating prospects in the future.

Nine-Month Period ended September 30, 2002 compared with Nine-Month Period ended September 30, 2001

     The following discussion provides a comparison of the results of operations of our company and Republic Technologies on a combined basis for the nine-month period ended September 30, 2002 with the historical results of operations of Republic Technologies for the nine-month period ended September 30, 2001. The discussion is provided for comparative purposes only, but the value of such a comparison may be limited. The results of operations for the nine-months ended September 30, 2002 combines the results of operations for Republic Technologies for the period from January 1, 2002 to August 15, 2002 with the results of operations of our company for the period from August 16, 2002 to September 30, 2002. Such combined financial information does not reflect the results of operations that either our company or Republic Technologies would have achieved during such nine-month period. The combined financial information for the nine-month period ended September 30, 2002 is merely additive and does not give pro forma effect to our acquisition of assets of Republic Technologies and the related transactions. In addition, although we acquired a substantial portion of the assets or Republic Technologies and we hired virtually all of its managers, our company operates fewer production facilities, employs fewer hourly employees under more flexible work rules, and has significantly fewer although new and different liabilities than Republic Technologies. You should not interpret the combined financial information for the nine-month period ended September 30, 2002 as the results of operations that our company would have achieved had the acquisition occurred prior to January 1, 2002.

     Net sales on a combined basis for the nine months ended September 30, 2002 totaled $717.2 million on shipments of approximately 1,444,300 net tons on a combined basis compared with Republic Technologies' net sales of $757.3 million for the nine months ended September 30, 2001 on shipments of approximately 1,515,040 net tons. The decrease in net sales and tons shipped resulted from decreased tubular round requirements and reduced cold finished bar sales due to the sale or idling by Republic

Technologies of four cold finished facilities. Net sales for the nine months ended September 30, 2002 were comprised of $583.7 million of hot-rolled net sales and $133.5 million of cold-finished net sales on a combined basis, compared with Republic Technologies' hot-rolled net sales of $591.2 million and cold-finished net sales of $166.1 million for the nine months ended September 30, 2001.

     Cost of sales totaled $691.3 million, or 96.4% of net sales, on a combined basis for the nine months ended September 30, 2002 compared with Republic Technologies' cost of sales of $760.4 million, or 100.4% of net sales, for the period ended September 30, 2001. Cost of sales for the nine months ended September 30, 2002 consisted of $551.3 million on hot-rolled products and $140.0 million on cold-finished products on a combined basis compared with $598.5 million on hot-rolled products and $161.9 million on cold-finished products for the nine months ended September 30, 2001. The overall decrease in cost of sales is primarily related to the reduction of sales caused by decreased tubular round shipments and idling of cold finished facilities. Cost of sales as a percentage of net sales decreased primarily due to an improved product mix.

     Selling, general and administrative expenses were $28.2 million, or 3.9% of net sales, on a combined basis for the nine months ended September 30, 2002 compared with $33.4 million, or 4.5% of net sales, for the nine months ended September 30, 2001. The overall decrease in selling, general and administrative expenses is due in part to a $3.5 million reduction in salary and benefits due to a smaller workforce in 2002, a $2.5 million reduction in information technology spending, a $1.3 million reduction in professional fees and other items. These reductions were offset by a $3.0 million increase in the cost of property insurance in 2002 as compared with 2001.

     Depreciation and amortization expense was $29.3 million for the nine months ended September 30, 2002 on a combined basis, compared with $42.7 million for the nine months ended September 30, 2001. The decrease in the current period was primarily related to the Republic Technologies' change to the liquidation basis of accounting as of June 30, 2002. Since property, plant and equipment and intangible assets are stated at fair value under this method of accounting, Republic Technologies recorded no depreciation expense for the period from July 1, 2002 to August 15, 2002. Our company reported $0.9 million of depreciation for the period from August 16, 2002 to September 30, 2002 related to the assets acquired from Republic Technologies.

     Special charges, recorded by Republic Technologies, were $10.5 million for the nine months ended September 30, 2002, compared with $15.8 million for the nine months ended September 30, 2001. The 2002 charges included $8.8 million relating to 43 voluntary early retirement buyouts being accepted during 2002. The remaining 2002 charges consisted of $1.9 million of severance-related costs for administrative staff reductions and $0.6 million of miscellaneous facility closure costs. A gain of $0.8 million as a result of Republic Technologies' Willimantic plant sale and the reversal of a substantial portion of Republic Technologies' related shutdown reserve offset these charges. The 2001 charges included $14.6 million relating to 68 voluntary early retirement buyouts and 11 voluntary severance packages being accepted during the first nine months of 2001. The remaining 2001 charges consisted of $0.3 million recorded in the second quarter of 2001 in connection with the shutdown of Republic Technologies' Willimantic, Connecticut cold-finishing facility, and $0.9 million of severance related costs for administrative staff reductions.

     Net interest expense was $20.6 million for the nine months ended September 30, 2002 on a combined basis compared with Republic Technologies' net interest expense of $48.0 million for the nine months ended September 30, 2001. The decrease is primarily due to Republic Technologies' Chapter 11 filings suspending the accrual of interest expense as of April 2, 2001 on all debt other than Republic Technologies' debtor-in-possession credit facility and the industrial revenue bond held with the Development Authority of Cartersville, Georgia.

     Reorganization items represent costs relating to Republic Technologies' Chapter 11 proceedings. These costs amounted to $2.4 million and $8.6 million for the nine months ending September 30, 2002 and 2001, respectively. The amounts are primarily incurred for various consulting and legal fees that are related to the bankruptcy proceedings. Our company did not incur any such expenses.

     The results of operations of our company and Republic Technologies on a combined basis indicate a net loss of $66.0 million for the nine months ended September 30, 2002 compared with Republic Technologies' net loss of $152.5 million for the nine months ended September 30, 2001.


Year ended December 31, 2001 compared with the year ended December 31, 2000

     Republic Technologies' net sales for the year ended December 31, 2001 totaled $993.7 million on shipments of approximately 2.0 million net tons compared with net sales of $1,265.4 million for the year ended December 31, 2000 on shipments of approximately 2.5 million net tons. Net sales for the year ended December 31, 2001 were comprised of $779.9 million for hot-rolled and $213.8 million for cold-finished, compared with hot-rolled net sales of $984.8 million and cold-finished net sales of $280.6 million for the year ended December 31, 2000. Weak demand in the automotive and service center markets and reduced market share negatively affected the 2001 results causing the decrease in net sales and tons shipped.

     Republic Technologies' cost of goods sold totaled $985.6 million, or 99.2% of net sales, for the year ended December 31, 2001 compared with cost of goods sold of $1,140.8 million, or 90.1% of net sales, for the year ended December 31, 2000. Cost of goods sold for the year ended December 31, 2001 consisted of $775.3 million on hot-rolled products and $210.3 million on cold-finished products compared with $885.9 million on hot-rolled products and $254.9 million on cold-finished products for the year ended December 31, 2000. The loss of efficiencies due to the decrease in sales volume from 2000 to 2001 caused cost of goods sold to increase as a percentage of net sales in 2001.

     Republic Technologies incurred selling, general, and administrative expenses of $43.4 million, or 4.4% of net sales, for the year ended December 31, 2001 compared with $54.7 million, or 4.3% of net sales, for the year ended December 31, 2000. The reduction in selling, general, and administrative expenses was due to continuing staff reductions during the year ended December 31, 2001.

     Depreciation and amortization expense was $56.8 million for the year ended December 31, 2001 compared with $61.5 million for the year ended December 31, 2000. The decrease was primarily related to the reduction of goodwill amortization following the impairment charge taken in the fourth quarter of 2000.


     Workforce reduction charges were $8.0 million for the year ended December 31, 2001 compared with $.8 million for the year ended December 31, 2000. The increase in workforce reduction charges resulted from pension and other post-retirement benefits curtailment charges related to early retirement buyouts during the year ended December 31, 2001.


     During the year ended December 31, 2001, Republic Technologies shut down its Willimantic, Connecticut cold-finishing facility as part of a continued attempt to reduce costs and improve efficiency. As a result of this action, net of adjustments to previously recorded reserves, Republic Technologies recorded restructuring charges of $3.7 million during 2001.

     Net interest expense was $56.1 million for the year ended December 31, 2001 compared with $117.5 million for the year ended December 31, 2000. The decrease is primarily due to the Chapter 11 filings suspending the accrual of interest expense on all debt other than the DIP credit facility and the industrial revenue bond held with the Development Authority of Cartersville, Georgia.

     The provision for income taxes for the years ended December 31, 2001 and 2000 consisted of currently payable income taxes, primarily foreign income taxes owed by Canadian Drawn Steel Company, Inc.

     As a result, Republic Technologies reported a net loss of $182.6 million for the year ended December 31, 2001 compared with a net loss of $287.2 million for the year ended December 31, 2000.

Year ended December 31, 2000 compared with the year ended December 31, 1999


     Republic Technologies was formed in a combination completed on August 13, 1999. This combination was completed through a series of mergers, asset transfers and related steps as set forth in a Master Restructuring Agreement among Bar Technologies Inc., Republic Engineered Steels, Inc., USS/Kobe Steel Company and several of their respective affiliates. The results of operations of Republic Technologies for the year ended December 31, 1999 represent actual numbers on a combined basis for its predecessor, Bar Technologies Inc. and Republic Engineered Steels, Inc., for the entire period and USS/Kobe since its acquisition date of August 13, 1999. The combined financial information for the year ended December 31, 1999 is merely additive and does not give pro forma effect to Republic Technologies' acquisition of USS/Kobe as of August 13, 1999 and the related transactions. Accordingly, 1999 results of operations for Republic Technologies are not comparable with the periods after August 13, 1999.


     Republic Technologies' net sales for the year ended December 31, 2000 totaled $1,265.4 million on shipments of approximately 2.5 million net tons compared with combined net sales of $1,052.9 million for the year ended December 31, 1999 on shipments of approximately 1.9 million net tons on a combined basis. Net sales for the year ended December 31, 2000 were comprised of $984.8 million for hot-rolled and $280.6 million for cold-finished, compared with hot-rolled combined net sales of $727.8 million and cold-finished combined net sales of $325.1 million for the year ended December 31, 1999. After giving consideration to the timing of the combination and the coincident acquisition of USS/Kobe on August 13, 1999, on a comparable basis, weak demand in the automotive and service center markets during the third and fourth quarters of 2000 was responsible for the lower hot roll and cold finish bar shipping levels. The less value-added semi-finished sales increased in 2000. This change in product mix resulted in lower average sales revenues per ton of shipments versus the prior year.


     Republic Technologies' cost of goods sold totaled $1,140.8 million, or 90.1% of net sales, for the year ended December 31, 2000 compared with combined cost of goods sold of $1,048.8 million, or 99.6% of combined net sales, for the year ended December 31, 1999. Cost of goods sold for the year ended December 31, 2000 consisted of $885.9 million on hot-rolled products and $254.9 million on cold-finished products compared with $822.9 million on hot-rolled products and $225.9 million on cold-finished products on a combined basis for the year ended December 31, 1999. The decrease in cost of goods sold as a percentage of sales was primarily due to the efficiencies of operating the combined operations for a full year. Savings also resulted from idling the ingot process in Republic Technologies' Canton, Ohio facility in the latter part of 1999 and the shutdown of Republic Technologies' Johnstown, Pennsylvania plant in August of 2000.

     Republic Technologies incurred selling, general and administrative expenses of $54.7 million, or 4.3% of net sales, for the year ended December 31, 2000 compared with $82.5 million, or 7.8% of combined net sales, for the year ended December 31, 1999. The reduction in selling, general and administrative expenses as a percentage of net sales was due to non-recurring costs related to the combination of companies and the elimination of redundant positions in 2000.

     Depreciation and amortization expense was $61.5 million for the year ended December 31, 2000 compared with $42.4 million on a combined basis for the year ended December 31, 1999. This resulted from the fact that the depreciation for property and equipment related to the Lorain plant was not included for the period from January 1, 1999 to August 12, 1999, as this was prior to the date of the combination.

     Workforce reduction charges were $.8 million for the year ended December 31, 2000 compared with $77.2 million on a combined basis for the year ended December 31, 1999. The decrease in workforce reduction charges resulted from fewer early retirement buyouts during 2000.


     During 2000, Republic Technologies shut down two of its production facilities, the Johnstown, Pennsylvania melt shop facility and the Canton, Ohio 12" rolling mill facility, and announced the shutdown of its Willimantic, Connecticut cold-finishing facility which occurred during 2001. The Johnstown facility closed in August 2000, and the Canton 12" facility closed in October of 2000. These actions were undertaken in an attempt to reduce costs and improve efficiency. As a result of these actions, Republic Technologies recorded restructuring charges of $74.6 million during the year.

     During the fourth quarter of 2000, Republic Technologies recognized a non-cash impairment charge of $79.6 million related to the write-off of its unamortized goodwill balance. The industry-wide market conditions and Republic Technologies' high level of indebtedness following the combination adversely impacted operations and Republic Technologies' ability to implement its consolidation plan. These factors led to the need to significantly revise Republic Technologies' operating plan and related financial forecast. Based on Republic Technologies' capital structure, the revised operating plan and corresponding anticipated future operating cash flows less anticipated capital expenditures were expected to be insufficient to recover the unamortized goodwill balance. Accordingly, the carrying value of Republic Technologies' goodwill balance has been reduced to zero.

     Net interest expense was $117.5 million for the year ended December 31, 2000 compared with $89.2 million on a combined basis for the year ended December 31, 1999. The increase was primarily due to higher average borrowings outstanding following the completion of the combination.

     The provision for income taxes for the years ended December 31, 2000 and 1999 consisted of currently payable income taxes, primarily foreign income taxes owed by Canadian Drawn Steel Company, Inc., Republic Technologies' Canadian subsidiary.

     For the year ended December 31, 1999, Republic Technologies also recorded an extraordinary loss of $23.9 million from the early extinguishment of debt. This loss arose from the repayment of certain debt in connection with the completion of the combination.

     As a result, Republic Technologies reported a net loss of $287.2 million for the year ended December 31, 2000 compared with a net loss of $328.2 million on a combined basis for the year ended December 31, 1999.

OUR LIQUIDITY AND CAPITAL RESOURCES

     Our company's sources of liquidity include cash and cash equivalents, cash from operations and amounts available under our credit facility.

     Our primary liquidity needs relate to working capital and capital expenditures.

Capital Expenditures


     Republic Technologies invested $8.2 million and $3.6 million in capital expenditures during the period from January 1, 2002 to August 15, 2002 and the year ended December 31, 2001, respectively. We expect capital expenditures for the period from August 16, 2002 to December 31, 2002 to be approximately $17.3 million. We expended $4.8 million during the period from August 16, 2002 to September 30, 2002, $3.8 million in October 2002 and $3.8 million in November 2002. During the balance of 2002, we anticipate expending an additional $4.9 million in capital expenditures. We anticipate using cash from operations, borrowings under the credit facility and borrowings under loans from the State of Ohio to meet these capital requirements. Our credit facility limits to $24.0 million the amount of our capital expenditures from August 16, 2002 to December 31, 2002. We believe that sufficient liquidity exists to meet these requirements.


     Our ability to maintain liquidity will be dependent on our ability to generate cash from operations, effective working capital management and obtaining project financing. We expect our new labor agreement to improve our liquidity by enhancing our ability to vary manufacturing cost with changes in volume.

Debt Service Requirements

     We incurred an aggregate of $349.7 million of debt obligations in connection with the acquisition of the assets of Republic Technologies, including $269.7 million of borrowings under the credit facility

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

and the issuance of $80.0 million of the notes. We will have significant debt repayment obligations under our credit facility and our notes.


     We entered into a credit facility with Fleet Capital Corporation and other lenders on August 16, 2002. Our credit facility consists of a senior revolving credit facility with a commitment of up to $336.0 million. We borrowed a total of $299.2 million upon the closing of the acquisition transaction and immediately paid down the outstanding amount to $269.7 million. At January 1, 2003, we had $268.4 million outstanding under the credit facility. The total commitment of $336.0 million will automatically reduce by $5.0 million on the first day of each quarter commencing the fiscal quarter that begins on July 1, 2003 until such time as the total commitment is reduced to $275.0 million. The amount available to be borrowed at any time is limited by a borrowing base, and the amount available under the credit facility was approximately $15.2 million at January 1, 2003. We are entitled to draw amounts under the credit facility to finance working capital and capital expenditures and for other general corporate purposes.


     Our borrowings under our credit facility are secured by a first priority perfected security interest in the capital stock and other equity interests of each direct and indirect subsidiary of Republic Holdings, other than 2011448 Ontario Limited, which collateral also secures our senior secured notes on an equal and ratable basis, and all presently owned and subsequently acquired inventory, accounts, intellectual property and related assets of Republic and the guarantors (other than Republic Holdings) and the real estate and fixed assets comprising, and the intellectual property relating to, our Canton CR(TM) facility. The obligations under the credit facility are secured and are unconditionally and irrevocably guaranteed jointly and severally by Republic Holdings and each of our subsidiaries other than 2011448 Ontario Limited. Republic Holings' guarantee is limited in recourse to all of our membership interests owned by Republic Holdings, which have been pledged to secure the guarantee.


     Borrowings under the credit facility bear interest, at our option, at either a base rate equal to the higher of the "prime rate" announced from time to time by Fleet National Bank at its office in Boston, Massachusetts or the weighted average of rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, plus the applicable margin; or a Eurodollar rate on deposits for one, two, three or six month periods, plus the applicable margin. The applicable margin on base rate loans initially is 1.25% and on Eurodollar loans is 3.00%. The applicable margin on base rate and Eurodollar loans may be reduced to as low as 0.25% and 2.00%, respectively, if we achieve specified reduced leverage ratios. As of January 1, 2003, borrowings under the credit facility are accruing interest at the rate of 5.5% per year for base rate loans and 4.41% per year for Eurodollar loans.


     Our credit facility contains negative covenants and provisions that restrict, among other things, our ability to incur additional indebtedness or guarantee the obligations of others, grant liens, make investments, pay dividends, repurchase stock or make other forms of restricted payments, merge, consolidate and acquire assets or stock, engage in sale and leaseback transactions or dispose of assets, make capital expenditures in excess of specified annual amounts, engage in transactions with our affiliates, and prepay or amend our senior secured notes. The credit facility also requires us and our subsidiaries to meet financial covenants and ratios, particularly a minimum fixed charge coverage ratio based on operating cash flow to total debt service to be tested quarterly commencing on March 31, 2004.

     We issued $80.0 million aggregate principal amount of our notes to Republic Technologies as partial consideration for the assets acquired. Republic Technologies directed our company to issue the notes to the Republic Liquidating Trust, a trust established by Republic Technologies for the benefit of the holders of Republic Technologies' 13 3/4% senior secured notes.


     Our notes require quarterly interest payments on March 31, June 30, September 30 and December 31 of each year. The indenture governing the notes requires us to redeem the notes with certain proceeds from asset sales of any collateral that secures the notes and contains significant affirmative and negative covenants including separate provisions imposing restrictions on additional borrowings, certain investments, certain payments, sale or disposal of assets, payment of dividends and change of control provisions, in each case, subject to certain exceptions. The notes are secured, subject to exceptions and limitations, by (1) a first priority lien on, and security interest in, substantially all of the existing assets of Republic and its subsidiaries, other than the Canton CR(TM), inventory, accounts receivable and intellectual property and related assets, and (2) a first priority interest in the capital stock and other equity interests of each direct and indirect subsidiary of Republic Holdings, other than 2011448 Ontario Limited.

     Our obligations under the notes are unconditionally and fully guaranteed jointly and severally on a senior secured basis by each of Republic's subsidiaries other than 2011448 Ontario Limited. After the restructuring, Republic Holdings will guarantee our notes on the same basis.


Tax Distributions

     Republic is a limited liability company, is treated as a partnership for income tax purposes and, accordingly, is not an income tax-paying entity. Republic Holdings is a limited liability company and is not an income tax-paying entity either. After the restructuring, and pursuant to an amended and restated limited liability company agreement of Republic Holdings, we will be required to make cash distributions to our members to the extent necessary to satisfy tax obligations regarding their investment in our company. To the extent that Republic Holdings is required to make tax distributions to its members, Republic will be required to make equivalent cash distributions to its parent company, Republic Holdings.

CRITICAL ACCOUNTING POLICIES


     The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accounting estimates are an integral part of the financial statements prepared by management and are based on management's current judgments. Those judgments are based on knowledge and experience about past and current events and on assumptions about future events.

     We believe the following to be our critical accounting policies because they are both important to the portrayal of our financial condition and results of operations and they require critical management judgments and estimates about matters that are uncertain. If actual results or events differ materially from those contemplated by us in making these estimates, our reported financial condition and results of operations for future periods could be materially affected.

Acquisition

     We are required to allocate the purchase price of the acquisition of assets from Republic Technologies to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. We engaged a third-party appraisal firm to assist us in determining the fair values of the property, plant and equipment acquired. Such valuations and the determination of the fair values of other tangible and intangible assets acquired and liabilities assumed require management to make significant estimates and assumptions. Our initial assessment of the purchased intangible assets, including the option to purchase Republic Technologies' Hamilton, Ontario cold-finishing facility as well as patented and unpatented technology, customer contracts and trademarks, is that they have no fair value separate from goodwill. This estimate and other estimates associated with the accounting for the acquisition may change as additional information becomes available regarding the assets acquired and liabilities assumed.

Revenue Recognition

     Sales are recognized upon shipment where there is a contract or purchase order, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured. Sales are made with no right of return. Reserves for rebates, relating to marketing programs entered into with our customers, are recorded as direct reductions of revenue and accounts receivable based on the terms of the customer contracts. A claims reserve is also established for returns of defective materials. This reserve is recorded as a percentage of sales based on historical experience. The adequacy of reserve estimates are periodically reviewed by comparison to actual experience. Rebates, claims, and other sales allowances in any future period could differ from our estimates, which would impact the net revenue we report.

Allowances for Doubtful Accounts

     We evaluate the collectability of our receivables based on a combination of factors. We regularly analyze our significant customer accounts, and, when we become aware of a specific customer's inability to meet its financial obligations to us, such as in the case of bankruptcy filings or deterioration in the customer's operating results or financial position, we record a specific reserve for bad debt to reduce the related receivable to the amount we reasonably believe is collectible. We also record reserves for bad debt for all other customers based on a variety of factors including the length of time the receivables are past due, the financial health of the customer, and historical experience. If circumstances related to specific customers change, our estimates of the recoverability of receivables could be further adjusted.

Inventories

     Our company establishes obsolescence reserves for slow-moving and inactive inventories. Obsolescence reserves reduce the carrying value of slow-moving and inactive inventories to their estimated net realizable value, which generally approximates the recoverable scrap value. Our company also periodically evaluates its inventory carrying value to ensure that the amounts are stated at lower of cost or market. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Goodwill

     Goodwill has arisen from the acquisition of a substantial portion of the operating assets of Republic Technologies. Goodwill is not amortized, but is periodically reviewed for impairment. Our company is required to test goodwill for impairment on an annual basis and whenever changes in circumstances indicate that the carrying amount of goodwill may be impaired. Impairment charges are recorded, if necessary, based on management's review and analysis of the estimated fair value as compared to the carrying amount of goodwill. If our company's anticipated operating results or economic outlook declines, our assessment of the carrying amount of goodwill may change.

Impairment of Long-Lived Assets

     We evaluate long-lived assets used in operations, consisting of property, plant and equipment and intangible assets, when indicators of impairment, such as reductions in demand or significant economic factors are present. Reviews are performed to determine whether the carrying value of assets is impaired based on comparison to the undiscounted estimated future cash flows. If the comparison indicates that there is impairment, the impaired asset is written down to fair value, which is typically calculated using discounted estimated future cash flows using a discount rate based upon our weighted average cost of capital. Impairment is based on the excess of the carrying amount over the fair value of those assets. Significant management judgment is required in the forecast of future operating results that is used in the preparation of discounted estimated future cash flows. It is reasonably foreseeable that actual future net revenues and the remaining estimated economic life of the assets could differ from the estimates used to assess the recoverability of these assets. In that event, additional impairment charges or shortened useful lives of certain long-lived assets could be required.

Environmental Costs

     Our company and other steel companies have in recent years become subject to increasingly stringent environmental laws and regulations. It is the policy of our company to endeavor to comply with applicable environmental laws and regulations. Our company established a liability for an amount which management believes is adequate, based on information currently available, to cover costs of remedial actions it will likely be required to take to comply with existing environmental laws and regulations.

     The recorded amounts represent an estimate of the environmental remediation costs associated with future events triggering or confirming the costs that, in management's judgment, are likely to occur. This estimate is based on currently available facts, existing technology, and presently enacted laws and regulations, and it takes into consideration the likely effects of inflation and other societal and economic factors. The precise timing of such events cannot be reliably determined at this time due to absence of any deadlines for remediation under the applicable environmental laws and regulations pursuant to which such remediation costs will be expended. No claims for recovery are netted against the stated amount. It is reasonably foreseeable that actual future environmental costs could differ from the estimates used to establish our recorded liability. Additional liabilities may be recorded if this situation arises.


ENVIRONMENTAL MATTERS


     As is the case with most steel producers, our company could incur significant costs related to environmental issues in the future. Compliance issues associated with environmental laws and regulations established by federal, state and local authorities could subject our company to various costs. We make provision for these costs, but if the environmental laws and regulations or the varying underlying assumptions change, adjustments to the reserves may be necessary.


     We continuously monitor our compliance with applicable environmental laws and regulations and believe that we are currently in substantial compliance with them. We anticipate that our expenditures for environmental control measures during the next 12-month period will be approximately $.2 million. To the extent we incur any such remediation costs, these costs will most likely be incurred over a number of years; however, future regulatory action regarding historical disposal practices at our facilities, as well as continued compliance with environmental requirements, may require our company to incur significant costs that may have a material adverse effect on its future financial performance. See "Business-Environmental Matters."


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     Our interest expense is sensitive to changes in the general level of interest rates in the United States. At September 30, 2002, we had $80.0 million aggregate principal amount of the notes outstanding and $278.8 million outstanding under our credit facility. Our notes bear interest at a fixed rate of 10% per year, but the interest rate on additional borrowings under our credit facility may vary. As a result, our primary exposure to market risk for changes in interest rates relates to our credit facility. Borrowings under the credit facility bear interest, at our option, at either (1) a base rate equal to the higher of the "prime rate" announced from time to time by Fleet National Bank at its office in Boston, Massachusetts or the weighted average of rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, plus the applicable margin; or (2) a Eurodollar rate on deposits for one, two, three or six month periods, plus the applicable margin. As of January 1, 2003, borrowings under the credit facility are accruing interest at the rate of 5.5% per year for base rate loans and 4.41% per year for Eurodollar loans. If the average interest rate for our borrowings under the credit facility were to increase by 100 basis points, our interest expense on average borrowings of $278.8 million would increase by approximately $2.8 million and reduce our net earnings, if any.


     Almost all of our transactions are denominated in U.S. dollars, and, as a result, we do not have material exposure to currency exchange-rate risks.

     We do not currently engage in any interest rate, foreign currency exchange rate or commodity price hedging transactions, although we may do so in the future.

                                    BUSINESS


     We produce special bar quality steel products. Special bar quality steel products are high quality hot-rolled and cold-finished carbon and alloy steel bar and rod used primarily in critical applications in automotive and industrial equipment. Special bar quality steel products are sold to customers who require precise metallurgical content and quality characteristics. Special bar quality steel products generally contain more alloys, and sell for substantially higher prices, than merchant and commodity steel bar and rod products. We produce a wide range of special bar quality steel products and supply a diverse customer base that includes leading automobile and industrial equipment manufacturers and their first tier suppliers. We have aggregate annual steel melting capacity of approximately 2.4 million tons, hot-rolling production capacity of approximately
1.4 million tons and cold-finishing production capacity of approximately 0.2 million tons.

FORMATION OF OUR COMPANY

     Our company commenced operations in August 2002 after it acquired a substantial portion of the operating assets of Republic Technologies International, LLC and its subsidiaries in a sale of assets under Section 363 of the United States Bankruptcy Code. Republic Technologies has been in bankruptcy since April 2, 2001, when it and its immediate parent, Republic Technologies International Holdings, LLC, and its subsidiaries, Bliss & Laughlin LLC, and RTI Capital Corp., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in the Northern District of Ohio, Eastern Division, or the "Bankruptcy Court."

     We acquired the assets pursuant to the terms of an asset purchase agreement, dated June 7, 2002 and amended on August 16, 2002, which we refer to as the "Asset Purchase Agreement." In accordance with bankruptcy procedures and the bidding procedures order of the Bankruptcy Court, an auction was held through which other parties were invited to submit higher or better bids to acquire the assets of Republic Technologies. No other party submitted a bid that qualified under the bidding procedures order, and a sale hearing was held before the Bankruptcy Court on July 9, 2002 and July 11, 2002. Holders of more than a majority of the aggregate principal amount of Republic Technologies' 13 3/4% senior secured notes objected to the sale of the assets to us, and asserted that they had the right to take the assets of Republic Technologies that secured their notes. We agreed to a stipulated settlement with these noteholders, and the Bankruptcy Court included the stipulated settlement as part of its order authorizing the sale of Republic Technologies' assets to us pursuant to the terms of the Asset Purchase Agreement. The Bankruptcy Court order was entered on July 11, 2002 and amended on July 23, 2002. See "Settlement and Plan of Distribution."


     We selected the assets and properties of Republic Technologies according to our management team's plan to create a more efficient, higher quality network of production facilities operated by a smaller and more flexible workforce. Of the 12 steel-making and finishing facilities owned and operated by Republic Technologies at August 16, 2002, we acquired all or part of the property and assets associated with five facilities and an option to acquire the property and assets of the Hamilton, Ontario facility, which is owned by Canadian Drawn Steel Company, Inc., a wholly-owned subsidiary of Republic Technologies. We hired approximately 2,400 of Republic Technologies' approximately 3,700 employees, and we negotiated a new labor agreement with the United Steelworkers of America, AFL-CIO/CLC, or the "USWA," which reduces operating costs. See "-Employees." Substantially the entire management team of Republic Technologies has accepted offers of employment with our company.


     The steel industry has been characterized by production overcapacity, weak demand for steel products and high labor costs. To address these problems, our business plan seeks to create a more efficient, higher quality network of production facilities operated by a smaller and more flexible workforce. By acquiring the assets of only five of Republic Technologies 12 operating steel-making and finishing facilities, we hope to align our production capacity with anticipated demand for our products, particularly the higher margin segments of specialty bar quality steel products on which we intend to focus. Our company also will make capital expenditures to improve the productivity of our facilities.

     We believe that our labor agreement with the USWA will allow our company to achieve a more efficient staffing of our facilities, reduce our labor costs through a competitive wage increase scale over the next five years, lower healthcare costs and cap our pension and retirement benefits costs to the amount of the contributions we are required to make to the USWA and an employee benefits trust to be established by the union. We believe that our pension and retirement benefits costs will be significantly lower over the next two to five years than companies with defined benefit pension plans and longer operating histories.


     The following table provides comparative information with respect to Republic Technologies at June 30, 2002 on a historical basis and our company at September 30, 2002. See "Unaudited Pro Forma Consolidated Financial Information."



              REPUBLIC TECHNOLOGIES                                           OUR COMPANY
                AT JUNE 30, 2002                                         AT SEPTEMBER 30, 2002
-----------------------------------------------------   -----------------------------------------------------
PROPERTIES:                                             PROPERTIES:
Melt Shops/Caster Facilities:                           Melt Shops/Caster Facilities:
         Canton, Ohio                                            Canton, Ohio
         Lorain, Ohio                                            Lorain, Ohio
         Johnstown, Pennsylvania (idled)                         -
Hot-Rolling and Processing Mills:                       Hot-Rolling and Processing Mills:
         Lorain, Ohio (three mills)                              Lorain, Ohio (two mills)
         Lackawanna, New York                                    Lackawanna, New York
         Massillon, Ohio (Oberlin Road)                          -
         Canton, Ohio                                            Canton, Ohio
         Chicago, Illinois                                       -
Cold-Finishing Facilities:                              Cold-Finishing Facilities:
         Harvey, Illinois                                        -
         Massillon, Ohio (Rose Avenue)                           Massillon, Ohio (Rose Avenue)
         Gary, Indiana (Dunes Highway)                           Gary, Indiana (Dunes Highway)
         Gary, Indiana (Seventh Avenue)                          -
         Hamilton, Ontario, Canada                               -  (1)
         Beaver Falls, Pennsylvania                              -
         Willimantic, Connecticut (idled)                        -
         Cartersville, Georgia                                   -
Corporate offices:                                      Corporate offices:
         Akron, Ohio                                             Akron, Ohio
PRODUCTION CAPACITY:                                    PRODUCTION CAPACITY:
(in million of tons)                                    (in millions of tons)
         Steel Melting...................        2.4             Steel Melting....................      2.4
         Hot-Rolled Production...........        2.0             Hot-Rolled Production............      1.4
         Cold Finishing..................        0.3             Cold Finishing ..................      0.2
EMPLOYEES:                                              EMPLOYEES:
         Hourly..........................      3,156             Hourly...........................    1,892
         Salaried........................        605             Salaried.........................      464
FINANCIAL DATA:                                         FINANCIAL DATA:
(in thousands)                                          (in thousands)
         Net property, plant                                     Net property, plant
            and equipment ............... $  167,708                and equipment................. $136,038
         Total assets....................    543,143             Total assets ....................  494,246
         Total Liabilities...............  1,716,685(2)          Total Liabilities ...............  448,370(3)

----------
(1) 2011448 Ontario Limited, our wholly owned Canadian subsidiary, holds an option to purchase the property and assets of the Hamilton, Ontario facility on or prior to August 16, 2003.

(2) As a result of Republic Technologies' Chapter 11 filings, events of default had occurred with respect to all of its secured and unsecured debt. Republic Technologies has classified the secured debt as a current liability and the undersecured and unsecured debt as liabilities subject to compromise. Total liabilities includes $452.0 million of liabilities not subject to compromise (including $312.6 million outstanding under Republic Technologies' debtor-in-possession credit facility) and $1,274.0 million of liabilities subject to compromise (including $425.0 million aggregate principal amount of Republic Technologies' 13 3/4% senior secured notes).


(3) Includes $80.0 million aggregate principal amount of our notes, $278.8 million outstanding under our credit facility and $5.0 million to be paid for the benefit of the holders of Republic Technologies 13 3/4% senior secured notes under the terms of the Transition Services Agreement.


     We paid Republic Technologies, as consideration for the assets sold to us under the Asset Purchase Agreement, $10.0 million in cash, issued $80.0 million of the notes and assumed certain liabilities. In addition, we borrowed $299.2 million under our credit facility, the proceeds of which were used to repay Republic Technologies' debtor-in-possession credit facility. We immediately paid down the outstanding amount to $269.7 million. The liabilities that our company assumed include obligations under the contracts that we purchased from Republic Technologies, up to $32.0 million of trade payables Republic Technologies and its subsidiaries had incurred after they filed for bankruptcy protection and up to $2.6 million of other current liabilities that Republic Technologies and its subsidiaries had incurred after they filed for bankruptcy protection. In addition, we agreed to reimburse Republic Technologies for up to $29.5 million of wages, withholding taxes, vacation benefits, management performance incentives, health insurance benefits incurred but not reported and workers' compensation to the extent that these liabilities had been accrued by Republic Technologies prior to the closing under the Asset Purchase Agreement and are not otherwise covered by insurance or welfare benefit funds maintained by Republic Technologies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."


     In order to facilitate the orderly transfer of the special bar quality steel product business from Republic Technologies to our company, we have entered into a transition services agreement with Republic Technologies, its subsidiaries and The Bank of New York, as trustee under the indenture governing Republic Technologies' 13 3/4% senior secured notes due 2009. We refer to this agreement as the "Transition Services Agreement." Under the Transition Services Agreement, Republic Technologies provides us with the ability to maintain an interim supply of certain inventory to sell to customers while we modernize our Lorain facility. Specifically, Republic Technologies will continue to operate certain facilities that we did not acquire to convert in-process inventory into billets, hot rolled bars and cold finished bars, which will be handled, rolled, finished, stored and shipped by employees of Republic Technologies. In addition, the parties will supply other services to each other to ensure the smooth transition of Republic Technologies' business to our company and the wind down of Republic Technologies' bankruptcy estate. The Transition Services Agreement will expire on March 16, 2003, unless extended for successive two-month periods.

     We will reimburse Republic Technologies for any reasonable costs it incurs from providing the transition services to us, including the costs of operating the assets, costs associated with materials owned or acquired that are necessary to provide the services and the costs of the employees involved in providing the services. Other costs, including those related to environmental compliance, are the sole responsibility of Republic Technologies. In addition to other payments we make under the Transition Services Agreement, we agreed to pay a fee of $5.0 million to compensate Republic Technologies for its operation of assets it retained after the acquisition. This fee is paid in five $1.0 million installments commencing on September 15, 2002. The final installment payment was paid on January 16, 2003. Under the terms of the Transition Services Agreement, we pay these fees to The Bank of New York for the benefit of the holders of Republic Technologies' 13 3/4% senior secured notes.

THE RESTRUCTURING

     Our company will effect a restructuring so that the presentation of consolidated financial statements of Republic Holdings will satisfy the financial reporting obligations of each of the issuers and guarantors of our notes under federal securities laws. As part of the restructuring, Blue Bar, L.P., a Delaware limited partnership and the present parent company of Republic, will merge with and into Republic Holdings. In addition, the indenture governing our notes will be amended so that the guarantee of Republic Holdings, as successor by merger of Blue Bar, L.P., will be full and unconditional. The indenture will also be amended to permit Republic Holdings to satisfy our company's reporting obligations under the indenture so long as Republic Holdings holds 100% of Republic's membership interests and has no material business operations, assets or liabilities of its own.


OUR PREDECESSOR

     Republic Technologies was formed in a combination completed on August 13, 1999. The combination was completed through a series of mergers, asset transfers and related steps as set forth in a Master Restructuring Agreement among Bar Technologies Inc., Republic Engineered Steels, Inc., USS/Kobe Steel Company and various of their affiliates.

     Bar Technologies was formed in September 1994 to acquire and restart specific melt shop and hot-rolling assets of the former Bar, Rod and Wire Division of Bethlehem Steel Corporation. In April 1996, Blackstone Capital Partners II Merchant Banking Fund L.P. acquired control of Bar Technologies concurrently with Bar Technologies' acquisition of Bliss and Laughlin Industries, Inc., one of the largest processors of cold-finished special bar quality steel in North America. Republic Engineered Steels was a leading U.S. manufacturer of special bar quality steel products, which was formed in 1989 to own and operate the former assets of the Bar Division of LTV Steel Company, Inc. In September 1998, Blackstone and other investors acquired control of Republic Engineered Steels through RES Holding Corporation with the intention of combining it with Bar Technologies. USS/Kobe Steel Company was the special bar quality steel production facilities and related operations division of USS/Kobe Steel Company, a 50/50 joint venture formed in July 1989 between subsidiaries of USX Corporation, and Kobe Steel, Ltd. The aforementioned companies joined to become Republic Technologies after the combination on August 13, 1999.

THE SPECIAL BAR QUALITY STEEL PRODUCTS INDUSTRY

     The production of special bar quality steel products is a segment of the overall steel market. The special bar quality products segment is further divided into three categories which are delineated by the quality and the end use of the bar product: (i) reinforcing bar, (ii) merchant quality bar and (iii) hot-rolled engineered bar. Hot-rolled engineered bar is the highest quality segment of the bar product market. We produce various grades and sizes of finished hot-rolled engineered bar and rod products and intend to operate in the higher quality end of the hot-rolled engineered bar and rod market. Special bar quality steel products sell for higher prices per net ton than merchant or commodity grade steel products as they generally contain more alloys than merchant and commodity grade products and are sold to customers who require precise metallurgical content and compliance with rigorous quality specifications.

THE STEEL MANUFACTURING PROCESS

     The manufacturing process for our hot-rolled and cold-finished special bar quality steel products involves a number of steps that are outlined below.

     MELTING. Our production of steel begins at our electric furnace melt shop in Canton, Ohio and our blast furnaces in Lorain, Ohio. The Canton melt shop operates electric arc furnaces, which consume ferrous scrap as the primary raw material. Premium grade steel scrap is transported from a scrap yard to the Canton melt shop, where it is melted in two 220-ton electric arc furnaces. After the scrap reaches a molten state, it is poured from the furnace into ladles and further processed in a ladle refining furnace, where alloys, carbon and other materials are added to create the desired chemical, metallurgical and physical properties. During the scrap melting and refining process, impurities are removed from the molten steel. In addition, as part of the refining process, the molten steel is further processed in a vacuum degasser, which removes oxygen, hydrogen and nitrogen to produce clean, high-quality steel.


     At our Canton, Ohio facility, the molten steel is formed into semi-finished bars in our continuous casting and rolling facility. The molten steel is poured into a four-strand continuous bloom caster where it is formed and solidified in molds to produce a solid semi-finished bar called a bloom. The blooms are cut to length, then rolled to a smaller cross-sectioned bar referred to as a billet. Blooms are square, rectangular, or round semi-finished shapes greater than 100 square inches in cross-sectional area and billets are less than 100 square inches in cross-sectional area. These semi-finished billets, having been produced to a specified chemical composition, size and quality, are then cooled and sent to our rolling mills for further processing into finished products or sold as semi-finished products.

     Unlike our Canton electric furnace melt shop that relies on steel scrap, our Lorain, Ohio facility produces iron in a blast furnace, and later converts the iron to steel in a basic oxygen furnace by adding scrap. The primary raw materials used in our Lorain blast furnace are (i) taconite pellets, which are a concentrated form of iron ore, (ii) coke, which is a product produced by baking specific types of coal at high temperature, and (iii) limestone or other cleansing materials, which are necessary to remove impurities in the material. In addition, scrap material is often used in place of iron ore and pulverized coal is often used in place of coke. We purchase the taconite pellets and coke from USX Corporation, and the other materials are either produced at the facility or purchased from third parties.

     Currently, we operate one of two blast furnaces at our Lorain facility. Within the refractory brick-lined blast furnace chamber, the iron material consisting of taconite or other ores, the carbon material consisting of coke and pulverized coal and the cleansing or "flux" material are heated to temperatures in excess of 2,500 degrees Fahrenheit. The high temperature causes a chemical reaction between the iron and carbon creating pig iron or hot metal. The flux material combines with impurities to create a by-product called slag.

     Special rail vehicles then transfer the hot metal in liquid form to the Lorain melt shop, which operates two 220-ton basic oxygen furnaces. Sulfur is removed from the hot metal and the hot metal is mixed with high quality scrap. This mixture is injected with oxygen that causes another chemical reaction that converts the pig iron or hot metal into molten steel, which is then poured into ladles. The ladles are transported to a ladle metallurgy facility where alloying agents and other refining materials may be added and blended into the steel. In addition, for some applications, the molten steel may be processed in a vacuum degasser to reduce oxygen, hydrogen and nitrogen.

     The molten steel is then poured into either a five-strand continuous bloom caster or a six-strand billet caster through which the steel flows and cools. The cooled blooms or billets solidify, then are cut to length before further processing. The casters produce round blooms and billets that are feedstock for hot-rolled seamless tube products or rectangular blooms or square billets that are transported to one of three bar mills that convert the blooms or billets into finished cut-length or coiled bars for the marketplace.


OUR PRODUCTS

     HOT-ROLLED PRODUCTS. Our hot-rolled products are manufactured from steel or iron melted in our steel production facilities, which is cast into blooms or direct cast into billets. Blooms and billets are processed into hot-rolled products by changing the internal physical properties, size, and shape of the steel. As a direct cast billet or bloom cast billet is reduced in size, the strength and integrity of the resulting bar or rod product is increased. The completed hot-rolled products are coiled or are placed on a cooling bed and then cut into required lengths. Then the items are stacked into coils or bundles and placed in warehouses from which they are shipped directly to the customer or to one of the Company's cold-finishing mills for further processing.

     Since blooms have a larger cross-sectional area than billets, a greater reduction to size occurs. Accordingly, a hot-rolled product rolled from a bloom cast billet is generally stronger than a direct cast billet hot-rolled product of the same size and metallurgical content. Typically customers concerned about product quality and strength as related to reduction of area require bloom-based hot-rolled bar products.

     Direct cast billet products are generally used for smaller special bar quality product sizes and for less demanding end-use applications. Our Canton, Ohio Caster and Continuous Rolling Facility and Lorain, Ohio melt shop facilities cast bloom-based products in a 10" by 13" or 12.5" by 14" size.

     The following table displays the major end-market applications of our hot-rolled products by size and shape:

            MAJOR END-MARKET APPLICATIONS BY PRODUCT SIZES AND SHAPES

             SIZE                    ROUNDS            SQUARES          HEXAGONS
             ----                    ------            -------          --------
7/32"-3/4"...................   Auto fasteners      Not Applicable   Hose couplings
                                Tire cord                            Converters
                                Specialty springs
3/4"-3 1/4"..................   Bearings            Not Applicable   Hose couplings
                                Spindles                             Converters
                                Steering columns
                                Gears
                                Constant velocity
                                   joints
                                Hubs
                                Axles

3 1/4"+......................   Crankshafts         Off-highway      Not Applicable
                                Axles                  equipment
                                Hydraulic           Agricultural
                                   cylinders           equipment
                                Machine parts       Converters
                                   Converters



     COLD-FINISHED PRODUCTS. We produce our cold-finished special bar quality steel products by improving the physical properties of hot-rolled products through value-added processes at our cold-finishing plants.

     Cold-finishing processes produce products with more precise size and straightness tolerances as well as a surface finish that provide customers with a more efficient means of producing a number of end products by often eliminating the first processing step in the customer's process. The four basic cold-finishing processes are the following:

         PROCESS                              DESCRIPTION

Cold Drawing                           Hot-rolled products that have
                                       been descaled by blasting the surface
                                       with hardened steel shot or pickling with acid are (1) drawn or pulled through a tungsten carbide die, which compresses the surface, elongates the product and makes it smooth and shiny and (2) straightened.

Turning and Polishing                  Removing the surface of
                                       hot-rolled products with a revolving
                                       cutting tool, which is the turning
                                       process, then rotating the turned product through rollers that polish the surface and straighten the product.

Turning, Grinding and                  The same processes
Polishing                              as turning and polishing products, with
                                       the addition of a grinding process that
                                       yields very fine tolerances.

Drawing, Turning, Grinding and         The same processes as turning, grinding
Polishing                              and polishing products, with the
                                       addition of a drawing process to add
                                       physical strength.

     After the cold-finished products are cut to length, they are stacked in bundles and transported to warehouses from which they are shipped to customers.

     The following table displays the major end market applications of our cold-finished products by shape without references to product size, which is less important for determining the end use of cold-finished steel products:

                     MAJOR END-MARKET APPLICATIONS BY SHAPES


        ROUNDS                 HEXAGONS               SQUARES                   FLATS
        ------                 --------               -------                   -----
Constant velocity joints   Hose fittings       Agricultural equipment   Machine tool fixtures

Hydraulic hose             Spark plug shells                            Office furniture
   couplings

Steering rack gears        Nuts                                         Exercise equipment

Fractional horsepower                                                   Agricultural equipment
   motor shafts

Engine valves and fuel
   injector parts

Hydraulic cylinders for
   off-highway and
   agricultural
   equipment

Shafts and gears for
   appliance industry


     Previously, Republic Technologies purchased a portion of its hot-rolled bar requirements for its cold-finishing operations from third-party suppliers. During the years ended December 31, 2001, 2000 and 1999, Republic Technologies purchased approximately 16%, 24% and 30%, respectively, of it's hot-rolled bar requirements from third-party suppliers. We currently intend to purchase 20% of these requirements from third parties.

     SEAMLESS TUBE ROUNDS. In connection with a supply arrangement with USX Corporation and its affiliate, Lorain Tubular Company, we produce semi-finished rounds at our Lorain, Ohio facility for purchase by Lorain Tubular and by USX's Fairfield, Alabama facility under specified circumstances.

Depending on the desired end-use application for Lorain Tubular, these products are either cast to sizes of 10.5", 12.25" or 13.5" or cast to size and then rolled at our primary rolling mill to sizes of 6" or 10.5". For the Fairfield facility, we produce semi-finished product in rounds at 11.6". Seamless tubes are used in oil and gas drilling and exploration applications.

     SEMI-FINISHED STEEL PRODUCTS. In addition to our hot-rolled and cold-finished products and seamless tube rounds, we sell semi-finished products produced by our melt shop casters that have not been processed further at our rolling mill facilities. These products are typically sold to rolling mills operated by competitors that do not have melt shop facilities or to steel service centers or distributors, for further processing before they reach the ultimate end user. These products are sold in sizes ranging from 5"-14".

SEASONALITY

     Our business is subject to some degree of seasonality. The primary end markets for our products are the automotive and industrial equipment industries. Consequently, the special bar quality industry, including our company, typically experiences higher shipment volumes and revenues in the first and second quarters due to seasonality of the automotive and industrial equipment industries.

RAW MATERIALS

     SCRAP METAL. The major raw material for our electric arc furnace melt shops is ferrous scrap metal, which is generated principally from industrial, automotive, demolition and railroad sources. Based upon the purchasing history of our predecessor, we anticipate that during the current fiscal year, scrap metal will account for approximately 30.5% of our total cost of products sold, excluding depreciation, of products originating from our electric arc furnaces. The long-term demand for scrap metal and the importance of scrap metal to the domestic steel industry is expected to increase as steelmakers continue to expand scrap metal-based electric furnace capacity, with additions to, or replacements of, existing integrated steel manufacturing facilities that use iron ore, coke and limestone as their principal raw materials. The high quality of our products requires the use of premium grades of scrap metal, the supply of which is more limited. Prices for scrap metals vary based on numerous factors including quality, availability, freight costs, speculation by scrap brokers and other conditions beyond our control. However, we generally have not had difficulty purchasing adequate scrap metal of the required quality. We believe that adequate supplies of scrap metal will continue to be available in sufficient quantities for the foreseeable future. We seek to reduce our exposure to fluctuations in the price of scrap metal by charging where possible scrap metal surcharges based on the increase in the price of scrap metal above specified levels. For other customers, adjustments are made in selling prices if the price of scrap exceeds or drops below specified levels. These surcharges and price adjustments are determined on a monthly or quarterly basis.

     We purchase scrap in the open market through a number of brokers and dealers or by direct purchase. We do not purchase more than 15% of our scrap requirements from any single supplier. However, depending on the supply, price, terms and availability of scrap, we may change our purchase methods in the future by, for example, purchasing more scrap from fewer suppliers.

     COKE AND IRON ORE PELLETS. Iron ore pellets and coke are the principal raw materials used in our blast furnaces. Based upon the purchasing history of our predecessor, we anticipate that during the current fiscal year, iron ore pellets and coke will account for approximately 27.5% of our total cost of products sold, excluding depreciation, of products originating from our blast furnaces. We have entered into long term sourcing agreements with US Steel Corporation which will supply the iron ore pellets and coke that are the raw material inputs for the blast furnace/basic oxygen process route at our Lorain, Ohio facility. We expect that these agreements will provide us, during the term of the contracts, with a consistent supply of quality materials at prices that will be favorable as compared to market prices due to

"most favorable nations" pricing terms, which guarantee our company a price matching the lowest price offered by US Steel to like customers under like circumstances.

     ALLOYS AND FLUXES. We purchase various materials such as nickel, chrome, molybdenum, vanadium, manganese, silicon, aluminum, titanium, sulphur, lead, lime and fluorspar for use as alloying agents and fluxing, or cleansing, materials. Historically, prices of many of these materials have fluctuated dramatically. From time to time, we have used price surcharges for alloys such as nickel and molybdenum in an attempt to protect their profit margins from the effects of fluctuating prices on these commodities. Based upon the purchasing history of our predecessor, we anticipate that during the current fiscal year, alloys and fluxes as a percentage of costs of goods sold will constitute approximately 8.8%.

     HOT-ROLLED BARS. Historically, Republic Technologies purchased hot rolled bar from other steelmakers for use in production at its cold finishing facilities. We have continued this practice. We purchase from several suppliers and expect that grades of bar that we choose not to produce will be available for purchase.

ENERGY SOURCES

     Our manufacturing facilities consume large amounts of electricity and natural gas. Republic Technologies did not have difficulty in obtaining adequate sources of electricity and natural gas in the past and we do not foresee any significant difficulties in the future.

     Our primary use of electricity is at our electric arc furnace melt shop in Canton, Ohio and at our basic oxygen process melt shop facility in Lorain, Ohio, which uses less electric power than the electric arc furnaces. We currently have a long-term electricity contract in place for the Canton facility that expires in December 2005. We recently entered into an electric contract for the Lorain facility. The rest of our facilities purchase their electricity from local utilities under various contracts and terms. We believe that our electricity costs are competitive with other steel manufacturers.

     The principal use of natural gas in our operations is for the billet reheating operations at our Lorain, Ohio and Lackawanna, New York hot-rolling mills and at the blast furnace and primary mill at our Lorain, Ohio melt shop facility. We have negotiated distribution contracts, storage contracts, primary firm transportation contracts and secondary firm transportation contracts where necessary for cost effective, reliable natural gas deliveries. We have also negotiated gas purchase contracts. Each facility's delivery arrangement has been negotiated separately for the specific needs of that facility.


CUSTOMERS

     We primarily market our products to consumers of higher quality, critical application special bar quality steel products. Customers in these targeted market segments require higher quality special bar quality steel products for use in hot and cold metal-forming operations such as cold forge/extrusion, warm forge, hot forge and hot/cold heading processes, rather than traditional machining processes. Penetration of these targeted market segments is dependent upon various factors, including the ability to achieve precise chemistry and manufacturing tolerances. Additionally, producers must meet pre-qualification requirements to become approved suppliers for potential customers.

     For customers in the automobile manufacturing industry and their suppliers, the most important form of certification is the Quality System Requirement standard, or "QS-9000" certification, which is a quality system standard established by The Chrysler, Ford and General Motors Quality Requirement Task Force, which sets forth a standard set of quality requirements for components and materials suppliers to the automotive industry. Certification requirements vary in scope and generally take between three and twelve months for a supplier to achieve. Frequently, the qualification process requires a producer to supply one or more trial heats of special bar quality steel products for customer evaluation, although some customers have longer pre-qualification requirements. Because of the high costs incurred by suppliers and customers and significant time that may be required to obtain qualifications, the qualification processes can create strong bonds and commitments between suppliers and customers. All of our facilities have received QS-9000 certifications.

     Our company is in the process of obtaining ISO 14001 certification at the Lorain, Lackawanna and Gary production facilities as well as the machine shop in Massillon. Certification of these facilities is anticipated to occur in the second quarter of 2003. The Canton and Massillon Cold Finished plants are currently ISO 14001 certified. ISO 14001 is the international standard defining the organizational structure, responsibilities, procedures, processes and resources for implementing environmental management systems. This standard, however, does not specify environmental performance criteria. Most of our automotive customers require that we have this certification.

     Republic Technologies' five largest customers accounted for 30.5%, 29.1% and 25.2% of its total net sales in 2001, 2000, and 1999, respectively. Lorain Tubular Company LLC was the only customer that accounted for 10% or more of Republic Technologies' total sales in 2001 (10.7%) and 2000 (14.6%), and no customer accounted for greater than 10% in 1999. We have retained all of Republic Technologies' customers, and we anticipate that the concentration of sales to our customers will remain similar during the 2002 fiscal year.

     Based upon our predecessor's sales history we anticipate that our sales to major market segments will be as follows on a percentage basis:

                                                      HOT-ROLLED   COLD-FINISHED
                                                       PRODUCTS       PRODUCTS
                                                      ----------   -------------
Automotive industry................................       34%           35%
Machinery, industrial and tools industry...........       11%           17%
Independent forgers................................       18%            0%
Service centers....................................        7%           40%
Other (including semi-finished products and
   tube rounds)....................................       30%            8%
                                                         ---           ---
                                                         100%          100%
                                                         ===           ===

     Our major customers include leading automobile and industrial equipment manufacturers such as General Motors, Ford, Honda and Caterpillar, first tier suppliers to automobile and industrial equipment manufacturers such as American Axle & Manufacturing, Delphi Automotive Systems, IT Spring, Metaldyne, TRW, forgers such as Jernberg Industries, and service centers such as AM Castle, EM Jorgensen and Ryerson Tull.

DISTRIBUTION

     We market our special bar quality steel products through a staff of professional sales representatives and sales technicians located in the major manufacturing centers of the Midwest, Great Lakes, and Southeast regions of the United States.

     Our facilities are strategically located to serve the majority of consumers of special bar quality steel products in the United States. We ship products between our mills and finished products to our customers by rail and truck. Customer needs and location dictate the type of transportation we use for deliveries. The proximity of our rolling mills and cold-finishing plants to our customers allows us to provide competitive rail and truck freight rates and flexible deliveries in order to satisfy just-in-time and other customer manufacturing requirements. We believe that the ability to meet the product delivery requirements of our customers in a timely and flexible fashion is a key to attracting and retaining customers as more and more special bar quality steel product consumers reduce their in-plant raw material inventory. We optimize freight costs by using our significantly greater scale of operations to maintain favorable transportation arrangements, continuing to combine orders in shipments whenever possible and utilizing "backhauling" of scrap and other raw materials.

COMPETITION

     The domestic steel industry is highly competitive. We compete with other special bar quality steel producers including the following:

     . integrated mills, which make steel by processing iron ore and other raw materials in a blast furnace; and

     . mini-mills, which make steel by melting scrap metals in an electric arc furnace.

     Our primary competition for hot-rolled bar products is both large domestic steelmakers and specialized mini-mills. Our major competitors in the hot-rolled bar market include Ispat Inland, Mac Steel, North Star and Timken. Many of the large steelmakers have greater financial resources and utilize modern technologies similar to some of the equipment and processes currently employed by us. Numerous competitors exist in the domestic cold-finishing market. There are over 20 cold-finishers in the domestic market at present, the largest being Niagara, LaSalle and Nucor. In addition, foreign competition can be significant in segments of the special bar quality steel market, particularly where certifications are not required, and during periods when the U.S. dollar is strong as compared with foreign currencies. This competition is exerting significant downward pressure on the price level of some of our products. See "Risk Factors--We face significant competition from other companies in the steel industry, many of which have lower cost structures than us."

     The principal areas of competition in our markets are product quality and range, delivery reliability, service and price. Special chemistry and precise processing requirements characterize special bar quality steel products. Maintaining high standards of product quality while keeping production costs competitive is essential to our ability to compete in our markets. We believe that we have the widest selection of product grades and sizes in our industry. The ability of a manufacturer to respond quickly to customer orders currently is, and is expected to remain, important as customers continue to reduce their in-plant raw material inventory.

BACKLOG

     We do not believe that our backlog is a meaningful indicator of future sales activity. Orders are generally filled within three to 14 weeks of the order depending on the product, customer needs and other production requirements. Customer orders are generally cancelable without penalty prior to finish size rolling, and depend on customers' changing production schedules.

PATENTS, TRADEMARKS AND TRADE NAMES

     We have the patents, trademarks and trade names necessary for the operation of our business as now conducted. The loss of any or all of these patents, trademarks and trade names would not have a material adverse effect on our business. However, in recognition of these trademarks in the marketplace, we consider these intellectual property rights important to our business and intend to actively defend and enforce them as necessary.

EMPLOYEES

     In connection with our acquisition of assets from Republic Technologies, we entered into a new labor agreement with the USWA that covers the vast majority of our hourly employers. This labor agreement expires on August 15, 2007. We had 2,017 hourly employees and 477 salaried employees at January 1, 2003.

     Wage and benefit provisions under this collective bargaining agreement are specified until expiration of the agreement and will be subject to negotiations at that time. The labor agreement also provides for the creation of a benefits trust. We made an initial contribution of $3.0 million and contribute $3.00 for every hour worked by an employee who is covered by the new labor agreement. A portion of these contributions will be directed to the benefits trust. In year three of the labor agreement, our contribution increases to $3.50 for every hour worked and in years four and five it increases to $3.80 for every hour worked. The funds will be directed by the USWA to provide pension benefits and/or retiree medical coverage for future eligible employees of our company and/or medical coverage for retirees of Republic Technologies. However, no contributions may be used for the purpose of providing medical coverage for the retirees of Republic Technologies if they create, or result in, any liability whatsoever on the part of our company for any obligation of Republic Technologies, or any independent obligation to the retirees of Republic Technologies. Our contributions to the benefits trust constitute our company's sole obligation with respect to providing these benefits.

     The labor agreement also provides that the USWA has the right to appoint one managing director to our board of managers so long as the USWA represents any of our hourly employees.

     As compared to the labor agreement between Republic Technologies and the USWA, we expect that the new labor agreement will enhance our ability to maximize workforce flexibility, while reducing costs and allowing us to focus on attaining our business plan objectives by:

     . Eliminating guarantees regarding minimum pay or hours of work. Management is free to schedule production to fit the operating needs of our company, and to adjust the workforce accordingly. Employees are paid for actual hours worked without any artificial or fixed hours or cost burden.

     . Reducing supplemental benefits costs payable to laid off employees. Under the new labor agreement, laid off employees receive only state unemployment benefits compared to state unemployment in addition to company provided supplemental unemployment benefits under Republic Technologies labor agreement with the USWA.

     . Potentially reducing overtime costs. The new labor agreement permits 10 hour or 12 hour scheduled shifts as compared to the maximum 8 hour shifts allowed under the labor agreement with Republic Technologies without incurring overtime. Overtime is payable only in excess of the scheduled hours per day or 40 hours per week.

     . Establishing a cost competitive health care program. The new labor agreement provides for preferred provider organization coverage only, as compared to the costly traditional indemnity plan under the old labor agreement, with cost sharing by the employees. The new health care program provides comprehensive benefits with a better cost control structure.

     . Maintaining competitive wages. The new labor agreement provides for $.50 per hour wage increases in years three, four and five. We expect these base wage scales will allow us to remain competitive.

     In addition, the new labor agreement includes clear and definitive management's rights provisions to prevent disputes and provide better guidance and support. There are no carryover local agreements and no provisions for establishing binding local working conditions as a result of repeated similar actions. Finally, under the new labor agreement, we have the opportunity to create an entirely new incentive system that is tied to performance criteria set forth in our business plan. We expect this incentive system will encourage employees to work together to meet common, clearly stated performance goals, as opposed to individual targets of measure that have no relation to the financial success of a plant or our overall business.

ENVIRONMENTAL MATTERS

     The domestic steel industry is subject to a broad range of environmental laws and regulations, including those governing the following:

     .    discharges into the air and water;

     .    the handling and disposal of solid and hazardous wastes;

     . the remediation of soil and groundwater contamination by petroleum products or hazardous substances and wastes; and

     .    the health and safety of its employees.

     We continuously monitor our compliance with these environmental laws and regulations and believe that we currently are in substantial compliance with them.

     As is the case with most steel producers, we could incur significant costs related to environmental issues in the future, in particular those arising from remediation costs for historical waste disposal practices at our facilities, acquired in August 2002 from Republic Technologies. We currently believe that these costs are likely to be in the range of $3.9 million to $8.4 million over the lives of our facilities. Our reserve to cover probable environmental liabilities, including the matters discussed below, was approximately $5.6 million as of September 30, 2002. Except as noted below, we are not otherwise aware of any significant environmental compliance and remediation costs with respect to our facilities for which the establishment of a reserve would be appropriate at this time. To the extent we incur any such remediation costs, these costs will most likely be incurred over a number of years; however, future regulatory action regarding historical disposal practices at our facilities, as well as continued compliance with environmental requirements, may require us to incur significant costs that may have a material adverse effect on our future financial performance.

     Under the terms of the Asset Purchase Agreement, Republic Technologies agreed to indemnify us for a period of one year following the sale against any liabilities incurred as a result of any breach of Republic Technologies' representations, warranties or covenants contained in the agreement. The indemnification is capped at $5.0 million and will be paid from an escrow fund into which Republic Technologies will deposit any available cash other than cash received from us as consideration in the asset purchase transaction. This limited indemnification would only apply to liabilities arising from matters not disclosed to us in the Asset Purchase Agreement. In addition, Republic Technologies agreed to assist us in obtaining the benefits of indemnifications given Republic Technologies under previous transactions with US Steel, LTV Steel, and Bethlehem Steel for certain of the properties included in our purchase of various Republic Technologies assets. However, these Republic Technologies indemnifications may be of limited value because Republic Technologies did not file a proof of claim in either of the recent bankruptcy proceedings involving LTV Steel or Bethlehem Steel, and may not itself be able to obtain any indemnification coverage. The US Steel indemnification is very limited in scope and is only triggered after the expenditure of significant funds. Therefore, it is unlikely that any potential environmental liabilities associated with the purchased Republic Technologies assets will be offset by contributions from US Steel, LTV Steel or Bethlehem Steel required under contractual agreements with Republic Technologies.

     The U.S. Environmental Protection Agency has identified a number of solid waste management units, or "SWMUs," at the Hot Rolled Bar Plant in Canton, Ohio, operated by our predecessor, Republic Technologies. On June 16, 1999, Republic Technologies entered into an Administrative Consent Order with the U.S. EPA to investigate these SWMUs and propose appropriate remedial measures. Several significant areas of the former Republic Technologies facility were excluded from our purchase of the Canton Hot Rolled Bar Plant, and are no longer included in the areas for which we may have future remedial obligations. This segregation of liability for the purchased and excluded portions of the Canton facility, as well as similar segregations of liability for the purchased and excluded areas of the Lorain Plant, was recognized by the United States Bankruptcy Court for the Northern District of Ohio in the August 16, 2002 order authorizing our purchase of certain of Republic Technologies' assets. We anticipate that we will use a portion of our reserve to cover the cost of completing the investigation of the purchased areas of the Canton facility during the next few years, although the precise scheduling of these expenditures cannot be predicted at this time. Furthermore, we are currently unable to predict precisely the amount or timing of the costs we may be required to incur to investigate and, ultimately, to remediate these acquired properties in total, and acknowledge that the costs could exceed the amount currently in reserve.

     In 1996, Republic Technologies closed certain hazardous waste areas at the Massillon Cold Finished Bar facility, one of the facilities acquired by us. These actions were taken under state law following earlier inspections and assessments by the Ohio EPA and U.S. EPA regarding these areas. In October 2001, the U.S. EPA visited the site and requested an update on the nature of the closure, as part of an internal review on potential applicability of Resource Conservation and Recovery Act corrective action. The U.S. EPA continues to review this matter. We are unable to predict the nature, cost or timing of any future remedial obligations at this facility, but continue to allocate a portion of the reserve to this matter.

     Our Lorain, Ohio facility has been in continuous operation by us, as well as by our predecessors, Republic Technologies, USS/Kobe, US Steel and others for over 100 years. In 1997, the U.S. EPA conducted a multimedia inspection of the Lorain Plant, which was then owned by USS/Kobe. As a result of the inspection, the United States alleged past violations of the Clean Air Act, the Clean Water Act and the Resource Conservation and Recovery Act relating to the Lorain Plant, including the unpermitted treatment, storage or disposal of baghouse dust from the No. 2 Ladle Metallurgical Facility, which is one of the Republic Technologies assets recently purchased by us. The United States filed a proof of claim in the Republic Technologies bankruptcy proceeding based on these claims. Republic Technologies addressed the substantive issues raised by the United States, but Republic Technologies did not enter into any settlement agreement or consent order regarding those claims. The U.S. EPA could potentially seek additional resolution or satisfaction of this matter from us in the future, as the current owner of these portions of the Lorain facility. We are unaware of any other pending enforcement issues at the Lorain facility. Although environmental regulators have not required corrective action at this facility, we could incur investigation and remediation costs in the future. However, we are currently unable to predict the amount or timing of any other costs that we may be required to incur relating to areas of potential contamination at the Lorain facility.

     Bethlehem Steel is conducting or has conducted remedial investigation activities relating to a SWMU located on a portion of our Lackawanna, New York facility historically used for mill scale storage, which was identified as requiring corrective action by the U.S. EPA pursuant to an Administrative Order on Consent issued to Bethlehem Steel in 1990. We are not aware of the current status of this effort. Although Bethlehem Steel is ultimately liable for compliance with the Administrative Order on Consent, due to Bethlehem Steel's Chapter 11 filing there can be no assurance that Bethlehem Steel will meet its obligations. In the event that Bethlehem Steel does not satisfy its obligations with respect to this SWMU on our property, it is possible that the U.S. EPA may look to us as the owner of that SWMU for investigation and possibly for remediation. However, we are unable to predict the nature, cost, or timing of any future obligations at this facility.

     Various federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos-containing materials, or "ACMs." These laws and regulations may impose liability for the release of ACMs and may provide for third parties to seek recovery from owners or operators of facilities at which ACMs were or are located for personal injury associated with exposure to ACMs. We are aware of the presence of ACMs at our facilities, but we believe that such materials are in acceptable condition at this time. While no assurances can be given, we believe that any future costs related to remediation of ACMs at these sites will not be material, either on an individual basis or in the aggregate.

     See "Risk Factors--Our operations are subject to environmental laws and regulations that in the event of environmental contamination at our facilities may generate significant liability."

OUR PROPERTIES


     We own five manufacturing locations and lease our corporate offices. The following table shows the locations, square footage and production capacity as of January 1, 2003:


                                            APPROXIMATE SIZE        PRODUCTION CAPACITY (1)
             LOCATION                  (SQUARE FEET IN THOUSANDS)     (TONS IN THOUSANDS)
------------------------------------   --------------------------   -----------------------
Melt Shops/Caster Facilities:
   Canton, Ohio.....................              1,595                       925
   Lorain, Ohio.....................                688                     1,300
Hot-Rolling and Processing Mills:
   Lorain, Ohio (two mills).........              1,247                       800
   Lackawanna, New York.............              1,020                       600
Cold-Finishing Facilities:
   Massillon, Ohio (Rose Avenue)....                553                       120
   Gary, Indiana (Dunes Highway)....                266                        90
Corporate offices...................                 33                        --

----------
(1) Stated tons represent the production capacity of the individual facility only and do not represent our production capacity as a whole.


     We own all property relating to our manufacturing facilities. In addition, we maintain operating leases for various sales offices and a machine shop in Massillon, Ohio. Our corporate offices are located in Fairlawn, Ohio.


LEGAL PROCEEDINGS


     We are involved in various legal proceedings occurring in the ordinary course of business. It is the opinion of management, after consultation with legal counsel, that these matters will not materially affect our consolidated financial position, results of operations or cash flows.

     In connection with the closing of the asset purchase transaction with Republic Technologies, the USWA took the position that our new labor agreement did not apply to the unionized employees employed by Canadian Drawn Steel Company, Inc., a Canadian subsidiary of Republic Technologies. In light of the USWA's position and rather than delay consummation of the entire transaction, the parties negotiated the first amendment to the Asset Purchase Agreement, which, among various other matters, included the inventory and receivables of Canadian Drawn Steel in the assets we acquired and gave us a one-year option to purchase the other assets of Canadian Drawn Steel for nominal additional consideration, without adjustment to the overall purchase price. Under the option, if the business of Canadian Drawn Steel was sold to a third party, Republic Technologies will pay the net proceeds of that sale to us.

     On August 30, 2002, the USWA filed a motion with the Bankruptcy Court seeking to compel the sale to our company of substantially all of the assets of Canadian Drawn Steel. On September 17, 2002, we and

Republic Technologies filed separate objections to the USWA's motion, asserting, among other things, that the USWA had breached the agreement with Republic Technologies with respect to the unionized employees of Canadian Drawn Steel and was attempting to force our company to assume additional liabilities for legacy costs which we did not agree to assume under the Asset Purchase Agreement. In addition, Republic Technologies asserted various procedural defenses against the USWA and we objected to several of the factual assumptions underlying the USWA's proposed orders.

     The USWA withdrew its motion described above and on October 21, 2002 filed a complaint with the Bankruptcy Court seeking similar relief as in the motion. The complaint alleged, among other things, that by our company not purchasing substantially all of the assets of Canadian Drawn Steel, (i) Republic Technologies breached a shutdown agreement with the USWA, (ii) our company breached a letter agreement with the USWA, (iii) our company breached the Asset Purchase Agreement and (iv) our company and Republic Technologies violated an order of the Bankruptcy Court which approved the sale of assets by Republic Technologies to our company. In the complaint, the USWA requests the Bankruptcy Court to compel the sale to our company of substantially all of the assets of Canadian Drawn Steel. On December 4, 2002, we and Republic Technologies filed separate answers to the USWA's complaint in which we and Republic Technologies denied the principal allegations of the USWA and asserted various defenses and counterclaims. Our company expects to vigorously pursue this litigation.

                                   MANAGEMENT


     The description of our company's management in this section gives effect to the restructuring. See "Business - The Restructuring."

MANAGING DIRECTORS AND EXECUTIVE OFFICERS

     Republic Holdings is a limited liability company which manages Republic, its wholly-owned subsidiary. The board of managers of Republic Holdings directs the management of Republic and the day-to-day operation of Republic is managed by officers who are appointed by the board of managers of Republic Holdings. Prior to the restructuring, Republic was managed by a board of managers. The following table sets forth the name, position and age of each of the directors and executive officers of Republic Holdings, Republic and Blue Steel Capital as of January 1, 2003. N&T Railway, a limited liability company, has no directors or officers and is managed by Republic, its sole member.

NAME                     POSITION                                                       AGE
-----                    --------                                                       ---
Joseph F. Lapinsky       President and Chief Executive Officer of Republic,             53
                         Republic Holdings and Blue Steel Capital and Managing
                         Director of Republic Holdings

John G. Asimou           Executive Vice President, Technology and Quality               57
                         Assurance of Republic

James T. Thielens, Jr.   Vice President, Marketing of Republic                          44

Charles T. Cochran       Vice President, Sales of Republic                              48

Noel J. Huettich         Vice President, Hot Roll Bar Operations of Republic            57

Joseph Kaczka            Chief Financial Officer, Vice President, Finance and           55
                         Controller, and Secretary of Republic, Republic
                         Holdings and Blue Steel Capital

James T. Kuntz           Vice President, Purchasing and Materials Management
                         of Republic                                                    64

John B. George           Vice President, Finance and Treasurer of Republic,
                         Republic Holdings and Blue Steel Capital                       56

John Willoughby          Vice President, Human Resources of Republic                    55

Eugene J. Keilin         Managing Director of Republic Holdings                         60

Michael G. Psaros        Chairman of the Board of Managers and Managing Director        35
                         of Republic Holdings and Director of Blue Steel Capital

David Shapiro            Managing Director of Republic Holdings                         40

Stephen Presser          Managing Director of Republic Holdings and Director of
                         Blue Steel Capital                                             43

Philip A. Arra, Jr.      Managing Director of Republic Holdings and Director of
                         Blue Steel Capital                                             32

Kelby Hagar              Managing Director of Republic Holdings and Director of
                         Blue Steel Capital                                             32

Lynn Williams            Managing Director of Republic Holdings                         78



     Joseph F. Lapinsky has over 28 years of experience in the steel industry. Mr. Lapinsky joined our company in August 2002 and currently serves as President and Chief Executive Officer of Republic, Republic Holdings and Blue Steel Capital and as a managing director of Republic Holdings. Prior to joining our company, Mr. Lapinsky held several positions at Republic Technologies and its predecessors. He became President and Chief Operating Officer of Bar Technologies Inc. and Republic Engineered Steels, Inc. in October 1998. Mr. Lapinsky also became a director of Republic Engineered Steels, Inc. at that time. Mr. Lapinsky became Chief Executive Officer and a director of Republic Technologies International Holdings, LLC in February 2000. Mr. Lapinsky served as a corporate Vice President and President of Republic Engineered Steels, Inc.'s Hot Rolled Bar Division from January 1997 to September 1998. Prior to that time he served as General Manager of Republic Engineered Steels, Inc.'s hot-rolled bar operations from September 1995 to January 1997. Prior to that time he was Executive Vice President of Autumn Industries, Inc. from September 1991 to September 1995 and Executive Vice President of CSC Industries, Inc. from December 1987 to September 1991. Mr. Lapinsky was a director and executive officer of Republic Technologies at the time Republic Technologies, its immediate parent company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.

     John G. Asimou has over 33 years of experience in the steel industry. Mr. Asimou joined our company in August 2002 and currently serves as Executive Vice President, Technology and Quality Assurance of Republic. Prior to joining our company, Mr. Asimou held several positions at Republic Technologies and its predecessors. Mr. Asimou joined Republic Technologies in October 1996 and served as Executive Vice President, Operating Technology and Quality Assurance. Mr. Asimou served as Executive Vice President and General Manager, Cold Finished Bar Division from October 1998 to May 2001, and Executive Vice President of Technology and Development of Republic Technologies from August 1996 until September 1998. From 1993 to 1996, Mr. Asimou was Vice President - Quality & Technology for Birmingham Steel Corporation. From 1986 to 1993, Mr. Asimou served as General Manager - Quality and Technology of American Steel & Wire Corporation. From 1984 to 1986, Mr. Asimou was Metallurgical Service Engineer for Bethlehem Steel Corporation. From 1968 to 1984, Mr. Asimou served in various SBQ bar and rod assignments for United States Steel Corporation, a fully integrated steel producer. Mr. Asimou was an executive officer of Republic Technologies at the time Republic Technologies, its immediate parent company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.

     James T. Thielens, Jr. has over 21 years of experience in the steel industry. Mr. Thielens joined our company in August 2002 and currently serves as Vice President, Marketing of Republic. Mr. Thielens had been employed by Republic Technologies prior to joining our company. Mr. Thielens joined Republic Technologies in 1989 and served as Vice President, Marketing. Mr. Thielens served as Vice President, Commercial Hot Rolled Bar Division from October 1998 to February 2001, and Vice President, Sales and Marketing, of Republic Engineered Steels, Inc.'s Hot Rolled Bar Division from March 1997 until September 1998. He served as General Manager of Marketing for Republic Engineered Steels, Inc. from March 1995 to March 1997 and as a Regional Sales Manager of Republic Engineered Steels, Inc.'s Bar Products Division from April 1994 to March 1995. Prior to that time he held various sales and marketing positions at Republic Engineered Steels, Inc. since its formation in 1989. Mr. Thielens was an executive officer of Republic Technologies at the time Republic Technologies, its immediate parent company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.

     Charles T. Cochran has over 25 years of experience in the steel industry. Mr. Cochran joined our company in August 2002 and currently serves as Vice President, Sales of Republic. Mr. Cochran had been employed by Republic Technologies prior to joining our company. Mr. Cochran joined Republic Technologies 1989 and served as Vice President, Sales. He served as Vice President, Commercial, Cold Finished Bar Division for Bar Technologies Inc. and Republic Engineered Steels, Inc. from October 1998 to February 2001. Mr. Cochran served as Vice President, Sales and Marketing, of Republic Engineered Steels, Inc.'s Cold Finished Bar Division from January 1997 to September 1998. He served as Vice President, Sales and Marketing of Republic Engineered Steels, Inc.'s Bar Products Division from January 1995 to January 1997. From May 1994 to January 1995 he was Republic Engineered Steels, Inc.'s General Manager, Cold Finished Bar Division. Prior to that time he held various regional sales positions at Republic Engineered Steels, Inc. since its formation in 1989. Mr. Cochran was an executive officer of Republic Technologies at the time Republic Technologies, its immediate parent company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.

     Noel J. Huettich has over 31 years of experience in the steel industry. Mr. Huettich joined our company in August 2002 and currently serves as Vice President, Hot Roll Bar Operations of Republic. Mr. Huettich had been employed by Republic Technologies prior to joining our company. He became Vice President, Hot Rolled Bar Operations for Republic Technologies in November 2000. Prior to this appointment, Mr. Huettich was the general manager for the Lorain plant, after having served as manager for both the Canton and Massillon facilities. In his 29 years at Republic Engineered Steels, Inc., Huettich has held positions of increasing responsibility including manager of process metallurgy, manager of the Canton No. 4 melt shop and manager of the Canton Bloom Cast facility, where he was part of the successful start-up. Mr. Huettich was an executive officer of Republic Technologies at the time Republic Technologies, its immediate parent company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.

     Joseph Kaczka joined our company in August 2002 and currently serves as Chief Financial officer, Vice President, Finance and Controller, and Secretary of Republic, Republic Holdings and Blue Steel Capital. Mr. Kaczka had been employed by Republic Technologies prior to joining our company. He became Vice President of Finance and Controller for Republic Technologies International, LLC in September 1999. Mr. Kaczka joined Republic Technologies after 32 years of service with USS/Kobe Steel company and its predecessor companies. He most recently served as Treasurer and Controller for USS/Kobe Steel company, which he had held since 1997. From 1995 through 1997, Mr. Kaczka held the position of Treasurer for USS/Kobe Steel company and from 1989 through 1995 he served as Controller for USS/Kobe Steel company. Prior to 1989, he held various positions at USX Corporation locations in Pennsylvania, Alabama and Ohio. Mr. Kaczka was an executive officer of Republic Technologies at the time Republic Technologies, its immediate parent company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.

     James T. Kuntz joined our company in August 2002 and currently serves as Vice President, Purchasing and Materials Management of Republic. Mr. Kuntz had been employed by Republic Technologies prior to joining our company. He was named Vice President, Purchasing and Supply Chain Management at Republic Technologies in November 2000. Prior to joining Republic, Mr. Kuntz was Vice President of Global Indirect Purchasing at TRW, Inc. in Lyndhurst, Ohio, a global technology, manufacturing and service company. Prior to that, Mr. Kuntz served in purchasing management positions at AMTRAN in Conway, Arkansas, and Southwest Mobile Systems in West Plains, Missouri.

     John B. George has over 32 years of experience in the steel industry. Mr. George joined our company in August 2002 and currently serves as Vice President, Finance and Treasurer of Republic, Republic Holdings and Blue Steel Capital. Mr. George had been employed by Republic Technologies and its predecessors prior to joining our company. He became Vice President of Finance and Treasurer for Bar Technologies Inc. and Republic Engineered Steels, Inc. in October 1998. He was also appointed Secretary in December 1998. Prior to joining Republic Technologies, Mr. George previously served as Treasurer of Republic Engineered Steels, Inc., since April 1991. From November 1989 to April 1991, he was Assistant Treasurer for Republic Engineered Steels, Inc. Mr. George was an executive officer of Republic Technologies at the time Republic Technologies, its immediate parent company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.

     John Willoughby joined our company in August 2002 and currently serves as Vice President, Human Resources of Republic. He joined Republic Technologies in June 2000 and served as Vice President, Human Resources. Mr. Willoughby was most recently Vice President of Human Resources at RHI Refractories America, a Pittsburgh-based company. Mr. Willoughby was also Chief Human Resources and Communications Executive at North American Refractories for more than two years. Previously, Mr. Willoughby had spent nearly 20 years at Republic Engineered Steels, Inc.'s predecessor companies. He was General Supervisor of Labor Relations for six years at Republic Engineered Steels, and served in Labor Relations and Public Affairs positions with LTV Steel company's bar group and with Republic Steel Corporation's Cleveland headquarters. Mr. Willoughby was an executive officer of Republic Technologies at the time Republic Technologies, its immediate parent company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.

     Eugene J. Keilin was appointed as a managing director of Republic in August 2002 and was appointed as a managing director of Republic Holdings in January 2003 in connection with the restructuring. Mr. Keilin co-founded KPS Special Situations Fund, L.P., a private equity fund focused on constructive investing in restructurings, turnarounds and other special situations, in 1998, and Keilin & Co. LLC, an invest banking firm specializing in providing financial advisory services in connection with mergers, acquisitions and turnaround situations, in 1990. Mr. Keilin serves on the board of directors of several companies, including Blue Ridge Paper Products Inc., a manufacturer of envelope grade paper and board used in liquid packaging ("Blue Ridge"); Blue Heron Paper company, a manufacturer of newsprint and groundwood paper products ("Blue Heron"); DeVlieg Bullard II, Inc., a machine tool manufacturer ("DeVlieg"); United Road Services Inc., a public company and leading national provider of a broad array of motor vehicle transport, towing and recovery services ("United Road Services"); Curtis Papers, Inc, a producer of specialty and premium papers ("Curtis"); Genesis Worldwide II, Inc., a capital goods manufacturer servicing all segments of the metals industry ("Genesis"); New Flyer Industries, Ltd., a maker of transit buses ("New Flyer"). Mr. Keilin previously served on the board of directors of Weirton Steel Corporation. Prior to founding KPS and co-founding Keilin & Co., Mr. Keilin was a General Partner of Lazard Freres & Co.

     Michael G. Psaros was appointed as a managing director of Republic and a director of Blue Steel Capital in July 2002 and was appointed Chairman of the Board of Managers in October 2002. Mr. Psaros was appointed as a managing director and Chairman of the Board of Republic Holdings in January 2003 in connection with the restructuring. Mr. Psaros is a founding and Managing Principal of KPS and joined Keilin & Co. in 1991. Mr. Psaros serves on the Board of Directors of the following KPS portfolio companies: Blue Ridge, Blue Heron, DeVlieg, United Road Services, Curtis, Genesis and New Flyer. Mr. Psaros is also a Managing Principal of Keilin & Co. LLC, which he joined in 1991. Prior to joining Keilin & Co., Mr. Psaros was an investment banker with Bear, Stearns & Co., Inc.

     David Shapiro was appointed as a managing director of Republic in August 2002 and was appointed as a managing director of Republic Holdings in January 2003 in connection with the restructuring. Mr. Shapiro co-founded KPS and is currently a Managing Principal of KPS and Keilin & Co. Mr. Shapiro joined Keilin & Co. in 1991. Mr. Shapiro serves on the board of directors of the following KPS portfolio companies: Blue Ridge, Blue Heron, DeVlieg, United Road Services, Curtis, Genesis and New Flyer. Prior to joining Keilin & Co., Mr. Shapiro was an investment banker with Drexel Burnham Lambert and Dean Witter Reynolds.

     Stephen Presser was appointed as a managing director of Republic and a director of Blue Steel Capital in July 2002 and was appointed as a managing director of Republic Holdings in January 2003 in connection with the restructuring. Mr. Presser joined KPS and Keilin & Co. in 1998 and is currently a Principal of KPS and Keilin & Co. Mr. Presser serves on the board of directors of the following KPS portfolio companies: Blue Ridge, Blue Heron, DeVlieg and United Road Services. Prior to joining KPS and Keilin & Co., Mr. Presser was a partner in the law firm of Cohen, Weiss and Simon of New York.

     Philip A. Arra, Jr. was appointed as a managing director of Republic and a director of Blue Steel Capital in July 2002 and was appointed as a managing director of Republic Holdings in January 2003 in connection with the restructuring. Since 2001, Mr. Arra has been employed as a Vice President by Hunt Investment Group, L.P., a private equity investment group. Prior to joining Hunt, Mr. Arra worked in J.P. Morgan & Co.'s Mergers and Acquisitions, Consumer Products and Financial Sponsors practices from June 1999. In addition, Mr. Arra worked in the Acquisitions Group of KSL Fairways, a leveraged build-up in the recreation industry sponsored by Kohlberg Kravis Roberts & Co. from March 1995 through July 1997.

     Kelby Hagar was appointed as a managing director of Republic and a director of Blue Steel Capital in July 2002 and was appointed as a managing director of Republic Holdings in January 2003 in connection with the restructuring. Since 2001, Mr. Hagar has been employed as a Vice President by Hunt Investment Group, L.P. Prior to joining Hunt, Mr. Hagar founded GroceryWorks.com, Inc., a vertically integrated online home grocery business. Mr. Hagar served as the President of GroceryWorks from its founding in 1999 until the purchase of GroceryWorks by Safeway, Inc. and Tesco, plc. in 2001. From 1995 to 1999, Mr. Hagar served as an attorney with Gibson, Dunn & Crutcher, LLP's Corporate and Taxation sections.

     Lynn Williams was appointed as a managing director of Republic in August 2002 and was appointed as a managing director of Republic Holdings in January 2003 in connection with the restructuring. Mr. Williams has been retired since 1994. From 1983 until his retirement, Mr. Williams served as President of the United Steelworkers of America. Mr. Williams was a director of Republic Technologies at the time Republic Technologies, its immediate parent company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.


COMPOSITION OF BOARD OF MANAGERS


     Republic Holdings' Amended and Restated Limited Liability Company Agreement provides that the board of managers will consist of nine individuals appointed from time to time as follows. Blue Bar Holdings, L.P., a Delaware limited partnership and the sole member of Republic Holdings, or any transferee of more than 50% of Blue Bar Holdings, L.P.'s membership interest in Republic Holdings is entitled to designate and appoint six managing directors and to remove and replace such individuals at any time and from time to time, with or without cause. The USWA is entitled to designate and appoint one managing director and to remove and replace such individual at any time and from time to time, with or without cause. The person serving as chief executive officer of Republic Holdings, currently Mr. Lapinsky, will serve as a managing director for so long as he or she serves as the chief executive officer of Republic Holdings or until removed by the board of managers, with or without cause, or until his or her resignation or death. The board of managers will from time to time designate a duly appointed officer of our company in addition to the chief executive officer to serve as a managing director, and such officer shall serve as a managing director until removed by the board of managers, with or without cause, or until his or her resignation or death.



     The managing directors of Republic Holdings, which is a Delaware limited liability company, are elected in a different manner than the directors of a Delaware corporation, a more common form of business entity. In general, directors of a Delaware corporation are elected by its shareholders typically at an annual meeting. Nominees for director are typically designated by the then constituted board of directors of the corporation and stockholders are asked to vote on whether each nominee should be elected as a director. By contrast, the selection of managing directors of Republic Holdings is governed by its Amended and Restated Limited Liability Company Agreement, one of its governing documents. That agreement, as noted above, provides for a board of nine managing directors, of which six are designated by Blue Bar Holdings, L.P., one is designated by the USWA, one is the chief executive officer of Republic Holdings and one is an officer chosen by the chief executive officer. The agreement does not provide for a meeting of equity holders or a vote of equity holders on the selection of managing directors.


COMMITTEES OF BOARD OF MANAGERS


     The board of managers of Republic Holdings is authorized to delegate authority to committees, but has not designated any committees at this time. The entire board of managers will perform the functions of an audit committee until such time as an audit committee is established, if at all. None of our executive officers has served as a member of the compensation committee, a similar committee or the board of directors of another entity, one of whose executive officers served on our board of managers.


COMPENSATION OF MANAGING DIRECTORS


     The board of managers of Republic Holdings is authorized to fix the compensation of managing directors. The managing directors may be reimbursed for their expenses, if any, of attendance at each meeting of the board of managers and may be paid either a fixed sum for attendance at each meeting of the board of managers or a stated salary as a managing director. Members of any committees formed by the board of managers may be allowed like compensation for attending committee meetings. The board of managers has not established the compensation arrangements for its members.


EXECUTIVE COMPENSATION

         The following table sets forth compensation information for the chief executive officer of Republic Holdings and each of the four other most highly compensated executive officers of Republic Holdings and our wholly-owned subsidiaries, Republic, Blue Steel Capital and N&T Railway, for the fiscal year ended December 31, 2002.



                                               SUMMARY COMPENSATION TABLE
                                                                                                  All Other
           Name and Principal Position                  Year    Salary(1)        Bonus           Compensation
           ---------------------------                  ----    ---------        -----           ------------

Joseph F. Lapinsky
     President and Chief Executive Officer of
     Republic Holdings, Republic and Blue Steel
     Capital .......................................    2002    $575,000         $56,250            $4,862

John G. Asimou
     Executive Vice President,
     Technology and Quality Assurance of Republic ..    2002    $236,250         $     -            $    -

Noel J. Huettich
     Vice President, Hot Bar Roll Operations of
     Republic ......................................    2002    $213,370         $     -            $    -

Joseph A. Kaczka
     Chief Financial Officer, Vice President,
     Finance and Controller of Republic Holdings,
     Republic and Blue Steel Capital ...............    2002    $180,000         $     -            $    -

James T. Kuntz
     Vice President, Purchasing and Material
     Management of Republic ........................    2002    $180,000         $     -            $    -


________________

     (1) The salaries for Messrs. Lapinsky, Asimou, Huettich, Kaczka and Kuntz are shown on an annualized basis. Because we did not commence operations until August 16, 2002, the actual salaries for these officers for the fiscal year ended December 31, 2002 were as follows: Mr. Lapinsky - $215,625; Mr. Asimou - $88,594; Mr. Huettich - $78,972; Mr. Kaczka - $66,667; and Mr. Kuntz - $67,500.



EMPLOYMENT AGREEMENTS


     We entered into an employment agreement with Mr. Lapinsky which became effective as of August 16, 2002. This agreement will continue in effect until December 31, 2004, unless either Mr.

Lapinsky or our company gives the other party written notice of termination on or before September 30th of any given year during such term. If no such notice is given, the agreement automatically extends for an additional 12-month period ending December 31. Mr. Lapinsky's annual base salary is initially, and will not be less than, $575,000, subject to annual increases as determined by our board of managers. Mr. Lapinsky is also entitled to receive an annual bonus of not less than $150,000. Mr. Lapinsky's employment agreement also entitles him to receive, subject to a vesting schedule, an equity appreciation interest with respect to 4.5% of Republic's equity, fully diluted as of August 16, 2002. Mr. Lapinsky's employment agreement will be amended to provide that he will receive equity in Republic Holdings rather than Republic.


     During Mr. Lapinsky's employment, our company will provide Mr. Lapinsky with

     .    term life insurance in an amount equal to four times his base salary;

     . payment of fees at one social, dining, athletic or country club that the board of managers has approved for use by Mr. Lapinsky for priority business entertainment purposes;

     .    the right to participate in the 401(k) plan;

     .    long-term disability coverage providing a monthly benefit of $22,500;

     .    $1,000 annual allowance for tax return preparation expenses;

     . a one-time $1,000 allowance for legal fees incurred in reviewing Mr. Lapinsky's employment agreement; and

     .    a two year renewable automobile lease.

     Our company will also reimburse Mr. Lapinsky for all reasonable expenses incurred by Mr. Lapinsky in carrying out his duties.

     Our company or Mr. Lapinsky may terminate Mr. Lapinsky's employment at any time for any reason by written notice. If Mr. Lapinsky's employment is terminated (i) by our company for any reason other than cause, disability or death or (ii) by Mr. Lapinsky for good reason, our company will continue to pay Mr. Lapinsky's base salary for the remainder of the term of employment. In addition, Mr. Lapinsky will, during the period that he continues to be compensated, continue participation and benefits under our company's health, dental, life insurance and long term disability plans. Notwithstanding anything to the contrary, Mr. Lapinsky will not be entitled to payment of his base salary and benefits for more than 36 months following any such termination.

MANAGEMENT INCENTIVE PLAN


     Under the Asset Purchase Agreement, we are obligated to adopt an equity-based incentive plan for senior management of our company. We expect that participants in the plan will receive grants of equity appreciation interests in Republic Holdings with the terms, conditions and amounts of the grants to be determined by our board of managers. The equity appreciation interests will be with respect to up to 9% of Republic Holdings' equity, fully diluted as of the August 16, 2002, which includes the 4.5% equity appreciation interest we agreed to grant to Mr. Lapinsky under his employment agreement.


     Our company intends to develop a severance plan for salaried employees, which will provide severance consideration to all employees. Currently, this plan is expected to provide severance from two weeks to one year depending on a particular employee's service and position. In addition, our company plans to provide life insurance benefits similar to such benefits provided previously by Republic Technologies with any necessary modifications to comply with recent changes in the law that restrict loans to executive officers.

                               SECURITY OWNERSHIP


     The description of the beneficial ownership of our company in this section gives effect to the restructuring. See "Business--The Restructuring."



     Republic is a limited liability company which is managed by Republic Holdings, its sole member. Republic Holdings is a Delaware limited liability company. Except as indicated below, the following table sets forth information at January 1, 2003 as to the approximate beneficial ownership of the voting securities of Republic Holdings by: (i) owners of more than 5% of the outstanding equity, (ii) our company's named executive officers and Republic Holdings' managing directors, and (iii) all of such executive officers and managing directors as a group.

     The USWA holds one voting unit, which entitles it to appoint one managing director to Republic Holdings' board of managers for so long as it maintains its position as the collective bargaining representative for any employees of our company and its subsidiaries. The voting unit held by the USWA is not a membership interest in our company and does not entitle the union to share in the profits or losses of our company. Except as indicated in the footnotes to this table, our company believes that the persons named in the table have sole voting and investment power with respect to all equity interests shown as beneficially owned by them. Unless otherwise indicated below, the address for each of our beneficial owners is c/o Republic Engineered Products LLC, 3770 Embassy Parkway, Akron, Ohio 44333-8367.


                                                             OWNERSHIP OF REPUBLIC ENGINEERED
                                                                   PRODUCTS HOLDINGS LLC
                                                           ----------------------------------
Name and Address                                           NUMBER OF UNITS   PERCENTAGE OWNED
--------------------------------------------------------   ---------------   ----------------
Blue Bar Holdings, L.P. (1)(2)..........................        1,000              100%
   c/o Blue Steel Corporation
   200 Park Avenue
   New York, New York 10166
Joseph F. Lapinsky......................................           --               --
Eugene J. Keilin (1)(3).................................           --               --
David Shapiro (1)(3)....................................           --               --
Michael G. Psaros (1)(3)................................           --               --
Stephen Presser (1)(3)..................................           --               --
Philip A. Arra, Jr. (2)(4)..............................           --               --
Kelby Hagar (2)(4)......................................           --               --
Lynn R. Williams........................................           --               --
John G. Asimou..........................................           --               --
Noel J. Heuttich........................................           --               --
John B. George..........................................           --               --
Joseph A. Kaczka........................................           --               --
James T. Kuntz..........................................           --               --
All managing directors and named executive officers as a
group (13 persons) (1)(2)...............................           --               --

----------

     (1) KPS Special Situations Fund, L.P., a Delaware limited partnership ("KPS"), together with certain of its affiliates may be deemed to beneficially own the membership interests held of record by Blue Bar Holdings, L.P. KPS controls Blue Steel Corporation, a Delaware corporation and the sole general partner and a limited partner of Blue Bar Holdings, L.P. As of January 31, 2003, Blue Steel Corporation held an 80.8% economic interest in Blue Bar Holdings, L.P. The general partner of KPS is KPS Investors, LLC, a Delaware limited liability company ("KPS Investors"). KPS Investors is controlled by Messrs. Keilin, Psaros and Shapiro, each of whom is a managing director of our company. Mr. Psaros is the President and a director of Blue Steel Corporation, a principal of KPS and a member and manager of KPS Investors. Mr. Presser is the Treasurer and Secretary and a director of Blue Steel Corporation and a principal of KPS. Mr. Keilin is a principal of KPS and a member and manager of KPS Investors. Mr. Shapiro is a principal of KPS and a member and manager of KPS Investors. Each of Messrs. Psaros, Presser, Keilin and Shapiro disclaim beneficial ownership of the membership interests held of record by Blue Bar Holdings, L.P.

     (2) Hunt Investment Group. L.P., a Delaware limited partnership ("Hunt"), together with certain of its affiliates, may be deemed to beneficially own the membership interests held of record by Blue Bar Holdings, L.P. Hunt, together with its affiliates, control HIG-Steel Investors, L.P., a Delaware limited partnership and a limited partner of Blue Bar Holdings, L.P. At January 31, 2003, HIG-Steel Investors held a 19.2% economic interest in Blue Bar Holdings, L.P. Hunt and its affiliates may be deemed to beneficially own the membership interests held of record by Blue Bar Holdings, L.P. because the limited partnership agreement of Blue Bar Holdings, L.P. provides that certain extraordinary actions may not be taken without the consent of all the partners of Blue Bar Holdings, L.P. See "--Control by Blue Bar Holdings and Affiliates." HIG-Steel GP, L.L.C., a Delaware limited liability company, is the general partner and a limited partner of HIG-Steel Investors, L.P. and Hunt is a limited partner of HIG-Steel Investors, L.P. Hunt is ultimately controlled by members of the Ray L. Hunt family. Philip Arra and Kelby Hagar are Vice Presidents of Hunt and each disclaims beneficial ownership of the membership interests held of record by Blue Bar Holdings, L.P.

     (3) The address for each of Messrs. Psaros, Presser, Keilin and Shapiro is c/o KPS Special Situations Fund, L.P., 200 Park Avenue, New York, New York 10166.

     (4) The address for each of Messrs. Arra and Hagar is c/o HIG - Steel Investors, L.P., Fountain Place, 1445 Ross at Field, Dallas, Texas 75202.

CONTROL BY BLUE BAR HOLDINGS AND AFFILIATES


     Blue Bar Holdings, L.P. was formed for the purpose of investing in, and acquiring a majority of the membership interests in Republic Holdings, which is the sole member of Republic. Blue Bar Holdings, L.P. is governed by its limited partnership agreement to which Blue Steel Corporation and HIG - Steel Investors, L.P. are parties. Blue Steel Corporation is the sole general partner and a limited partner of Blue Bar Holdings, L.P. HIG - Steel Investors, L.P. is a limited partner of Blue Bar Holdings, L.P. At January 31, 2003, Blue Steel Corporation held an approximately 81% economic interest in Blue Bar Holdings, L.P., and HIG - Steel Investors, L.P. held an approximately 19% economic interest in Blue Bar Holdings, L.P.

     Pursuant to Republic Holdings' amended and restated limited liability company agreement, Blue Bar Holdings, L.P. is entitled to appoint six members to Republic Holdings' board of managers. Pursuant to Blue Bar Holdings, L.P.'s limited partnership agreement, of those six members, four are to be appointed by Blue Steel Corporation and two are to be appointed by HIG-Steel Investors, L.P. In addition, Blue Bar Holdings, L.P.'s limited partnership agreement requires the approval of all partners before the membership interests in Republic Holdings held by Blue Bar Holdings, L.P. are disposed of or Blue Bar Holdings, L.P. or its representatives consent to Republic Holdings taking certain extraordinary actions, including the sale of all or substantially all of our company's assets.


RELATED PARTY TRANSACTIONS


     Our company is party to a Management Services Agreement between Blue Bar, L.P. and Republic pursuant to which Blue Bar, L.P. will provide certain ongoing advisory and management services to Republic as requested by our company from time to time. Our company will pay Blue Bar, L.P. a quarterly fee of $250,000 for such services and will reimburse Blue Bar, L.P. and its affiliates for all reasonable costs and expenses incurred by them in providing such advisory and management services. Our company's obligation to make such payments will terminate upon the first to occur of (i) August 16, 2012 and (ii) the end of the fiscal year in which Blue Bar, L.P., or any of its affiliates, directly or indirectly, ceases to own any membership interests in our company. As part of the restructuring described in "Business--The Restructuring," Blue Bar, L.P. assigned to Blue Bar Holdings, L.P. its interests and obligations under the Management Services Agreement.

     On August 16, 2002, we paid one-time transaction fees of $3.2 million to an affiliate of KPS and $.8 million to an affiliate of Hunt. These transaction fees were paid out of the proceeds of the capital contribution made by Blue Bar L.P., the predecessor of Republic Holdings to our company contemporaneously with our acquisition of assets from Republic Technologies.

                       DESCRIPTION OF OUR CREDIT FACILITY

OVERVIEW


     The description of the credit facility in this section gives effect to the restructuring. See "Business--The Restructuring."


     We entered into a creditfacility with Fleet Capital Corporation, as administrative agent and co-agent, and Bank of America, N.A., JP Morgan Chase Bank, Foothill Capital Corporation and GE Capital CFE, Inc., as co-agents, and other lenders.

     Our credit facility consists of a senior revolving credit facility with a total commitment of up to $336.0 million. This total commitment will automatically reduce by $5.0 million on the first day of each quarter commencing the fiscal quarter that begins on July 1, 2003 until such time as the total commitment is reduced to $275.0 million. The amount available to be borrowed at any time is limited by a borrowing base described below.

     The credit facility matures on June 30, 2007.


     The obligations under the credit facility are secured and are unconditionally and irrevocably guaranteed jointly and severally by Republic Holdings and each of Republic's subsidiaries other than 2011448 Ontario Limited. Republic Holdings' obligations under its guarantee and recourse against Republic Holdings are limited to the membership interests in Republic owned by Republic Holdings, which have been pledged to secure the guarantee.


SECURITY INTERESTS

     Our borrowings under our credit facility are secured by a first priority perfected security interest in:


     . the capital stock and other equity interests of each direct and indirect subsidiary of Republic Holdings, other than 2011448 Ontario Limited, which collateral also secures the notes on an equal and ratable basis; and


     . all of our presently owned and subsequently acquired inventory, accounts receivable, intellectual property and related assets (other than those of Republic Holdings) and the real estate and fixed assets comprising, and the intellectual property relating to, our Canton, Ohio Caster and Continuing Rolling Facility, or Canton CR(TM).


AVAILABILITY

     Availability under our credit facility is limited to a borrowing base. We borrowed an aggregate of $269.7 million in connection with the closing of the acquisition of assets of Republic Technologies, and we are entitled to draw amounts under the new credit facility to finance working capital and capital expenditures, and for other general corporate purposes.

     The borrowing base equals:

     .    85% of "eligible accounts receivable"; plus

     . the sum of 60% of the net book value of "eligible inventory" and the "special inventory advance" subject to a maximum; plus

     . the "eligible fixed asset component" which is currently $100.0 million and will be reduced by $5.0 million on the first day of each fiscal quarter through the maturity date.

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     The administrative agent under the credit facility has the right in its discretion to modify advance rates, eligibility standards and reserves applicable to the borrowing base based on the results of commercial finance examinations, appraisals and other information.

INTEREST RATES AND FEES

     Borrowings under the credit facility bear interest, at our option, at either:

     . a base rate equal to the higher of the "prime rate" announced from time to time by Fleet National Bank at its office in Boston, Massachusetts or the weighted average of rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, plus the applicable margin; or

     . a Eurodollar rate on deposits for one, two, three or six month periods, plus the applicable margin.

     The applicable margin on base rate loans initially is 1.25% and on Eurodollar loans is 3.00%. The applicable margin on base rate and Eurodollar loans may be reduced to as low as 0.25% and 2.00%, respectively, if we achieve specified reduced leverage ratios.


     As of January 1, 2003, borrowings under the credit facility are accruing interest at the rate of 5.5% per year for base rate loans and 4.41% per year for Eurodollar loans.


     We also pay the lenders a commitment fee on the unused commitments under the new credit facility equal to 0.50% per annum, payable monthly in arrears.

MANDATORY AND OPTIONAL REPAYMENT

     Subject to certain exceptions and materiality thresholds, including with respect to the reinvestment of proceeds, we are required to prepay outstanding loans and/or reduce commitments under the credit facility with the net proceeds of specified

     .    asset dispositions,

     .    casualty and condemnation recovery events,

     .    issuances of equity, and

     . incurrences of debt that are not permitted to be incurred under the credit facility.

     We may voluntarily prepay loans under our credit facility, in whole or in part, without penalty, subject to minimum prepayments. If we prepay Eurodollar rate loans other than at the end of an interest period, we are required to reimburse lenders for their breakage and redeployment costs.

COVENANTS

     Our credit facility contains negative covenants and provisions that restrict, among other things, our ability to

     .    incur additional indebtedness or guarantee the obligations of others,

     .    grant liens,

     .    make investments,

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     .    pay dividends, repurchase stock or make other forms of restricted payments,

     .    merge, consolidate or acquire assets or stock,

     .    engage in sale and leaseback transactions or dispose of assets,

     .    make capital expenditures in excess of specified annual amounts,

     .    engage in transactions with our affiliates, and

     .    prepay or amend the notes.

     The credit facility also requires us and our subsidiaries to meet financial covenants and ratios, particularly a minimum fixed charge coverage ratio based on operating cash flow to total debt service to be tested quarterly commencing on March 31, 2004.

     The credit facility also contains the following affirmative covenants requiring, among other things:

     .    mandatory reporting of financial and other information,

     .    access to our properties and books by the new credit facility lenders,

     . notice to be provided to the administrative agent and the credit facility lenders upon the occurrence of specified events of default and other events, and

     . other customary obligations requiring us and our subsidiaries to operate our business in an ordinary manner consistent with past practices, including the maintenance of accurate books and records, insurance coverage and the payment of taxes and other government charges.

EVENTS OF DEFAULT

     The credit facility specifies customary events of default, including:

     .    non-payment of principal, interest or fees,

     .    violation of covenants in the credit facility,

     . specified types of defaults by us under documents evidencing other indebtedness,

     .    change of control, and

     . failure to maintain the security interest in, or significant diminution in the value of, the collateral securing the credit facility.

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                            DESCRIPTION OF THE NOTES

     The notes were issued under an Indenture dated as of August 16, 2002 among Republic Engineered Products LLC, which we refer to as "Republic," and Blue Steel Capital Corp., which we refer to as "Blue Steel Capital," as issuers, N&T Railway Company LLC and Blue Bar, L.P., as guarantors, and LaSalle Bank National Association, as trustee. Blue Bar, L.P. will merge with and into Republic Engineered Products Holdings LLC. In connection with the restructuring, Republic, Blue Steel Capital, N&T Railway Company LLC, Republic Engineered Products Holdings LLC and LaSalle Bank National Association will enter into the First Supplemental Indenture. While Republic and Blue Steel Capital, which together we refer to as the "issuers," are jointly and severally liable for the obligations under the notes, Blue Steel Capital has only nominal assets, does not conduct any operations and was formed solely to act as co-issuer of the notes. Upon the effectiveness of the registration statement, the Indenture will be subject to and governed by the Trust Indenture Act of 1939.

     The following discussion includes a summary of the material provisions of the indenture and notes. For further information regarding the terms and provisions of the indenture and notes, including the definitions of certain terms, and terms made part of the indenture by the Trust Indenture Act, please refer to the indenture and form of notes which we have filed as exhibits to the registration statement of which this prospectus is part. We urge you to read these documents. The definitions of certain capitalized terms used in the following summary are set forth below under "-Certain Definitions."

     The description of the indenture in this section gives effect to the restructuring. See "Business - The Restructuring."


GENERAL

     The notes have been issued and will be distributed only in registered form, without coupons, in denominations of $1.00 and integral multiples of $1.00. Principal of and interest on the notes are payable, and the notes will be transferable, at the corporate trust office or agency of the trustee in the City of Chicago maintained for such purposes. In addition, at the issuers' option, interest may be paid by wire transfer or check mailed to the person entitled thereto as shown on the register for the notes.

MATURITY, INTEREST AND PRINCIPAL OF THE NOTES

     The outstanding notes are senior secured obligations of the issuers, limited to $80.0 million aggregate principal amount, and will mature on August 16, 2009. Interest on the notes accrues at the rate of 10% per annum and is payable quarterly in cash on each March 31, June 30, September 30 and December 31, commencing September 30, 2002, to the Holders of record of notes at the close of business on March 15, June 15, September 15, and December 15 immediately preceding each such interest payment date. We refer to the date on which interest on the notes is to be paid as the "Interest Payment Date." Interest on the notes accrues from the most recent date which interest has been paid or, if no interest has been paid, from the original date of issuance of the notes, which we refer to as the "Issue Date." Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days elapsed.

OPTIONAL REDEMPTION

     The notes are redeemable, in whole but not in part, at the option of the issuers, at any time at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, to but excluding the date of redemption.

MANDATORY REDEMPTION

     Republic will apply any Net Cash Proceeds from Assets Sales of Collateral to the redemption of notes.

     On the 35th day prior to each Interest Payment Date, the Collateral Agent will notify the trustee and the issuers as to the amount of cash and Cash Equivalents then held by the Collateral Agent constituting Net Cash Proceeds of Asset Sales and other dispositions of Collateral. On or before each Interest Payment Date, the Collateral Agent will pay to the trustee in cash the amount so notified to the

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trustee pursuant to the prior sentence, and upon receipt by the trustee of the funds, the trustee will apply the funds to redeem the notes on the Interest Payment Date.

SELECTION AND NOTICE OF REDEMPTION

     If less than all of the notes are to be redeemed at any time pursuant to a mandatory redemption, selection of notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis. However, no notes of a principal amount of $1.00 or less will be redeemed in part and any redemption may be subject to the procedures of DTC.

     Notice of redemption will be mailed by first-class mail at least 30 days before the redemption date to each Holder of notes to be redeemed at its registered address. See "Book-Entry; Delivery and Form." If any note is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount thereof to be redeemed. In the event of the partial redemption of a certificated note, a new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the issuers have deposited with the paying agent for the notes funds in satisfaction of the applicable redemption price pursuant to the indenture.


OFFER TO PURCHASE UPON CHANGE OF CONTROL


     Upon the occurrence of a Change of Control, the issuers will notify the Holders, in the manner prescribed by the indenture, of such occurrence and will make an offer to purchase all notes then outstanding at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the payment date for the offer. The issuers must offer to purchase all of the notes on a business day that is not later than 60 days following the date of the occurrence of a Change of Control. We refer to the date by which the purchase must be made as the "Change of Control Payment Date." The Change of Control offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Payment Date.

     If a Change of Control offer is made, there can be no assurance that the issuers or the guarantors will have available funds sufficient to pay for all of the notes that might be delivered by Holders seeking to accept the Change of Control offer. The issuers will not be required to make a Change of Control offer following a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control offer made by the issuers and purchases all notes validly tendered and not properly withdrawn under such Change of Control offer.

     Alternatively, the issuers may assign all or part of their obligations to purchase all notes validly tendered and not properly withdrawn under a Change of Control offer to a third party. In the event of such an assignment, the issuers will be released from their obligations to purchase the notes as to which the assignment relates subject to the third party purchasing such notes.

     A Change of Control offer may be made in advance of a Change of Control, and conditioned upon such Change of Control to the extent a definitive agreement is in place for the Change of Control at the time of making of the Change of Control offer. Notes repurchased by the issuers pursuant to a Change of Control offer will have the status of notes issued but not outstanding or will be retired and cancelled, at the option of the issuers. Notes purchased by a third party upon assignment will have the status of notes issued and outstanding.

     The New Credit Facility contains, and other debt that may be incurred in the future could contain, prohibitions of certain events that would constitute a Change of Control. Moreover, the exercise by the Holders of their right to require the issuers to repurchase the notes could cause a default under such

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indebtedness even if the Change of Control itself does not, due to the financial effect of such repurchase on the issuers. In the event that a Change of Control occurs at a time when the issuers are prohibited from purchasing notes under the terms of any such indebtedness, the issuers could seek the consent of their lenders to purchase the notes or could attempt to refinance such indebtedness.
If the issuers do not obtain such consent or refinance such indebtedness, the issuers will remain prohibited from purchasing the notes or making the Change of Control offer. In such case, the issuers' failure to make the Change of Control offer or purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the New Credit Facility.

     If the issuers are required to make a Change of Control offer, the issuers will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations and any applicable requirements of any securities exchange on which the notes are listed and will not be deemed to have breached its obligations under the indenture by virtue thereof.

THE GUARANTEES

     Each of the Parent Guarantor and Subsidiary Guarantors fully and unconditionally guarantee on a joint and several basis all of the issuers' obligations under the notes and the indenture, including their obligations to pay principal and interest with respect to the notes. We refer to the guarantors' guarantees of the notes and the indenture as the "Guarantees." Except as provided in "-Certain Covenants" below, the issuers are not restricted from selling or otherwise disposing of any of the Subsidiary Guarantors.

     Pursuant to the Guarantees, if the issuers default in payment of any amount owing in respect of any notes, each guarantor will be obligated to duly and punctually pay the same. Pursuant to the terms of the indenture, each of the guarantors has agreed that its obligations under its Guarantee will be unconditional, irrespective of the absence of any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

     Notwithstanding the foregoing, the obligations of each guarantor will be limited to an amount not to exceed the maximum amount that can be guaranteed, as it relates to such guarantor, without being voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

     If no Default exists or would exist under the indenture, concurrently with any sale or disposition of any Subsidiary Guarantor by merger, sale of all or substantially all of its assets, liquidation or otherwise which is in compliance with the terms of the indenture, other than a transaction subject to the provisions described under the first paragraph of "-Consolidation, Merger, Sale of Assets," such Subsidiary Guarantor and each Subsidiary of such Guarantor that is also a Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Guarantee. A sale of assets or Capital Stock of a Subsidiary Guarantor may constitute an Asset Sale subject to the covenant regarding "-Certain Covenants-Disposition of Proceeds of Asset Sales."

RANKING

     The indebtedness of the issuers evidenced by the notes will rank senior in right of payment to all indebtedness of the issuers which is expressly subordinate in right of payment to the notes and will rank pari passu in right of payment with all other existing or future unsubordinated indebtedness of the issuers. The indebtedness of each guarantor evidenced by its Guarantee will rank senior in right of payment to all indebtedness of such guarantor which is expressly subordinated in right of payment to its Guarantee and will rank pari passu in right of payment with all other existing and future unsubordinated indebtedness of such guarantor.

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SECURITY

     For a summary description of the material terms of the Collateral securing the notes and the Guarantees and the Intercreditor Agreements which establish the relative rights and priorities of specified creditors, including the Holders, in and to the Collateral, see "Description of Collateral and Intercreditor Agreements."

CERTAIN COVENANTS

     Set forth below are certain covenants which are contained in the indenture.

     Limitation on Additional Indebtedness and Certain Preferred Stock. The indenture provides that Republic will not incur any Indebtedness, including any Acquired Indebtedness, or permit any of the Restricted Subsidiaries to incur any Indebtedness, including Acquired Indebtedness, or issue any Preferred Stock; provided that Republic and the Restricted Subsidiaries will be permitted to incur Indebtedness, including Acquired Indebtedness, if, immediately after giving pro forma effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Republic would be greater than or equal to 2.50 to 1.

     Notwithstanding the foregoing, the issuers and the Restricted Subsidiaries, as applicable, may incur or issue each and all of the following:

     (a) Indebtedness under the notes, the Guarantees and the indenture;

     (b) Indebtedness of Republic and the Restricted Subsidiaries outstanding on the Issue Date;

     (c) Indebtedness of Republic and the Restricted Subsidiaries outstanding in a principal amount not to exceed an aggregate of $375.0 million at any time of

          (1) all Indebtedness of Republic and the Restricted Subsidiaries outstanding under the New Credit Facility, and

          (2) all outstanding Indebtedness of Republic or the Restricted Subsidiaries secured by working capital of Republic or the Restricted Subsidiaries, inventory of Republic or the Restricted Subsidiaries, accounts receivable of Republic or the Restricted Subsidiaries, and the Canton CR(TM);

     (d) Indebtedness of a Restricted Subsidiary owed to and held by Republic or another Restricted Subsidiary, in each case which is not subordinated in right of payment to any Indebtedness of such Restricted Subsidiary, except that

          (1) any transfer of such Indebtedness by Republic or a Restricted Subsidiary, other than to Republic or to a Restricted Subsidiary, and

          (2) the sale, transfer or other disposition by Republic or any Restricted Subsidiary of Capital Stock of or the occurrence of any other event which results in any Restricted Subsidiary which is owed Indebtedness of another Restricted Subsidiary ceasing to be a Restricted Subsidiary shall, in each such event, be deemed an incurrence of Indebtedness subject to this covenant;

     (e) Indebtedness of an issuer owed to and held by a Restricted Subsidiary; provided that if such Indebtedness is owed to and held by a Restricted Subsidiary, other than Blue Steel Capital Corp., that is not a Subsidiary Guarantor, it will be unsecured and subordinated in right of payment to the

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payment and performance of the issuer's obligations under the indenture and the notes; provided, further, in any such case, that

          (1) any transfer of such Indebtedness by a Restricted Subsidiary (other than to another Restricted Subsidiary) and

          (2) the sale, transfer or other disposition by Republic or any Restricted Subsidiary of Capital Stock or the occurrence of any other event which results in any Restricted Subsidiary which holds Indebtedness of Republic ceasing to be a Restricted Subsidiary shall, in each such event, be deemed an incurrence of Indebtedness subject to the other provisions of this covenant;

     (f) Interest Rate Protection Obligations of Republic or a Restricted Subsidiary relating to Indebtedness of Republic or a Restricted Subsidiary; provided that (x) any Indebtedness to which any such Interest Rate Protection Obligations relate is otherwise permitted to be incurred under this covenant and
(y) the notional principal amount of any such Interest Rate Protection Obligations at the time of incurrence does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

     (g) Indebtedness of Republic or any of the Restricted Subsidiaries under
(x) Currency Agreements relating to Indebtedness or other obligations of Republic or any of the Restricted Subsidiaries entered into to hedge actual currency exposure or (y) commodities hedging agreements entered into to hedge actual commodity price exposure;

     (h) Indebtedness of Republic or any of the Restricted Subsidiaries, including Indebtedness represented by letters of credit for the account of Republic or a Restricted Subsidiary, in respect of financing workers' compensation, health, disability or other employee benefits, social security payments, property, casualty or liability insurance or other claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

     (i) Indebtedness of Republic or any of the Restricted Subsidiaries representing obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, and any extension, renewal or refinancing thereof to the extent not provided to secure the repayment of other Indebtedness and to the extent that the amount of refinancing Indebtedness is not greater than the amount of Indebtedness being refinanced;

     (j) Indebtedness of Republic or any of the Restricted Subsidiaries arising from agreements of an issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition;

     (k) Indebtedness of Republic or any of the Restricted Subsidiaries extinguished within five business days of incurrence arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds;

     (l) Government Assisted Indebtedness (New York) and Government Assisted Indebtedness (Ohio), provided that the documentation for such Government Assisted Indebtedness incorporates the requirements for such Government Assisted Indebtedness set forth in the indenture;

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     (m) in addition to the Indebtedness described above or below, Indebtedness of Republic or any of the Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any time outstanding, including Indebtedness of Republic or any of the Restricted Subsidiaries which is secured by purchase money liens on personal property or fixtures or which constitutes Capitalized Lease Obligations in an aggregate principal amount not to exceed $25.0 million at any time outstanding;

     (n) Acquired Indebtedness assumed by Republic or any Restricted Subsidiary in connection with the acquisition by New CDSC of all or substantially all of the assets of Canadian Drawn Steel Company Inc. upon the exercise of the purchase option therefor provided for in the RTI Asset Purchase Agreement; and

     (o) Refinancing Indebtedness of Indebtedness permitted above, except for Indebtedness incurred pursuant to clause (m) above.

     Each of the foregoing exceptions will be given independent effect. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (o) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Republic will, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph of this covenant. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     Limitation on Restricted Payments. The indenture provides that the issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

     (a) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of Republic or any payment made to the direct or indirect holders of Capital Stock of Republic (in their capacities as such), other than dividends or distributions payable solely in Capital Stock of Republic which is not Disqualified Capital Stock or in options, warrants or other rights to purchase Capital Stock of Republic which is not Disqualified Capital Stock;

     (b) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of Republic, other than any such Capital Stock owned by a Restricted Subsidiary;

     (c) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, in each case, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness, other than

          (1) the payment, redemption, repurchase, defeasance, acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and

          (2) any such Subordinated Indebtedness payable to Republic or a Restricted Subsidiary; or

     (d) make any Investment in any person other than a Permitted Investment which payments or Investments described in the preceding clauses (a), (b), (c) and (d) we refer to as "Restricted Payments",

     unless, at the time of and after giving effect to the proposed Restricted Payment,

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          (1) no Default or Event of Default will have occurred and be continuing, and

          (2) such Restricted Payment, together with the aggregate amount of all Restricted Payments declared or made from and after the Issue Date would not exceed the sum of, without duplication,

               (A) 50% of the Consolidated Net Income of Republic for the period, taken as one accounting period, from the beginning of the first fiscal quarter commencing after the Issue Date and ending on the last day of the fiscal quarter of Republic immediately preceding the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income of Republic for such period will be a deficit, minus 100% of such deficit) plus

               (B) 100% of the aggregate net cash proceeds and the Fair Market Value of property other than cash received by Republic, either

          (x) from the issuance or sale of Capital Stock (excluding Disqualified Capital Stock, but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Capital Stock)) of Republic after the Issue Date or

          (y) as a capital contribution in respect of Capital Stock (other than Disqualified Capital Stock) of Republic after the Issue Date, in each case to or from any person (other than to or from a Restricted Subsidiary), or

          (z) from Asset Sales of Collateral plus


          (3) 100% of the aggregate net cash proceeds and the Fair Market Value of property (other than property constituting Investments that would be Restricted Payments or property which constitutes Collateral) that are received upon the sale, liquidation or other disposition or other return of capital for cash in respect of any Investment constituting a Restricted Payment made after the Issue Date to the extent included in the calculation of this clause (2), less the cost of the disposition of such Investment.


     For purposes of the preceding clause (2)(B), upon the issuance of Capital Stock either from the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights, the amount counted as net cash proceeds received will be the cash amount received by Republic at the original issuance of the Indebtedness that is so converted or exchanged or from the issuance of options, warrants or rights, as the case may be, plus the incremental amount of cash received by Republic, if any, upon the conversion, exchange or exercise thereof, in each case when so received.

     The amount of any Restricted Payment, if other than cash, will be the Fair Market Value on the date of such Restricted Payment of the asset or assets proposed to be transferred by Republic or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

     None of the foregoing provisions will prohibit:

     (a) the payment of any dividend within 60 days after the date of its declaration, if at the date of declaration such payment would have complied with the provisions of the indenture;

     (b) the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of Republic or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of, (x) a substantially concurrent issue and sale of other shares of Capital Stock, other than Disqualified Capital Stock, of Republic to any person, other than to a Subsidiary of Republic, or (y) a capital

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contribution in respect of Capital Stock, other than Disqualified Capital Stock, of Republic; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement will be excluded from clause (2) of the preceding paragraph;

     (c) any redemption, repurchase or other acquisition or retirement of

          (1) Subordinated Indebtedness in exchange for, or out of the net cash proceeds of

               (A) a substantially concurrent issue and sale of Capital Stock (other than Disqualified Capital Stock) of Republic to any person (other than to a Subsidiary of Republic) or

               (B) a capital contribution to Republic; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement will be excluded from clause (2) of the preceding paragraph; or

          (2) Indebtedness of Republic issued to any person, other than a Subsidiary of Republic, so long as such Indebtedness is Subordinated Indebtedness which

               (A) has no scheduled principal payments earlier than the 91st day after the final maturity date of the notes and

               (B) is subordinated to the notes in the same manner and at least to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, acquired or retired;

     (d) Investments made out of the net cash proceeds of a substantially concurrent issue and sale of shares of Capital Stock, other than Disqualified Capital Stock, of Republic to any person, other than to a Subsidiary of Republic, provided that the amount of any such net cash proceeds will be excluded from clause (2) of the preceding paragraph;

     (e) payments to the Parent Guarantor to allow the Parent Guarantor to pay its operating and administrative expenses, including, without limitation, directors fees, legal and audit expenses, SEC compliance expenses and corporate franchise and other taxes that are directly attributable Republic and the Restricted Subsidiaries;

     (f) payments made by Republic to permit the purchase or redemption of its Capital Stock, including related stock appreciation rights or similar securities, held by present or former officers, employees or consultants of Republic or any of its Subsidiaries or by any employee pension benefit plan or management equity or stock option plan or agreement upon such person's death, disability, retirement or termination of employment or under the terms of any such employee pension benefit plan or any other agreement under which such Capital Stock or related rights were issued; provided that the aggregate amount of such purchases or redemptions that may be made under this clause (f) will not exceed $3.0 million per year; provided that, to the extent that not all of the $3.0 million yearly base amount is utilized in any year, the unused portion of such Base Amount may be carried forward to and be deemed part of the base amount only for the immediately subsequent year and not any succeeding year;

     (g) provided that Republic is then treated as a limited liability company, or a corporation filing consolidated, combined or unitary tax returns with the Parent Guarantor, for federal or state income tax purposes, distributions in respect of Capital Stock of Republic or Investments by Republic to the extent necessary to permit direct or indirect beneficial holders to receive tax distributions, as provided for in the limited partnership agreement of the Parent Guarantor, not to exceed the tax liabilities payable by such holders in respect of income of Republic and any of its Subsidiaries that, for tax purposes, are treated as pass-through or disregarded entities; provided that nothing in this clause (g) will be deemed to permit any such distribution

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          (1) in excess of amounts that a consolidated group that includes
     Republic as the "parent" and any of its Subsidiaries that, for tax purposes, are treated as pass-through or disregarded entities would be required to pay on a stand-alone basis were such entities taxable as a consolidated group of corporations, except for distributions to the extent necessary to permit such holders to pay their tax liabilities attributable to the disproportionate sharing of income or loss of Republic and its Subsidiaries and

          (2) to pay any tax liabilities of direct or indirect investors in Republic or the Parent Guarantor resulting from the conversion of Republic from a limited liability company to corporate form, including pursuant to a Roll-up Transaction;

     (h) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Capital Stock issued or incurred in compliance with the covenant described in "-Limitation on Additional Indebtedness and Certain Preferred Stock";

     (i) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; and

     (j) the exchange of an Investment constituting a Restricted Payment which was included in clause (2) of the preceding paragraph for another Investment which would constitute a Restricted Payment of approximately equal or greater Fair Market Value.

     In computing the amount of Restricted Payments previously made for purposes of clause (2) of the preceding paragraph, Restricted Payments made under clauses
(a), (d), (e), (f), (h), and, without duplication to the extent deducted in arriving at Consolidated Net Income, clauses (b), (c), (g), (i) and (j) of this paragraph will not be so included.

     Limitation on Liens. The indenture provides that Republic will not, and will not cause or permit any of the Restricted Subsidiaries to directly or indirectly, create, incur, assume, affirm or permit or suffer to exist or remain in effect any Liens:

     (a) upon any item of Collateral other than Permitted Collateral Liens; and

     (b) upon any other properties or assets of Republic or of any of the Restricted Subsidiaries, whether owned on the Issue Date or acquired after the Issue Date, not constituting Collateral, except (1) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date and (2) Permitted Liens.

     Republic and the Pledgors will be permitted to incur and suffer to exist purchase money Liens to finance the acquisition or construction of personal property or fixtures of Republic or any Restricted Subsidiary free of the Liens securing the notes under the Security Documents for so long as the related Indebtedness, and refinancings thereof, will be outstanding, notwithstanding any contrary provision of the Security Documents or the indenture; provided that

          (1) the aggregate principal amount of all related purchase money Indebtedness (and refinancings thereof) contemplated by this sentence will not exceed $25.0 million at any time outstanding and will be incurred in compliance with the requirements of clause (m) under "-Limitations on Additional Indebtedness and Certain Preferred Stock",

          (2) the related Indebtedness will not be secured by any property or assets of Republic or any of its Subsidiaries other than the property or assets so acquired or constructed and does not constitute Collateral, and

          (3) each such purchase money Lien will either (x) exist at the time of acquisition or construction or (y) be created within 180 days of such acquisition or construction.

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     Limitation on Sale-Leaseback Transactions. The indenture provides that the issuers will not, and will not permit any of the Restricted Subsidiaries to, enter into any Sale-Leaseback Transaction or securitization transaction with respect to any property or assets of Republic or any of the Restricted Subsidiaries constituting Collateral. Notwithstanding the foregoing, Republic and the Restricted Subsidiaries may enter into Sale-Leaseback Transactions with respect to property not constituting Collateral; provided that

     (a) the Attributable Value of such Sale-Leaseback Transaction will be deemed to be Indebtedness of Republic or such Restricted Subsidiary, as the case may be, and

     (b) such Sale-Leaseback Transaction will be in compliance with the covenant described under "-Limitation on Liens."

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The indenture provides that the issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to

     (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits,

     (b) pay any Indebtedness owed to Republic or any other Restricted
Subsidiary,

     (c) make loans or advances to, or any investment in, Republic or any other Restricted Subsidiary, or

     (d) sell, lease or transfer any of its properties or assets to Republic or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of

          (1) the indenture, the New Credit Facility and the Security Documents,

          (2) any restrictions existing under or contemplated by agreements in effect on the Issue Date,

          (3) with respect to a Restricted Subsidiary of an issuer that is not a Restricted Subsidiary of Republic on the Issue Date, in existence at the time such person becomes a Restricted Subsidiary of Republic, provided that such restrictions are not created in contemplation of such person becoming a Restricted Subsidiary,

          (4) applicable law or any applicable rule, regulation or order,

          (5) customary restrictions arising from Liens permitted by the covenant described under "-Limitation on Liens" to the extent related to the assets subject to such Liens,

          (6) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business,

          (7) customary provisions contained in leases and other agreements entered into in the ordinary course of business,

          (8) any restrictions existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clauses (1),
     (2) and (3) above; provided that the terms and conditions of any such restrictions under this clause (8) are not materially less favorable to the Holders than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced,

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          (9) any instrument governing Indebtedness or Capital Stock of a person acquired by Republic or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, so acquired; provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred,

          (10) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (9) above on the property so acquired,

          (11) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale,

          (12) Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced,

          (13) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described under "-Limitation on Additional Indebtedness and Certain Preferred Stock" that limits the right of the debtor to dispose of the assets securing such Indebtedness,

          (14) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, and

          (15) Indebtedness incurred pursuant to clauses (l) and (m) of the covenant described under "-Limitation on Additional Indebtedness and Certain Preferred Stock".

     Disposition of Proceeds of Asset Sales.

     (a) The indenture provides that the issuers will not, and will not permit any of the Restricted Subsidiaries to, consummate any Asset Sale of Collateral unless:

          (1) such Asset Sale of Collateral is for Fair Market Value,

          (2) in the case of an Asset Sale involving Collateral valued at $2.0 million or more such Fair Market Value is evidenced by a certificate of an Independent Appraiser or an Independent Financial Advisor, as applicable,

          (3) 100% of the proceeds of such Asset Sale of Collateral consist of cash and/or Cash Equivalents,

          (4) such Asset Sale of Collateral will be in compliance with the applicable provisions described under "-Possession, Use and Release of Collateral" and

          (5) Republic will apply the Net Cash Proceeds of such Asset Sale of Collateral after receipt thereof as follows:

               (A) to the extent such Net Cash Proceeds are received from an Asset Sale of Collateral consisting of Pledged Securities, other than the Capital Stock of Republic, which is subject to a Permitted Collateral Lien that ranks pari passu with the Lien granted to the Collateral Agent for the benefit of the trustee and the Holders and secures Indebtedness under the New Credit Facility, which we refer to as the "Pari Passu Bank

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          Proceeds", the Holders' Pro Rata Share of such Pari Passu Bank
          Proceeds will be immediately paid to the Collateral Agent and applied in accordance with paragraph (c) below, and that portion of the Pari Passu Bank Proceeds not constituting the Holders' Pro Rata Share thereof will be applied to satisfy to the extent permitted by applicable law all mandatory prepayment obligations arising by reason of such Asset Sale under the terms of the New Credit Facility, provided that Pari Passu Bank Proceeds do not include any Net Cash Proceeds of other Collateral not subject to such Permitted Collateral Lien;

               (B) to the extent such Net Cash Proceeds are received from an Asset Sale of Collateral subject to a Permitted Collateral Lien which ranks pari passu with the Lien granted to the Collateral Agent for the benefit of the trustee and the Holders and secures Government Assisted Indebtedness, which we refer to as the "Pari Passu GAI Proceeds", the Holders' Pro Rata share of such Pari Passu GAI Proceeds will be immediately paid to the Collateral Agent and applied in accordance with paragraph (c) below, and that portion of the Pari Passu GAI Proceeds not constituting the Holders' Pro Rata Share thereof will be applied to permanently reduce such Government Assisted Indebtedness, provided that Pari Passu GAI Proceeds do not include any Net Cash Proceeds of other Collateral not subject to such Permitted Collateral Lien; and

               (C) other than as provided in (A) and (B) above, all other Net Cash Proceeds received from an Asset Sale of Collateral will be immediately paid to the Collateral Agent and applied in accordance with paragraph (c) below.

     (b) Republic will not, and will not permit any of the Restricted Subsidiaries to consummate an Asset Sale of property or assets not constituting Collateral unless such Asset Sale is for Fair Market Value and the Net Cash Proceeds of such Asset Sale, which we refer to as "Non-Collateral Proceeds", will be applied to satisfy all mandatory repayment obligations arising by reason of such Asset Sale under the terms of any instrument, or related security agreement, governing any Indebtedness which is secured by the assets which are subject to such Asset Sale and, subject to the next sentence, the balance of such Non-Collateral Proceeds will be immediately paid to the Collateral Agent and applied in accordance with paragraph (c) below. Non-Collateral Proceeds received by Republic or a Restricted Subsidiary in connection with any Asset Sale will be required to be paid to the Collateral Agent to the extent that such Non-Collateral Proceeds are not applied, within 365 days of receipt thereof, to repay Indebtedness under the New Credit Facility, to make Capital Expenditures, or to acquire tangible assets.

     (c) Whenever Net Cash Proceeds from an Asset Sale of Collateral are received by Republic or any Restricted Subsidiary, Republic will deposit, or cause to be deposited, an amount equal to such Net Cash Proceeds with the Collateral Agent as Trust Moneys and such Net Cash Proceeds will be set aside by the Collateral Agent pending application to the mandatory redemption of the notes as described under "-Mandatory Redemption" above. At the direction of Republic, the Collateral Agent will invest such Net Cash Proceeds in Cash Equivalents. The interest and dividends accrued and earned or paid on such investment of Net Cash Proceeds from an Asset Sale of Collateral and such Net Cash Proceeds will be Trust Moneys subject to the lien of the Trustee and the Security Documents and used to redeem the notes in accordance with the provisions described under "-Mandatory Redemption."

     Limitation on Transactions with Affiliates. Republic will not, and will not permit, cause or suffer any of the Restricted Subsidiaries to, conduct any business or enter into any transaction or series of transactions with or for the benefit of any of their respective Affiliates, which we refer to each as an "Affiliate Transaction", unless

     (a) such transaction or series of related transactions is on terms reasonably believed to be no less favorable to Republic or such Restricted Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time with an unrelated person, and

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     (b) with respect to a transaction or series of related transactions involving aggregate payments or Fair Market Value equal to or greater than $10.0 million, Republic will have delivered (1) an officers' certificate to the trustee certifying that such transaction or series of related transactions complies with the preceding clause (a) and (2) a written opinion from an Independent Financial Advisor qualified to pass upon the required matters stating that the terms of such transaction or series of transactions are fair to Republic or such Restricted Subsidiary, as the case may be, from a financial point of view;

provided that this covenant will not restrict Republic or the Restricted Subsidiaries from:

          (1) making Restricted Payments permitted by the covenant described under "-Limitation on Restricted Payments";

          (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Republic;

          (3) transactions among Republic and Restricted Subsidiaries and transactions among Restricted Subsidiaries of Republic otherwise permitted by the indenture;

          (4) the making of loans and advances and the payment of fees and indemnities to directors, officers and employees of Republic and the Restricted Subsidiaries in the ordinary course of business;

          (5) transactions pursuant to agreements in existence on the Issue Date or any amendment thereto, so long as any such amendment is not disadvantageous to the Holders in any material respect;

          (6) any employment agreements entered into by an issuer or any of the Restricted Subsidiaries in the ordinary course of business;

          (7) any sale of Capital Stock, other than Disqualified Capital Stock, of Republic;

          (8) so long as no Default has occurred and is continuing, the payment of management fees to Blue Bar not to exceed $1.0 million in the aggregate in any calendar year, including payment of accrued and unpaid amounts carried forward to subsequent periods, notwithstanding the $1.0 million limitation otherwise applicable;

          (9) payments of expenses to Republic Holdings permitted pursuant to clause (e) of the second paragraph of "-Limitation on Restricted Payments";

          (10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture; and

          (11) fees and expenses incurred in connection with the consummation of the transactions contemplated by the RTI Asset Purchase Agreement.

     Blue Steel Capital. The indenture provides that Republic will at all times own 100% of the Capital Stock of Blue Steel Capital, and Blue Steel Capital will not hold any assets, other than the $100.00 contributed to it in connection with its formation, or any Capital Stock of any other person, become liable for any obligations other than its obligations under the notes, or engage in any business activities other than to serve as an issuer and co-obligor with respect to the notes; provided that Blue Steel Capital may be a co-obligor with respect to Indebtedness if Republic is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by Republic or one or more Restricted Subsidiaries other than Blue Steel Capital.

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     Additional Subsidiary Guarantees. If the issuers or any of their Restricted
Subsidiaries will acquire or create another domestic Subsidiary, then such newly acquired or created Subsidiary will become a Subsidiary Guarantor under the indenture. In addition, Republic will cause New CDSC to execute and deliver a supplemental indenture if and when New CDSC exercises the option to purchase the assets of Canadian Drawn Steel Company Inc. pursuant to the RTI Asset Purchase Agreement.

     If a Restricted Subsidiary that is not then a Subsidiary Guarantor guarantees any Indebtedness incurred under the New Credit Facility then that Restricted Subsidiary must become a Subsidiary Guarantor and execute a supplemental indenture satisfactory to the trustee and deliver an opinion of counsel to the trustee. Notwithstanding the foregoing, any Subsidiary Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph will provide by its terms that it will be automatically and unconditionally released upon the release or discharge of the guarantee which resulted in the creation of such Restricted Subsidiary's Subsidiary Guarantee, except a discharge or release by, or as a result of payment under, such guarantee.

     Provision of Financial Information. Whether or not Republic is subject to
Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, Republic will file with the SEC, but only if the SEC accepts such filings, the annual reports, quarterly reports and other documents which Republic would have been required to file with the SEC pursuant to such Section 13(a) or 15(d), each of which we refer to as an "Exchange Act Report", or any successor provision thereto if Republic were so subject, such documents to be filed with the SEC on or prior to the respective dates, which we refer to as the "Required Filing Dates", by which Republic would have been required so to file such documents if Republic were so subject.

     Republic will also in any event

     (a) within 15 days of each Required Filing Date, whether or not permitted or required to be filed with the SEC,

          (1) transmit, or cause to be transmitted, by mail to all Holders, as their names and addresses appear in the note register, without cost to such Holders, and

          (2) file with the trustee, copies of the annual reports, quarterly reports and other documents which Republic is required to file with the SEC pursuant to this covenant, or, if such filing is not so permitted, information and data of a similar nature, and

     (b) if, notwithstanding the preceding sentence, filing such documents by Republic with the SEC is not permitted by SEC practice or applicable law or regulations, promptly upon written request supply copies of such documents to any Holder.


     Notwithstanding the foregoing, all of the information, reports and filings otherwise required of Republic may instead be supplied by and relate to Parent Guarantor if Parent Guarantor (i) remains a Guarantor with ownership of 100% of the Capital Stock of Republic, (ii) has no material assets other than the Capital Stock of Republic and property distributed thereon to be distributed by Parent Guarantor to the members, partners or stockholders of Parent Guarantor,
(iii) has no material business operations, and (iv) has no material liabilities other than liabilities for corporate franchise and other taxes and for other operating and administrative expenses directly attributable to the operation and administration of Republic and the Restricted Subsidiaries, including but not limited to director fees, SEC compliance expenses, and legal, audit and consulting expenses.


CONSOLIDATION, MERGER, SALE OF ASSETS

     Republic will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and Republic will not permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of Republic and the Restricted Subsidiaries, taken as a whole, to any other person or persons, unless at the time of and after giving effect thereto

     (a) either

          (1) if the transaction or series of transactions is a merger or consolidation, Republic will be the surviving person of such merger or consolidation, or

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          (2) the person formed by any such consolidation or into which Republic or such Restricted Subsidiary is merged or to which the properties and assets of Republic and/or any Restricted Subsidiary, as the case may be, are transferred, which surviving person or transferee person we refer to as the "Surviving Entity", will be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and will expressly assume by a supplemental indenture executed and delivered to the trustee in form reasonably satisfactory to the trustee, all the obligations of Republic under the notes, and the indenture and the Security Documents, and in each case, the indenture will remain in full force and effect;

     (b) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis, including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions, no Default will have occurred and be continuing;

     (c) each Subsidiary Guarantor, other than a guarantor whose Guarantee is to be released in accordance with the terms of the indenture, unless it is the other party to the transaction, will have by supplemental indenture confirmed that after consummation of such transaction its Subsidiary Guarantee will apply, as such Subsidiary Guarantee applied on the date it was granted under the notes to the obligations of Republic under the notes, to the obligations of Republic or such person, as the case may be, under the indenture and the notes; and

     (d) Republic or the Surviving Entity will have delivered to the trustee an officer's certificate and an opinion of counsel stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction or series of transactions, such supplemental indenture complies with provisions of "-Consolidation, Merger, Sale of Assets", and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.

     The indenture provides that Republic will be permitted to reorganize as a corporation; provided, that Republic will have delivered to the trustee an opinion of counsel in the United States confirming that the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such reorganization and will be subject to Federal income tax in the same manner and at the same times as would have been the case if such reorganization had not occurred, and the conditions set forth in clauses (a) through (d) above are satisfied.

     The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Republic in accordance with the previous paragraph, in which Republic is not the continuing corporation, the successor person formed by such consolidation or into which Republic is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, Republic under the indenture and the notes with the same effect as if such Surviving Entity had been named as such; provided, however, that in the case of any transfer of all or substantially all of the assets of Republic, the predecessor issuer shall not be relieved from the obligation to pay principal of and interest on the notes except where all of the issuer's assets are sold in a transaction that meets the requirements of the previous paragraph.

     Except in the case in which a Subsidiary Guarantor's guarantee is subject to release as described under "-The Guarantees," each guarantor will not, and the issuers will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any person other than an issuer or any other guarantor unless:

          (1) the entity formed by or surviving any such consolidation or merger, if other than the guarantor, or to which such sale, lease, conveyance or other disposition will have been made is a corporation organized and existing under the laws of the United States or any State thereof or

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     the District of Columbia or, in the case of any Subsidiary Guarantor organized under the laws of Canada or a political subdivision thereof, under the laws of Canada or a political subdivision thereof;

          (2) such entity assumes by supplemental indenture all of the obligations of the guarantor on the Guarantee; and

          (3) immediately after giving effect to such transaction, no Default will have occurred and be continuing.

     Any merger or consolidation of a guarantor with and into an issuer, with an issuer being the surviving entity, or another guarantor need only comply with clauses (b) and (d) above.

EVENTS OF DEFAULT

     The following are "Events of Default" under the indenture:

     (a) default in the payment of any interest on the notes when it becomes due and payable and continuance of such default for a period of 30 days; or

     (b) default in the payment of the principal of the notes when due and payable, at maturity, upon acceleration, redemption, pursuant to a required offer to purchase or otherwise; or

     (c) the failure by Republic to comply with its obligations under the covenant described under "-Consolidation, Merger, Sale of Assets" above, continued for 30 days after notice, or the failure by issuers to comply for 30 days after notice with any of its obligations under the covenants described under "-offer to Purchase upon Change of Control"; or

     (d) default in the performance of or compliance with, or breach of, any term, covenant, condition or provision of the notes, the indenture, or the Intercreditor Agreements, other than defaults specified in clause (a), (b) or
(c) above, and continuance of such default or breach for a period of 60 days after written notice to Republic by the trustee or to Republic and the trustee by the Holders of at least 25% in aggregate principal amount of the outstanding notes; or

     (e) default in the performance of or compliance with, or breach of, any term, covenant, condition, or provision of the Security Documents, which default or breach will continue unremedied for 45 days after written notice to Republic and the applicable Pledgor by the trustee or to Republic and the applicable Pledgor and the trustee by Holders of at least 25% in aggregate principal amount of the outstanding notes unless the remedy or cure of such default requires work to be performed, acts to be done or conditions to be removed which cannot, by their nature, reasonably be performed, done or removed within such 45-day period, or if such remedy or cure is prevented by causes outside of the control or responsibility of the issuers, in which case no "Event of Default" will be deemed to exist so long as the issuers will have commenced cure within such 45-day period and will diligently prosecute the same to completion, but in no event longer than 90 days thereafter; or

     (f) either

          (1) default or defaults in the payment of any principal, premium or interest under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which Republic or one or more Restricted Subsidiaries or Republic and one or more Restricted Subsidiaries then have outstanding Indebtedness in excess of $10.0 million, individually or in the aggregate within five days after the date such payment was due and after the expiration of any applicable grace period, or

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          (2) any other default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which Republic or one or more Restricted Subsidiaries or Republic Technologies and one or more Restricted Subsidiaries then have outstanding Indebtedness in excess of $10.0 million, individually or in the aggregate, and in the case of this clause, either (x) such Indebtedness is already due and payable in full or (y) such default or defaults have resulted in the acceleration of such Indebtedness prior to its express maturity; or

     (g) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $10.0 million, either individually or in the aggregate, will be entered against Republic or any Restricted Subsidiary of Republic or any of their respective properties and will not be discharged or fully bonded and there will have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree will not be in effect; or

     (h) either

          (1) (x) the collateral agent under the New Credit Facility, (y) any holder of Indebtedness secured by any of the Collateral or (z) any holder of at least $10.0 million in aggregate principal amount of Indebtedness of Republic or any of the Restricted Subsidiaries will commence, or have commenced on its behalf, judicial proceedings to foreclose upon assets of Republic or any of the Restricted Subsidiaries having an aggregate Fair Market Value, individually or in the aggregate, in excess of $10.0 million or will have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure; or

          (2) any holder of Government Assisted Indebtedness will commence, or have commenced on its behalf, judicial proceedings to foreclose upon any of the Collateral or will have exercised any right under applicable law or applicable security documents to take ownership of any such Collateral in lieu of foreclosure; or

     (i) any Guarantee ceases to be in full force and effect or is declared null and void or any guarantor denies that it has any further liability under any Guarantee or gives notice to such effect, other than by reason of the termination of the indenture or the release of any such guarantee in accordance with the indenture; or

     (j) except as contemplated by their terms, any of the Security Documents or the Intercreditor Agreements ceases to be in full force and effect or any of the Security Documents or the Intercreditor Agreements ceases to give the Collateral Agent or the trustee, in any material respect, the Liens, rights, powers and privileges purported to be created thereby; or

     (k) certain events of bankruptcy, insolvency or reorganization with respect to an issuer, any guarantor.

     If an Event of Default, other than an Event of Default with respect to an issuer or any guarantor specified in clause (k) above, occurs and is continuing, then the Holders of at least 25% in aggregate principal amount of the outstanding notes may, by written notice, and the trustee upon the request of the Holders of not less than 25% in aggregate principal amount of the outstanding notes will, declare the principal of and accrued interest on, all the notes to be due and payable immediately. Upon any such declaration such principal will become due and payable immediately. If an Event of Default specified in clause (k) above with respect to an issuer or any guarantor occurs and is continuing, then the principal of and accrued interest on, all the notes will as a result become and be immediately due and payable without any declaration or other act on the part of the trustee or any Holder.

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     After a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee and before any foreclosure, whether pursuant to judicial proceedings or otherwise, or the taking of ownership instead of foreclosure, upon any Collateral by the Collateral Agent acting on behalf of the trustee or Holders, by the trustee or at the direction of the Holders, the Holders of not less than a majority in aggregate principal amount of outstanding notes, by written notice to the issuers and the trustee, may rescind such declaration if

     (a) the issuers have paid or deposited with the trustee or the Collateral Agent a sum sufficient to pay

          (1) all sums paid or advanced by the trustee or the Collateral Agent under the indenture, the Security Documents and the Intercreditor Agreement and the reasonable compensation, expenses, disbursements and advances of the trustee and the Collateral Agent and their respective agents and counsel,

          (2) all overdue interest on all notes,

          (3) the principal of any notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes, and

          (4) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the notes which has become due otherwise than by such declaration of acceleration;

     (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

     (c) all Events of Default, other than the non-payment of principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

     The Holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the Holders of all the notes waive any past Defaults or Event of Default and its consequences, except a Default in the payment of the principal of or interest on any note, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the Holder of each note outstanding.

     No Holder has any right to institute any proceeding with respect to the indenture, the Security Documents, the Intercreditor Agreement, the notes or the Guarantees or any remedy thereunder, unless the Holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable security or indemnity, to the trustee and, if requested, the Collateral Agent to institute such proceeding as trustee or Collateral Agent, as applicable, the trustee or Collateral Agent, as applicable, has failed to institute such proceeding within 60 days after receipt of such notice and the trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding notes and, if applicable, the Collateral Agent, within such 60-day period, has not received directions inconsistent with such written request by the trustee. Such limitations do not apply, however, to a suit instituted by a Holder for the enforcement of the payment of the principal of or interest on such note on or after the respective due dates expressed in such note.

     During the existence of an Event of Default, the trustee is required to exercise such rights and powers vested in it under the indenture, the Security Documents and the Intercreditor Agreement and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, whether or not a Default will occur and be continuing, the trustee under the indenture is not under any obligation to exercise any of its rights or powers under the indenture

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at the request or direction of any of the Holders unless such Holders will have offered to such trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the trustee, the Holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indenture.

     If a Default or Event of Default occurs and is continuing and is known to the trustee, the trustee will mail to each Holder notice of the Default or Event of Default within 30 days after obtaining knowledge thereof. Except in the case of a Default or Event of Default in payment of principal of or interest on any notes, the trustee may withhold the notice to the Holders of such notes if the trustee in good faith determines that withholding the notice is in the interest of the Holders of the notes.

     The issuers are required to furnish to the trustee annual statements as to the performance by the issuers of their obligations under the indenture and as to any default in such performance. The issuers are also required to notify the trustee within ten days of any Default.

LEGAL DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The indenture does not provide for either legal defeasance or covenant defeasance.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect, except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture, as to all outstanding notes and all rights of the trustee and the Holders in and to the Collateral under the Security Documents and the Intercreditor Agreement will be released when

     (a) either

          (1) all the notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or repaid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the issuers and thereafter repaid to the issuers or discharged from such trust, have been delivered to the trustee for cancellation or

          (2) all notes not theretofore delivered to the trustee for cancellation, except lost, stolen or destroyed notes which have been replaced or paid, have been called for redemption pursuant to the terms of the notes or have otherwise become due and payable and the issuers have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes theretofore delivered to the trustee for cancellation, for principal of and interest on the notes to the date of deposit together with irrevocable instructions from the issuers directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

     (b) the issuers and the guarantors have paid all other sums payable under the indenture, the notes, the Guarantees, the Security Documents and the Intercreditor Agreement, so long as such agreements relate to the notes, by the issuers and the guarantors; and

     (c) there exists no Default or Event of Default under the indenture; and

     (d) the issuers have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to satisfaction and discharge of the indenture, the notes and the Guarantees have been complied with.

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AMENDMENTS AND WAIVERS

     From time to time, the issuers and the guarantors, when authorized by board resolutions of their respective Boards of Directors, and the trustee may, without the consent of the Holders of any outstanding notes, amend, waive or supplement, or, if applicable, authorize the Collateral Agent to amend, waive or supplement, the indenture, the notes, the Guarantees, the Security Documents and/or the Intercreditor Agreement for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act or making any other change that does not adversely affect the rights of any Holder.

     Other amendments, modifications and waivers of the indenture, the notes, the Guarantees, the Security Documents and the Intercreditor Agreement may be made by the issuers, the guarantors, the trustee and, if applicable, the Collateral Agent with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding notes; provided that

     (a) no amendment, modification or waiver may, without the consent of the Holder of each outstanding note affected thereby,

          (1) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of the notes,

          (2) change the form, including the currency thereof, in which any notes or any interest thereon is payable or make the principal of or interest on any note payable in a currency other than that stated in the notes,

          (3) reduce the percentage in principal amount of outstanding notes that must consent to an amendment, supplement or waiver or consent to take any action under the indenture, any Guarantee, the notes, the Security Documents or the Intercreditor Agreement,

          (4) impair the right to institute suit for the enforcement of any payment on or with respect to the notes or any Guarantee,

          (5) waive a default in payment with respect to the notes or any Guarantee,

          (6) following the occurrence of a Change of Control or the execution of a definitive agreement with respect to a Change of Control, amend, change or modify the obligations of the issuers to make and consummate a Change of Control offer with respect to such Change of Control or modify any of the provisions or definitions with respect thereto,

          (7) reduce or change the rate or time for payment of interest on the notes,

          (8) modify or change any provision of the indenture, the Security Documents or the Intercreditor Agreement affecting the ranking of the notes or any Guarantee or the priority of the claims of the Holders in and to the Collateral in any manner adverse to the Holders or

          (9) release any Guarantor from any of its obligations under its Guarantee or the indenture other than in compliance with the indenture, and

     (b) no such modification or amendment may, without the consent of the Holders of 95% of the aggregate principal amount of outstanding notes, directly or indirectly release any Lien on the Collateral except in compliance with the terms of the indenture.

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POSSESSION, USE AND RELEASE OF COLLATERAL

     Unless an Event of Default will have occurred and be continuing, the Pledgors will have the right to remain in possession and retain exclusive control of the Collateral securing the notes, other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited or required to be deposited with the Collateral Agent and other than as set forth in the Security Documents and the Intercreditor Agreements, and to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

     Release of Collateral. The Pledgors will have the right to sell, exchange or otherwise dispose of any of the Collateral, other than Trust Moneys constituting Net Cash Proceeds from an Asset Sale of Collateral or Net Cash Proceeds from another disposition of Collateral, upon compliance with the requirements and conditions of the provisions described below and under the covenant "-Disposition of Proceeds of Asset Sales," and the trustee will promptly instruct the Collateral Agent to promptly release the same from the Lien of any of the Security Documents upon receipt by the trustee, other than in the case of paragraph (d) below, and the Collateral Agent of a notice requesting such release and describing the property to be so released, together with delivery of the following, among other matters:

     (a) If the Collateral to be released has a book value of at least $2.0 million, a board resolution of the applicable Pledgor, requesting such release and authorizing an application to the trustee and the Collateral Agent therefor.

     (b) An officers' certificate of the applicable Pledgor dated not more than 30 days prior to the date of the application for such release in substance as to certain matters, including the following:

          (1) that, in the opinion of the signers, the security afforded by the Security Documents will not be impaired by such release in contravention of the provisions of the indenture, and that either

               (A) other property is to be substituted as Substitute Collateral in accordance with the "-Substitute Collateral" provisions described below or

               (B) the Collateral to be released is being released in connection with an Asset Sale of such Collateral and the Net Cash Proceeds from such Asset Sale are being delivered to the Collateral Agent, if required by the covenant described under "-Certain
          Covenants-Disposition of Proceeds of Asset Sales", in accordance with, and to the extent required by, the provisions of clause (2) of paragraph (d) below or

          (2) that the applicable Pledgor has either disposed of or will dispose of the Collateral so to be released in compliance with all applicable terms of this Indenture and for a consideration representing, in the opinion of the signers, its Fair Market Value, which consideration may, subject to any other provision of the indenture, consist of any one or more of the following: (A) cash or Cash Equivalents, and (B) any other property or assets that in each case, upon acquisition thereof by the applicable Pledgor, would be subject to the Lien of the Security Documents, except as provided in clause (2) of paragraph (d) below, and subject to no Lien other than Liens which, under the applicable provisions of the Security Documents and Intercreditor Agreement relating thereto, are permitted to be superior to the Lien of the Collateral Agent for the benefit of the trustee and the holders of the notes therein, all of such consideration to be briefly described in the certificate;

          (3) that no Default or Event of Default has occurred and is continuing;

          (4) the Fair Market Value, in the opinion of the signers, of the property to be released at the date of such application for release; provided that it will not be necessary under this clause (4) to state the Fair Market Value of any property whose Fair Market Value is certified

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     in a certificate of an Independent Appraiser or Independent Financial
     Advisor under paragraph (c) below; and


          (5) that all conditions precedent provided in the indenture, in the Security Documents and in the Intercreditor Agreement relating to the release of the Collateral in question have been complied with.


     (c) If the Collateral to be released is valued at $2.0 million or more, a certificate of an Independent Appraiser or, if such property consists of securities, a certificate of an Independent Financial Advisor stating (1) the then Fair Market Value, in the opinion of the signer, of the property to be released; and (2) that such release, in the opinion of the signer, will not impair the Security Interests under any of the Security Documents in contravention of their terms.

     (d) Either (1) possession of the Substitute Collateral (if and to the extent the Substitute Collateral consists of property the possession of which is necessary for the perfection by the Collateral Agent of a Lien thereon) and all documents required by the provisions under "-Substitute Collateral" or (2) the Net Cash Proceeds from any Asset Sale involving Collateral (excluding any Net Cash Proceeds from any Asset Sale which are not required, or cannot be required through the passage of time or otherwise, to be used to redeem Notes under the covenant "-Disposition of Proceeds of Asset Sales"), or, if the Collateral so to be released is subject to a prior Lien permitted by the Security Documents, a certificate of the trustee, mortgagee or other holder of such prior Lien permitted by the Security Documents that it has received such Net Cash Proceeds and has been irrevocably authorized by the Company to pay over to the Collateral Agent any balance of such Net Cash Proceeds remaining after the discharge of such Indebtedness secured by such prior Lien permitted by the Security Documents.

     (e) One or more opinions of counsel which, when considered collectively, will be substantially to the effect

          (1) that any obligation included in the consideration for any property so to be released and to be received by the Collateral Agent or the Trustee, as the case may be, pursuant to paragraph (d) above is a valid and binding obligation enforceable in accordance with its terms, subject to such customary exceptions regarding equitable principles and creditors' rights generally as will be reasonably acceptable to the Trustee in its sole judgment, and is effectively pledged under the Security Documents,

          (2) either

               (A) that such instruments of conveyance, assignment and transfer as have been or are then delivered to the Collateral Agent are sufficient to subject to the Lien of the Security Documents all the right, title and interest of the applicable Pledgor in and to any property, other than cash, Cash Equivalents and obligations, that is included in the consideration for the Collateral so to be released and to be received by the Collateral Agent or the trustee, as the case may be, pursuant to paragraph (d) above, subject to no Lien other than Liens of the type permitted on Collateral under the provisions of the covenant described under "-Certain Covenants-Limitation on Liens," or

               (B) that no instruments of conveyance, assignment or transfer are necessary for such purpose,

          (3) that the applicable Pledgor has corporate or other equivalent power to own all property included in the consideration for such release,

          (4) in case any part of the money or obligations referred to in paragraph (d) above has been deposited with a trustee or other holder of any prior Lien permitted by the Security Documents, that the Collateral to be released, or a specified portion thereof, is or immediately

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     before such release was subject to such prior Lien and that such deposit is required by such prior Lien and

          (5) that all conditions precedent provided in the indenture, the Security Documents and the Intercreditor Agreement relating to the release of such Collateral have been complied with.

     In case an Event of Default will have occurred and be continuing, Republic and the other Pledgors, while in possession of the Collateral, other than cash, Cash Equivalents, notes and other personal property held by, or required to be deposited or pledged with, the Collateral Agent or the trustee under the indenture or under any Security Document or with the trustee, mortgagee or other holder of a prior Lien permitted by the Security Documents, may do any of the things enumerated in these "-Release of Collateral" provisions only if the trustee or the Holders of a majority in aggregate principal amount of the notes outstanding, by appropriate action of such holders, will consent to such action, in which event any certificate filed under these "-Release of Collateral" provisions will omit the statement to the effect that no Event of Default has occurred and is continuing.

     All cash or Cash Equivalents received by the Collateral Agent pursuant to the provisions described under "-Release of Collateral" will be held by the Collateral Agent for the benefit of the trustee and the holders of the notes, as Trust Moneys subject to application as provided in the provisions described in "-Release of Collateral" and the covenant "-Disposition of Proceeds of Asset Sales," in the case of any Net Cash Proceeds from Asset Sales of Collateral, or in "-Use of Trust Moneys" below. All purchase money and other obligations received by the Collateral Agent pursuant to these "-Release of Collateral" provisions will be held by the Collateral Agent for the benefit of the trustee and the holders of the notes, as Collateral.

     Any releases of Collateral made in strict compliance with these "-Release of Collateral" provisions will be deemed not to impair the Security Interests created by the Security Documents in favor of the Collateral Agent on behalf of the trustee for the benefit of the holders of the notes, in contravention of the provisions of the indenture.

     Substitute Collateral. Republic or any other Pledgor may, at its option, obtain a release of any of the Collateral, excluding the Capital Stock of Republic or of any of the Restricted Subsidiaries but including any Trust Moneys (other than Trust Moneys representing Net Cash Proceeds required to be used to redeem notes pursuant to the covenant described under "-Certain Covenants-Disposition of Proceeds of Asset Sales") by subjecting other property related to or used in the principal businesses of Republic and the Restricted Subsidiaries, if such substitute property, which we refer to as the "Substitute Collateral", has a Fair Market Value equal to or greater than the Collateral to be released, to the Lien of any Security Document or a similar instrument in place of and in exchange for any of the Collateral to be released upon presentation to the Collateral Agent and the trustee of, the following documents:

     (a) an application of the applicable Pledgor, requesting such substitution of Substitute Collateral and describing the property to be so released and the property to be substituted therefor;

     (b) the resolutions, certificates, opinions and other statements required by the "-Release of Collateral" provisions summarized above, as applicable, in respect of any of the Collateral to be released;

     (c) an officers' certificate of the applicable Pledgor, also signed by an Independent Appraiser or, if the property to be released consists of securities, by an Independent Financial Advisor, stating in substance the Fair Market Value, in the opinion of the signers, of the Substitute Collateral;

     (d) an instrument or instruments in recordable form sufficient for the Lien of the Security Documents to cover the Substitute Collateral; and

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     (e) in the case of personal property, an opinion of counsel stating that the Lien of the Security Documents in favor of the trustee and the Holders constitutes a direct and valid perfected Lien on such Substitute Collateral, together with an officers' certificate stating that any specific exceptions to such Lien are Liens of the character which, under the provisions of the Security Documents, are permitted to be prior to the Lien of the Security Documents and, in the case of real property, a policy of title insurance, or a commitment to issue title insurance, insuring that the Lien of the Security Documents constitutes a direct and valid and perfected mortgage Lien on such Substitute Collateral and certain other documentation with respect thereto, together with, among other things, an officers' certificate stating that any specific exceptions to such title insurance are Liens permitted to be on Collateral pursuant to the covenant described under "-Certain Covenants-Limitation on Liens."

     Disposition of Collateral Without Release. Notwithstanding the provisions of "-Certain Covenants-Disposition of Proceeds of Asset Sales", "-Release of Collateral" or "-Substitute Collateral" above, so long as no Event of Default will have occurred and be continuing, Republic and any other Pledgor may, without any release or consent by the Collateral Agent or the trustee, do any number of ordinary course activities, not to exceed $5.0 million in aggregate of Fair Market Value of Collateral during the term of the notes, upon satisfaction of certain conditions. For example, among other things, subject to such dollar limitations and conditions, Republic would be permitted to

     (a) sell or otherwise dispose of any machinery, equipment, furniture, tools, materials or supplies or other similar property subject to the Lien of the Security Documents, which may have become worn out or obsolete, not exceeding in value in any one calendar year $500,000;

     (b) grant rights-of-way and easements over or in respect of any real property;

     (c) abandon, terminate, cancel, release or make alterations in or substitutions of any leases, contracts or rights-of-way subject to the Lien of the Security Documents;

     (d) surrender or modify any franchise, license or permit subject to the Lien of any of the Security Documents which it may own or under which it may be operating;

     (e) alter, repair, replace, change the location or position of and add to it plants, structures, machinery, systems, equipment, fixtures and appurtenances; and

     (f) demolish, dismantle, tear down or scrap any Collateral or abandon any thereof other than land or interests in land, other than leases.

     Use of Trust Moneys. All Trust Moneys, including, without limitation, all Net Cash Proceeds required to be deposited with the Collateral Agent, will be held by the Collateral Agent as a part of the Collateral securing the notes.

REGARDING THE TRUSTEE AND THE COLLATERAL AGENT

     LaSalle Bank National Association will serve as trustee under the indenture and will act as Collateral Agent under the Security Documents. The indenture provides that, except during the continuance of an Event of Default, the trustee thereunder will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The indenture and the provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of an issuer or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other

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transactions; provided that it must eliminate such conflict or resign if it acquires any "conflicting interest," as such term is defined in the Trust Indenture Act.

GOVERNING LAW

     The indenture, the notes, the Guarantees and the Intercreditor Agreements are each governed by the laws of the State of New York. The Security Documents are governed by the laws of the State of New York except to the extent otherwise set forth therein with respect to matters relating to the Collateral.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms.

     "Access Intercreditor Agreement" means the Access Intercreditor Agreement, dated as of August 16, 2002, by and among Fleet Capital Corporation (together with its successors and assigns), acting in its capacity as Administrative Agent under the New Credit Facility, LaSalle Bank National Association, as trustee, each of the issuers, and the Guarantors, as the same may be amended, supplemented or otherwise modified from time to time.

     "Acquired Indebtedness" means

     (a) Indebtedness of any person existing at the time such person is or became a Restricted Subsidiary or is assumed in an Asset Acquisition by Republic excluding Indebtedness incurred in connection with, or in anticipation of, such person becoming a Restricted Subsidiary or such Asset Acquisition and

     (b) Indebtedness secured by a Lien encumbering any asset acquired by Republic or any Restricted Subsidiary.

     "Affiliate" as applied to any person, means any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to cause the direction of the management or policies of that person, whether through the ownership of voting securities or by contract or otherwise.

     "Affiliate Transaction" has the meaning ascribed to that term under "-Certain Covenants-Limitation on Transactions with Affiliates."

     "Asset Acquisition" means

     (a) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, by Republic or any of the Restricted Subsidiaries in any other person, in either case pursuant to which such person will become a Restricted Subsidiary of Republic or will be merged with or into Republic or any of the Restricted Subsidiaries or

     (b) any acquisition by Republic or any of the Restricted Subsidiaries of the assets of any person which constitute substantially all of an operating unit or business of such person.

     "Asset Sale" means

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     (a) any direct or indirect sale, conveyance, transfer, lease or other disposition of property or assets (including by way of a sale and leaseback or securitization) of Republic or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

     (b) the direct or indirect issuance or sale of Capital Stock of any Restricted Subsidiary, in each case, other than:

          (1) a disposition of Cash Equivalents, Investment Grade Securities, or obsolete, worn out or surplus equipment in the ordinary course of business;

          (2) the disposition of all or substantially all of the assets of Republic in a manner permitted pursuant to the provisions described in "-Consolidation, Merger, Sale of Assets";

          (3) any Restricted Payment that is permitted to be made, and is made, under the covenant described under "-Limitation on Restricted Payments";

          (4) any disposition or series of related dispositions of property or assets not constituting Collateral with an aggregate Fair Market Value of less than $1.0 million;

          (5) any disposition of property or assets (including an issuance of Capital Stock) by a Restricted Subsidiary to Republic or by Republic or a Restricted Subsidiary to a Restricted Subsidiary;

          (6) any financing transaction with respect to the Canton CR(TM) and any other property not constituting Collateral built or acquired by Republic or any Restricted Subsidiary after the Issue Date, including, without limitation, sale-leasebacks and asset securitizations made in compliance with the covenant described under "-Limitation on Sale-Leaseback Transactions";

          (7) any disposition of inventory and work-in-process in the ordinary course of business;

          (8) issuances of Capital Stock (other than Disqualified Stock) as directors' qualifying shares or as investments by foreign nationals mandated by applicable law; and

          (9) the incurrence of any Permitted Lien.

     For the avoidance of doubt, the definition of Asset Sale does not include any sale and leaseback of Collateral or any securitization of Collateral, both of which are prohibited by the covenant described under "-Limitation on Sale-Leaseback Transactions".

     "Attributable Value" means, as to any particular lease under which any person is at the time liable other than a Capitalized Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease Obligation with a like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period will be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount will also include the amount of such penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Value" means, as to a Capitalized Lease Obligation under which any person is at the time liable and at any date as of which the

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amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such person in accordance with GAAP.

     "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of (i) the number of years (or any fraction thereof) from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

     "Blue Bar" means Blue Bar Holdings, L.P., a Delaware limited partnership.

     "Board of Directors" means, with respect to any person, the Board of Directors or comparable governing body (which may be the Board of Directors of a managing general partner of a partnership or managing member of a limited liability company or the Board of Directors of its managing general partner or managing member, as the case may be) of such person or any committee thereof authorized to act for it hereunder. Unless the context requires otherwise, "Board of Directors" refers to the Board of Directors of Republic.

     "Canton CR(TM)" means

     (a) all now-owned or after-acquired real property and equipment (including the #4 Melt Shop) of Republic used in connection with the facility commonly known as the "Cast-Roll Facility" and located at 3707 Georgetown Road, N.E., Canton, Ohio, and used primarily in connection with Republic's business and operations at such location,

     (b) all existing buildings, structures and other improvements located or erected thereon,

     (c) all Real Estate Fixtures,

     (d) all permits, licenses, franchises, certificates, consents, approvals and authorizations furnished in respect of the real property and improvements located thereon including, without limitation, building permits, certificates of occupancy and environmental certificates,

     (e) all leases, licenses and occupancy and concession agreements in respect of the real property and improvements located thereon and all rents, receipts, fees and other amounts payable thereunder, and

     (f) all general intangibles, documents and proceeds (as each such term is defined in the UCC) relating to the foregoing.

     For the avoidance of doubt, it is intended that the term "Canton CR(TM)" will not mean or include any properties or assets that prior to the date of the indenture was security for the 13 3/4% senior secured notes of Republic Technologies under the indenture governing such notes or the security documents related thereto.

     "Capital Expenditures" means, with respect to Republic, for any period, on a consolidated basis for Republic and the Restricted Subsidiaries, the aggregate of all expenditures during such period which, as determined in accordance with GAAP, are required to be included in property, plant or equipment or a similar fixed asset account.

     "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such person's capital stock (including, without limitation, partnership or membership interests in a partnership or a limited liability company or any other interest or participation that confers on a person the right to receive a share of the profits and loss of, or distributions of assets of, the issuing person) whether outstanding on

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the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purposes of the indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means, at any time,

     (a) with respect to Asset Sales of Collateral:

          (1) wire transfers of U.S. dollars in immediately available funds,

          (2) certified checks,

          (3) any evidence of Indebtedness with a maturity of 30 days or less issued or directly and fully guaranteed or issued by the United States of America or any agency or instrumentality thereof (provided the full faith and credit of the United States of America is pledged in support thereof), and

          (4) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 30 days from the date of acquisition; provided, however, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency; or

     (b) with respect to any other application:

          (1) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

          (2) certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250.0 million;

          (3) commercial paper with a maturity of 365 days or less issued by a corporation (except an Affiliate of Republic) organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's Corporation or at least P-1 by Moody's Investors Service, Inc.;

          (4) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; provided, however, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency;

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          (5) investment funds investing 95% of their assets in securities of the types described in clauses (1)-(4) above; and

          (6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Corporation.

     "Change of Control" means at any time the occurrence of one or more of the following events:

     (a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of Republic and its Subsidiaries, taken as a whole, to a person other than the Permitted Holders; or

     (b) following an initial public offering of Republic's equity interests in accordance with a registration statement on Form S-1 filed with the Securities and Exchange Commission, which event we refer to as the "IPO", (1) the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 35% or more of the total voting power of the Capital Stock of Republic and (2) the Permitted Holders beneficially own (as defined above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Republic than such other person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors; or

     (c) (1) prior to the completion of an IPO, the Permitted Holders will collectively own, beneficially, directly or indirectly less then 35% of the total voting and economic interest of the capital stock or membership interests of Republic, and (2) following an IPO, the Permitted Holders will collectively own, beneficially, directly or indirectly less than 20% of the total voting and economic interest of the capital stock or membership interests of Republic; or

     (d) (1) prior to an IPO, the Permitted Holders will not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors or similar governing body of Republic, or (2) following an IPO, during any period of twenty four (24) consecutive calendar months, Continuing Directors will cease to constitute a majority of the board of directors or similar governing body of Republic.

     "Change of Control Payment Date" has the meaning ascribed to that term under "-offer to Purchase Upon Change of Control."

     "Collateral" means, collectively, all of the property and assets (including, without limitation, Trust Moneys) that are from time to time subject or required to be made subject to the Lien of the Security Documents.

     "Collateral Agent" means LaSalle Bank National Association, as trustee, under the Intercreditor Agreement and the Security Documents until a successor replaces it in accordance with the provisions of the indenture and the Security Documents, and thereafter, means each such successor.

     "Consolidated Cash Flow Available for Fixed Charges" means, with respect to Republic for any period,

     (a) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of

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          (1) Consolidated Net Income,

          (2) Consolidated Non-cash Charges,

          (3) Consolidated Interest Expense,

          (4) Consolidated Income Tax Expense, and

          (5) any fees, expenses or non-recurring charges related to any issuance of Capital Stock, Permitted Investments, acquisitions, the acquisition or recapitalization of Indebtedness (in each case, whether or not successful) and fees, expenses or charges related to the transactions contemplated by the RTI Asset Purchase Agreement to the extent reducing Consolidated Net Income for such period, less

     (b) any non-cash items to the extent increasing Consolidated Net Income for such period.

     "Consolidated Fixed Charge Coverage Ratio" as of any date of determination means the ratio of

     (a) the aggregate amount of Consolidated Cash Flow Available for Fixed Charges for the four quarter period of the most recent four consecutive fiscal quarters ending prior to the date of such determination, which date we refer to as the "Calculation Date", for which financial statements are available, which period we refer to as the "Four Quarter Period", to

     (b) Consolidated Fixed Charges for such Four Quarter Period.

     In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" will be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication,

     (c) the incurrence of any Indebtedness by Republic or any of the Restricted Subsidiaries (and the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Calculation Date, which period we refer to as the "Reference Period", including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation (and the application of the net proceeds thereof), as if such incurrence (and application) occurred on the first date of the Reference Period,

     (d) an adjustment to eliminate or include, as the case may be, the Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges of such person directly or indirectly attributable to assets which are the subject of any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of Republic or one of the Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period,

     (e) the retirement of Indebtedness during the Reference Period which cannot thereafter be reborrowed occurring as if retired on the first day of the Reference Period, and

     (f) an adjustment to eliminate any net after-tax extraordinary gains or losses.

     For purposes of calculating "Consolidated Fixed Charges" for this "Consolidated Fixed Charge Coverage Ratio,"

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     (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Calculation Date and which will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Calculation Date,

     (b) if interest on any Indebtedness actually incurred on the Calculation Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Calculation Date will be deemed to have been in effect during the Reference Period and

     (c) notwithstanding clauses (a) and (b) of this sentence, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations for the twelve month period following the Calculation Date, will be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements to the extent then applicable.

     If Republic or any of the Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, this definition will give effect to the incurrence of such guaranteed Indebtedness as if such person or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. Notwithstanding the foregoing, for the purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based upon the average daily balance of such Indebtedness during the applicable period.

     In addition, for purposes of this definition, whenever pro forma effect is to be given to an Asset Acquisition or Investment, pro forma calculations (including, without limitation, with respect to cost savings and synergies) will be determined in accordance with Regulation S-X under the Securities Act and the interpretations thereof by the SEC; provided that such computation will be adjusted from time to time following the Asset Acquisition to eliminate cost savings and synergies that have either been realized (and therefore are reflected in actual results) or cannot reasonably be expected to be realized (whether based upon information and results obtained following the applicable Asset Acquisition or Investment or otherwise) by Republic and the Restricted Subsidiaries.

     "Consolidated Fixed Charges" means, with respect to Republic for any period, the sum of, without duplication, the amounts for such period of

     (a) the Consolidated Interest Expense of Republic and

     (b) the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Disqualified Capital Stock of Republic and the Restricted Subsidiaries and Preferred Stock of Restricted Subsidiaries on a consolidated basis.

     "Consolidated Income Tax Expense" means, with respect to Republic for any period, the provision for federal, state, local and foreign income taxes of Republic and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to Republic for any period, without duplication, the sum of

     (a) the interest expense (whether cash or non-cash) of Republic and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP to the extent deducted in calculating Consolidated Net Income, including, without limitation,

          (1) any amortization of debt discount,

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          (2) the net cost under Interest Rate Protection Obligations relating to interest (including any amortization of discounts),

          (3) the interest portion of any deferred payment obligation,

          (4) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and

          (5) all capitalized interest and all accrued interest and

     (b) the interest component of Capitalized Lease Obligations or any other obligations representative of interest expense associated with any Sale-Leaseback Transaction paid, accrued and/or scheduled to be paid or accrued by Republic and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP to the extent deducted in calculating Consolidated Net Income.

     "Consolidated Net Income" means, with respect to Republic, for any period, the consolidated net income (or loss) of Republic and the Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication,

     (a) all net after-tax extraordinary gains or losses,

     (b) the portion of net income (but not losses) of Republic and the Restricted Subsidiaries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by Republic or one of the Restricted Subsidiaries,

     (c) net income (or loss) of any person combined with Republic or one of the Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,

     (d) any gain or loss realized upon the termination of any employee pension benefit plan, on an after-tax basis,

     (e) gains or losses in respect of any Asset Sales by Republic or one of the Restricted Subsidiaries,

     (f) the cumulative non-cash effect of any change in any accounting principle,

     (g) the non-cash effect of compensation expense related to the contribution of shares held by any qualified employee stock ownership trust formed for employees of Republic and the Restricted Subsidiaries, and

     (h) the net income of any Restricted Subsidiary of such person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, law, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholder(s).

     "Consolidated Non-cash Charges" means, the aggregate depreciation, amortization and other non-cash expenses of Republic and the Restricted Subsidiaries (including any non-cash charges related to any employee stock ownership plan and workforce reduction charges) reducing Consolidated Net Income of Republic and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which required an accrual of or a reserve for cash charges for any future period).

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     "Consolidated Tangible Assets" means, as of any date of determination, the total assets, less goodwill and other intangibles shown on the balance sheet of Republic and the Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP.

     "Continuing Directors" means with respect to any period of twenty four (24) consecutive calendar months, any member of the Board of Directors of Republic who (a) was a member of the Board of Directors on the first day of such period or (b) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect against fluctuations in currency values.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Capital Stock" means, with respect to any person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the notes, but only to the extent such Capital Stock so matures or is exchangeable or redeemable.

     "Event of Default" has the meaning ascribed to that term under "-Events of Default."

     "Exchange Act Report" has the meaning ascribed to that term under "-Certain Covenants-Provision of Financial Information."

     "Existing Liens" has the meaning ascribed to that term under the definition of "Permitted Collateral Liens."

     "Fair Market Value" or "fair value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined by the Board of Directors of Republic acting in good faith and will be evidenced by a resolution of the Board of Directors of Republic delivered to the trustee except

     (a) any determination of Fair Market Value or fair value made with respect to any parcel of real property and related fixtures constituting a part of, or proposed to be made a part of, the Collateral will be made by an Independent Appraiser,

     (b) any determination of Fair Market Value with respect to any assets to be valued at $4.0 million or more that is contributed as or received in exchange for Capital Stock of Republic that is to be included in clause (2) of the first paragraph of the covenant on "--Limitation on Restricted Payments" will be made by an Independent Financial Advisor;

     (c) any determination of Fair Market Value with respect to any Collateral to be valued at $2.0 million or more that is to be the subject of an Asset Sale will be made by an Independent Appraiser or Independent Financial Advisor, as appropriate, and

     (d) as otherwise indicated in the indenture or the Security Documents.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public

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Accountants and statements and pronouncements of the Financial Accounting
Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the Issue Date.

     "Government Assisted Indebtedness" means Indebtedness of Republic or any of the Restricted Subsidiaries incurred from any federal, state or local Governmental Authority, or for which any such Governmental Authority provides direct or indirect credit support, including under any industrial revenue bonds.


     "Government Assisted Indebtedness (New York)" means Government Assisted Indebtedness from any state or local Governmental Authority of the State of New York in an aggregate principal amount at any time outstanding not exceeding $5.0 million incurred in connection with (x) the relocation of the following assets to the Lackawanna Hot Rolled Bar Plant in Blasdell, New York: the quality verification inspection lines, known as the "QVL"s, from the Canton Plant and the magnetic analysis inspection stands known as the "MACs" or "ROTOMACs" from the Chicago Finishing Plant and (y) the acquisition of additional equipment and fixtures for, and the improvement and refurbishment of, such relocated assets, provided that no principal payments will be required to be paid with respect to such Government Assisted Indebtedness prior to the final Maturity Date of the Notes except for de minimis amounts required by (i) applicable law or regulations or (ii) the rules and practices of the state or local Governmental Authority providing such Government Assisted Indebtedness.


     "Government Assisted Indebtedness (Ohio)" means Government Assisted Indebtedness from any state or local Governmental Authority of the State of Ohio in an aggregate principal amount at any time outstanding not exceeding $10.0 million incurred in connection with the acquisition of equipment and fixtures for, and the improvement and refurbishment of, the Four Stand facilities situated in the Primary Mill at the Lorain Plant located in Lorain, Ohio.

     "Governmental Authority" means any government or political subdivision of the United States or any other country or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision.

     "Guarantee" has the meaning ascribed to that term under "-The Guarantees."

     "Guarantor" means any of the Parent Guarantor or Subsidiary Guarantors.

     "Holder" means the person in whose name a Note is registered on the Registrar's books.

     "Holders' Pro Rata Share" means:

     (a) with respect to Indebtedness under the New Credit Facility, a fraction,

          (1) the numerator of which is the aggregate principal amount of Notes outstanding on the date the applicable Net Cash Proceeds are received and

          (2) the denominator of which is the sum of (x) the aggregate principal amount of Notes outstanding on such applicable date and (y) if the New Credit Facility requires such Net Cash Proceeds to be applied to repay or collateralize (in the case of letters of credit) extensions of credit thereunder, the aggregate principal amount of Indebtedness outstanding under the New Credit Facility on such applicable date; and

     (b) with respect to Government Assisted Indebtedness (Ohio) or Government Assisted Indebtedness (New York), as the case may be, a fraction,

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          (1) the numerator of which is the aggregate principal amount of Notes outstanding on the date the applicable Net Cash Proceeds are received and

          (2) the denominator of which is the sum of (x) the aggregate principal amount of Notes outstanding on such applicable date and (y) if such Government Assisted Indebtedness requires such Net Cash Proceeds to be applied to repay extensions of credit thereunder, the aggregate principal amount of such Government Assisted Indebtedness on such applicable date.

     "Hunt" means, collectively, HIG-Steel Investors, L.P., a Delaware limited partnership, and HIG-Steel G.P., L.L.C., a Delaware limited liability company.

     "incur" means, with respect to any Indebtedness, to directly or indirectly, create, incur, assume, issue, guarantee or otherwise become liable for or with respect to such Indebtedness, and the terms "incurred," "incurrence" and "incurring" having meanings correlative to the foregoing.

     "Indebtedness" means, with respect to any person, without duplication,

     (a) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business and which are not overdue by more than 180 days,

     (b) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments,

     (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business,

     (d) all Capitalized Lease Obligations of such person,

     (e) all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than statutory Liens) upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured),

     (f) all guarantees of Indebtedness referred to in this definition by such person,

     (g) all Disqualified Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends,

     (h) all Interest Rate Protection Obligations of such person and

     (i) any amendment, supplement, modification, deferral, renewal, extension, refinancing or refunding of any liability of the types referred to in clauses
(a) through (h) above.

     For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value will be determined in good faith by the Board of Directors of Republic of such Disqualified Capital Stock.


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     When any person becomes a Restricted Subsidiary, there will be deemed to have been an incurrence by such Restricted Subsidiary of all Indebtedness for which it is liable at the time it becomes a Restricted Subsidiary. If Republic or any of the Restricted Subsidiaries, directly or indirectly, guarantees Indebtedness of a third person, there will be deemed to be an incurrence of such guaranteed Indebtedness as if Republic or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

     "indenture" means the Indenture dated as of August 16, 2002 among Republic and Blue Steel Capital, as issuers, N&T Railway Company LLC and Blue Bar, L.P., as guarantors, and LaSalle Bank National Association, as trustee, as amended or supplemented from time to time pursuant to the terms thereof.

     "Independent Appraiser" means a reputable, nationally recognized person or firm who in the ordinary course of its business appraises property and, where real property is involved, is a member in good standing of the American Institute of Real Estate Appraisers, recognized and licensed to do business in the jurisdiction where such real property is situated who

     (a) does not, and whose directors, officers, employees and Affiliates do not, have a direct or indirect material financial interest in Republic or any of its Subsidiaries,

     (b) in the judgment of the Board of Directors of Republic, is otherwise independent and qualified to perform the task for which it is to be engaged, and

     (c) is one of the following persons: MEI or Dovebid.

     "Independent Financial Advisor" means a reputable, nationally recognized investment banking, appraisal, consulting or public accounting firm

     (a) which does not, and whose directors, officers, employees and Affiliates do not, have a direct or indirect material financial interest in Republic or any of its Subsidiaries and

     (b) which, in the judgment of the Board of Directors of Republic, is otherwise independent and qualified to perform the task for which it is to be engaged, and

     (c) is one of the following persons: McDonald, Jefferies & Company or Berenson Minella & Co.

     "Intercreditor Agreement" means, individually and collectively, (a) the Pledge Intercreditor Agreement and (b) the Access Intercreditor Agreement.

     "Interest Payment Date" has the meaning ascribed to that term under "-Maturity, Interest and Principal of the Notes."

     "Interest Rate Protection Obligations" means the obligations of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and will include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any person,

     (a) any direct or indirect loan, advance (other than advances to customers and employees for moving, entertainment, travel expenses and commissions, drawing accounts and similar expenditures in the ordinary course of business), extension of credit (other than trade credit) or capital contribution to any

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person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or

     (b) any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person.

     "Investments" will not include (x) accounts receivable and extensions of credit by any person in the ordinary course of business and (y) Investments to the extent made with consideration which consists of Capital Stock (other than Disqualified Capital Stock) of Republic. In addition to the foregoing, any Currency Agreement will constitute an Investment under the indenture.

     "Investment Grade Securities" means

     (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

     (b) debt securities or debt instruments with a rating of BBB- or higher by Standard & Poor's Corporation or Baa3 or higher by Moody's Investors Service, Inc. or the equivalent of such rating by such rating organization, or, if no rating of Standard & Poor's or Moody's Investors Service, Inc. then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Republic and its Subsidiaries, and

     (c) investments in any fund that invests 95% of its assets in securities in the type described in clauses (a) and (b) above.

     "Issue Date" means August 16, 2002, the date of original issuance of the notes.

     "issuers" means the parties named as such in the indenture, in each case, until a successor replaces it in accordance with the terms of the indenture and, thereafter, includes the successor.

     "KPS" means, collectively, Blue Steel Corporation, a Delaware corporation, KPS Special Situations Fund, L.P., a Delaware limited partnership, and KPS Supplemental Fund, L.P., a Delaware limited partnership.

     "Lien" means any mortgage, charge, lease, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. For purposes of the indenture, a person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement. In no event will an operating lease be deemed to constitute a Lien.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents net of

     (a) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

     (b) provisions for all taxes payable as a result of such Asset Sale;

     (c) amounts required to be applied to the repayment of principal and interest on Indebtedness required (other than required by the covenant "--Disposition of Proceeds of Asset Sales"), to be paid as a result of such transaction to the extent secured by a Lien on such property that is permitted under the indenture or


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under the applicable Security Document and to the extent the operative agreement relating to such Indebtedness requires or otherwise permits such a repayment;
and

     (d) appropriate amounts to be provided by Republic or any of the Restricted Subsidiaries, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Republic or any of the Restricted Subsidiaries, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any representation, warranties or indemnification obligations associated with such Asset Sale, provided that the aggregate amount provided by Republic or any of the Restricted Subsidiaries, as the case may be, for the reserves contemplated by this clause (d) in connection with any Asset Sale of Collateral will not exceed 10% of the aggregate proceeds received in connection with such Asset Sale.

     "New CDSC" means 2011448 Ontario Limited, a Wholly-Owned Restricted Subsidiary of Republic organized under the laws of Ontario, Canada formed to own the assets of Canadian Drawn Steel Company Inc. at such time as New CDSC elects to exercise the purchase option for such assets provided for in the RTI Asset Purchase Agreement.

     "New Credit Facility" means the Credit Agreement, dated as of the Issue Date, among Republic, Fleet Capital Corporation, as administrative agent, and the lenders and the agents parties thereto from time to time, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith that are permitted under the indenture, each as the same may at any time in whole or in part be amended, amended and restated, supplemented or otherwise modified, including any refinancing, refunding, replacement or extension thereof and whether by the same or any other lender or group of lenders.

     "Non-Collateral Proceeds" has the meaning ascribed to that term under "-Certain Covenants-Disposition of Proceeds of Asset Sales."


     "Parent Guarantor" means Republic Holdings in its capacity as a Guarantor and any successors.


     "Pari Passu Bank Proceeds" has the meaning ascribed to that term under "-Certain Covenants-Disposition of Proceeds of Asset Sales."

     "Pari Passu GAI Proceeds" has the meaning ascribed to that term under "-Certain Covenants-Disposition of Proceeds of Asset Sales."

     "Permitted Collateral Liens" means


     (a) the Liens created by the notes, the Subsidiary Guarantees, the indenture and the Security Documents;


     (b) after giving effect to the Sale Order, Liens on the Collateral existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date, as such Liens are more specifically described in the Security Documents, which we refer to as "Existing Liens";

     (c) Liens for taxes, assessments or other governmental charges or levies not yet delinquent;

     (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's, laborers', employees' or suppliers' or other like Liens on the Collateral arising in the ordinary course of business and securing obligations that are not due and payable;

     (e) Liens securing Government Assisted Indebtedness (Ohio) on Collateral that is acquired, refurbished, improved or relocated utilizing the proceeds of such Government Assisted Indebtedness; provided that (x) such Liens are pari passu with, or junior in priority to, the Lien on such Collateral in

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favor of the trustee and the Holders and (y) the holders of such Government
Assisted Indebtedness (Ohio) have agreed to subordinate their right to accelerate such Indebtedness to the prior acceleration of the notes;

     (f) Liens securing Government Assisted Indebtedness (New York) on Collateral that is acquired, refurbished, improved or relocated utilizing the proceeds of such Government Assisted Indebtedness; provided that (x) such Liens are pari passu with, or junior in priority to, the Lien on such Collateral in favor of the trustee and the Holders and (y) the holders of such Government Assisted Indebtedness (New York) have agreed to subordinate their right to accelerate such Indebtedness to the prior acceleration of the notes;


     (g) pari passu Liens on the Pledged Securities to secure the New Credit Facility, provided such Liens are subject to the agreements set forth in the Intercreditor Agreement; and

     (h) any other Liens on the Collateral expressly permitted by the applicable Security Documents.

     "Permitted Holders" means KPS, Hunt and their respective Affiliates.

     "Permitted Investments" means any of the following:

     (a) (1) Investments in any Restricted Subsidiary (including any person that pursuant to such Investment becomes a Restricted Subsidiary) and (2) Investments in any person that is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, Republic or any Restricted Subsidiary at the time such Investment is made;

     (b) Investments in Cash Equivalents or Investment Grade Securities;

     (c) Investments in deposits with respect to leases or utilities provided to third parties in the ordinary course of business;


     (d) Investments in the notes;


     (e) Investments in Currency Agreements, Interest Rate Protection Obligations and commodities hedging arrangements permitted by clause (f) or (g) of the covenant under "-Limitation on Additional Indebtedness and Certain Preferred Stock";

     (f) loans or advances to officers or employees of Republic and the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes of Republic and the Restricted Subsidiaries (including travel and moving expenses) not in excess of $2.0 million in the aggregate at any one time outstanding;

     (g) Investments in evidences of Indebtedness, securities or other property received from another person by Republic or any of the Restricted Subsidiaries in connection with any bankruptcy proceeding or by reason of a composition or readjustment of debt or a reorganization of such person or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Indebtedness, securities or other property of such person held by Republic or any of the Restricted Subsidiaries, or for other liabilities or obligations of such other person to Republic or any of the Restricted Subsidiaries that were created in accordance with the terms of the indenture;

     (h) so long as no Default or Event of Default has occurred and is continuing at the time such Investment is made, Investments in an amount not to exceed the greater of (1) $20.0 million and (2) 1.0% of Consolidated Tangible Assets of Republic at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

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     (i) any Investment constituting a Restricted Payment received pursuant to and in compliance with the covenant described under "--Limitation on Restricted Payments";


     (j) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

     (k) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business;

     (l) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of the covenant "-Disposition of Proceeds of Asset Sales" or any other disposition of assets not constituting an Asset Sale;

     (m) any Investment existing on the Issue Date; and

     (n) any Investment, made upon the exercise of any purchase option provided for in the RTI Asset Purchase Agreement, in all or substantially all of the assets of Canadian Drawn Steel Company Inc.

     "Permitted Liens" means, with respect to any person and as to any property other than the Collateral,

     (a) Liens to secure the New Credit Facility;

     (b) Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are for less than $10.0 million in the aggregate, or which are being validly contested in good faith by appropriate proceedings or for property taxes on property that Republic or any of its Restricted Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

     (c) carriers', warehousemen's, mechanics', materialmen's, repairmen's, laborers', employees' or suppliers' or other like Liens on property of Republic or any of the Restricted Subsidiaries arising in the ordinary course of business and securing obligations that are not due and payable or that are being contested in good faith by negotiations or appropriate proceedings and in respect of which, if applicable, Republic or the relevant Restricted Subsidiary will have set aside on its books reserves in accordance with GAAP;

     (d) pledges and deposits made in the ordinary course of business by Republic or any of the Restricted Subsidiaries in compliance with the Federal Employers Liability Act or any other workmen's compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations;

     (e) deposits by Republic or any of the Restricted Subsidiaries to secure the performance of tenders, bids, contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

     (f) zoning restrictions, easements, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred by Republic or any of the Restricted Subsidiaries in the ordinary course of business which, individually and in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Republic or any of the Restricted Subsidiaries;

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     (g) Liens consisting of interests of lessors under capital or operating leases;


     (h) Liens securing judgments, decrees or orders against Republic or any of the Restricted Subsidiaries, so long as such Liens are being contested in good faith and are adequately bonded, any appropriate legal proceedings which may have been duly initiated for the review of such judgments, decrees or orders will not have been finally terminated or the period within which such proceedings may be initiated will not have expired;


     (i) any leases or subleases to other persons of properties or assets owned or leased by Republic or any of the Restricted Subsidiaries;

     (j) any Lien arising by operation of law pursuant to Section 107(1) of CERCLA, 42 U.S.C. Section 9607(1), or pursuant to analogous state law, for costs or damages which are not yet due (by virtue of a written demand for payment by a government authority) or which are being contested in good faith by appropriate proceedings, or on property that Republic or any of the Restricted Subsidiaries has determined to abandon if the sole recourse for such costs or damages is to such property; provided that the liability of Republic and the Restricted Subsidiaries with respect to the matter giving rise to all such Liens will not, in the reasonable estimate of Republic (in the light of all attendant circumstances, including the likelihood of contribution by third parties), exceed $25.0 million;

     (k) Liens that are contractual rights of setoff (1) relating to the establishment by Republic or any of its Subsidiaries of depository relations with banks not given in connection with the issuance of Indebtedness or (2) pertaining to pooled deposit and/or sweep accounts of Republic and/or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Republic and the Restricted Subsidiaries;

     (l) Liens securing obligations in respect of trade-related letters of credit and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit;

     (m) the sale of accounts receivable in connection with collection in the ordinary course of business;

     (n) construction Liens arising in the ordinary course of business, including Liens for work performed for which payment has not been made, securing obligations that are not due and payable or are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Republic or the relevant Restricted Subsidiary will have set aside on its books reserves in accordance with GAAP;

     (o) Liens securing Currency Agreements, Interest Rate Protection Obligations and commodity hedging agreements;

     (p) any other Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of offset and set off;

     (q) purchase money Liens to finance the acquisition of property or assets of Republic or any Restricted Subsidiary of Republic acquired in the ordinary course of business; provided that (1) the related purchase money Indebtedness will not be secured by or extend to any Collateral or any other property or assets of Republic or any Restricted Subsidiary other than the property or assets so acquired, (2) the amount of Indebtedness secured by any such Lien will not exceed the purchase price of the property or assets acquired and (3) the Lien securing such Indebtedness either (x) exists at the time of such acquisition or construction or (y) will be created within 180 days of such acquisition;

     (r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

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     (s) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien or Liens permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; provided that such Liens do not extend to or cover any property or assets of Republic or any of the Restricted Subsidiaries not securing the Indebtedness so refinanced;

     (t) Liens upon specific items of inventory or other goods and proceeds of any person securing such person's obligations in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

     (u) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

     (v) Liens securing Acquired Indebtedness permitted by the covenant described under "-Certain Covenants-Limitation on Additional Indebtedness and Certain Preferred Stock"; provided that (1) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by Republic or a Restricted Subsidiary thereof and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Republic or a Restricted Subsidiary thereof and (2) such Liens do not extend to or cover any property or assets of Republic or any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Republic or such Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Republic or such Restricted Subsidiary; and

     (w) Liens on assets acquired or constructed after the Issue Date and not constituting Collateral securing Indebtedness not to exceed 70% of the lower of the cost of construction or acquisition of such assets or the fair market value of such assets, in each case determined at the time of incurrence of such Indebtedness.

     "person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, charitable foundation, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Pledge Intercreditor Agreement" means the Pledge Intercreditor Agreement, dated as of August 16, 2002, by and among Fleet Capital Corporation (together with its successors and assigns), acting in its capacity as Administrative Agent under the New Credit Facility, LaSalle Bank National Association, as trustee, each of the Issuers, and the Guarantors, as the same may be amended, supplemented or otherwise modified from time to time.

     "Pledged Securities" has the meaning ascribed to that term under "Description of Collateral and Intercreditor Agreements."


     "Pledgor" means each of Republic, Blue Steel Capital, Republic Holdings and each Restricted Subsidiary that becomes a "Pledgor" under any Security Document.


     "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock, whether now outstanding or issued after the date of the indenture, and including, without limitation, all classes and series of preferred or preference stock of such person.



     "Refinancing Indebtedness" means

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     (a) Indebtedness of Republic or a Subsidiary Guarantor to the extent the proceeds thereof are used solely to refinance (whether by amendment, renewal, extension or refunding) all or any part of any Indebtedness of Republic or any of the Restricted Subsidiaries and

     (b) Indebtedness of any Restricted Subsidiary (other than a Subsidiary Guarantor) to the extent the proceeds thereof are used solely to refinance (whether by amendment, renewal, extension or refunding) all or any part of any Indebtedness of a Restricted Subsidiary (other than a Subsidiary Guarantor), in each such event; provided that


          (1) the principal amount of Indebtedness incurred pursuant to this definition (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the accreted value of such Indebtedness) will not exceed the sum of the principal amount of Indebtedness so refinanced (less any discount from principal amount due upon payment pursuant to the terms of such Indebtedness) was not incurred in violation of the indenture,


          (2) in the case of Indebtedness incurred pursuant to this definition by Republic or any Subsidiary Guarantor, such Indebtedness



               (A) has no scheduled principal payment prior to the earlier of
          (x) the final maturity of the corresponding portion of the Indebtedness being refinanced or (y) the 91st day after the final maturity date of the notes and

               (B) has an Average Life to Stated Maturity greater than either
          (x) the Average Life to Stated Maturity of the Indebtedness refinanced or (y) the remaining Average Life to Stated Maturity of the notes and


          (3) if the Indebtedness to be refinanced is Subordinated Indebtedness, the Indebtedness to be incurred pursuant to this definition will also be Subordinated Indebtedness.

         "Republic" means Republic Engineered Products LLC.

         "Republic Holdings" means Republic Engineered Products Holdings LLC.

     "Required Filing Dates" has the meaning ascribed to that term under "-Certain Covenants-Provision of Financial Information."

     "Restricted Payment" has the meaning ascribed to that term under "-Certain Covenants-Limitation on Restricted Payments.

     "Restricted Subsidiary" means each Subsidiary of Republic.

     "Roll-up Transaction" means any merger or consolidation of Republic with, or any transfer of all of the assets of, or Capital Stock of, Republic to, any newly organized Affiliate thereof (having no material liabilities other than Investments in or liabilities with respect to Republic or the Restricted Subsidiaries) if such transaction and any series of related transactions are for the sole purpose of creating or having a corporation that will own all of the assets that Republic owned immediately prior to such transaction.

     "RTI Asset Purchase Agreement" means the Asset Purchase Agreement dated June 7, 2002 (as amended, supplemented or otherwise modified from time to time) among Republic Technologies International, LLC, certain affiliates of that company and Republic.

     "Sale Order" means an order of the United States Bankruptcy Court for the Northern District of Ohio, Eastern Division, dated July 23, 2002, entitled "Amended Order Superseding Order (A) Approving Sale of Certain Assets Free and Clear of Liens And Stamp or Transfer Taxes Pursuant to Bankruptcy Code Sections 363(f) and 1146(c), (B) Approving Assumption and Assignment of Executory Contracts

                                      107

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and Unexpired Leases Subject to the Sale Pursuant to Bankruptcy Code Section
364, (C) Approving Settlement Agreement with USWA, and (D) Waiving the Requirements of Local Bankruptcy Rule 9013-1(a) and the Ten Day Stay Period Provided by Bankruptcy Rule 6004(g).

     "Sale-Leaseback Transaction" of any person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any property or asset of such person which has been or is being sold or transferred by such person after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement will be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Security Documents" means, collectively, (1) the security agreement dated the Issue Date, among Republic, the Guarantors and the Collateral Agent, (2) the pledge agreement dated the Issue Date, among Blue Bar, Republic and the Collateral Agent, (3) the mortgages made by or to be made by Republic in favor of the Collateral Agent, and (4) all security agreements, mortgages, deeds of trust, pledges, collateral assignments and other agreements or instruments evidencing or creating any security in favor of the Collateral Agent in any or all of the Collateral, in each case as amended, amended or restated, supplemented or otherwise modified from time to time in accordance with their terms.

     "Stated Maturity" means, when used with respect to any note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

     "Subordinated Indebtedness" means Indebtedness of an issuer or a Subsidiary Guarantor which is expressly subordinated in right of payment to the notes or the Guarantee of such Guarantor, as the case may be.

     "Subsidiary" means, with respect to any person,

     (a) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof and

     (b) any other person (other than a corporation), including, without limitation, a joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, have at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions).

     For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law will be disregarded in determining the ownership of a Subsidiary.

     "Subsidiary Guarantor" means (a) each Subsidiary of Republic that owns or holds any Collateral and (b) any other Subsidiary of Republic that guarantees the Notes, but will not include Blue Steel Capital.

     "Substitute Collateral" has the meaning ascribed to that term under "-Possession, Use and Release of Collateral-Substitute Collateral."

     "Surviving Entity" has the meaning ascribed to that term under "-Consolidation, Merger, Sale of Assets."

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     "Trust Moneys" means all cash or Cash Equivalents received by the trustee or the Collateral Agent, as the case may be:

     (a) upon the release of property from the Lien of any of the Security Documents, including all moneys received in respect of the principal of all purchase money, governmental and other obligations;

     (b) as compensation for, or proceeds of the sale of all or any part of the Collateral taken by eminent domain or purchased by, or sold pursuant to any order of, a governmental authority or otherwise disposed of;

     (c) as proceeds of insurance upon any, all or part of the Collateral (other than any liability insurance proceeds payable to the trustee or the Collateral Agent, as the case may be, for any loss, liability or expense incurred by it);

     (d) pursuant to certain provisions of the mortgages made or to be made by Republic in favor of the Collateral Agent;

     (e) as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the trustee or the Collateral Agent, as the case may be, or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Security Documents or otherwise; or

     (f) for application under the indenture as provided in the indenture, any Security Document, or the Intercreditor Agreement or whose disposition is not otherwise specifically provided for in the indenture, any Security Document, or the Intercreditor Agreement;

     provided, however, that "Trust Moneys" will not include any property deposited with the trustee pursuant to pursuant to the redemption provisions or the priority or default provisions under the indenture.

     "Voting Stock" means any class or classes of Capital Stock of a person pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote in the election of the Board of Directors, managers or trustees of such person (irrespective of whether or not, at the time, Capital Stock of any other class or classes will have, or might have, voting power by reason of the happening of any contingency).

     "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary of which 100% of the outstanding Capital Stock is owned by Republic or one or more Wholly-Owned Restricted Subsidiaries of Republic. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law will be disregarded in determining the ownership of a Subsidiary.

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             DESCRIPTION OF COLLATERAL AND INTERCREDITOR AGREEMENTS

     The following discussion includes a summary description of the Collateral and a summary of the material terms of the Security Documents and the Intercreditor Agreements. For further information regarding the terms and provisions of the Security Documents and the Intercreditor Agreements, please refer to the copies of the Security Documents and the Intercreditor Agreements which we have filed as exhibits to the registration statement of which this prospectus is part. We urge you to read these documents. In addition, you should also refer to "Description of the Notes-Possession, Use and Release of Collateral" for the provisions of the indenture relating to releases and substitutions of Collateral. Capitalized terms used below but not defined below are defined in "Description of the Notes-Certain Definitions."

COLLATERAL

     Pursuant to the Security Documents, the Pledgors granted to the Collateral Agent, for the benefit of the trustee and the holders of the notes, security interests in the real and personal property summarized below. Except as expressly provided below, these security interests do not extend to acquired property located at the facilities constituting Collateral or any separable plants or independent facilities acquired or constructed by us or any of our Subsidiaries after the Issue Date. The Collateral for the notes and the Guarantees currently represents


     . substantially all of the real and personal properties of Republic and the Subsidiary Guarantors, other than real and personal property located at the Canton CR(TM) and inventory, accounts receivable, intellectual property and related assets and


     . all of the Capital Stock of Republic and the Restricted Subsidiaries, other than New CDSC, outstanding on the Issue Date, which Collateral also serves the New Credit Facility on an equal and ratable basis.

For a description of the Intercreditor Agreements, which govern the relationships among the agents for the lenders under the New Credit Facility and the Collateral Agent and trustee with respect to the Collateral, see "-Intercreditor Agreements" below.

     The obligations of the issuers and the guarantors under the notes and the Guarantees were initially secured by Liens on all of the following assets:

     . all of the real property, other than the real property on which the Canton CR(TM) is located, owned or leased by Republic and the Subsidiary Guarantors on the Issue Date, together with all additions, accessions, improvements, alterations, replacements and repairs to this real property,

     . machinery and equipment located at the real property referred to in the first bullet point above on the Issue Date by Republic and the Subsidiary Guarantors, together with all additions, accessions, improvements, alterations, replacements and repairs to this machinery and equipment,

     .    all of the Capital Stock of Republic outstanding from time to time,

     . all of the outstanding shares of Capital Stock of each of the existing Restricted Subsidiaries, other than New CDSC, and of each of the future Wholly-Owned Restricted Subsidiaries organized in the United States, any state in the United States or the District of Columbia and 65% of the outstanding Capital Stock of each of the future foreign Wholly-Owned Restricted Subsidiaries which, together with the items of Collateral referred to in the preceding bullet point, we refer to as the "Pledged Interests",

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     .    assets deposited in the collateral accounts established pursuant to and subject to the Pledge Intercreditor Agreement,

     .    all Trust Moneys,

     .    all commercial tort claims,

     . all general intangibles relating to any and all of the above, subject to the same exceptions and limitations as the above,

     . all other property and assets of the issuers and Subsidiary Guarantors existing on the Issue Date other than assets securing obligations under the New Credit Facility, and

     . all proceeds and products of any and all of the above, subject to the same exceptions and limitations as the above.

     For further summary information concerning the facilities included in the Collateral, see "Business-Our Properties."

     The Pledgors pledged the personal property Collateral to be pledged by them to the Collateral Agent for the benefit of the Collateral Agent, the trustee and the Holders pursuant to a pledge agreement and a security agreement which we refer to collectively as the "Security Agreements". The real property Collateral was pledged to the Collateral Agent for the benefit of the Collateral Agent, the trustee and the holders of the notes pursuant to mortgages, deeds of trust or deeds to secure debt which we refer to collectively as the "Mortgages." In general, the Liens on the Collateral granted to the Collateral Agent, for its benefit and the benefit of the Trustee and the Holders, may be subject to

     . in the case of real property Collateral, certain easements, rights-of-way, zoning restrictions and other similar charges or encumbrances which do not, in any case, materially detract from the value of the real property affected thereby or do not interfere in any material respect with the ordinary conduct of the business of Republic or the applicable Subsidiary Guarantor at such real property,

     . in the case of the Pledged Interests, a pari passu Lien securing repayment of Indebtedness under the New Credit Facility,

     . in the case of machinery and equipment, pari passu Liens securing the repayment of Government Assisted Indebtedness (New York) and Government Assisted Indebtedness (Ohio) incurred to relocate or refurbish specific equipment, and

     . in the case of all of the Collateral, certain tax liens and landlords', warehousemens', materialmen's and other liens which may, as a matter of law, have priority over the Lien granted to the Collateral Agent or the trustee.

     The real property Collateral pledged by the Pledgors at our Lackawanna, New York facility includes certain recorded instruments which provide rights and benefits in favor of the Pledgors. These rights and benefits may be essential to the use and operation of the Lackawanna facility and, if terminated, may impair the value or marketability of the Lackawanna facility as Collateral to the noteholders.

     One recorded instrument is between the Pledgors and Erie County, New York and permits the Pledgors to maintain a connection to Erie County's sanitary sewer system. This agreement is in effect on a year-to-year basis until Erie County elects in its discretion to terminate the instrument.

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     The remainder of the recorded instruments are easements to the Pledgors.
These easements relate to the Pledgor's use of certain storm water pipes, railroad tracks, access roads and fire hydrants on Bethlehem Steel's adjoining land as well as the Pledgors' maintenance and repair of the west wall of the Lackawanna facility's Bar Mill building.

     There are five scenarios in which Bethlehem Steel may terminate the Pledgors' rights under the applicable Lackawanna easements: (1) the Pledgors for a period of one year or longer cease to use the rights granted in the Lackawanna storm water easements, the Lackawanna railroad track easements, the Lackawanna access easements or the Lackawanna fire hydrant easements (which cessation of use could occur in connection with a foreclosure or bankruptcy or otherwise);
(2) the Pledgors at any time remove or abandon all or any portion of the west wall of the Bar Mill building; (3) it becomes necessary or desirable, in Bethlehem Steel's opinion, to terminate the Pledgors' rights under the Lackawanna storm water easements in order to facilitate any use which Bethlehem Steel may desire to make of its property; (4) it becomes necessary or desirable, in Bethlehem Steel's opinion based on reasonable environmental considerations, to terminate the Pledgors' rights under the Lackawanna railroad track easements; and (5) the Pledgors are in default under the Lackawanna easements beyond applicable notice and cure periods.

     In the event of a termination of rights granted under the Lackawanna sewer agreement referred to above or the Lackawanna easements, the Pledgors may be required to cease some or all of their operations at the Lackawanna facility. Erie County or Bethlehem Steel, as applicable, may not be willing to reinstate or continue these rights and the cost, if any, of reinstating or continuing these rights from either of these entities may be significant.

     The collateral release provisions of the indenture permit the release of certain Collateral without substitution of Collateral of equal value under certain circumstances. See "Description of the Notes-Possession, Use and Release of Collateral." For example, Collateral may be released in connection with Asset Sales and new collateral need not be substituted for this Collateral under various circumstances. As described under "Description of the Notes-Certain Covenants-Disposition of Proceeds of Asset Sales," the Net Cash Proceeds of such Asset Sales must, in most cases, be used to redeem notes.

     If an Event of Default occurs under the indenture, the trustee, on behalf of the Holders, in addition to any rights or remedies available to it under the indenture, may, subject to the provisions of the Intercreditor Agreements, cause the Collateral Agent to take such action as the trustee deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. The proceeds received by the Collateral Agent, after payment of the expenses of such foreclosure and fees and other amounts then payable to the Collateral Agent and any prior lienholder, whether pursuant to either Intercreditor Agreement or otherwise, to which the trustee and the Holders are entitled from any foreclosure in respect of any Collateral by which the notes are secured will be applied by the trustee under the indenture, first, to pay the expenses and other amounts payable to the trustee and, thereafter, to pay the principal of and interest on the notes.

     The proceeds of any sale of the Collateral in whole or in part pursuant to the indenture, the Security Documents and the Intercreditor Agreements following an Event of Default may not be sufficient to satisfy payments due on the notes. The ability of the Collateral Agent or the trustee, for the benefit of the Holders, to realize upon the Collateral will also be subject to bankruptcy law limitations in the event of a bankruptcy and other contractual limitations contained in the Intercreditor Agreements. See "-Bankruptcy Limitations" below.

INTERCREDITOR AGREEMENTS

     The Indebtedness under the New Credit Facility, which provides for $336.0 million of commitments, is secured by Liens ranking evenly with the Liens in favor of the Holders on the Pledged Interests, and we have entered into a pledge intercreditor agreement with the administrative agent under the New Credit Facility and the trustee and Collateral Agent which will govern these creditors' respective

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rights and obligations with respect to the Pledged Interests. We refer to this pledge intercreditor agreement as the "Pledge Intercreditor Agreement." While the creditors under the notes and the New Credit Facility do not hold Liens on any other collateral in common, the lenders under the New Credit Facility will have access to, and use of, the Collateral pursuant to the terms of the access intercreditor agreement. We refer to this access intercreditor agreement as the "Access Intercreditor Agreement" and, together with the Pledge Intercreditor Agreement, as the "Intercreditor Agreements."

     The principal purposes of the Pledge Intercreditor Agreement are to

     . acknowledge the first priority Lien of the trustee, for the benefit of the noteholders, on the Collateral, other than the Pledged Interests,

     . acknowledge the first priority Lien of the administrative agent, for the benefit of the lenders under the New Credit Facility, on the collateral that secures our obligations under the New Credit Facility, other than the Pledged Interests, and

     . provide for the relative rights, priorities and remedies of the lenders under the New Credit Facility and the noteholders through their agents with respect to the Pledged Interests.

     The Pledge Intercreditor Agreement provides that the administrative agent and the trustee will each have the non-exclusive right to notify the other party in writing of its intention to realize upon its security interest in the Pledged Interests. The other secured creditors will be permitted to join the enforcement action and participate in the management, exercise and performance of such enforcement action. If the secured creditors determine to exercise voting control over the Pledged Interests, then the Pledged Interests will be voted pro rata according to the amounts then outstanding and committed under the New Credit Facility and the aggregate principal amount of the notes then outstanding. In addition, the administrative agent and the trustee will establish collateral accounts for the benefit of the noteholders and the lenders, respectively. Any amounts realized on the Pledged Interests will be deposited into these separate accounts pro rata according to the amounts then outstanding and committed under the New Credit Facility and the aggregate principal amount of the notes then outstanding.

     The Access Intercreditor Agreement provides that for up to 210 days following the issuance of a notice by the administrative agent under the New Credit Facility that it seeks to enforce its rights with respect to the accounts receivable or inventory of Republic or the guarantors, the administrative agent and its designees are granted the right and license by the applicable Pledgors and the Collateral Agent to:

     . enter upon any or all of such Pledgors' premises, either leased or owned; provided, that the administrative agent shall compensate the Collateral Agent in cash for any damage to the Collateral caused by the administrative agent in connection with its entry into and use of the Collateral and shall pay the Collateral Agent for all the Collateral Agent's direct and incremental costs relating to the provision of the access to the Collateral and

     . use the Collateral to the extent necessary to complete the manufacture of the inventory, collect the accounts receivable and to sell or otherwise dispose of the inventory, accounts receivable and intellectual property.

CERTAIN BANKRUPTCY LIMITATIONS

     The right of the trustee or the Collateral Agent, as the case may be, to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against Republic or a guarantor, whether by a noteholder or another creditor, prior to the trustee or the Collateral Agent, as the case may be, having repossessed and disposed of the Collateral. Under federal bankruptcy laws, a secured creditor such as the trustee or the Collateral Agent is prohibited from repossessing its security from a

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debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection."

     The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict

     . if payments under the notes or the Guarantees would be made following commencement of and during a bankruptcy case,

     . whether or when the Collateral Agent or the trustee, as the case may be, could foreclose upon or sell any of the Collateral, or

     . whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

     Furthermore, in the event that the bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the notes, the holders of notes would hold "undersecured claims." Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "undersecured claims" during the pendency of a debtor's bankruptcy case.

CERTAIN ENVIRONMENTAL LAW CONSIDERATIONS

     Real property pledged as security to a lender may be subject to known and unforeseen environmental risks. Under the federal Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, a secured lender may be held liable, in certain limited circumstances, for the costs of remediating or preventing releases or threatened releases of hazardous substances at a mortgaged property. There may be similar risks under various state laws and common law theories. If a lender takes title to property by foreclosure, it may, under certain circumstances, lose the security interest exemption contained in CERCLA and may therefore be held liable for remediation costs. Such liability has seldom been imposed, and finding a lender liable generally has been based on the lender having become sufficiently involved in the operations of the borrower so that its "participation in the management" of the borrower meets the test set out in CERCLA and elaborated in a number of court decisions.

     Under the indenture, the trustee and the Collateral Agent may, prior to taking certain actions, request that holders of notes provide an indemnification against its costs, expenses and liabilities. It is possible that CERCLA or similar remediation costs could become a liability of the trustee or the Collateral Agent and cause a loss to any holders of notes that provided an indemnification. In addition, such holders may act directly rather than through the trustee or the Collateral Agent, in specified circumstances, in order to pursue a remedy under the indenture. If holders of notes exercise that right, they could be deemed to be lenders that are subject to the risks discussed above. Included in the Collateral are certain indemnification rights relating to environmental liability at certain real property Collateral described under "-Collateral" above. However, there can be no assurance as to their availability to eliminate or mitigate any such costs, expenses or liabilities.

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     The U.S. Environmental Protection Agency promulgated a rule which would have allowed lenders to participate in work-out situations and foreclosure, and to exercise some control over the borrower's business following foreclosure, without risking liability under CERCLA as a current owner or operator. That rule was subsequently declared to be invalid by the Court of Appeals for the District of Columbia on the grounds that the rulemaking was not within the EPA's statutory authority. While a number of recent court decisions appear to be consistent with the EPA's interpretation of CERCLA under this rule, the uncertain state of current law does not provide an assurance that lenders can avoid the risk of liability under CERCLA if they foreclose on properties or become involved in work-outs or similar situations that may entail some involvement in, or influence over, facility operations.

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                          BOOK-ENTRY; DELIVERY AND FORM

     Upon distribution, the notes will initially be represented by one permanent global note in definitive, fully registered book-entry form, without interest coupons that will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee, on behalf of the acquirers of notes represented thereby for credit to the respective accounts of the acquirers, or to such other accounts as they may direct, at DTC, or Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System, or Cedel Bank, societe anonyme.

     Except as set forth below, the global note may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global note may be exchanged for notes in physical, certificated form in the circumstances described below.

     All interests in the global note, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems.

BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTE

     The descriptions of the operations and procedures of DTC, Euroclear and Cedel set forth below are provided solely as a matter of convenience. These operations and procedures are within the sole control of the respective settlement systems and are subject to change by them. We take no responsibility for these operations or procedures, and you are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised us that it is

     . a limited purpose trust company organized under the laws of the State of New York,

     .    a "banking organization" within the meaning of the New York Banking
          Law,

     .    a member of the Federal Reserve System,

     . a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended and

     .    a "clearing agency" registered pursuant to Section 17A of the Exchange
          Act.

     DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, including banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

     We expect that pursuant to procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than DTC participants.

     The laws of some jurisdictions may require that purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by

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a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest. Neither DTC nor our company have knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose account the notes are credited, which may or may not be the beneficial owner. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note

     . will not be entitled to have notes represented by a global note registered in their names,

     . will not receive or be entitled to receive physical delivery of certificated notes, and

     . will not be considered the owners or holders of the global note under the indenture for any purpose.

     We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

     Payments of the principal of, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on a record date will be payable by the trustee to or at the direction of DTC or its nominee. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

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     Although DTC, Euroclear and Cedel have agreed to the procedures described above to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     If:

     . we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 120 days of such notice or cessation,

     . we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture, or

     .    upon the occurrence of other events as provided in the indenture,

then, upon surrender by DTC of the global note, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global note. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons, or the nominee of any thereof, and cause the same to be delivered thereto.

     Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

     A holder of a beneficial interest in the global note may exchange that beneficial interest for a certificated note or transfer that interest to a person that takes delivery in the form of a certificated note. In this event, the aggregate principal amount of the global note will be reduced and a certificated note will be issued. Persons who hold certificated notes may transfer and exchange such notes for beneficial interests in the global note. Upon such exchange or transfer, the trustee will cancel the certificated note and increase the aggregate principal amount of the global note. In addition, persons who hold certificated notes may exchange or transfer such notes for other certificated notes.

                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


     In the opinion of Akin Gump Strauss Hauer & Feld LLP, the following accurately summarizes the material United States federal income tax consequences of the receipt of notes distributed from the Republic Liquidating Trust to persons who were beneficial owners of the 13 3/4% senior secured notes as of the record date and of the purchase, ownership and disposition of notes to holders of notes. Except where noted, it deals only with notes held as capital assets and does not deal with special classes of holders, such as dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, traders who elect to use a mark-to-market method of accounting with respect to their securities holdings, persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle or holders of notes whose "functional currency" is not the U.S. dollar. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions under the Code as of the date of this prospectus, and such authorities may be repealed, revoked or modified, possibly with retroactive effect. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF YOUR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.


     As used in this prospectus, a "U.S. holder" means a holder of a note that is:

     .    a citizen or resident of the United States;

     . a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

     . an estate the income of which is subject to United States federal income taxation regardless of its source; or

     . a trust (i) that is subject to the supervision of a court within the United States and the control of one or more United States persons or
          (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

     A "Non-U.S. holder" is a holder of a note that is not a U.S. holder.

DISTRIBUTION OF NOTES

     The distribution of notes from the Republic Liquidating Trust will not constitute a taxable event to holders of beneficial interests in the trust. Consequently, no gain or loss will be recognized by a holder of a beneficial interest in the trust upon the receipt of a note. The holding period of the note received will include the holder's holding period for its beneficial interest in the trust, and the basis of the note received will be the note's principal amount.

U.S. HOLDERS

     This section applies to you only if you are a U.S. holder, as defined above. If you are not a U.S. holder, see "--Non-U.S. Holders".

     Payments of Interest

     Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

     Market Discount

     If you purchase a note for an amount that is less than its principal amount, you will be treated as having purchased the note at a market discount, unless the difference between the note's principal amount and the amount for which you purchased the note is less than a specified de minimis amount.

     Under the market discount rules, you will be required to treat any gain realized on the sale, exchange, retirement or other disposition of a note as ordinary income the extent of the lesser of (i) the realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on the note at the time of the disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue market discount on a constant yield basis. You may be required to defer the deduction of all or a portion of the interest paid or accrued to carry a note with market discount until the maturity of the note or certain earlier dispositions. You may elect to include market discount in income currently as it accrues (either on a ratable or constant yield basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and the deferral of interest deductions will not apply. This election will apply to all debt instruments acquired by you on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service.

     Amortizable Bond Premium

     If you purchase a note for an amount that is in excess of the note's principal amount, you will be considered to have purchased the note with amortizable bond premium equal in amount to such excess. You may elect to amortize the premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of the excess for the taxable year. However, if the note may be optionally redeemed after you acquire it at a price in excess of its principal amount, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt instruments acquired by you on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service.


     Sale, Exchange and Retirement of Notes


     Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition, less any accrued stated interest, which will be taxable as such if not previously included in income, and your tax basis in the note. The tax basis of a note purchased by a U.S. holder will generally be its cost. Such gain or loss will be capital gain or loss, except to the extent described above under "--Market Discount." Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

     Information Reporting and Backup Withholding

     In general, unless you are an exempt recipient such as a corporation, information reporting will apply to payments that we make to you and to the proceeds from the sale of a note. Additionally, if you fail to provide your taxpayer identification number, or in the case of interest payments, fail to either report in full dividend and interest income or to make certain certifications, you will be subject to backup withholding at a current rate of 30%.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

NON-U.S. HOLDERS

     This section applies to you only if you are a Non-U.S. holder as defined above. If you are a U.S. holder, see "--U.S. Holders".

     U.S. Federal Withholding Tax

     The 30% U.S. federal withholding tax will not apply to any payment of principal or interest on your notes provided that:

     . you do not actually, or constructively, own a 10% or greater interest in our company or 10% or more of the total combined voting power of all classes of Blue Steel Capital's voting stock within the meaning of the Code and the U.S. Treasury regulations;

     . you are not a controlled foreign corporation that is related to our company or to Blue Steel Capital through stock ownership;

     . you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

     . (a) you provide your name and address on an IRS Form W-8BEN, or successor form, and certify, under penalty of perjury, that you are not a U.S. person or (b) a financial institution holding the notes on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8BEN, or successor form, from the beneficial owner and provides us with a copy.

     If you cannot satisfy the requirements described above, payments of premium and interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI, or successor form, stating that interest paid on your note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

     The 30% U.S. federal withholding tax will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.

U.S. Federal Estate Tax

     Your estate will not be subject to U.S. federal estate tax on notes owned by you at the time of your death, provided that (1) you do not, actually or constructively, own a 10% or greater interest in our company or 10% or more of the total combined voting power of all classes of Blue Steel Capital's voting stock within the meaning of the Code and the U.S. Treasury Regulations, and (2) interest on your note would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

U.S. Federal Income Tax

     If you are engaged in a trade or business in the United States and interest on your note is effectively connected with the conduct of that trade or business, although exempt from the 30% withholding tax, you will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lower applicable treaty rate, of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on your notes will be included in earnings and profits.

     Any gain realized on the disposition of a note generally will not be subject to U.S. federal income tax unless (1) that gain is effectively connected with the conduct of a trade or business in the United States by you or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

     Information Reporting And Backup Withholding

     In general, you will not be subject to information reporting and backup withholding with respect to payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and we have received from you a properly executed IRS Form W-8BEN.

     In addition, you will not be subject to information reporting and backup withholding with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                       SETTLEMENT AND PLAN OF DISTRIBUTION

     The notes are being distributed in accordance with, and pursuant to, a settlement approved by the order of the United States Bankruptcy Court for the Northern District of Ohio, Eastern Division.

     We entered into the Asset Purchase Agreement with Republic Technologies and its subsidiaries on June 7, 2002. In accordance with bankruptcy procedures and the bidding procedures order of the Bankruptcy Court entered on May 31, 2002, an auction was held through which other parties were invited to submit higher or better bids to acquire the assets of Republic Technologies. No other party submitted a bid that qualified as a competing bid under the bidding procedures order. A sale hearing was held before the Bankruptcy Court on July 9, 2002 and July 11, 2002 at which all interested parties had the right to appear and be heard and the Bankruptcy Court heard testimony on the fairness of the terms and conditions of the sale of the assets, including the issuance of our notes as partial payment for the assets. The Bank of New York, as trustee under the indenture governing Republic Technologies' 13 3/4% senior secured notes due 2009, and holders of more than a majority of the aggregate principal amount of such securities objected to the sale. The holders of the 13 3/4% senior secured notes asserted that they had the right to acquire the assets of Republic Technologies that secured the 13 3/4% senior secured notes.

     We agreed to a stipulated settlement with The Bank of New York and the noteholders. In exchange for the release of all liens on the assets that secured the 13 3/4% senior secured notes to be purchased pursuant to the Asset Purchase Agreement, we agreed to issue, pursuant to applicable law, $80.0 million of our 10% senior secured notes due 2009 for the benefit of the noteholders. In addition, we agreed to use our commercially reasonable efforts to have declared effective a registration statement under the Securities Act in order to effect the distribution of our notes to the holders of the 13 3/4% senior secured notes such that they will be able to publicly resell our notes. The Bankruptcy Court included this stipulated settlement as part of its order authorizing the sale of Republic Technologies' assets to us pursuant to the terms of the Asset Purchase Agreement. The Bankruptcy Court order was entered on July 11, 2002 and amended on July 23, 2002.

     Upon the closing of the acquisition of the assets of Republic Technologies, we issued the notes to the Republic Liquidating Trust, which had been established by Republic Technologies for the benefit of certain beneficial owners of the Republic Technologies notes. Those persons who were beneficial owners of the Republic Technologies notes as of 5:00 p.m., Eastern Time, on August 14, 2002, are entitled to receive a distribution of the notes, as described below. We refer to this time and date as the "Record Date." Non-transferable beneficial interests in the Republic Liquidating Trust were attributed to financial institutions that were participants in DTC and whose names appeared on the DTC security position listing report for Republic Technologies' 13 3/4% senior secured notes as of the Record Date as nominees of the beneficial owners of Republic Technologies' 13 3/4% senior secured notes as of the Record Date. This attribution of beneficial interests in the Republic Liquidating Trust was effective as of August 16, 2002.


     We entered into a registration rights agreement with LaSalle Bank National Association, as trust administrator of the Republic Liquidating Trust, in connection with the closing of the asset purchase transaction and the issuance of the notes. Under the terms of the registration rights agreement, we are required to prepare and file with the Securities and Exchange Commission a registration statement providing for the registration under the Securities Act of the distribution of the notes from the Republic Liquidating Trust to the holders of beneficial interests in the trust, as described below. If the registration statement is not declared effective and the distribution of the notes is not consummated within 180 days after August 16, 2002, then the interest rate on the notes will increase 100 basis points commencing on the 180th day and continue until the registration statement is declared effective, the distribution is consummated and, as a result of such registration and distribution, the notes become freely transferable as unrestricted securities that are immediately saleable by the holders thereof, other than holders who are control persons or affiliates of the issuers or any holder who by virtue of its own legal status under the Securities Act or by agreement is subject to a restriction on transfer of the notes. We are obligated to keep the registration statement effective and to amend and supplement this prospectus for a period of 90 days after the effectiveness of the registration statement in order to permit brokers and dealers to comply with their prospectus delivery requirements. The registration rights agreement contains customary indemnification and expense reimbursement provisions.


     Each holder of beneficial interests in the Republic Liquidating Trust will be issued $188.23529 principal amount of notes for each $1,000.00 principal amount of the Republic Technologies notes appearing on the DTC security position listing report for the Republic Technologies notes as of the Record Date as nominees of the beneficial owners of the Republic Technologies notes as of the Record Date. The notes will be distributed in integral multiples of $1.00, and amounts will be rounded down to the nearest $1.00.

     The Republic Technologies notes will remain outstanding, and holders of the beneficial interests in the Republic Liquidating Trust will not be required to surrender Republic Technologies notes in order to receive our notes.

     We will not receive any proceeds from any sale of notes by broker-dealers. Notes received by broker-dealers for their own account pursuant to the distribution may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any notes. Any broker-dealer that resells notes that were received by it for its own account pursuant to the distribution and any broker or dealer that participates in a distribution of such notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.


     Until            , 2003, which is 90 days after the date of this
           -----------
prospectus, all broker-dealers effecting transactions in the notes may be required to deliver a prospectus. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of notes.


     For a period of 90 days from the date of this prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We will not pay any commissions or concessions of any brokers or dealers or the fees of any counsel or other advisors or experts retained by the holders of the Republic Technologies notes.

                                  LEGAL MATTERS

     The validity of the notes and the guarantees under New York State law are being passed upon on behalf of the issuers and the guarantors by Akin Gump Strauss Hauer & Feld LLP, New York, New York.

                                     EXPERTS

     The consolidated financial statements of Republic Technologies International Holdings, LLC and subsidiaries as of December 31, 2001 and 2000, and for the years ended December 31, 2001 and 2000 and for the period from August 13, 1999 to December 31, 1999, included in this prospectus, and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion and include explanatory paragraphs referring to the uncertainties about the consequences of the bankruptcy proceedings and the ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. Deloitte & Touche LLP also has audited the combined statements of operations, stockholders' deficit, and cash flows of the predecessor to Republic Technologies International Holdings, LLC, Bar Technologies Inc. and Republic Engineered Steels, Inc. while under common ownership and common management, for the period from January 1, 1999 to August 12, 1999, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement, as stated in their reports appearing herein and elsewhere in this registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     The issuers and the guarantors have filed with the Securities and Exchange Commission a registration statement on Form S-1, which includes amendments, exhibits, schedules and supplements, under the Securities Act and the rules and regulations under the Securities Act, for the registration of the notes to be distributed pursuant to this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted from this prospectus as permitted by the rules and regulations of the SEC. For further information with respect to the issuers and the notes to be distributed pursuant to this prospectus, please refer to the registration statement. We urge you to read the registration statement.


     Pursuant to the indenture, we will file with the SEC and provide the trustee and any holder of notes or prospective holder of notes, upon the request of such holder or prospective holder, with annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to these Sections, the information, documents and other reports to be so filed and provided at the times specified for the filing of the information, documents and reports under these Sections. These reports, the registration statement on Form S-1 filed by the issuers and the guarantors and any other registration statements or reports publicly filed by the issuers or the guarantors, can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604 and 233 Broadway, New York, New York 10279. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, such public filings are publicly available through the SEC's site on the Internet's World Wide Web, located at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

REPUBLIC ENGINEERED PRODUCTS HOLDINGS LLC AND SUBSIDIARIES
(SUCCESSOR TO BLUE BAR, L.P.)

Republic Engineered Products Holdings LLC and Subsidiaries Consolidated Statement of Operations for the Period from August 16, 2002 to September 30, 2002 and Republic Technologies International Holdings, LLC and Subsidiaries (Debtor-in-Possession) Consolidated Statement of Changes in Net Liabilities in Liquidation (Liquidation Basis) for the Period from January 1, 2002 to August 15, 2002 and Consolidated Statement of Operations (Going Concern Basis) for the
Nine-Month Period Ended September 30,2001....................................F-2

Republic Engineered Products Holdings LLC and Subsidiaries Consolidated Balance Sheet at September 30, 2002 and Republic Technologies International Holdings, LLC and Subsidiaries (Debtor-in-Possession) Consolidated Balance Sheet (Going
Concern Basis) at December 31, 2001 .........................................F-3

Republic Engineered Products Holdings LLC and Subsidiaries Consolidated Statement of Cash Flows for the Period from August 16, 2002 to September 30, 2002 and Republic Technologies International Holdings, LLC and Subsidiaries (Debtor-in-Possession) Consolidated Statement of Cash Flows (Liquidation Basis) for the Period from January 1, 2002 to August 15, 2002 and Consolidated Statement of Cash Flows (Going Concern Basis) for the Nine-Month Period Ended
September 30, 2001 ..........................................................F-4

Notes to Consolidated Financial Statements ..................................F-5

REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC AND SUBSIDIARIES

Independent Auditors' Report ...............................................F-20

Consolidated/Combined Statements of Operations
for the Years Ended December 31, 2001 and 2000,
and the Periods from August 13, 1999 to
December 31, 1999 and January 1, 1999 to
August 12, 1999 ............................................................F-21

Consolidated Balance Sheets at December 31, 2001 and 2000 ..................F-22

Consolidated/Combined Statements of Members'
Interest/Stockholders' Deficit for the Years Ended December 31,
2001 and 2000, and the Periods from August 13, 1999 to
December 31, 1999 and January 1, 1999 to August 12, 1999 ...................F-24

Consolidated/Combined Statements of Cash Flows for the Years
Ended December 31, 2001 and 2000, and the Periods from
August 13, 1999 to December 31, 1999 and January 1, 1999
to August 12, 1999 .........................................................F-26

Notes to Consolidated/Combined Financial Statements for the
Years Ended December 31, 2001 and 2000, and the Periods from
August 13, 1999 to December 31, 1999 and from January 1, 1999 to
August 12, 1999 ............................................................F-27

           REPUBLIC ENGINEERED PRODUCTS HOLDINGS LLC AND SUBSIDIARIES
                         (SUCCESSOR TO BLUE BAR, L.P.)
                      CONSOLIDATED STATEMENT OF OPERATIONS
            FOR THE PERIOD FROM AUGUST 16, 2002 TO SEPTEMBER 30, 2002
              AND REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC
                     AND SUBSIDIARIES (DEBTOR-IN-POSSESSION)
                        CONSOLIDATED STATEMENT OF CHANGES
              IN NET LIABILITIES IN LIQUIDATION (LIQUIDATION BASIS)
             FOR THE PERIOD FROM JANUARY 1, 2002 TO AUGUST 15, 2002
         AND CONSOLIDATED STATEMENT OF OPERATIONS (GOING CONCERN BASIS)
               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2001
                            (IN THOUSANDS OF DOLLARS)
                                   (UNAUDITED)


                                                                 THE COMPANY     |                  THE PREDECESSOR
                                                              ------------------ | ------------------------------------------------
                                                                 PERIOD FROM     |
                                                              AUGUST 16, 2002 TO | PERIOD FROM JANUARY 1,   NINE-MONTH PERIOD ENDED
                                                              SEPTEMBER 30, 2002 | 2002 TO AUGUST 15, 2002    SEPTEMBER 30, 2001
                                                              ------------------ | -----------------------  -----------------------
                                                                                 | (Liquidation Basis)      (Going Concern Basis)
Net sales ..................................................       $105,251      |      $    611,983              $ 757,272
Cost of good sold ..........................................        102,421      |           588,841                760,441
                                                                   --------      |      ------------              ---------
Gross profit (loss) ........................................          2,830      |            23,142                 (3,169)
Selling, general and administrative expense ................          4,768      |            23,401                 34,411
Depreciation and amortization expense ......................            912      |            28,345                 42,685
Special charges (Note 8) ...................................             --      |            10,541                 15,791
Other operating expense, net ...............................            331      |               615                   (369)
                                                                   --------      |      ------------              ---------
Operating loss .............................................         (3,181)     |           (39,760)               (95,687)
Interest expense ...........................................          2,885      |            17,721                 47,986
Reorganization items - expense, net (Note 7) ...............             --      |             2,377                  8,634
                                                                   --------      |      ------------              ---------
Loss before income taxes ...................................         (6,066)     |           (59,858)              (152,307)
Provision for income taxes .................................             --      |                45                    234
                                                                   --------      |      ------------              ---------
Net loss ...................................................       $ (6,066)     |           (59,903)             $(152,541)
                                                                   ========      |                                =========
Net liabilities at January 1, 2002 (going concern basis) ...                     |          (671,132)
Adjustment to liquidation basis (Note 2)....................                     |          (458,371)
Foreign currency translation adjustment ....................                     |               230
                                                                                 |       ------------
Net liabilities in liquidation at August 15, 2002 ..........                     |       $(1,189,176)
                                                                                 |       ============

        The accompanying notes are an integral part of these statements.

           REPUBLIC ENGINEERED PRODUCTS HOLDINGS LLC AND SUBSIDIARIES
                         (SUCCESSOR TO BLUE BAR, L.P.)
                          CONSOLIDATED BALANCE SHEET AT
                             SEPTEMBER 30, 2002 AND
                REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC
                     AND SUBSIDIARIES (DEBTOR-IN-POSSESSION)
               CONSOLIDATED BALANCE SHEET (GOING CONCERN BASIS) AT
                                DECEMBER 31, 2001
                            (IN THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                              THE COMPANY    |  THE PREDECESSOR
ASSETS                                                    SEPTEMBER 30, 2002 | DECEMBER 31, 2001
                                                          ------------------ | -----------------
Current assets:
      Cash and cash equivalents ..........................     $  8,163      |    $    5,745
      Accounts receivable, less allowances of $13,708                        |
      and $17,234, respectively ..........................      103,201      |       100,768
      Inventories (Note 5) ...............................      179,582      |       207,864
      Assets held for sale (Note 10) .....................           --      |         9,013
      Prepaid expenses and other current assets ..........       15,164      |        14,139
                                                               --------      |    ----------
Total current assets .....................................      306,110      |       337,529
Property, plant and equipment:                                               |
      Land and improvements ..............................        4,326      |        14,356
      Buildings and improvements .........................       22,247      |        35,218
      Machinery and equipment ............................       92,749      |       723,387
      Construction-in-progress ...........................       17,628      |         6,142
                                                               --------      |    ----------
Total property, plant and equipment ......................      136,950      |       779,103
Accumulated depreciation .................................         (912)     |      (153,774)
                                                               --------      |    ----------
Net property, plant and equipment ........................      136,038      |       625,329
Assets held for sale (Note 10) ...........................           --      |         2,355
Intangible assets, net of accumulated amortization of                        |
      $24,453 at December 31, 2001 .......................           --      |        67,133
Goodwill .................................................       51,292      |            --
Other assets .............................................          806      |        17,213
                                                               --------      |    ----------
Total assets .............................................     $494,246      |    $1,049,559
                                                               ========      |    ==========
                                                                             |
LIABILITIES AND MEMBERS' INTEREST                                            |
                                                                             |
Current liabilities                                                          |
      Revolving credit facility (Note 6) .................     $278,781      |    $  326,016
      Current maturities of long-term debt (Note 1) ......           --      |         3,600
      Accounts payable ...................................       31,195      |        45,350
      Accrued interest ...................................        1,272      |         3,031
      Accrued compensation and benefits ..................       27,856      |        37,737
      Other accrued liabilities ..........................       23,648      |        38,760
                                                               --------      |    ----------
   Total current liabilities .............................      362,752      |       454,494
   Long-term debt (Note 6) ...............................       80,000      |            --
   Other postretirement benefits .........................           --      |         3,398
   Accrued environmental liabilities (Note 13) ...........        5,618      |        16,311
   Other liabilities .....................................           --      |         7,278
                                                               --------      |    ----------
   Total liabilities not subject to compromise ...........      448,370      |       481,481
Liabilities subject to compromise (Note 7) ...............           --      |     1,239,210
                                                               --------      |    ----------
Total liabilities ........................................      448,370      |     1,720,691
                                                               --------      |    ----------
Mandatory redeemable members' interest - Class A Units ...           --      |         3,700
Members' interest                                                           |
   Predecessor members' interest:                                            |
      Class B Units ......................................           --      |      (618,715)
      Class C Units ......................................           --      |        32,500
   Members' interest: ....................................       45,934      |            --
   Accumulated other comprehensive loss ..................          (58)     |       (88,617)
                                                               --------      |    ----------
   Total members' interest ...............................       45,876      |      (674,832)
                                                               --------      |    ----------
Total liabilities and members' interest ..................     $494,246      |    $1,049,559
                                                               ========      |    ==========

        The accompanying notes are an integral part of these statements.

           REPUBLIC ENGINEERED PRODUCTS HOLDINGS LLC AND SUBSIDIARIES
                         (SUCCESSOR TO BLUE BAR L.P.)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
          FOR THE PERIOD FROM AUGUST 16, 2002 TO SEPTEMBER 30, 2002 AND
                REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC
                     AND SUBSIDIARIES (DEBTOR-IN-POSSESSION)
            CONSOLIDATED STATEMENT OF CASH FLOWS (LIQUIDATION BASIS)
                  FOR THE PERIOD FROM JANUARY 1, 2002 TO AUGUST
                   15, 2002 AND CONSOLIDATED STATEMENT OF CASH
                           FLOWS (GOING CONCERN BASIS)
               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2001
                            (IN THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                                 THE COMPANY    |               THE PREDECESSOR
                                                             ------------------ |  -------------------------------------------
                                                             PERIOD FROM AUGUST |     PERIOD FROM          NINE-MONTH PERIOD
                                                                 16, 2002 TO    |  JANUARY 1, 2002 TO    ENDED SEPTEMBER 30,
                                                             SEPTEMBER 30, 2002 |    AUGUST 15, 2002             2001
                                                             ------------------ |  -------------------   ---------------------
                                                                                |  (Liquidation Basis)   (Going Concern Basis)
CASH FLOWS FROM OPERATING ACTIVITIES:                                           |
   Net loss ..............................................         $ (6,066)    |       $(59,903)              $(152,541)
   Adjustments to reconcile net cash provided by                                |
      (used in) operating activities                                            |
   Restructuring charges .................................               --     |            687                   1,158
   (Gain)/loss on sale of fixed assets ...................               --     |         (4,191)                 (1,585)
   Depreciation and amortization .........................              912     |         28,346                  42,685
   Accretion of original issue discount ..................               --     |             --                     693
   Amortization of deferred financing cost ...............               --     |          2,607                   4,000
   Reorganization items ..................................               --     |          2,377                   8,692
   Changes in operating assets and liabilities:                                 |
      Decrease (increase) in accounts receivable .........            2,868     |         (5,294)                  1,144
      Decrease in inventory ..............................            7,330     |         37,872                  44,486
      Decrease (increase) in prepaid assets ..............          (10,899)    |          5,815                   6,659
      Increase (decrease) in accounts payable ............             (812)    |         (6,901)                 21,789
      Increase (decrease) in accrued                                            |
         compensation and benefits .......................           (1,612)    |           (328)                  3,248
      Increase in defined benefit pension obligations ....               --     |         19,422                  11,721
      Increase in other postretirement benefits ..........               --     |          6,550                   6,093
      Decrease in accrued environmental liabilities ......               (4)    |           (103)                 (1,735)
      Decrease (increase) in other current liabilities ...           10,732     |        (15,733)                (15,746)
      Other ..............................................             (430)    |          6,666                   2,295
                                                                   --------     |       --------               ---------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                             |
   BEFORE REORGANIZATION ITEMS ...........................            2,019     |         17,889                 (16,944)
   Payments for professional fees and other                                     |
   reorganization items ..................................               --     |             --                  (2,760)
                                                                   --------     |       --------               ---------
Net cash provided by (used in) operating activities ......            2,019     |         17,889                 (19,704)
                                                                   --------     |       --------               ---------
                                                                                |
CASH FLOWS FROM INVESTING ACTIVITIES:                                           |
   Capital expenditures ..................................           (4,821)    |         (8,180)                 (2,731)
   Disposition of property, plant and equipment ..........               --     |          7,005                   4,050
                                                                   --------     |       --------               ---------
Net cash provided by (used in) investing activities ......           (4,821)    |         (1,175)                  1,319
                                                                   --------     |       --------               ---------
                                                                                |
CASH FLOWS FROM FINANCING ACTIVITIES:                                           |
   Net borrowings (payments) under                                              |
      revolving credit facilities ........................            9,051     |        (17,118)                 27,800
   Proceeds from long-term debt ..........................               --     |            --                   2,000
   Repayments of long-term debt ..........................               --     |         (3,600)                   (557)
   Deferred financing costs ..............................               --     |             --                  (3,541)
   Redemption of class A members' interest ...............               --     |             --                    (100)
   Payment of preferred return ...........................               --     |             --                     (73)
                                                                   --------     |       --------               ---------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES ......           (9,051)    |        (20,718)                 25,529
                                                                   --------     |       --------               ---------
Effect of exchange rate changes on cash ..................              (58)    |            231                    (609)
                                                                   --------     |       --------               ---------
                                                                                |
NET INCREASE IN CASH AND CASH EQUIVALENTS ................            6,191     |         (3,773)                  6,535
Cash and cash equivalents - beginning of period ..........            1,972     |          5,745                   1,795
                                                                   --------     |       --------               ---------
Cash and cash equivalents - end of period ................         $  8,163     |       $  1,972               $   8,330
                                                                   ========     |       ========               =========
                                                                                |
SUPPLEMENTAL CASH FLOW INFORMATION:                                             |
Cash paid for interest ...................................         $  1,000     |       $ 11,150               $  52,557
                                                                   ========     |       ========               =========
Cash paid for income taxes ...............................         $     --     |       $     --               $     316
                                                                   ========     |       ========               =========

         The accompanying notes are an integral part of these statements

         REPUBLIC ENGINEERED PRODUCTS HOLDINGS LLC AND SUBSIDIARIES
                         (SUCCESSOR TO BLUE BAR, L.P.) AND
                REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC
                     AND SUBSIDIARIES (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (IN THOUSANDS OF DOLLARS, EXCEPT AS OTHERWISE NOTED)
                                   (UNAUDITED)

NOTE 1. NATURE OF OPERATIONS, ORGANIZATION AND OTHER RELATED INFORMATION

     Republic Engineered Products Holdings LLC, a Delaware limited liability company ("Republic Holdings", and together with its subsidiaries, the "Company") produces special bar quality steel products. Special bar quality steel products are high quality hot-rolled and cold-finished carbon and alloy steel bars and rods used primarily in critical applications in automotive and industrial equipment. Special bar quality steel products are sold to customers who require precise metallurgical content and quality characteristics. Special bar quality steel products generally contain more alloys, and sell for substantially higher prices, than merchant and commodity steel bar and rod products. The Company produces a wide range of special bar quality steel products and supplies a diverse customer base that includes leading automobile and industrial equipment manufacturers and their first tier suppliers.

     Republic Holdings holds all of the outstanding membership interests of Republic Engineered Products LLC ("Republic"). Blue Steel Capital Corp., N&T Railway Company LLC and 2011448 Ontario Limited are wholly owned subsidiaries of Republic. Blue Steel Capital Corp. is a Delaware corporation formed for the sole purpose of issuing the notes (see Note 6) and holds no assets. N&T Railway Company LLC is a Delaware limited liability company and operates the railroad assets located at the Canton and Lorain, Ohio facilities. 2011448 Ontario Limited is an Ontario corporation and its sole asset is an option to acquire the assets and properties associated with Republic Technologies' Hamilton, Ontario cold-finishing facility.

     KPS Special Situations Fund, L.P., a Delaware limited partnership ("KPS"), together with certain of its affiliates may be deemed to beneficially own the membership interests in Republic held of record by Republic Holdings. Blue Steel Corporation, a Delaware corporation controlled by KPS, is the sole general partner and a limited partner of Blue Bar Holdings, L.P., a Delaware limited partnership and the sole member of Republic Holdings ("Blue Bar Holdings"), and holds an 80.8% economic interest in such partnership. Hunt Investment Group. L.P., a Delaware limited partnership ("Hunt"), together with certain of its affiliates, may be deemed to beneficially own the membership interests held of record by Republic Holdings. HIG-Steel Investors, L.P., a Delaware limited partnership, is a limited partner of Blue Bar Holdings and holds a 19.2% economic interest in such partnership.

     The Company commenced operations on August 16, 2002 after it acquired a substantial portion of the operating assets of Republic Technologies International, LLC and its subsidiaries ("Republic Technologies") in a sale of assets under Section 363 of the United States Bankruptcy Code. The acquired operating assets accounted for all of Republic Technologies' steel melting capacity, over one-half of its hot-rolling capacity and approximately two-thirds of its cold-finishing production capacity. Management plans to create a more efficient, higher quality network of production facilities operated by a smaller and more flexible workforce. The transaction eliminated significant liabilities that had been associated with the business acquired from Republic Technologies. The Company also acquired an option to purchase the assets associated with Republic Technologies' cold-finishing plant located in Hamilton, Ontario on or prior to August 16, 2003 for nominal consideration and the assumption of certain liabilities. The Company incurred significant indebtedness in connection with the consummation of the acquisition, including $80.0 million aggregate principal amount of the notes and borrowings of $269.7 million under the credit facility (see Note 6).

     The Company hired approximately 2,400 of the approximately 3,700 employees of Republic Technologies and entered into a new labor agreement with the United Steelworkers of America

("USWA"), which covers most of the hourly employees and has a five-year term. In comparison to the labor agreement between Republic Technologies and the USWA, the new labor agreement reduces the number of employees and employment costs and provides increased staffing flexibility.

     In order to facilitate the orderly transfer of the special bar quality steel product business from Republic Technologies to the Company, Republic Technologies has entered into a transition services agreement with the Company (the "Transition Services Agreement"). Under the Transition Services Agreement, Republic Technologies provides the Company with the ability to maintain an interim supply of certain inventory to sell to customers while the Company modernizes its Lorain facility. Specifically, Republic Technologies will continue to operate certain facilities that the Company did not acquire to convert in-process inventory into billets, hot rolled bars and cold finished bars, which will be handled, rolled, finished, stored and shipped by employees of Republic Technologies. In addition, the parties will supply other services to each other to ensure the smooth transition of Republic Technologies' business to the Company and the wind down of the Republic Technologies' bankruptcy estate. The Company is also obligated to pay $5.0 million to Republic Technologies for its operation of assets it retained. This fee was paid in five $1.0 million installments which commenced on September 15, 2002. The final payment was paid on January 16, 2003. Under the terms of the Transition Services Agreement, the Company will pay these fees to The Bank of New York for the benefit of the holders of Republic Technologies 13 3/4 % senior secured notes.

     The Company will reimburse Republic Technologies for any reasonable costs it incurs from providing the services under the terms of the Transition Services Agreement, including the costs of operating the assets, costs associated with materials owned or acquired that are necessary to provide the services and costs of the employees involved in providing the services. Other costs, including those related to environmental compliance, are the sole responsibility of Republic Technologies.

NOTE 2. BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements contain results for Republic Holdings for the period from August 16, 2002 to September 30, 2002 and Republic Technologies International Holdings, LLC (the "Predecessor") for the period from January 1, 2002 to August 15, 2002, which reflect the transition to the liquidation basis of accounting as of June 30, 2002, and for the nine-month period ended September 30, 2001, which have been prepared under the going concern basis of accounting.

     The consolidated statements and other financial information included herein have been prepared by Republic Holdings and are unaudited. Although management believes that all adjustments, including normal recurring adjustments necessary for a fair presentation, have been made, interim periods are not necessarily indicative of the results of operations for a full year. The consolidated financial statements include the accounts of Republic Holdings and its wholly owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.

     On July 11, 2002, the Predecessor received U.S. Bankruptcy Court approval to sell a substantial portion of its assets to the Company and liquidate the remaining assets. Accordingly, the accompanying consolidated financial statements for the period from January 1, 2002 to August 15, 2002 were prepared to reflect the transition to the liquidation basis of accounting as of June 30, 2002. Under this basis of accounting, assets and liabilities are stated at their net realizable value, and estimated costs through the liquidation date are provided to the extent reasonably determinable. The liquidation basis of accounting requires the determination of significant estimates and judgments. Adjustments to report certain assets and liabilities at net realizable value have been recorded based on actual information derived from the asset purchase agreement between Republic Technologies and the Company and independent appraisals. All assets and liabilities were revalued to liquidation value with the exception of certain liabilities, primarily consisting of liabilities subject to compromise, which as described in Note 7, will continue to be subject to further adjustment in the bankruptcy proceedings of the Predecessor. Members' interest has been eliminated to be consistent with the reporting requirements under the liquidation basis of accounting, as all members' interest is now classified as "net liabilities in liquidation". The amount of accrued costs to liquidate the Predecessor is not material. Actual liquidation values may differ from the amounts estimated. The Predecessor's adjustment required to convert from the going concern (historical cost) basis to the liquidation basis of accounting includes:

Decrease to reflect net realizable value of property, plant and
   equipment .......................................................   $433,748
Write-off of deferred financing costs ..............................     22,192
Decrease to reflect the net realizable value of goodwill ...........      2,431
                                                                       --------
       Net decrease in carrying value ..............................   $458,371
                                                                       ========

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

     The Company considers all short-term investments with maturities at the date of purchase of three months or less to be cash equivalents.

INVENTORIES

     Inventories are carried at the lower of cost or market (net realizable value). Cost is determined using the first-in, first-out (FIFO) method.

     The Company establishes obsolescence reserves for slow-moving and inactive inventories. Obsolescence reserves reduce the carrying value of slow-moving and inactive inventories to their estimated net realizable value, which generally approximates the recoverable scrap value. The Company also periodically evaluates its inventory carrying value to ensure that the amounts are stated at lower of cost or market.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost and include improvements that significantly extend the useful lives of existing plant and equipment. The Company provides for depreciation of property, plant and equipment on the straight-line method based upon the estimated useful lives of the assets. The range of estimated useful lives of the Company's assets are as follows:

Buildings and improvements ...................................     15 - 20 years
Land improvements ............................................     10 - 15 years
Machinery and equipment ......................................      3 - 15 years

     Repairs and maintenance costs are expensed as incurred. Capital expenditures that cannot be put into use immediately are included in construction-in-progress. As these projects are completed, they are transferred to depreciable assets. Net gains or losses related to asset dispositions are recognized in the Company's operating results in the period in which the disposition occurs.

GOODWILL

     Goodwill has arisen from the acquisition of a substantial portion of the operating assets of Republic Technologies. Goodwill is not amortized, but is periodically reviewed for impairment. The Company is required to test goodwill for impairment on an annual basis and whenever changes in circumstances indicate that the carrying amount of goodwill may be impaired. Impairment charges are recorded, if necessary, based on management's review and analysis of the estimated fair value as compared to the carrying amount of goodwill.

IMPAIRMENT OF LONG-LIVED ASSETS

     Long-lived assets, consisting of property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the recovery amount or fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

INCOME TAXES

     The Company is a limited liability company that is treated similar to a partnership for U.S. federal and state income tax purposes and, accordingly, has no income tax provision or deferred income tax assets or liabilities related to these jurisdictions.

ENVIRONMENTAL COSTS

     The Company and other steel companies have in recent years become subject to increasingly stringent environmental laws and regulations. It is the policy of the Company to endeavor to comply with applicable environmental laws and regulations. The Company established a liability for an amount which the Company believes is adequate, based on information currently available, to cover costs of remedial actions it will likely be required to take to comply with existing environmental laws and regulations.

     The recorded amounts represent an estimate of the environmental remediation costs associated with future events triggering or confirming the costs that, in management's judgment, are likely to occur. This estimate is based on currently available facts, existing technology, and presently enacted laws and regulations, and it takes into consideration the likely effects of inflation and other societal and economic factors. The precise timing of such events cannot be reliably determined at this time due to absence of any deadlines for remediation under the applicable environmental laws and regulations pursuant to which such remediation costs will be expended. No claims for recovery are netted against the stated amount.

MEMBERS' INTEREST

     Republic Holdings is a Delaware limited liability company with one class of member interests consisting of 1,000 units.

     Republic Technologies has three classes of member interest units: Class A, Class B and Class C. Class A units, which were mandatorily redeemable and initially consisted of 1,100 units, have a stated value of $5,000 per unit and carry a preferred return of $350 per unit, which was paid quarterly. Class B units, consisting of 1,000 units, had no stated value and were allocated all net income/loss after preferred returns had been allocated. Class C units, consisting of 30,000 units had a stated value of $1,000 per unit and carried a preferred return of 5% of stated value which was payable in kind or cash at the Predecessor's option. The accumulated and unpaid preferred return was $3.1 million at April 2, 2001 the date on which the Predecessor filed for bankruptcy protection (the "Petition Date"). The Predecessor ceased accruing preferred return at the Petition Date. Both Class A and C units have distribution and dissolution preferences ahead of Class B units. The mandatory redemption feature of the Class A units causes it to be classified in the consolidated balance sheets outside of the members' interest section. During 2001 and 2000, Republic Technologies redeemed $0.1 million of Class A members' interest.

REVENUE RECOGNITION

     The Company recognizes revenue upon shipment where there is a contract or purchase order, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured. The Company's customers have no rights to return product, other than for defective materials. As sales are recognized, reserves for defective materials are recorded as a percentage of sales. This percentage is based on historical experience. The adequacy of reserve estimates are periodically reviewed by comparison to actual experience.

ALLOWANCES FOR DOUBTFUL ACCOUNTS

     Allowances for doubtful accounts are maintained to provide for estimated losses resulting from the inability of customers to make required payments. If the financial condition of these customers deteriorates, resulting in their inability to make payments, additional allowances may be required. Claims reserves are maintained to provide for known and estimated customer claims for defective materials.

FOREIGN CURRENCY TRANSLATION

     Asset and liability accounts of the Company's foreign operations are translated into U.S. dollars using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. Translation adjustments are reflected as a component of members' interest.

     Transaction gains and losses are included in the consolidated statements of operations as incurred. These amounts were not significant in all periods presented.

TOTAL OTHER COMPREHENSIVE LOSS

     Total other comprehensive loss for the period from August 16, 2002 to September 30, 2002 is as follows:

Net Loss ............................................................   $(6,066)
Foreign currency translation adjustment .............................       (58)
                                                                        -------
Total other comprehensive loss ......................................   $(6,124)
                                                                        =======

USE OF ESTIMATES

     The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     The consolidated financial statements included herein were prepared with the use of estimates. The Company has made significant accounting estimates with respect to the allocation of the purchase price of the acquisition of assets from Republic Technologies, the allowance for doubtful accounts, claims reserves, inventory market and obsolescence reserves, impairment of goodwill and other long-lived assets, and accrued environmental liabilities. The Predecessor used estimates for, among other things, defined benefit pension obligations, other postretirement benefit obligations, environmental remediation, shutdown reserves, liabilities subject to compromise, impairment of long-lived assets, and loss from disposition of discontinued operations, all of which are significant to the consolidated financial statements taken as a whole.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 eliminates the amortization of goodwill and certain intangible assets upon adoption and also requires an initial goodwill impairment assessment in the year of adoption and annual impairment tests thereafter. Republic Technologies adopted this accounting standard effective January 1, 2002 and has reported accordingly for the consolidated financial statements herein.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", that requires recognition of the fair value of liabilities associated with the retirement of long-lived assets when a legal obligation to incur such costs arises as a result of the acquisition, construction, development and/or the normal operation of a long-lived asset. Upon recognition of the liability, a corresponding asset is recorded and depreciated over the remaining life of the long-lived asset. SFAS No. 143 defines a legal obligation as one that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel. SFAS No. 143 is effective for fiscal years beginning after December 15, 2002. The Company anticipates an immaterial impact, if any, of SFAS No. 143 on its financial statements.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for Impairment or Disposals of Long-Lived Assets". This statement establishes a single accounting model for long-lived assets to be disposed of by sale and provides additional implementation guidance for assets to be held and used and assets to be disposed of other than by sale. There was no financial statement implication related to the adoption of this Statement effective January 1, 2002.

     In July 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities". SFAS No. 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities. The scope of SFAS No. 146 includes (1) costs to terminate contracts that are not capital leases;
(2) costs to consolidate facilities or relocate employees; and (3) termination benefits provided to employees who are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. The provisions of this Statement will be effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. The Company anticipates an immaterial impact, if any, of SFAS No. 146 on its financial statements.

NOTE 4. ACQUISITION

     On August 16, 2002, Republic acquired a substantial portion of the operating assets of Republic Technologies and its subsidiaries. The total purchase price was $372.5 million, which consists of $10.0 million paid to Republic Technologies, $12.8 million in acquisition fees and expenses, and indebtedness totaling $349.7 million, which included $269.7 million under a revolving credit facility and the issuance of $80.0 million in senior secured notes. The total purchase price was allocated to the assets acquired and liabilities assumed, based on a preliminary estimate of their respective fair values. The final purchase accounting adjustment of the Company to reflect the fair value of the assets acquired and liabilities assumed, will be based upon appraisals by independent parties and other estimates of fair values that are still in progress, and are subject to change.

     As a result of the acquisition of a substantial portion of the operating assets from Republic Technologies, the Company has become the largest domestic producer of special bar quality steel products. In connection with the acquisition, the Company was able to select the assets and properties of Republic Technologies and negotiate a modified successor labor contract that it expects will enable it to create a more efficient, higher quality network of production facilities operated by a smaller and more flexible workforce.

NOTE 5. INVENTORIES

     The components of inventories are as follows:

                                            THE COMPANY        THE PREDECESSOR
                                         SEPTEMBER 30, 2002   DECEMBER 31, 2001
                                         ------------------   -----------------
Raw materials ........................        $ 11,956            $ 11,352
Semi-finished and finished goods .....         167,626             196,512
                                              --------            --------
Total ................................        $179,582            $207,864
                                              ========            ========

     Inventories acquired from Republic Technologies were revalued to fair value on August 16, 2002. During the period from August 16, 2002 to September 30, 2002, $4.0 million of the fair value purchase accounting adjustment increased cost of goods sold as this inventory was relieved. Inventories are reported net of obsolescence reserves of $1.9 million and $10.1 million at September 30, 2002 and December 31, 2001, respectively.

NOTE 6. REVOLVING CREDIT FACILITY AND SENIOR SECURED NOTES

     On August 16, 2002, Republic entered into a credit facility, which matures on June 30, 2007, with Fleet Capital Corporation, as administrative agent, and other lenders. The credit facility consists of a senior revolving credit facility with a total commitment of up to $336.0 million. This total commitment will automatically reduce by $5.0 million on the first day of each quarter commencing the fiscal quarter that begins on July 1, 2003 until such time as the total commitment is reduced to $275.0 million. Availability under our credit facility is limited to a borrowing base. The Company borrowed an aggregate of $269.7 million in connection with the closing of the acquisition of assets of Republic Technologies, and the Company is entitled to draw amounts under the new credit facility to finance working capital and capital expenditures, and for other general corporate purposes. The availability under the credit facility at September 30, 2002 was $31.0 million.

     The borrowings under the credit facility are secured by a first priority perfected security interest in the capital stock and other equity interests of each direct and indirect subsidiary of Republic Holdings and all of the Company's presently owned and subsequently acquired inventory, accounts receivable, intellectual property and related assets (other than those of Republic Holdings) and the real estate and fixed assets comprising, and the intellectual property relating to, the Canton, Ohio Caster and Continuing Rolling Facility, or Canton CR(TM).

     Borrowings under the credit facility bear interest, at the Company's option, at either a base rate equal to the higher of the "prime rate" by Fleet National Bank, the weighted average of rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, plus the applicable margin, or a Eurodollar rate on deposits for one, two, three or six month periods, plus the applicable margin.

     The credit facility contains negative covenants and provisions that restrict, among other things, the ability to incur additional indebtedness or guarantee the obligations of others, grant liens, make investments, pay dividends, repurchase stock or make other forms of restricted payments, merge, consolidate and acquire assets or stock, engage in sale and leaseback transactions or dispose of assets, make capital expenditures in excess of specified annual amounts, engage in transactions with the affiliates, and prepay or amend the senior secured notes. The credit facility also requires the Company to meet financial covenants and ratios, particularly a minimum fixed charge coverage ratio based on operating cash flow to total debt service to be tested quarterly commencing on March 31, 2004.

     The outstanding notes are senior secured obligations of the issuers, aggregating $80.0 million of principal amount, and will mature on August 16, 2009. Interest on the notes accrues at the rate of 10% per annum and is payable quarterly in cash on each March 31, June 30, September 30 and December 31, commencing September 30, 2002.

     The notes were issued under an indenture dated as of August 16, 2002 among Republic and Blue Steel Capital Corp., as issuers, N&T Railway Company LLC and Blue Bar, L.P., as guarantors, and LaSalle Bank National Association, as trustee. As described in Note 14, the indenture will be amended pursuant to the First Supplemental Indenture among Republic, Blue Steel Capital Corp., N&T Railway Company LLC, Republic Holdings and LaSalle Bank National Association. The indenture governing the notes requires us to secure the notes and contains significant affirmative and negative covenants including separate provisions imposing restrictions on additional borrowings, certain investments, certain payments, sale or disposal of assets, payment of dividends and change of control provisions, in each case, subject to certain exceptions. The notes are secured, subject to exceptions and limitations, by (1) a first priority lien on, and security interest in, substantially all of the existing assets of the Company and its subsidiaries, other than the Canton CR(TM), inventory, accounts receivable and intellectual property and related assets, and (2) a first priority interest in the capital stock and other equity interests of each direct and indirect subsidiary of Republic Holdings, other than 2011448 Ontario Limited. Each of Republic Holdings and N&T Railway Company LLC has jointly and severally guaranteed the notes on a senior secured basis, and each guarantee is full and unconditional. 2011448 Ontario Limited does not currently guarantee the notes, but it must become a guarantor of the notes in order to exercise its option to acquire the assets and properties associated with the Hamilton, Ontario cold-finishing plant owned by Canadian Drawn Steel Company, Inc., a subsidiary of Republic Technologies. Any domestic subsidiary that Republic may form or acquire in the future will guarantee the notes on a joint and several and full and unconditional basis. See Note 14 and Note 15.

NOTE 7. LIABILITIES SUBJECT TO COMPROMISE AND REORGANIZATION ITEMS

     The accompanying consolidated balance sheet at December 31, 2001 for the Predecessor segregates liabilities subject to compromise, such as unsecured claims, in the amount of $1,239.2 million from liabilities not subject to compromise and liabilities arising subsequent to the Petition Date. These amounts represented the Predecessor's best estimate of known or potential claims that were to be resolved in connection with the Chapter 11 cases. Liabilities subject to compromise at December 31, 2001 were as follows (in thousands):

                                                              DECEMBER 31, 2001
                                                              -----------------
Accounts payable ..........................................      $  219,160
Accrued interest ..........................................          20,370
Other postretirement benefits .............................         227,262
Defined benefit pension obligations .......................         199,879
Accrued compensation ......................................              --
Other accrued expenses ....................................          23,738
Long term deferred payables ...............................          36,424
Long term debt ............................................         512,377
                                                                 ----------
Total  (a) ................................................      $1,239,210
                                                                 ==========

----------
(a) Excludes a net intercompany payable in the amount of $5.9 million to the Predecessor's subsidiary, Nimishillen & Tuscarawas, LLC, which is not included in the bankruptcy proceedings.

     The Predecessor's reorganization items consist of expenses directly incurred or realized as a result of the Chapter 11 cases and have been segregated from normal operations. Reorganization expense included in the Predecessor's consolidated statements of operations includes the following:

                                                              PERIOD FROM           NINE-MONTH
                                                           JANUARY 1, 2002 TO      PERIOD ENDED
                                                             AUGUST 15, 2002    SEPTEMBER 30, 2001
                                                           ------------------   ------------------
Professional fees and administrative items, net ........         $2,377               $4,387
Write-down of deferred financing costs related
   to the revolving credit facility ....................             --                4,247
                                                                 ------               ------
Total ..................................................         $2,377               $8,634
                                                                 ======               ======

NOTE 8. SPECIAL CHARGES

     The Predecessor maintained a Master Collective Bargaining Agreement and settlement agreement (collectively, the "Master CBA") with employees represented by the USWA which required Republic Technologies to offer Early Retirement Buyouts ("ERBs") to at least 1,000 employees and permitted Republic Technologies International, LLC to offer a Voluntary Severance Plan ("VSP"). The purpose of these programs was to reduce the hourly workforce by a net reduction of over 1,900 hourly employees over four years. These programs were substantially voluntary in nature. Accordingly, the costs associated with these workforce reductions were being recognized as the offers were accepted by the employees and intended to be awarded by the Predecessor. During the period from January 1, 2002 to August 15, 2002 there were 43 ERB's accepted amounting to $8.8 million. In the nine-month period ended September 30, 2001 there were 68 ERB's and 11 VSP's accepted amounting to $14.6 million.

     As an outcome of restructuring activities, Republic Technologies took several actions resulting in the need to record certain asset impairments and restructuring reserves, including shutting down the Johnstown, Pennsylvania melt shop facility, the Canton, Ohio 12" rolling mill facility, and the

Willimantic, Connecticut cold-finishing facility. As a result of these actions, the Predecessor recorded restructuring charges of $1.2 million during the nine-month period ended September 30, 2001. The $1.2 million charge includes $0.9 for severance costs relating to administrative staff reductions and $0.3 million in environmental remediation required as a result of the Willimantic facility closure. During the period from January 1, 2002 to August 15, 2002, the Predecessor recorded $1.9 million of severance-related costs for administrative staff reductions and $0.6 million of miscellaneous facility closure costs. A gain of $0.8 million as a result of the Predecessor's Willimantic plant sale and the reversal of the Predecessor's related shutdown reserve offset these charges.

NOTE 9. SEGMENT INFORMATION

     The Company operates in two reportable segments: hot-rolled and cold-finished. The Predecessor operated its Specialty Steel division as a third segment, however, as discussed in Note 10, the Specialty Steel division was accounted for as a discontinued operation. As such the following information related to the Predecessor does not reflect the Specialty Steel division as a reportable segment. The Company manages the reportable segments as separate strategic business units. Differences between the segments include manufacturing techniques and equipment, competition, and end-users. The Company measures segment performance based on earnings before net interest expense, income taxes, and depreciation and amortization expense ("EBITDA"). The Predecessor measures segment performance based on earnings before interest, taxes, depreciation and amortization, other post-retirement benefits ("OPEB"), workforce reduction charges, restructuring charges, monitoring fees, gain or loss from the sale of fixed assets, and reorganization items ("EBITDA as defined").

HOT-ROLLED

     Hot-rolled bars and rods are processed from blooms and billets on rolling mills to change the internal physical properties, size or shape of the steel. Desirable characteristics of hot-rolled products include internal soundness, uniformity of chemical composition and freedom from surface imperfection. The Company's hot-rolled products include rounds, squares and hexagons, in both cut lengths and coils. Customers for hot-rolled products include manufacturers of automotive parts, industrial equipment, independent forgers, steel service centers, and converters. The Company's hot-rolled products are used in the manufacture of end-use products such as automotive drive trains, engine and transmission parts, bearings and tractor components.

COLD-FINISHED

     Cold-finishing is a value-added process which improves the physical properties of hot-rolled bars and rods. Cold-finished products are produced from hot-rolled bars by cold-drawing, turning, grinding, thermal treating or a combination of these processes. The manufacturing process allows for production of products with more precise size and straightness tolerances, as well as improved strength and surface finish, that provides customers with a more efficient means of producing a number of end products by often eliminating processing steps in the customers' use of the products. The Company's cold-finished products include rounds, squares, hexagons, and flats, all of which can be further processed by turning, grinding or polishing, or a combination thereof. Customers for cold-finished products include manufacturers of automotive parts, industrial equipment, steel service centers and distributors. The Company's cold-finished products are used in the manufacture of end-use products such as automotive steering assemblies, electrical motor shafts, ball and roller bearings, valves and hand tools.

     Inter-segment sales are made at an agreed upon transfer cost which is adjusted quarterly and are eliminated in consolidation. Selling, general and administrative and other costs are allocated 90% to hot-rolled and 10% to cold-finished for the Company and 80% to hot-rolled and 20% to cold-finished for the Predecessor. Pension costs are allocated based on the amount of payroll incurred by each segment.

                                       THE COMPANY FOR THE PERIOD FROM AUGUST 16, 2002 TO SEPTEMBER 30, 2002
                                       ---------------------------------------------------------------------
                                                      COLD-       TOTAL      INTER SEGMENT
                                        HOT-ROLLED   FINISHED   SEGMENTS   ELIMINATION/OTHER   CONSOLIDATED
                                        ----------   --------   --------   -----------------   ------------
Net sales ..........................     $100,566    $15,697    $116,263       $(11,012)         $105,251
Depreciation and amortization ......          847         65         912             --               912
Segment profit (loss) (EBITDA, as
   defined) ........................         (302)    (1,967)     (2,269)            --            (2,269)
Capital expenditures ...............        4,821         --       4,821             --             4,821
Segment Assets .....................      440,062     54,184     494,246             --           494,246

                                       THE PREDECESSOR FOR THE PERIOD FROM JANUARY 1, 2002 TO AUGUST 15, 2002
                                       ----------------------------------------------------------------------
                                                      COLD-       TOTAL      INTER SEGMENT
                                        HOT-ROLLED   FINISHED   SEGMENTS   ELIMINATION/OTHER   CONSOLIDATED
                                        ----------   --------   --------   -----------------   ------------
Net sales ..........................     $558,290    $117,863   $676,153       $(64,170)         $611,983
Depreciation and amortization ......       25,840       2,505     28,345             --            28,345
Segment profit (loss) (EBITDA, as
   defined) ........................       17,274      (9,276)     7,998             --             7,998
Capital expenditures ...............        7,253          --      7,253             --             7,253

                                         THE PREDECESSOR FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2001
                                       ----------------------------------------------------------------------
                                                      COLD-        TOTAL       INTER SEGMENT
                                        HOT-ROLLED   FINISHED    SEGMENTS    ELIMINATION/OTHER   CONSOLIDATED
                                        ----------   --------   ----------   -----------------   ------------
Net sales ..........................     $682,243    $166,057   $  848,300       $(91,028)        $  757,272
Depreciation and amortization ......       38,906       3,779       42,685             --             42,685
Segment profit (loss) (EBITDA, as
   defined) ........................      (22,356)     (1,017)     (23,373)            --            (23,373)
Capital expenditures ...............        2,511         220        2,731             --              2,731
Segment assets .....................      976,593     126,151    1,102,744         16,133          1,118,877


A reconciliation of EBITDA, as defined to loss before income taxes is as follows:



                                                       THE COMPANY FOR       THE PREDECESSOR FOR     THE PREDECESSOR FOR
                                                       THE PERIOD FROM         THE PERIOD FROM           THE NINE-MONTH
                                                      AUGUST 16, 2002 TO      JANUARY 1, 2002 TO         PERIOD ENDED
                                                      SEPTEMBER  30, 2002      AUGUST 15, 2002         SEPTEMBER 30, 2001
                                                      -------------------      ---------------         ------------------
Segment profit (loss) (EBITDA, as defined) ......         $(2,269)                $  7,998               $ (23,373)

Depreciation and amortization expense ...........             912                   28,345                  42,685
Interest expense ................................           2,885                   17,721                  47,986
Special charges .................................              --                   10,541                  15,791
OPEB expense ....................................              --                   13,062                  14,424
Monitoring fees .................................              --                       --                   1,000
Gain from sale of fixed assets ..................              --                   (4,190)                 (1,586)
Reorganization items ............................              --                    2,377                   8,634
                                                          -------                 --------               ---------

Loss before income taxes ........................         $(6,066)                $(59,858)              $(152,307)
                                                          =======                 ========               =========


NOTE 10. DISCONTINUED OPERATIONS

     The Predecessor historically reported its Specialty Steel division as a discontinued operation. Certain assets of the Baltimore plant were sold in January 2001. The assets of the Canton plant, representing a substantial portion of the remaining assets, were sold on September 5, 2002.

     A reserve for the estimated operating losses of the Specialty Steel division was made as part of the accounting for the discontinued operations and periodically revised as part of the periodic reassessment of the carrying values of the net assets relating to the discontinued operations. In the period from January 1, 2002 to August 15, 2002 and the nine months ended September 30, 2001, no provision was recorded for any gain or loss from the disposition of the discontinued operations.

     Sales and related losses for the discontinued operations were as follows (net loss on discontinued operations were reflected in the Predecessor's financial statements as a reduction in the accrual for losses on the discontinued operations that was provided as part of the estimated loss on disposition):

                                             PERIOD FROM          NINE-MONTH
                                         JANUARY 1, 2002 TO      PERIOD ENDED
                                           AUGUST 15, 2002    SEPTEMBER 30, 2001
                                         ------------------   ------------------
Net sales ............................         $10,111              $17,916
Gross loss ...........................          (6,243)              (2,527)
Loss before income taxes .............          (6,672)              (2,489)
Provision for income taxes ...........              --                   --
Net loss .............................          (6,672)              (2,489)

     Included in the Predecessor's consolidated balance sheet as assets held for sale at December 31, 2001 were $9,013 of inventories presented as current assets held for sale and $2,355 of property, plant and equipment presented as non-current assets held for sale.

NOTE 11. RELATED PARTY TRANSACTIONS

     A Management Services Agreement dated as of August 16, 2002 between Blue Bar, L.P. and Republic provides that Blue Bar, L.P. will provide certain ongoing advisory and management services to Republic as requested by Republic from time to time. Republic will pay Blue Bar, L.P. a quarterly fee of $250,000 for such services and will reimburse Blue Bar, L.P. and its affiliates for all reasonable costs and expenses incurred by them in providing such advisory and management services. Republic's obligation to make such payments will terminate upon the first to occur of (i) August 16, 2012 and (ii) the end of the fiscal year in which Blue Bar, L.P., or any of its affiliates, directly or indirectly, ceases to own any membership interests in Republic. As part of the restructuring described in Note 14, Blue Bar, L.P. assigned to Blue Bar Holdings its interests and obligations under the Management Services Agreement.

     On August 16, 2002, Republic paid one-time transaction fees of $3.2 million to an affiliate of KPS Special Situations Fund, L.P. and $0.8 million to an affiliate of Hunt Investment Group, which together owned all of the equity of Blue Bar, L.P., the predecessor of Republic Holdings. These transaction fees were paid out of the proceeds of the capital contribution made by Blue Bar, L.P. to Republic contemporaneously with the Company's acquisition of assets from Republic Technologies.



NOTE 12. COMMITMENTS AND CONTINGENCIES

     The Company, in the ordinary course of business, is the subject of or party to various pending or threatened legal and environmental actions. The Company provides for the costs related to these matters when a loss is probable and the amount is reasonably estimable. Based on information presently known to the Company, management believes that any ultimate liability resulting from these actions will not have a material adverse affect on its consolidated financial position, results of operations or cash flows.


     In connection with the closing of the asset purchase transaction with Republic Technologies, the USWA took the position that the Company's new labor agreement did not apply to the unionized employees employed by Canadian Drawn Steel Company, Inc., a Canadian subsidiary of Republic Technologies. In light of the USWA's position and rather than delay consummation of the entire transaction, the parties negotiated the first amendment to the Asset Purchase Agreement, which, among various other matters, included the inventory and receivables of Canadian Drawn Steel in the assets the Company acquired and gave the Company a one-year option to purchase the other assets of Canadian Drawn Steel for nominal additional consideration, without adjustment to the overall purchase price. Under the option, if the business of Canadian Drawn Steel was sold to a third party, Republic Technologies will pay the net proceeds of that sale to the Company.

     On August 30, 2002, the USWA filed a motion with the Bankruptcy Court seeking to compel the sale to the Company of substantially all of the assets of Canadian Drawn Steel. On September 17, 2002, the Company and Republic Technologies filed separate objections to the USWA's motion, asserting, among other things, that the USWA had breached the agreement with Republic Technologies with respect to the unionized employees of Canadian Drawn Steel and was attempting to force the Company to assume additional liabilities for legacy costs which the Company did not agree to assume under the Asset Purchase Agreement. In addition, Republic Technologies asserted various procedural defenses against the USWA and the Company objected to several of the factual assumptions underlying the USWA's proposed orders.

     The USWA withdrew its motion described above and on October 21, 2002 filed a complaint with the Bankruptcy Court seeking similar relief as in the motion. The complaint alleged, among other things, that by the Company not purchasing substantially all of the assets of Canadian Drawn Steel, (i) Republic Technologies breached a shutdown agreement with the USWA, (ii) the Company breached a letter agreement with the USWA, (iii) the Company breached the Asset Purchase Agreement and (iv) the Company and Republic Technologies violated an order of the Bankruptcy Court which approved the sale of assets by Republic Technologies to the Company. In the complaint, the USWA requests the Bankruptcy Court to compel the sale to the Company of substantially all of the assets of Canadian Drawn Steel. On December 4, 2002, the Company and Republic Technologies filed separate answers to the USWA's complaint in which the Company and Republic Technologies denied the principal allegations of the USWA and asserted various defenses and counterclaims. The Company expects to vigorously pursue this litigation.


NOTE 13. ENVIRONMENTAL MATTERS

     As is the case with most steel producers, the Company could incur significant costs related to environmental issues in the future. Our operations are subject to federal, state and local environmental laws and regulations that in the event of environmental contamination could result in the Company incurring significant liabilities.

     The Company continuously monitors its compliance with applicable environmental laws and regulations and believes that it currently is in substantial compliance with them. The Company anticipates that its expenditures for environmental control measures during the next 12-month period will be approximately $0.2 million. The Company currently believes that estimated aggregate cost to resolve environmental contingencies are likely to be in the range of $3.9 million to $8.4 million over the lives of our facilities. Our reserve to cover probable environmental liabilities was approximately $5.8 million as of September 30, 2002. To the extent the Company incurs any such remediation costs, these costs will most likely be incurred over a number of years; however, future regulatory action regarding historical disposal practices at our facilities, as well as continued compliance with environmental requirements, may require us to incur significant costs that may have a material adverse effect on our future financial performance.


NOTE 14. RESTRUCTURING AND RESTATEMENT


     Republic will effect a restructuring so that the presentation of the consolidated financial statements of Republic Holdings will satisfy the financial reporting obligations of each of the issuers and guarantors of the notes. As part of the restructuring, Blue Bar, L.P., a Delaware limited partnership and the present parent company of Republic, will merge with and into Republic Holdings. In addition, the indenture governing our notes will be amended so that the guarantee of Republic Holdings, as successor by merger of Blue Bar, L.P., will be full and unconditional. The indenture will also be amended to permit Republic Holdings to satisfy Republic's reporting obligations under the indenture so long as Republic Holdings holds 100% of Republic's membership interests and has no material business operations, assets or liabilities of its own.

     The consolidated financial statements of the Company presented are the restated consolidated financial statements of Blue Bar, L.P. and its subsidiaries at September 30, 2002 and for the period from August 16, 2002 to September 30, 2002, which have been restated to give effect to the common control merger to be completed as part of the restructuring. Republic Holdings was formed on January 28, 2003. Republic Holdings has presented the financial statements of Blue Bar, L.P. in this restated format in advance of the consummation of the merger for the convenience of the reader.

NOTE 15. CONDENSED CONSOLIDATING SUPPLEMENTAL INFORMATION


     Republic and Blue Steel Capital Corp. have issued $80.0 million aggregate principal amount of 10% senior secured notes due 2009. Each of Republic Holdings and N&T Railway Company LLC has jointly and severally guaranteed the notes on a senior secured basis, and each guarantee is full and unconditional. 2011448 Ontario Limited does not currently guarantee the notes, but it must become a guarantor of the notes in order to exercise its option to acquire the assets and properties associated with the Hamilton, Ontario cold-finishing plant owned by Canadian Drawn Steel Company, Inc., a subsidiary of Republic Technologies. Any domestic subsidiary that Republic may form or acquire in the future will guarantee the notes on a joint and several and full and unconditional basis.

     The following presents supplemental financial information with respect to Republic Holdings, Republic and Blue Steel Capital Corp. on a consolidating basis, the guarantor subsidiaries on a combined consolidating basis and the non-guarantor subsidiaries on a combined consolidating basis at September 30, 2002 and for the period from August 16, 2002 to September 30, 2002.


                             STATEMENT OF OPERATIONS
            FOR THE PERIOD FROM AUGUST 16, 2002 TO SEPTEMBER 30, 2002

                                                          BLUE STEEL                      NON-
                                    REPUBLIC               CAPITAL      GUARANTOR      GUARANTOR
                                    HOLDINGS   REPUBLIC     CORP.      SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                    --------   --------   ----------   ------------   ------------   ------------   ------------
Net sales .......................              $105,251                                                               $105,251
Cost of goods sold ..............               102,421                                                                102,421
                                    -------    --------    --------      --------       ---------       ------        --------
Gross profit ....................                 2,830                                                                  2,830
                                    -------    --------    --------      --------       ---------       ------        --------
Selling, general and
  administrative expense ........                 4,768                                                                  4,768
Depreciation expense ............                   912                                                                    912
Other operating expense, net.....                   331                                                                    331
                                    -------    --------    --------      --------       ---------       ------        --------
Operating loss ..................                (3,181)                                                                (3,181)
Interest expense ................                 2,885                                                                  2,885
                                    -------    --------    --------      --------       ---------       ------        --------
Net loss ........................                (6,066)                                                                (6,066)
Results of affiliates'
  operations ....................   $(6,066)         --                                                 $6,066              --
                                    -------    --------    --------      --------       ---------       ------        --------
Net loss ........................   $(6,066)   $ (6,066)   $             $              $               $6,066        $ (6,066)
                                    =======    ========    ========      ========       =========       ======        ========

                                  BALANCE SHEET
                               SEPTEMBER 30, 2002

                                                         BLUE STEEL
                                   REPUBLIC                CAPITAL     GUARANTOR     NON-GUARANTOR
                                   HOLDINGS   REPUBLIC      CORP.     SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                   --------   --------   ----------   ------------   -------------   ------------   ------------
ASSETS
Current assets:
   Cash and cash equivalents ...              $  8,163                                                                $  8,163
   Accounts receivable, net .....              103,201                                                                 103,201
   Inventories .................               179,582                                                                 179,582
   Prepaid expenses and
      other current assets .....                15,164                                                                  15,164
                                    -------   --------   ----------   ------------   -------------     --------       --------
Total current assets ...........               306,110                                                                 306,110

Property, plant and equipment ..               136,950                                                                 136,950
Accumulated depreciation .......                  (912)                                                                   (912)
                                    -------   --------   ----------   ------------   -------------     --------       --------
Net property, plant and
   equipment ...................               136,038                                                                 136,038
Goodwill .......................                51,292                                                                  51,292
Investment in subsidiaries .....    $45,876                                                            $(45,876)            --
Other assets ...................                   806                                                                     806
                                    -------   --------   ----------   ------------   -------------     --------       --------
Total assets ...................    $45,876   $494,246   $            $              $                 $(45,876)      $494,246
                                    =======   ========   ==========   ============   =============     ========       ========

LIABILITIES AND MEMBERS'
   INTEREST
   Current liabilities:
      Revolving credit
         facility ..............              $278,781                                                                $278,781
      Accounts payable .........                31,195                                                                  31,195
      Accrued interest .........                 1,272                                                                   1,272
      Accrued compensation
         and benefits ..........                27,856                                                                  27,856
      Other accrued
         liabilities ...........                23,648                                                                  23,648
                                    -------   --------   ----------   ------------   -------------     --------       --------
   Total current liabilities ...               362,752                                                                 362,752

   Long-term debt .............                 80,000                                                                  80,000
   Accrued environmental
      liabilities ..............                 5,618                                                                   5,618
                                    -------   --------   ----------   ------------   -------------     --------       --------
Total liabilities ..............               448,370                                                                 448,370
                                    -------   --------   ----------   ------------   -------------     --------       --------
   Members' interest ...........    $45,934     45,934                                                 $(45,934)        45,934
   Accumulated other
      comprehensive loss .......        (58)       (58)                                                      58            (58)
                                    -------   --------   ----------   ------------   -------------     --------       --------
   Total members' interest .....     45,876     45,876                                                  (45,876)        45,876
                                    -------   --------   ----------   ------------   -------------     --------       --------
   Total liabilities and
      members' interest ........    $45,876   $494,246   $            $              $                 $(45,876)      $494,246
                                    =======   ========   ==========   ============   =============     ========       ========

                             STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM AUGUST 16, 2002 TO SEPTEMBER 30, 2002

                                                               BLUE STEEL                    NON-
                                           REPUBLIC             CAPITAL      GUARANTOR    GUARANTOR
                                           HOLDINGS  REPUBLIC    CORP.     SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS  CONSOLIDATED
                                           --------  --------  ----------  ------------  ------------  ------------  ------------
NET CASH PROVIDED BY
   OPERATING ACTIVITIES .................  $    --   $  2,019                                                          $  2,019
                                           -------   --------  ----------  ------------  ------------  ------------    --------

CASH FLOWS FROM INVESTING
   ACTIVITIES:
      Capital expenditures ..............              (4,821)                                                           (4,821)
                                           -------   --------  ----------  ------------  ------------  ------------    --------
NET CASH PROVIDED BY (USED IN)
   INVESTING ACTIVITIES .................       --     (4,821)                                                           (4,821)
                                           -------   --------  ----------  ------------  ------------  ------------    --------

CASH FLOWS FROM FINANCING
   ACTIVITIES:
      Net borrowings
         under revolving credit
         facility .......................               9,051                                                             9,051
                                           -------   --------  ----------  ------------  ------------  ------------    --------
NET CASH PROVIDED BY (USED IN)
   FINANCING ACTIVITIES .................       --      9,051                                                             9,051
                                           -------   --------  ----------  ------------  ------------  ------------    --------
 Effect of exchange rate changes
   on cash ..............................                 (58)                                                              (58)
                                           -------   --------  ----------  ------------  ------------  ------------    --------

NET INCREASE IN CASH AND CASH
   EQUIVALENTS ..........................               6,191                                                             6,191
Cash and cash equivalents -
   beginning of period ..................       --      1,972                                                             1,927
                                           -------   --------  ----------  ------------  ------------  ------------    --------
Cash and cash equivalents - end
   of period ............................  $    --   $  8,163  $           $             $             $               $  8,163
                                           =======   ========  ==========  ============  ============  ============    ========

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Republic Technologies International Holdings, LLC

We have audited the accompanying consolidated balance sheets of Republic Technologies International Holdings, LLC and subsidiaries (Debtor-in-Possession) (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, members' interest, and cash flows for the years ended December 31, 2001 and 2000 and the period from August 13, 1999 to December 31, 1999. We have also audited the combined statements of operations, stockholders' deficit, and cash flows of the Predecessor, Bar Technologies Inc. and Republic Engineered Steels, Inc. while under common ownership and common management, for the period from January 1, 1999 to August 12, 1999.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for the years ended December 31, 2001 and 2000 and for the period from August 13, 1999 to December 31, 1999, and the combined results of operations and cash flows of the Predecessor for the period from January 1, 1999 to August 12, 1999 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 2, the Company has filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such consolidated financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to member accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company's recurring losses and negative cash flows from operations, current liabilities in excess of current assets, and negative members' interest raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The accompanying consolidated financial statements do not include adjustments relating to the recovery and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.


/s/ Deloitte & Touche LLP

Cleveland, Ohio
March 28, 2002

       REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                 CONSOLIDATED/COMBINED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000,
            AND THE PERIODS FROM AUGUST 13, 1999 TO DECEMBER 31, 1999
                     AND JANUARY 1, 1999 TO AUGUST 12, 1999
                            (IN THOUSANDS OF DOLLARS)

                                                                                                       |     THE
                                                                                                       | PREDECESSOR
                                                                    THE COMPANY - CONSOLIDATED         |  COMBINED
                                                         --------------------------------------------- | -----------
                                                                                                       | PERIOD FROM
                                                                                         PERIOD FROM   |  JANUARY 1,
                                                          YEAR ENDED     YEAR ENDED    AUGUST 13, 1999 |   1999 TO
                                                         DECEMBER 31,   DECEMBER 31,     TO DECEMBER   | AUGUST 12,
                                                             2001           2000          31, 1999     |    1999
                                                         ------------   ------------   --------------- | -----------
Net sales ............................................    $ 993,707      $1,265,401       $ 527,580    |  $ 525,326
Cost of goods sold ...................................      985,640       1,140,750         550,435    |    498,342
                                                          ---------      ----------       ---------    |  ---------
                                                                                                       |
Gross profit (loss) ..................................        8,067         124,651         (22,855)   |     26,984
Selling, general and administrative expense ..........       43,440          54,709          50,013    |     32,491
Monitoring fees (Note 14) ............................        1,000           4,000           1,500    |      1,331
Depreciation and amortization expense ................       56,846          61,475          20,492    |     21,889
                                                                                                       |
Special charges:                                                                                       |
   Workforce reduction charges (Note 11) .............        7,983             753          35,180    |     42,065
   Restructuring charges (Note 19) ...................        3,650          74,658              --    |         --
   Goodwill impairment charge (Note 20) ..............           --          79,608              --    |         --
Loss (gain) on sale of assets ........................       (1,782)         (4,790)             --    |         --
Other (income) expense, net ..........................        6,927           6,678           7,233    |       (144)
                                                          ---------      ----------       ---------    |  ---------
Operating loss .......................................     (109,997)       (152,440)       (137,273)   |    (70,648)
Interest expense, net (excludes contracted interest of                                                 |
   $103,314 for the 12 months ended) .................       56,052         117,495          45,317    |     43,845
Reorganization items - expense, net (Note 9) .........       16,031              --              --    |         --
                                                          ---------      ----------       ---------    |  ---------
Loss before income taxes .............................     (182,080)       (269,935)       (182,590)   |   (114,493)
Provision for income taxes (Note 12) .................           18             468             434    |        420
                                                          ---------      ----------       ---------    |  ---------
Loss from continuing operations ......................     (182,098)       (270,403)       (183,024)   |   (114,913)
Loss from disposition of discontinued operations                                                       |
   (Note 17) .........................................          457          16,831           6,378    |         --
                                                          ---------      ----------       ---------    |  ---------
Loss before extraordinary item .......................     (182,555)       (287,234)       (189,402)   |   (114,913)
Extraordinary loss from early                                                                          |
   extinguishment of debt (Note 4) ...................           --              --          23,874    |         --
                                                          ---------      ----------       ---------    |  ---------
                                                                                                       |
Net loss .............................................    $(182,555)     $ (287,234)      $(213,276)   |  $(114,913)
                                                          =========      ==========       =========    |  =========
                                                                                                       |
Preferred stock dividends ............................                                                 |        224
                                                                                                       |  ---------
                                                                                                       |
Net loss applicable to common shares .................                                                 |  $(115,137)
                                                                                                       |  =========

        The accompanying notes are an integral part of these statements.

       REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                           CONSOLIDATED BALANCE SHEETS
                          AT DECEMBER 31, 2001 AND 2000
                            (IN THOUSANDS OF DOLLARS)

                                                                DECEMBER 31,   DECEMBER 31,
                                                                    2001          2000
                                                                ------------   ------------
ASSETS

Current assets:
   Cash and cash equivalents ................................    $    5,745     $    1,795
   Accounts receivable, less allowances of $17,234
   and $25,210, respectively ................................       100,768        129,278
   Inventories (Note 5) .....................................       207,864        271,154
   Assets held for sale (Note 17) ...........................         9,013          9,306
   Prepaid expenses and other current assets ................        14,139         11,389
                                                                 ----------     ----------

Total current assets ........................................       337,529        422,922

Property, plant and equipment:
   Land and improvements ....................................        14,356         15,039
   Buildings and improvements ...............................        35,218         35,126
   Machinery and equipment ..................................       723,387        716,437
   Construction-in-progress .................................         6,142         13,802
                                                                 ----------     ----------

Total property, plant and equipment .........................       779,103        780,404

Accumulated depreciation ....................................      (153,774)      (102,492)
                                                                 ----------     ----------

Net property, plant and equipment ...........................       625,329        677,912

Assets held for sale (Note 17) ..............................         2,355          7,294

Intangible assets, net of accumulated amortization of $24,453
   and $15,842, respectively (Notes 6 and 20) ...............        67,133         79,783

Other assets ................................................        17,213          9,173
                                                                 ----------     ----------

Total assets ................................................    $1,049,559     $1,197,084
                                                                 ==========     ==========

        The accompanying notes are an integral part of these statements.

       REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                           CONSOLIDATED BALANCE SHEETS
                    AT DECEMBER 31, 2001 AND 2000 (CONTINUED)
                            (IN THOUSANDS OF DOLLARS)


                                                             DECEMBER 31,   DECEMBER 31,
                                                                2001           2000
                                                             ------------   ------------
LIABILITIES AND MEMBERS' INTEREST

Liabilities not subject to compromise:

Current liabilities:
      Current maturities of long-term debt (Note 7) ......    $    3,600     $   11,318
      Revolving credit facility (Note 8) .................       326,016        329,398
      Accounts payable ...................................        45,350        234,811
      Accrued interest ...................................         3,031         34,220
      Accrued compensation and benefits ..................        37,737         38,310
      Other postretirement benefits (Note 11) ............            --         15,794
      Defined benefit pension obligations (Note 11) ......            --         20,854
      Accrued environmental liabilities (Note 16) ........           230          3,668
      Other accrued liabilities ..........................        38,530         63,127
                                                              ----------     ----------

   Total current liabilities .............................       454,494        751,500

   Long-term debt (Note 7) ...............................            --        502,254
   Other postretirement benefits (Note 11) ...............         3,398        217,620
   Defined benefit pension obligations (Note 11) .........            --         69,089
   Accrued environmental liabilities (Note 16) ...........        16,311         15,933
   Other liabilities .....................................         7,278         43,101
                                                              ----------     ----------

   Total liabilities not subject to compromise ...........       481,481      1,599,497

Liabilities subject to compromise (Note 9) ...............     1,239,210             --
                                                              ----------     ----------

   Total liabilities .....................................     1,720,691      1,599,497
                                                              ----------     ----------

Mandatory redeemable members' interest - Class A Units ...         3,700          3,800

Members' interest:
Class B Units ............................................      (618,715)      (435,689)
Class C Units ............................................        32,500         32,125
Accumulated other comprehensive loss .....................       (88,617)        (2,649)
                                                              ----------     ----------

   Total members' interest ...............................      (674,832)      (406,213)
                                                              ----------     ----------

      Total liabilities and members' interest ............    $1,049,559     $1,197,084
                                                              ==========     ==========

        The accompanying notes are an integral part of these statements.

       REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
   CONSOLIDATED/COMBINED STATEMENTS OF MEMBERS' INTEREST/STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000,
           AND THE PERIODS FROM AUGUST 13, 1999 TO DECEMBER 31, 1999
                     AND JANUARY 1, 1999 TO AUGUST 12, 1999
                            (IN THOUSANDS OF DOLLARS)

                                       REPUBLIC TECHNOLOGIES |
                                           INTERNATIONAL     |
                                           HOLDINGS, LLC     |                  BAR TECHNOLOGIES, INC.
                                       --------------------- | --------------------------------------------------------
                                                             |  SERIES B   SERIES A   SERIES B   SERIES C
                                         CLASS B    CLASS C  | PREFERRED    COMMON     COMMON     COMMON     WARRANTS
                                          UNITS      UNITS   |   STOCK      STOCK      STOCK      STOCK     OUTSTANDING
                                        ---------   -------  | ---------   --------   --------   --------   -----------
Balance, January 1, 1999                                     |    $--         $--        $ 1        $ 1       $ 5,119
                                                             |    ---         ---        ---        ---       -------
                                                             |
Net loss ..........................                          |     --          --         --         --            --
Other comprehensive income:                                  |
    Foreign currency translation                             |
       adjustment .................                          |     --          --         --         --            --
    Minimum pension liability                                |
       adjustment .................                          |     --          --         --         --            --
Preferred stock dividends .........                          |     --          --         --         --            --
                                                             |    ---         ---        ---        ---       -------
                                                             |
Balance, August 12, 1999                                     |     --          --          1          1         5,119
                                                             |    ---         ---        ---        ---       -------
                                                             |
Exchange of members' interest to                             |
    effect combination ............     $  67,468   $30,000  |     --          --         (1)        (1)       (5,119)
Accrual of preferred return .......          (786)      625  |     --          --         --         --            --
Net loss ..........................      (213,276)       --  |     --          --         --         --            --
Other comprehensive income:                                  |
    Foreign currency translation                             |
       adjustment .................            --        --  |     --          --         --         --            --
                                          -------   -------  |    ---         ---        ---        ---       -------
                                                             |
Balance, December 31, 1999               (146,594)   30,625  |     --          --         --         --            --
                                                    -------  |    ---         ---        ---        ---       -------
                                                             |
Accrual of preferred return .......        (1,861)    1,500  |     --          --         --         --            --
Net loss ..........................      (287,234)       --  |     --          --         --         --            --
Other comprehensive income:                                  |
    Foreign currency translation                             |
       adjustment .................            --        --  |     --          --         --         --            --
    Minimum pension liability                                |
       adjustment .................            --        --  |     --          --         --         --            --
                                          -------   -------  |    ---         ---        ---        ---       -------
                                                             |
Balance, December 31, 2000               (435,689)   32,125  |     --          --         --         --            --
                                         --------   -------  |    ---         ---        ---        ---       -------
                                                             |
Accrual of preferred return .......          (471)      375  |     --          --         --         --            --
Net loss ..........................      (182,555)       --  |     --          --         --         --            --
Other comprehensive income:                                  |
    Foreign currency translation                             |
       adjustment .................            --        --  |     --          --         --         --            --
    Minimum pension liability                                |
       adjustment .................            --        --  |     --          --         --         --            --
                                        ---------   -------  |
                                                             |
Balance, December 31, 2001              $(618,715)  $32,500  |    $--         $--        $--        $--       $    --
                                        =========   =======  |    ===         ===        ===        ===       =======

        The accompanying notes are an integral part of these statements.

       REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
   CONSOLIDATED/COMBINED STATEMENTS OF MEMBERS' INTEREST/STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000,
            AND THE PERIODS FROM AUGUST 13, 1999 TO DECEMBER 31, 1999
               AND JANUARY 1, 1999 TO AUGUST 12, 1999 (CONTINUED)
                            (IN THOUSANDS OF DOLLARS)

                                       REPUBLIC
                                      ENGINEERED                                ACCUMULATED    TOTAL MEMBERS'
                                     STEELS, INC.   ADDITIONAL                     OTHER          INTEREST/
                                        COMMON       PAID-IN     ACCUMULATED   COMPREHENSIVE    STOCKHOLDERS'   COMPREHENSIVE
                                        STOCK        CAPITAL       DEFICIT     INCOME (LOSS)      DEFICIT       INCOME (LOSS)
                                     ------------   ----------   -----------   -------------   --------------   -------------
Balance, January 1, 1999                 $--        $ 158,510     $(230,004)     $ (3,682)       $ (70,055)       $(116,746)
                                         ---        ---------     ---------      --------        ---------        ---------
Net loss .........................        --               --      (114,913)           --         (114,913)       $(114,913)
Other comprehensive income:
   Foreign currency translation
      adjustment .................        --               --            --           157              157              157
   Minimum pension liability
      adjustment .................        --               --            --         2,491            2,491            2,491
Preferred stock dividends ........        --               --          (224)           --             (224)              --
                                         ---        ---------     ---------      --------        ---------        ---------
Balance, August 12, 1999                  --          158,510      (345,141)       (1,034)        (182,544)       $(112,265)
                                         ---        ---------     ---------      --------        ---------        =========
Exchange of members interest to
   effect combination ............        --         (158,510)      345,141            --          278,978               --
Accrual of preferred return ......        --               --            --            --             (161)              --
Net loss .........................        --               --            --            --         (213,276)       $(213,276)
Other comprehensive income:
   Foreign currency translation
      adjustment .................        --               --            --           361              361              361
                                         ---        ---------     ---------      --------        ---------        ---------
Balance, December 31, 1999                --               --            --          (673)        (116,642)       $(212,915)
                                         ---        ---------     ---------      --------        ---------        =========
Accrual of preferred return ......        --               --            --            --             (361)              --
Net loss .........................        --               --            --            --         (287,234)       $(287,234)
Other comprehensive income:
   Foreign currency translation
      adjustment .................        --               --            --          (383)            (383)            (383)
   Minimum pension liability
      adjustment .................        --               --            --        (1,593)          (1,593)          (1,593)
                                         ---        ---------     ---------      --------        ---------        ---------
Balance, December 31, 2000                --               --            --        (2,649)        (406,213)       $(289,210)
                                         ---        ---------     ---------      --------        =========        =========
Accrual of preferred return ......        --               --            --            --              (96)              --
Net loss .........................        --               --            --            --         (182,555)       $(182,555)
Other comprehensive income:
Foreign currency translation
   adjustment ....................        --               --            --          (861)            (861)            (861)
Minimum pension liability
   adjustment ....................        --               --            --       (85,107)         (85,107)         (85,107)
                                         ---        ---------     ---------      --------        ---------        ---------
Balance, December 31, 2001               $--        $      --     $      --      $(88,617)       $(674,832)       $(268,523)
                                         ===        =========     =========      ========        =========        =========

        The accompanying notes are an integral part of these statements.

       REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                 CONSOLIDATED/COMBINED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000,
            AND THE PERIODS FROM AUGUST 13, 1999 TO DECEMBER 31, 1999
                     AND JANUARY 1, 1999 TO AUGUST 12, 1999
                            (IN THOUSANDS OF DOLLARS)

                                                                                                            | THE PREDECESSOR
                                                                     THE COMPANY -- CONSOLIDATED            |     COMBINED
                                                             ---------------------------------------------  | ---------------
                                                                                             PERIOD FROM    |   PERIOD FROM
                                                              YEAR ENDED     YEAR ENDED    AUGUST 13, 1999  | JANUARY 1, 1999
                                                             DECEMBER 31,   DECEMBER 31,   TO DECEMBER 31,  |  TO AUGUST 12,
                                                                2001            2000            1999        |       1999
                                                             ------------   ------------   ---------------  | ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                                                       |
Net loss .................................................    $(182,555)     $(287,234)       $(213,276)    |    $(114,913)
Adjustments to reconcile net cash used in operating                                                         |
activities:                                                                                                 |
   Extraordinary loss from early extinguishment of                                                          |
      debt (Note 4) ......................................           --             --           23,874     |           --
   Gain on sale of fixed assets ..........................       (1,782)        (4,790)              --     |           --
   Restructuring charges .................................        3,650         74,658               --     |           --
   Goodwill impairment charge ............................           --         79,608               --     |           --
   Depreciation and amortization .........................       56,846         61,475           23,170     |       21,889
   Accretion of original issue discount ..................          693          2,604              879     |        5,750
   Amortization of deferred financing cost ...............        5,352          4,114            4,138     |        1,483
   Reorganization items ..................................       16,031             --               --     |           --
   Changes in operating assets and liabilities:                                                             |
   (Increase) decrease in accounts receivable ............       28,510         27,888           70,712     |      (61,295)
   (Increase) decrease in inventory ......................       63,290         12,681           (6,744)    |       (6,645)
   (Increase) decrease in prepaid assets .................       (2,750)        (3,482)          10,052     |       (3,237)
   Increase (decrease) in accounts payable ...............       29,699         38,761          (81,847)    |      111,959
   Increase (decrease) in accrued compensation and                                                          |
      benefits                                                     (573)       (11,852)          (1,290)    |        2,774
   Increase (decrease) in defined benefit pension                                                           |
      obligations                                                24,829         (7,212)          10,294     |       (3,140)
   Increase (decrease) in other postretirement benefits ..       (2,754)        10,863           14,184     |       14,720
   Increase (decrease) in accrued environmental                                                             |
      liabilities ........................................       (3,060)        (1,807)           1,489     |        1,805
   Increase (decrease) in other current liabilities ......      (22,462)       (20,406)          17,408     |       (3,349)
Other ....................................................       (5,092)        13,723          (11,893)    |      (23,228)
                                                              ---------      ---------        ---------     |    ---------
      Net cash used in operating activities ..............        7,872        (10,408)        (138,850)    |      (55,427)
                                                              ---------      ---------        ---------     |    ---------
                                                                                                            |
CASH FLOWS FROM INVESTING ACTIVITIES:                                                                       |
   Capital expenditures ..................................       (3,589)       (13,065)          (9,679)    |      (21,788)
   Disposition of property, plant and equipment ..........        5,913          9,009               --     |           --
   Acquisition, net of cash acquired .....................           --             --           14,621     |           --
                                                              ---------      ---------        ---------     |    ---------
      Net cash provided by (used in) investing                                                              |
         activities ......................................        2,324         (4,056)           4,942     |      (21,788)
                                                              ---------      ---------        ---------     |    ---------
                                                                                                            |
CASH FLOWS FROM FINANCING ACTIVITIES:                                                                       |
   Proceeds from long-term debt ..........................        2,000         30,000          419,950     |          387
   Net (payments) / proceeds under revolving credit                                                         |
      facilities .........................................       (3,382)        (6,999)         272,025     |       80,816
   Repayments of long-term debt ..........................         (289)        (2,485)        (685,131)    |       (3,277)
   Preferred stock dividends .............................           --             --               --     |         (224)
   Redemption of class A members' interest ...............         (100)        (1,700)              --     |           --
   Payment of preferred return ...........................          (73)          (450)              --     |           --
   Deferred financing costs ..............................       (3,541)        (6,361)         (30,274)    |           --
   Proceeds from capital contributions ...................           --             --          155,025     |           --
                                                              ---------      ---------        ---------     |    ---------
                                                                                                            |
      Net cash provided by financing activities ..........       (5,385)        12,005          131,595     |       77,702
                                                              ---------      ---------        ---------     |    ---------
                                                                                                            |
Effect of exchange rate changes on cash ..................         (861)          (383)             358     |          157
                                                                                                            |
NET (DECREASE) INCREASE IN CASH AND CASH                                                                    |
   EQUIVALENTS                                                    3,950         (2,842)          (1,955)    |          644
CASH AND CASH EQUIVALENTS -- BEGINNING OF                                                                   |
   PERIOD ................................................        1,795          4,637            6,592     |        5,948
                                                              ---------      ---------        ---------     |    ---------
                                                                                                            |
CASH AND CASH EQUIVALENTS -- END OF PERIOD ...............    $   5,745      $   1,795        $   4,637     |    $   6,592
                                                              =========      =========        =========     |    =========
SUPPLEMENTAL CASH FLOW INFORMATION:                                                                         |
   Cash paid for interest ................................    $  58,000      $  95,964        $  26,329     |    $  41,224
                                                              =========      =========        =========     |    =========
   Cash paid for income taxes ............................    $     619      $   1,075        $     128     |    $     156
                                                              =========      =========        =========     |    =========

        The accompanying notes are an integral part of these statements.

       REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC AND SUBSIDIARIES

                             (DEBTOR-IN-POSSESSION)
               NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000,
            AND THE PERIODS FROM AUGUST 13, 1999 TO DECEMBER 31, 1999
                     AND JANUARY 1, 1999 TO AUGUST 12, 1999
              (IN THOUSANDS OF DOLLARS, EXCEPT AS OTHERWISE NOTED)

NOTE 1. NATURE OF OPERATIONS, ORGANIZATION, AND OTHER RELATED INFORMATION INCLUDING PROCEEDINGS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

     Republic Technologies International Holdings, LLC and subsidiaries ("Republic Technologies" or the "Company") manufactures and markets special bar quality ("SBQ") steel products. SBQ steel products are high quality hot-rolled and cold-finished carbon and alloy steel bars and rods used primarily in critical applications in automotive and industrial equipment. The Company produces a wide range of SBQ steel products and supplies a diverse customer base that includes leading automobile and industrial equipment manufacturers and their first tier suppliers.

     The Company was formed in a combination completed on August 13, 1999 (the "Combination"). The Combination was completed through a series of mergers, asset transfers and related steps as set forth in a Master Restructuring Agreement among Bar Technologies Inc. ("BarTech"), Republic Engineered Steels, Inc. ("Republic"), USS/Kobe Steel Company and various of their affiliates. Following the Combination, Republic Technologies International, LLC, a newly formed legal entity and a wholly owned subsidiary of the Company, directly or indirectly owns and operates all of the assets of BarTech, Republic and USS/Kobe Steel Company's SBQ steel products business ("USS/Kobe").

     BarTech and Republic have been operated under common management and ownership control since prior to the Combination. The consolidated financial statements of Republic Technologies are being presented from the date of the Combination. Comparative combined financial statements are being presented for BarTech and Republic for the periods that they were under common control prior to the Combination (the "Predecessor").


     Republic has been under common management and control since September 8, 1998, the date acquired. The acquisition of Republic has been accounted for as a purchase. The combining of BarTech and Republic in the Combination is being accounted for as a common control merger like a pooling of interests. The acquisition of USS/Kobe as part of the Combination is being accounted for as a purchase. See Note 4 for additional information related to the common control combination of BarTech and Republic and information related to the acquisitions of Republic and USS/Kobe.


     The Company is in the process of exiting its Specialty Steel Division (as defined in Note 2) and expects to complete the disposition during 2002 (see Note
17). The Company sold certain assets from its Baltimore plant in January 2001 and is currently in the process of selling the remaining real estate and assets of the Specialty Steel Division. The Company is also attempting to sell real estate and equipment at various locations throughout the organization, due to the other various facility closings that have been announced.

     On April 2, 2001 ("Petition Date"), Republic Technologies International, LLC, and its immediate parent, Republic Technologies International Holdings, LLC, and its subsidiaries, Bliss & Laughlin, LLC and RTI Capital Corp. (collectively, "Debtors"), filed voluntary petitions for reorganization under Chapter 11 ("Chapter 11") of the Federal Bankruptcy Code ("Bankruptcy Code") in the United States Bankruptcy Court in the Northern District of Ohio, Eastern Division ("Court"). The Company's Canadian subsidiary, Canadian Drawn Steel Company, Inc., and its subsidiary Nimishillen & Tuscarawas, LLC in the United States were not included in the filing. The Company is managing its business subsequent to the Petition Date as debtor-in-possession. The Debtors attributed the need to reorganize to extremely difficult market conditions that have made it impossible for them to meet their financial obligations. The industry-wide market conditions, the Company's high level of indebtedness following the Combination, and an overall softening of the U. S. economy had substantially diminished the Company's liquidity, adversely impacted operations, and undermined its ability to implement strategic business initiatives in the short term.

     As debtors-in-possession, the Debtors may not engage in transactions outside of the ordinary course of business without approval, after hearing, of the Bankruptcy Court. Under Chapter 11 proceedings, actions by creditors to collect claims in existence at the filing date ("prepetition") are stayed ("deferred"), absent specific Court authorization to pay such claims, while the Company continues to manage the business as debtor-in-possession. The Company received approval from the Court to pay or otherwise honor certain of its prepetition obligations, including employee wages, certain employee benefits, and certain critical vendors. The Court established October 31, 2001 as the bar date for all persons, entities, and creditors to file proofs of claims against the Company. The Company is currently reconciling the amount of the proofs of claims filed by the creditors and has not recorded any additional liabilities as a result of these claims. The Company also has many executory contracts and other agreements that could be rejected during the Chapter 11 proceedings. When a contract or agreement is rejected, the Company is relieved from their obligations to perform further under the contract or agreement, but is subject to a claim for damages for the breach thereof. The Company cannot presently determine or reasonably estimate the ultimate liability that may result from rejecting contracts or leases or from the filing of claims for any rejected contracts or leases, and no provisions have yet been made for these items.

     Under Chapter 11, the rights of and ultimate payments by the Company to prepetition creditors and to equity investors may be substantially altered. This could result in claims being liquidated in the Chapter 11 proceedings at less (and possibly substantially less) than 100% of their face value and the equity of the Company's equity investors being diluted or cancelled. The Company's prepetition creditors and its equity investors will each have votes in the plan of reorganization. The Company has not yet proposed a plan of reorganization. Due to material uncertainties, it is not possible to determine the additional amount of claims that may arise or ultimately be filed, or to predict the length of time the Company will operate under the protection of Chapter 11, the outcome of the Chapter 11 proceedings in general, whether the Company will continue to operate under its current organizational structure, or the effect of the proceedings on the business of the Company or its subsidiaries or on the interests of the various creditors and security holders.

     The Company has filed a motion with the Bankruptcy Court to extend the deadline for filing its reorganization plan to June 28, 2002. The motion was heard on March 20, 2002 with no objections, however the Company is awaiting the final ruling from the Bankruptcy Court.

     As a result of the Chapter 11 filings, Events of Default, as defined in the related debt agreements, occurred during 2001 with respect to all of the Company's secured and undersecured debt. As of the Petition Date, the secured debt has been classified as a current liability and the undersecured and unsecured debt has been classified as liabilities subject to compromise (see
Note 9).

     On April 3, 2001, the Company entered into a Debtor-in-Possession Revolving Credit Agreement ("DIP Credit Agreement") with Fleet Capital Corporation ("Fleet Capital") and other lenders who are parties thereto to provide secured debtor-in-possession financing to the Company. The maximum borrowings under the DIP Credit Agreement were $420.0 million in the aggregate and included a sub-facility of $50.0 million for the issuance of letters of credit. The proceeds of the DIP Credit Agreement were used to repay the amounts outstanding under the senior revolving credit facility entered into on August 13, 1999 and restructured on July 17, 2000. The DIP Credit Agreement was amended twice during 2001, and most recently on January 11, 2002. See Note 8 for additional information regarding the DIP Credit Agreement.

     Although the Company has entered into the DIP Credit Agreement, the Company may need to obtain additional financing to meet its cash flow requirements. Restrictive covenants included in the debtor-in-possession credit facility and oversight by the Bankruptcy Court limit the Company's ability to incur additional indebtedness, or sell assets (most of which are pledged), and may otherwise limit the operational and financial flexibility of the Company.

GOING CONCERN MATTERS

     The accompanying consolidated/combined financial statements have been prepared on a going concern basis of accounting and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company's recurring losses and negative cash flows from operations, current liabilities in excess of current assets and negative members' interest raise substantial doubt about the Company's ability to continue as a going concern. Management intends to submit a plan for reorganization to the Bankruptcy Court. The ability of the Company to continue as a going concern and appropriateness of using the going concern accounting basis is dependent upon, among other things, (i) the Company's ability to comply with debtor-in-possession financing agreements, (ii) submission and confirmation of a plan of reorganization under the Bankruptcy Code, (iii) the Company's ability to achieve profitable operations after such confirmation, and (iv) the Company's ability to generate sufficient cash from operations to meet its obligations.

     Management believes that a plan of reorganization, as it is being developed and subject to approval of the Bankruptcy Court, and the debtor-in-possession financing, along with cash provided by operations, will provide sufficient liquidity to allow the Company to continue as a going concern; however, there can be no assurance that the sources of liquidity will be available or sufficient to meet the Company's needs. The consolidated financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

     A plan of reorganization could materially change the amounts currently recorded in the consolidated financial statements. The accompanying consolidated financial statements for the periods after the Petition Date have been prepared in accordance with the AICPA's Statement of Position 90-7, "Financial Reporting by Entities In Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The consolidated financial statements are prepared on a going concern basis of accounting and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. Accordingly, the consolidated financial statements do not reflect adjustments or provide for the potential consequences of the bankruptcy proceedings on the Company. In particular, the consolidated financial statements do not purport to show (i) the realizable value of assets on a liquidation basis or their availability to satisfy liabilities; (ii) prepetition liability amounts that may be allowed for claims or contingencies or the status and priority thereof; (iii) the effect of any changes that may be made to the capitalization of the Company; or (iv) the effect of any changes that may be made in the Company's business operations. The outcome of these matters is not presently determinable.

     On confirmation of a plan of reorganization, the Company will apply "Fresh Start Accounting" in accordance with the guidelines for accounting for emergence from bankruptcy. Under Fresh Start Accounting, a revaluation of Company assets to reflect current values can be expected.

     The accompanying consolidated/combined financial statements contain results for BarTech and Republic for the years ended December 31, 2001, 2000 and 1999, and the results for USS/Kobe for the years ended December 31, 2001, 2000 and the period from August 13, 1999 to December 31, 1999.

     Prior period results are not comparable with the current periods due to the acquisition of USS/Kobe on August 13, 1999.

     The consolidated financial statements include the accounts of Republic Technologies and its wholly owned subsidiaries. The combined financial statements include the accounts of BarTech and its wholly owned subsidiaries and Republic and its wholly owned subsidiaries for the periods that they were under common control prior to the Combination. All significant intercompany balances have been eliminated in consolidation.

     The Company operates in three separate segments: hot-rolled, cold-finished and specialty steels. In connection with the acquisition of Republic, the Company determined its intent to sell the specialty steels segment of the business ("Specialty Steel Division"). The Company manages the reportable segments as separate strategic business units. Differences between the segments include manufacturing techniques and equipment, competition and end-users. The Company sold certain assets from its Baltimore specialty steel plant in January 2001 and is currently in the process of selling the remaining real estate and assets of the Specialty Steel Division. The accompanying consolidated/combined financial statements reflect the Specialty Steel Division as a discontinued business in accordance with Accounting Principles Board Opinion No. 30. See Note 17 for further information related to discontinued operations.

     The combination of USS/Kobe into Republic Technologies and the Republic acquisition were accounted for as purchases as of their respective acquisition dates. Under purchase accounting, the total purchase price of Republic has been allocated to the assets acquired and liabilities assumed based on their respective fair values as of September 8, 1998. The total purchase price of USS/Kobe has been allocated to the assets acquired and liabilities assumed as of August 13, 1999, based on their respective fair values, resulting in a reduction in property, plant and equipment for the excess of the fair value of the net assets of USS/Kobe over the purchase price (i.e., purchase discount). See Note 4 for further information related to business combinations.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

     The Company considers all short-term investments with maturities at the date of purchase of three months or less to be cash equivalents.

INVENTORIES

     Inventories are carried at the lower of cost or market (net realizable value). Cost is determined using the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost and include improvements that significantly extend the useful lives of existing plant and equipment. The Company provides for depreciation of property, plant and equipment on the straight-line method based upon the estimated useful lives of the assets. The range of estimated useful lives of the Company's assets are as follows:

Buildings and improvements ......   20 - 40 years
Land improvements ...............   10 - 20 years
Machinery and equipment .........    3 - 30 years

     Repairs and maintenance costs are expensed as incurred. Capital expenditures that cannot be put into use immediately are included in construction-in-progress. As these projects are completed, they are transferred to depreciable assets. Net gains or losses related to asset dispositions are recognized in the Company's operating results in the period in which the disposition occurs.

INTANGIBLE ASSETS

     Intangible assets consist primarily of trademarks, patented and unpatented technology, and other intangible assets arising from the acquisitions of BarTech and Republic. Prior to the goodwill impairment charge recorded during 2000 (see
Note 20), goodwill was being amortized over the period of expected benefit of 40 years. Other acquisition related intangible assets are being amortized over the period of expected benefit ranging from 28 months to 40 years. Intangible assets also include deferred loan and bond fees. The deferred loan fees related to the DIP Credit Agreement are being amortized using the effective interest rate method over the life of the credit agreement. The Company ceased amortizing the deferred loan and bond fees related to debt reclassified as a liability subject to compromise at the Petition Date.

IMPAIRMENT OF LONG-LIVED ASSETS

     Long-lived assets, consisting of property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the recovery amount or fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

INCOME TAXES

     The Company is a limited liability company that is treated similar to a partnership for U.S. federal and state income tax purposes and, accordingly, has no income tax provision or deferred income tax assets or liabilities related to these jurisdictions. Amounts for income taxes consist primarily of a provision for foreign taxes relating to the Company's Canadian subsidiary, Canadian Drawn Steel Company, Inc. ("CDSC"). Prior to the Combination, the Predecessor accounted for income taxes pursuant to the asset and liability method.

ENVIRONMENTAL COSTS

     The Company and other steel companies have in recent years become subject to increasingly stringent environmental laws and regulations. It is the policy of the Company to endeavor to comply with applicable environmental laws and regulations. The Company established a liability for an amount which the Company believes is adequate, based on information currently available, to cover costs of remedial actions it will likely be required to take to comply with existing environmental laws and regulations.

     The recorded amounts represent an estimate of the environmental remediation costs associated with future events triggering or confirming the costs that, in management's judgment, are likely to occur. This estimate is based on currently available facts, existing technology, and presently enacted laws and regulations, and it takes into consideration the likely effects of inflation and other societal and economic factors. The precise timing of such events cannot be reliably determined at this time due to absence of any deadlines for remediation under the applicable environmental laws and regulations pursuant to which such remediation costs will be expended. No claims for recovery are netted against the stated amount.

MEMBERS' INTEREST

     The Company has three classes of member interest units: Class A, Class B and Class C. Class A units, which are mandatorily redeemable and initially consisted of 1,100 units, have a stated value of $5,000 per unit and carry a preferred return of $350 per unit, which is paid quarterly. Class B units, consisting of 1,000 units, have no stated value and are allocated all net income/loss after preferred returns have been allocated. Class C units, consisting of 30,000 units have a stated value of $1,000 per unit and carry a preferred return of 5% of stated value which is payable in kind or cash at the Company's option. The accumulated and unpaid preferred return was $3.1 million at the Petition Date, and $2.1 million and $.6 million at December 31, 2000 and 1999, respectively. The Company ceased accruing preferred return at the Petition Date. Both Class A and C units have distribution and dissolution preferences ahead of Class B units. The mandatory redemption feature of the Class A units causes it to be classified in the consolidated balance sheets outside of the members' interest section. During 2001 and 2000, the Company redeemed $.1 million and $1.7 million of Class A members' interest, respectively.

REVENUE RECOGNITION

     The Company records revenues at the time the product is shipped to its customers. Sales are made with no right of return. Reserves are established for estimated returns and allowances when revenues are recognized.

FOREIGN CURRENCY TRANSLATION

     Asset and liability accounts of the Company's foreign subsidiary, CDSC, are translated into U. S. dollars using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. Translation adjustments are reflected as a component of members' interest/stockholders' deficit.

     Transaction gains and losses are included in the consolidated/combined statements of operations as incurred. These amounts were not significant in all periods presented.

USE OF ESTIMATES

     The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In preparation of the consolidated/combined financial statements included herein, the Company uses estimates for, among others, defined benefit pension obligations, other postretirement benefit obligations, environmental remediation, shutdown reserves, liabilities subject to compromise, impairment of long-lived assets, and loss from disposition of discontinued operation, all of which are significant to the consolidated/combined financial statements taken as a whole. Changes in circumstances in the near term such as the outcome of the Chapter 11 proceedings in general, could have an impact on these estimates, and the change in estimate could have a material effect on the consolidated/combined financial statements.

NEW ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 133 - "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") in June 1998, and in June 2000, issued Statement of Financial Accounting Standards No. 138 - "Accounting for Certain Derivative Instruments and Certain Hedging Activities an amendment of FASB Statement No. 133", which will now be effective for financial statements for all quarters of all years beginning after June 15, 2000. The adoption of SFAS 133 as of January 1, 2001 did not have an effect on the Company's results of operations or financial position.

     In July 2001 the FASB issued SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after

June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangibles separate from goodwill. The Company's recorded intangible assets will have to be evaluated against this new criteria and may result in certain intangible assets being reclassified into goodwill. SFAS No. 142 eliminates the amortization of goodwill and certain intangible assets upon adoption and also requires an initial goodwill impairment assessment in the year of adoption and annual impairment tests thereafter. The provisions of each statement that apply to goodwill and intangible assets acquired prior to July 1, 2001 will be adopted by the Company on January 1, 2002. Management expects the adoption of these accounting standards will result in certain intangible assets being reclassified to goodwill and nonamortizing intangible asset amounting to $10.9 million categories, which will have the impact of reducing amortization expense annually by $1.6 million, impairment reviews may result in future write-downs.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", that requires recognition of the fair value of liabilities associated with the retirement of long-lived assets when a legal obligation to incur such costs arises as a result of the acquisition, construction, development and/or the normal operation of a long-lived asset. Upon recognition of the liability, a corresponding asset is recorded and depreciated over the remaining life of the long-lived asset. The Statement defines a legal obligation as one that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel. SFAS No. 143 is effective for fiscal years beginning after December 15, 2002. The Company has not completed its evaluation of the impact, if any, of SFAS No. 143 on its financial statements.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for Impairment or Disposals of Long-Lived Assets". This statement establishes a single accounting model for long-lived assets to be disposed of by sale and provides additional implementation guidance for assets to be held and used and assets to be disposed of other than by sale. This statement will become effective for the Company on January 1, 2002, but early adoption is permitted. The Company has not completed its evaluation of the impact, if any, of SFAS No. 144 on its financial statements.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior period financial statements to conform to current period presentation.

NOTE 4. BUSINESS COMBINATION

     On August 13, 1999, the Combination of BarTech, Republic and USS/Kobe was completed. The Combination occurred through a series of mergers, asset transfers and related steps that resulted in the formation of the Company. Assuming exercise of outstanding warrants and conversion of outstanding convertible preferred stock of the Company's parent and exchange of Members' Interests by USX Corporation ("USX") and Kobe Steel, Ltd. ("Kobe"), Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliates (together, "Blackstone") indirectly owns approximately 52.15 percent and Veritas Capital Fund, L.P. and its affiliates (together, "Veritas") indirectly owns approximately 15.80 percent of the combined operations, while USX indirectly owns approximately 17.18 percent and Kobe indirectly owns approximately 4.00 percent of the combined operations. In conjunction with the Combination, the Company entered into a new credit facility and applied proceeds from borrowings under this new credit facility, together with proceeds of an offering of the senior secured notes and warrants, including warrants sold separately from the senior secured notes concurrent with the Combination, and new equity contributions, to refinance a substantial portion of the indebtedness of Republic, RES Holding (Republic's parent), BarTech and USS/Kobe.

     Combined and separate results of BarTech and Republic during the period presented preceding the Combination, while under common control, was as follows:

                                    BARTECH    REPUBLIC   COMBINED
                                    --------   --------   ---------
Period from January 1, 1999 to
   August 12, 1999:
      Net sales .................   $157,523   $367,803   $ 525,326
      Net loss ..................    (25,279)   (89,634)   (114,913)

     The amount of intercompany profit in inventory at August 12, 1999 is not significant.

     In connection with the combination of BarTech and Republic, the Company recorded one-time charges for investment banking and professional fees in the period from August 13, 1999 to December 31, 1999 of approximately $7.9 million. The transaction costs related to the acquisition of USS/Kobe are included in the purchase price.

     The Company also recorded an extraordinary loss for call and tender offer premiums, prepayment penalties and write-off of unamortized deferred financing costs associated with the retirement of various borrowings of BarTech and Republic refinanced in connection with the Combination during the period from August 13, 1999 to December 31, 1999 of $23.9 million.

     The acquisition of USS/Kobe has been accounted for using the purchase method of accounting. The purchase price for USS/Kobe totaled approximately $102.7 million, including transaction costs and net of cash acquired of $14.6 million. Consideration in the transaction included equity to the sellers valued at approximately $83.8 million and seller debt assumed of $23.8 million. Under purchase accounting, the total purchase cost is allocated to the assets acquired and liabilities assumed of USS/Kobe based on their respective fair values as of August 12, 1999. The excess of the fair value of the net assets of USS/Kobe over the purchase price (i.e., purchase discount) of $.9 million was recorded as a reduction of property, plant and equipment.

     The respective purchase price was allocated to the assets purchased and liabilities assumed based upon the fair values on the date of the acquisition as follows:

                                                                                   USS/KOBE
                                                                                   --------
Purchase price:
Cash consideration .............................................................   $     --
Fair value of equity consideration .............................................     83,756
Additional seller debt assumed .................................................     23,844
Acquisition fees and expenses ..................................................      9,764
                                                                                   --------
          Total purchase price .................................................    117,364
Book value of net assets acquired ..............................................    206,859
                                                                                   --------
Excess purchase price over (discount from) book value of net assets acquired ...    (89,495)
Allocation of purchase price:
     Increase in inventory .....................................................     (3,290)
     Decrease in prepaids and other current assets .............................      1,077
     (Increase) decrease in property, plant and equipment ......................      7,783
     (Increase) decrease in intangible and other assets ........................      2,475
     Decrease in deferred tax asset ............................................         --
     Decrease in accounts payable ..............................................       (217)
     Increase in accrued expenses ..............................................      8,388
     Increase in defined benefit pension obligation ............................     26,247
     (Decrease) increase in other postretirement benefits ......................     47,032
     Other, net ................................................................         --
                                                                                   --------
Goodwill .......................................................................   $     --
                                                                                   ========

     The following pro forma information presents the consolidated results of operations assuming the Combination was completed as of the beginning of January 1999:

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1999
                                                               -----------------
                                                                 (in millions)

Net sales ..................................................        $1,327.7
Cost of goods sold (including freight expense of $20.1) ....         1,323.0
                                                                    --------
Gross profit ...............................................             4.7
Selling, general and administrative expense ................            95.1
Depreciation and amortization expense ......................            64.2
Workforce reduction charges ................................            77.2
Other (income) loss, net ...................................             7.7
                                                                    --------
Operating loss .............................................          (239.5)
Interest expense, net ......................................           102.4
Provision for income taxes .................................              --
                                                                    --------
Net loss from continuing operations ........................        $ (341.9)
                                                                    ========


NOTE 5. INVENTORIES

     The components of inventories are as follows:

                                           DECEMBER 31, 2001   DECEMBER 31, 2000
                                           -----------------   -----------------
Raw materials ..........................       $ 11,352            $ 21,583
Semi-finished and finished goods .......        196,512             249,571
                                               --------            --------
Total ..................................       $207,864            $271,154
                                               ========            ========

     At December 31, 2001 and 2000, inventories are net of market reserves and obsolescence reserves aggregating $10.1 million and $6.7 million, respectively.

NOTE 6. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                DECEMBER 31, 2001   DECEMBER 31, 2000
                                                                -----------------   -----------------
Patented and unpatented technology, net of accumulated
   amortization of $7,499 and $5,879 ........................      $31,401              $33,021
Assembled workforce, net of accumulated amortization of
   $5,467 and $3,827 ........................................       10,933               12,573
Deferred loan and bond fees, net of accumulated amortization
   of $11,487 and $6,136 ....................................       24,799               34,189
                                                                   -------              -------
Total .......................................................      $67,133              $79,783
                                                                   =======              =======

NOTE 7. LONG-TERM DEBT

     Long-term debt of the Company consists of the following:

                                                                               DECEMBER 31,   DECEMBER 30,
                                                                                   2001           2000
                                                                               ------------   ------------
SECURED DEBT

FORMER BAR TECH:
Industrial Revenue Bond ("IRB"), interest rate is variable, calculated weekly, representing minimum rate required to sell bonds in a secondary
   market, due December 1, 2018 ............................................    $   3,600       $  3,600

UNDERSECURED AND UNSECURED DEBT

REPUBLIC TECHNOLOGIES INTERNATIONAL, LLC:
   13 3/4% Senior Secured Notes, due July 15, 2009 .........................      425,000        425,000
Johnstown Enterprise Grant, interest rate at 3%, due on various dates
   through November 15, 2009 ...............................................          381            391
   Financial Restructuring Notes, interest rate at 9.5%, due August 1, 2010.       30,000         30,000
   Ohio Development Loan, interest rate at 3%, due December 1, 2003 ........        2,000             --

FORMER REPUBLIC:
   9% Solid Waste Revenue Bonds, Series 1996, due June 1, 2021 .............       53,700         53,700
   8 1/4% Solid Waste Revenue Bonds, Series 1994, due October 1, 2014 ......       20,200         20,200

FORMER BARTECH:
   Business Infrastructure Development ("BID") Program, interest rate at
      3.0%, due on various dates through April 1, 2001 .....................        2,049          2,091
   Economic Development Partnership ("EDP I"), interest rate at 3.0%, due
      on various dates through October 1, 2009 .............................        5,048          5,182
   Economic Development Partnership ("EDP II"), interest rate at 3.0%, due
      on various dates through July 1, 2010 ................................        1,163          1,191
   Economic Development Partnership ("EDP III"), interest rate at 3.0%  due
      on various dates through October 1, 2010 .............................        2,691          2,753
   Community Development Block Grant Program ("CDBG"), interest rate at
      3.0%, due on various dates through July 1, 2010 ......................          556            569
   Housing and Urban Development 108 ("HUD") Bonds, interest rates between
      6.6% and 8.2%, due on various dates through September 26, 2003 .......        3,150          3,150

FORMER USS/KOBE:
   Environmental Bonds:
   1984 Series, interest due monthly at a variable rate based on the average of thirty-day yield evaluations at par of not less than twenty issuers of tax-exempt securities, principal due December 1,
      2001 .................................................................        9,000          9,000
   1995 Series, variable rate tax-exempt securities, principal due November
      16, 2015 .............................................................        4,745          4,745
                                                                                  563,283        561,572

Original issue discount ....................................................      (47,306)       (48,000)
Amounts classified as current ..............................................       (3,600)       (11,318)
Amounts classified as subject to compromise ................................     (512,377)            --
                                                                                ---------       --------
Long-term debt .............................................................    $      --       $502,254
                                                                                =========       ========

     As discussed in Note 1, on April 2, 2001, Republic Technologies International, LLC and its immediate parent, Republic Technologies International Holdings, LLC, and its subsidiaries, Bliss & Laughlin, LLC and RTI Capital Corp., filed voluntary petitions for reorganization under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court in the Northern District of Ohio, Eastern Division.

     The Debtors' filing for protection under Chapter 11 represents an Event of Default under each of its debt instruments. As a result, all secured debt (the Development Authority of Cartersville, Georgia industrial revenue bond and the DIP credit facility - see Note 8) has been classified as current at December 31, 2001, while all undersecured and unsecured debt has been classified as liabilities subject to compromise. The following description of historical debt is presented without regard to the current status in the bankruptcy proceedings. Due to the Chapter 11 filings, the Company is no longer permitted to make scheduled principal and interest payments on undersecured and unsecured debt nor is it required to maintain the financial ratios and covenants set forth in the Company's debt instruments.

13 3/4% SENIOR SECURED NOTES

     On August 13, 1999, Republic Technologies International, LLC and its subsidiary, Republic Technologies Capital Corp., co-issued senior secured obligations amounting to $425.0 million aggregate principal amount maturing on July 15, 2009 ("Senior Secured Notes") in a private offering. Interest on the Senior Secured Notes is payable semi-annually on each January 15 and July 15, commencing January 15, 2000, to the holders of record of Senior Secured Notes at the close of business on January 1 and July 1 immediately preceding such interest payment date.

     The Senior Secured Notes are redeemable, in whole or in part, at the option of the issuers, at any time on or after July 15, 2004, at the redemption prices, which are expressed as percentages of principal amount, set forth below, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, if redeemed during the 12-month period beginning on the years indicated below:

YEAR                                              PERCENTAGE
----                                              ----------
2004 .....................................         106.875%
2005 .....................................         105.156%
2006 .....................................         103.438%
2007 .....................................         101.719%
2008 and thereafter ......................         100.000%

     In addition, at any time and from time to time prior to July 15, 2002, the issuers may, at their option, following one or more Public Equity offerings (as defined in the indenture related to the Senior Secured Notes (the "Indenture")) redeem up to an aggregate of 35% of the principal amount of notes originally issued from the holders, on a pro rata basis, at a redemption price equal to 113.750% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption; provided at least 65% aggregate principal amount of Senior Secured Notes would remain outstanding immediately after giving effect to any such redemption; provided, further, that if the Public Equity offering is by Republic Technologies International, LLC, the Company or any other direct or indirect parent company of the Company, the net proceeds thereof shall have been contributed to Republic Technologies International, LLC or used to buy Capital Stock (other than Disqualified Capital Stock) (as such terms are defined in the Indenture) of Republic Technologies International, LLC on or prior to the date of redemption.

     The Senior Secured Notes are initially secured by, subject to exceptions and limitations, (1) a first priority lien on, and security interest in, substantially all of the real and personal properties of the Company and its restricted subsidiaries, other than real and personal property located at the Canton Ohio

Caster and Continuing Rolling Facility ("Canton CR(TM)") and Cartersville, Georgia facilities and inventory, accounts receivable, intellectual property and related assets and (2) a first priority lien, shared on an equal and ratable basis with the lenders of Republic Technologies International, LLC's credit facility, on Republic Technologies' equity interests and its restricted subsidiaries. Collateral is subject to release without substitution under a number of circumstances. The Senior Secured Notes contain affirmative and negative covenants including provisions for restrictions on additional borrowings, certain investments, certain payments, sale or disposition of assets, payment of dividends and change of control provisions.

     The Senior Secured Notes are fully and unconditionally guaranteed on a senior basis, jointly and severally, by the Company and by all of Republic Technologies International, LLC's subsidiaries, except for Republic Technologies Capital Corp., a co-issuer of the securities, and Oberlin Insurance Company ("OIC"). The Company has no assets other than its investment in Republic Technologies International, LLC. Separate condensed consolidating financial information of the guarantor subsidiaries and non-guarantor subsidiaries is not presented as the non-issuer, non-guarantor subsidiary represents less than one percent of the Company's assets and revenues and the Company believes that such information is not material to investors.

     As a result of the Chapter 11 filings, the principal amount of this debt instrument is classified as a liability subject to compromise at December 31, 2001. The Company has not accrued interest on this note since the date of the filings.

FINANCIAL RESTRUCTURING NOTES

     In connection with a financial restructuring on July 17, 2000, several equity partners made loans of $30.0 million in aggregate principal amount to Republic Technologies International, LLC. In exchange for these loans, the lenders received notes of $30.0 million aggregate principal amount and warrants to purchase an aggregate of 15 million shares of Class D common stock of Republic Technologies International, Inc., at par value of $0.001 per share. These notes mature on August 1, 2010, and may be prepaid in certain instances and must be prepaid upon a change of control of the Company. The interest rate on the notes is 9.5% and is payable in arrears on each February 1 and August 1 commencing on August 1, 2006 or earlier if the lenders consent. The notes are secured by a second mortgage on the Canton CR(TM) facility.

     As a result of the Chapter 11 filings, the principal amount of this debt instrument is classified as a liability subject to compromise at December 31, 2001. The Company has not accrued interest on this note since the date of the filings.

OHIO DEVELOPMENT LOAN

     In January 2001, Republic obtained a $2.0 million loan through the Director of Development of the State of Ohio. The loan bears interest at 3% and is due December 1, 2003.

     As a result of the Chapter 11 filings, the principal amount of this debt instrument is classified as a liability subject to compromise at December 31, 2001. The Company has not accrued interest on this note since the date of the filings.

FORMER REPUBLIC LOAN AGREEMENTS

     On June 1, 1996, Republic obtained $53.7 million of financing through the issuance of 9% Solid Waste Revenue Bonds, Series 1996, due June 1, 2021 in connection with the solid waste disposal facilities installed at its Canton facility. These bonds were issued in addition to the Solid Waste Revenue Bonds, Series 1994 noted below, to assist in financing the facilities. As of December 31, 2001 and 2000, Republic had available $2.8 thousand and $344.0 thousand, respectively, of the $53.7 million which is classified as long-term restricted cash in the accompanying consolidated/combined balance sheets.

     On October 28, 1994, Republic obtained $20.2 million of financing through the issuance of 8 1/4% Solid Waste Revenue Bonds, Series 1994, due October 1, 2014 in connection with the solid waste disposal facilities installed at the Canton facility.

     As a result of the Chapter 11 filings, the principal amount of these debt instruments are classified as liabilities subject to compromise at December 31, 2001. The Company has not accrued interest on these notes since the date of the filings.


FORMER BARTECH ECONOMIC DEVELOPMENT FINANCING


     In connection with the acquisition of the assets of The Bethlehem Steel Company ("Bethlehem") Bar, Rod and Wire Division and its original modernization and expansion plan, BarTech entered into loan agreements with lenders in Pennsylvania to procure a portion of the financing for the transaction.

PENNSYLVANIA DEBT

     BarTech entered into the Master Agreement with the Commonwealth of Pennsylvania and various of its agencies (collectively, the "Commonwealth") on July 18, 1994. Pursuant to the Master Agreement, BarTech entered into loan agreements with the Commonwealth, through its Department of Commerce and Department of Community Affairs. The total amount committed to BarTech by the Commonwealth pursuant to the Master Agreement was $33.0 million. The remaining loans related to this agreement have been made by the Business Infrastructure Development Program ("BID"), the Economic Development Partnership ("EDP") and the Community Development Block Grant Program ("CDBG").

     During 2000, the Company shut down its Johnstown, Pennsylvania plant that was financed with the Pennsylvania debt. Following the facility closure, the City of Johnstown (the "City") and the County of Cambria (the "County") filed lawsuits indicating that the plant shutdown was an event of default under the original promissory notes with the City and County. At the time of the Combination in August 1999, the plaintiffs agreed to subordinate their liens to the first lien provided to the trustee on behalf of the Senior Secured Notes as set forth in the Intercreditor Agreement. The Intercreditor Agreement prohibits the plaintiffs from taking any action to foreclose upon or execute on the collateral securing the debt. As a result of the Company's Chapter 11 filing, the cases against the debtors have been stayed.

     As of December 31, 2001 and 2000, $11.5 million and $11.8 million, respectively, in aggregate principal amount of Commonwealth Loans were outstanding.

     As a result of the Chapter 11 filings, the principal amount of these debt instruments are classified as liabilities subject to compromise at December 31, 2001. The Company has not accrued interest on these notes since the date of the filings.

INDUSTRIAL REVENUE BONDS

     In December 1988, the Development Authority of Cartersville, Georgia issued $3.6 million in aggregate principal amount of its tax exempt industrial revenue bonds, or "IRBs," the proceeds of which were loaned to BarTech's Bliss & Laughlin subsidiary and used to partially fund the construction and equipping of Bliss & Laughlin's Cartersville, Georgia facility. The Cartersville IRBs bear interest at a rate equal to the minimum rate of interest which, in the opinion of the remarketing agent for the Cartersville IRBs, would be necessary to sell Cartersville IRBs in the secondary market. The interest rate paid on the Cartersville IRBs averaged 2.84% during calendar year 2001 and was 1.65% at December 31, 2001. Principal payments of $300 thousand are due on the Cartersville IRBs on each December 1 beginning in 2009 and continuing through 2012. Thereafter, payments of $400 thousand are due on each December 1 until the final payment on December 1, 2018. The Cartersville IRBs are secured by Bliss & Laughlin's Cartersville, Georgia facility and the equipment located at the facility. As of December 31, 2001 and 2000, $3.6 million of indebtedness was outstanding under the Cartersville IRBs.

     The Chase Manhattan Bank ("Chase") has issued an irrevocable transferable letter of credit to secure payment of the principal of, interest on and the purchase price of the Cartersville IRBs, in a stated amount equal to the principal on the Cartersville IRBs, plus an amount equal to 210 days of interest on the Cartersville IRBs at a rate of 12% per year. Draws on the letter of credit are secured by a first priority lien on bonds purchased as a result of the draw pursuant to the terms of the reimbursement agreement and a pledge and security agreement entered into between Bliss & Laughlin and Chase.

     As a result of the Chapter 11 filings, the principal amount of this debt instrument is classified as current maturities of long-term debt at December 31, 2001. The Company has continued to pay and accrue interest on this note since the date of the filings.

USS/KOBE ENVIRONMENTAL BONDS

1984 EIRBS

     In December 1984, the Ohio Water Development Authority issued $9.0 million in aggregate principal amount of tax exempt variable rate demand environmental improvement revenue bonds, or "1984 EIRBs," the proceeds of which were loaned to USX and used to finance the cost of pollution control equipment at the Lorain, Ohio facility, which was contributed by USX to USS/Kobe Steel Company in 1989. The 1984 EIRBs are special obligations of the State of Ohio exempt from various forms of federal, state and local income taxation and are therefore subject to mandatory redemption upon the occurrence of a determination of taxability, and are further subject to optional and mandatory redemption and tender prior to maturity pursuant to the terms of the trust indenture agreement concerning the 1984 EIRBs.

     The 1984 EIRBs were to mature on December 1, 2001. As of December 31, 2001 and 2000, $9.0 million of indebtedness was outstanding under the 1984 EIRBs.

     In connection with the consummation of the Combination, Republic Technologies International, LLC agreed to pay the debt service on the 1984 EIRBs, including remarketing fees and amounts due under a letter of credit between USX and a bank.

     As a result of the Chapter 11 filings, the principal amount of this debt instrument is classified as liabilities subject to compromise at December 31, 2001. The Company has not accrued interest on this note since the date of the filings. The principle payment that would have been due in December 2001 was not made as a result of the Chapter 11 filings.

1995 EIRBS

     In November 1995, the Ohio Air Quality Development Authority issued $10.2 million of its tax exempt variable rate environmental improvement revenue bonds, or "1995 EIRBs," the proceeds of which were loaned to USX for the purpose, in part, of refinancing its outstanding $4.7 million Ohio Air Quality Development Authority Floating Rate Environmental Improvement Revenue Bonds, Series B. These Series B bonds had been issued in 1980 to finance the cost of pollution control equipment at the Lorain facility. The 1995 EIRBs are special obligations of the State of Ohio exempt from various forms of federal, state and local income taxation and are therefore subject to mandatory redemption upon the occurrence of a determination of taxability, and are further subject to optional and mandatory redemption and tender prior to maturity pursuant to the terms of the trust indenture agreement concerning the 1995 EIRBs.

     The 1995 EIRBs mature on November 1, 2015. As of December 31, 2001 and 2000, $4.7 million of indebtedness was outstanding under the 1995 EIRBs.

     In connection with the consummation of the Combination, Republic Technologies International, LLC agreed to pay 46.7% of the debt service on the 1995 EIRBs, including 46.7% of the remarketing fees and amounts due under a letter of credit between USX and a bank. The Company may need to make payments in respect of the 1995 EIRBs earlier than scheduled if USX terminates the letter of credit or otherwise makes early payment in respect of the 1995 EIRBs.

     As a result of the Chapter 11 filings, the principal amount of this debt instrument is classified as liabilities subject to compromise at December 31, 2001. The Company has not accrued interest on this note since the date of the filings.

NOTE 8. REVOLVING CREDIT FACILITIES

     On April 3, 2001, the Company entered into a Debtor-in-Possession Revolving Credit Agreement ("DIP Credit Agreement") with Fleet Capital Corporation ("Fleet Capital") and other lenders who are parties thereto to provide secured debtor-in-possession financing to the Company through December 15, 2002. The maximum borrowings under the DIP Credit Agreement initially were $420.0 million in the aggregate and included a sub-facility of $50.0 million for the issuance of letters of credit. The proceeds of the DIP Credit Agreement were used to repay the amounts outstanding under the senior revolving credit facility entered into on August 13, 1999 and restructured on July 17, 2000. Advances under the DIP Credit Agreement bear interest at a base rate used by Fleet Capital, plus the applicable margin; or a Eurodollar rate on deposits for a given period, plus the applicable margin. The applicable margin on base rate loans is 1.5% and on Eurodollar loans is 3.5%. The applicable margin on base rate and Eurodollar loans may be increased by 2% under specified circumstances. A borrowing base limits the amount available at any time. There were $326.0 million of borrowings under the DIP Credit Agreement outstanding at December 31, 2001. The weighted average interest rate for the year 2001 was 8.1%. Amounts available under the DIP Credit Agreement at March 22, 2002 and December 31, 2001 were approximately $12.8 million and $7.3 million, respectively.

     The DIP Credit Agreement grants a security interest in accounts receivable, inventory, intellectual property and related assets of the Company, and the real estate and fixed assets comprising the Canton CR(TM), including the related melt shop. The DIP Credit Agreement also contains certain restrictive covenants which, among other things, restrict the Company's ability to incur additional indebtedness or guarantee the obligations of others, change its line of business, merge, consolidate and acquire or sell assets or stock, pay dividends, or prepay or amend the notes or any of its subordinated indebtedness. The Company is also required to maintain minimum cumulative EBITDA, as defined, in the DIP Credit Agreement and limit its net capital expenditures.

     The Company violated the minimum cumulative EBITDA, as defined, covenant in the DIP Credit Agreement during 2001. On September 28, 2001, the Company was granted an amendment and limited waiver. The amendment further limited maximum borrowings, and a weekly minimum liquidity covenant was added.

     During November, the Company notified the lenders that they were in violation of the weekly minimum liquidity covenant. On November 30, 2001, the Company entered into a forbearance agreement with the lenders under an amendment to the DIP Credit Agreement. The forbearance agreement restricted the lenders ability to exercise their remedies under the DIP Credit Agreement for certain defaults through January 11, 2002. As a result of this amendment, the Company was granted temporary increases in maximum borrowing limits, amendments to the minimum liquidity amount and weekly liquidity covenants, and a 2% interest penalty applied to all borrowings.

     On January 11, 2002, the Company continued to be in default of the minimum cumulative EBITDA, as defined, covenant, and the minimum liquidity covenants. Accordingly, the Company entered into a second forbearance agreement with the lenders under a third amendment to the DIP Credit Agreement. The second forbearance agreement restricts the lenders ability to exercise their remedies under the DIP Credit Agreement for certain defaults through May 31, 2002. As a result of this amendment, the Company was granted temporary increases in maximum borrowing limits, an amendment to the minimum liquidity covenant, a new minimum sales covenant, and continuation of the 2% interest penalty applied to all borrowings. Current maximum borrowings under the DIP Credit Agreement are as follows: $340.0 million from January 11, 2002 to January 31, 2002; $345.0 million from February 1, 2002 to March 28, 2002; $342.5 million from March 29, 2002 to April 30, 2002; and $337.0 million thereafter.

     In connection with the Combination, Republic Technologies International, LLC entered into a senior revolving credit facility ("Revolver") with Fleet Capital Bank (formerly known as BankBoston, N.A.), as administrative agent, and other lenders. The Revolver was for a total principal amount of up to $425.0 million and secured by accounts receivable, inventory, intellectual property and related assets of the Company, and the real estate and fixed assets comprising, and the intellectual property relating to, the Canton CR(TM), including the related melt shop. The amount available at any time was limited by a borrowing base. The borrowing base equaled 60% of eligible inventory subject to a maximum; plus 85% of eligible accounts receivable; plus the lesser of (a) 67% of the appraised liquidation in place value of the Canton CR(TM) facility plus the appraised value of the related property in Canton, Ohio, provided that no downward adjustment based on any revaluation was made prior to March 31, 2001 and, (b) $125.0 million, minus the product of $4.5 million and the number of quarters elapsed beginning with the quarter ended December 31, 2000; minus a reserve of between $35.0 million and $50.0 million, which was to be adjusted based on the amount of undrawn available amounts under the facility.

     On July 17, 2000 the Revolver was restructured to permit the new subordinated debt mentioned in Note 7, as follows:

     (a) The cap on the amount to be borrowed against the Canton CR(TM) facility was reduced from $125.0 million to $92.0 million, with the reduction in the eligible fixed asset cap being deferred until the first quarter of 2002, with subsequent decreases of $7.5 million per quarter until July 2004;

     (b) The commitment cap was reduced from $425.0 million to $395.0 million, with subsequent reductions through January 1, 2002;

     (c) The reserve of $50.0 million was eliminated;

     (d) A minimum liquidity requirement of $3.0 million was established;

     (e) Minimum EBITDA requirements were established through June 2004;

     (f) The acquisition of off-balance sheet financing for the new four stand mill ("4 - Project") and large bar finishing/inspection equipment and certain other projects was permitted; and

     (g) Capital expenditure caps were revised for fiscal years 2000 through 2004.

     There were $329.4 million of borrowings under the Revolver outstanding at December 31, 2000. The weighted average interest rate for the year 2000 was 9.88%.

     The Revolver contained covenants that among other things, restricted the Company's ability to incur additional indebtedness or guarantee the obligations of others, change its line of business, merge, consolidate and acquire or sell assets or stock, pay dividends, or prepay or amend the notes or any of its subordinated indebtedness. The Company was also required to meet minimum quarterly EBITDA requirements at September and December 2000, and March 2001, and minimum trailing twelve month EBITDA requirements quarterly beginning in June 2001 and ceasing in June 2004.

     The Company, during 2000, violated a debt covenant under the Revolver with respect to obtaining financing from a third party for the 4-stand project at the Lorain plant prior to December 31, 2000. As a result, a waiver was obtained during 2001 that eliminated the requirement to obtain financing from a third party.

     On September 8, 1998, the acquisition by RES Acquisition of Republic was partially funded with short-term borrowings of approximately $65.0 million (the "RES Holding Facility") under the Credit Agreement dated September 8, 1998 between RES Holding and The Chase Manhattan Bank ("Chase"), as administrative agent. The maturity of the RES Holding Facility was June 8, 1999, however, the agreement was extended to September 30, 1999. This debt was refinanced with proceeds of the financing completed concurrent with the Combination.

     BarTech had a revolving credit agreement with a group of banks with Chase as agent that originally provided BarTech with borrowings in an aggregate principal amount of up to $90.0 million, of which $5.4 million was in the form of letters of credit. This revolving credit agreement was subsequently amended in September 1997 to provide for the addition of a new revolving sub-facility ("Sub-Facility") and amended certain portions of the original revolving credit agreement. The Sub-Facility component of the amended agreement provided BarTech with up to $15.0 million of additional borrowing capacity based on a higher receivable and inventory advance rate than in the revolving credit agreement.

     On May 5, 1999, BarTech further amended its revolving credit agreement ("BarTech Amended Agreement") in conjunction with the formation of the Republic Technologies International Marketing, LLC ("Marketing JV"). The BarTech Amended Agreement provided for a reduction in BarTech's borrowing capacity to $77.0 million, of which $5.3 million was in the form of letters of credit. In addition, amounts available under BarTech's Sub-Facility were reduced to $2.0 million with this BarTech Amended Agreement. By July 31, 1999, amounts available under the BarTech Amended Agreement were further reduced to $71.5 million and amounts were no longer available under BarTech's Sub-Facility. The maturity date of the BarTech Amended Agreement remained April 2, 2000 and was secured by certain assets and stock of BarTech.

     The BarTech Amended Agreement was extinguished with proceeds of the financing completed concurrent with the Combination. The Marketing JV was terminated as a result of the Combination.

NOTE 9. LIABILITIES SUBJECT TO COMPROMISE AND REORGANIZATION ITEMS

     The accompanying consolidated balance sheet as of December 31, 2001 segregates liabilities subject to compromise, such as unsecured claims, in the amount of $1,239.2 million, from liabilities not subject to compromise and liabilities arising subsequent to the Petition Date. These amounts represent the Company's best estimate of known or potential claims to be resolved in connection with the Chapter 11 cases. Such claims remain subject to future adjustments based on negotiations, actions of the Bankruptcy Court, further development with respect to disputed claims, future rejection of additional executory contracts or unexpired leases, and determination as to the value of any collateral securing claims or other events. Payment terms for these amounts, which are considered long-term liabilities at this time, will be established in connection with the Chapter 11 cases. The Company has received approval from the Bankruptcy Court to pay pre-petition and post-petition employee wages, salaries, benefits, certain other employee obligations, and certain critical venders. Liabilities subject to compromise at December 31, 2001 were as follows (in thousands):

                                                               DECEMBER 31, 2001
                                                               -----------------

Accounts payable .........................................         $  219,160
Accrued interest .........................................             20,370
Other postretirement benefits ............................            227,262
Defined benefit pension obligations ......................            199,879
Other accrued expenses ...................................             23,738
Long term deferred payables ..............................             36,424
Long term debt ...........................................            512,377
                                                                   ----------

Total (a) ................................................         $1,239,210
                                                                   ==========

          (a) Excludes a net intercompany payable in the amount of $5,853 to the Company's subsidiary, Nimishillen & Tuscarawas LLC, which is not included in the bankruptcy proceedings.

     Reorganization items consist of expenses directly incurred or realized as a result of the Chapter 11 cases and have been segregated from normal operations. Reorganization expense included in the consolidated statement of operations for the year ended December 31, 2001 include the following:

Write-down of deferred financing costs related to the
    revolving credit facility ...............................      $ 7,379
Professional fees and administrative items, net .............        8,652
                                                                   -------

Total .......................................................      $16,031
                                                                   =======

NOTE 10. DEFINED CONTRIBUTION BENEFIT PLANS

     The Company currently has a defined contribution retirement plan that covers substantially all salary and non-union hourly employees. Company contributions to the plan are based on age and compensation. The Company had provided a defined contribution retirement plan for the former BarTech United Steel Worker's of America ("USWA") employees. The Company contribution was seventy cents for every hour worked. This plan was discontinued March 1, 2001 and the participants merged into the defined benefit plan (see Note 11). The former Republic USWA employees were covered under a defined contribution retirement plan, which was, discontinued September 8, 1998 under the terms of the Master Collective Barging Agreement (collectively, the "Master CBA") and the assets merged into the defined benefit plan (see Note 11). The Company funds contributions to these plans as accrued. Contributions to these plans by the Company and its predecessors were $3.4 million, $4.4 million, $2.0 million, and $2.3 million for the years ended December 31, 2001 and 2000, the period August 13, 1999 to December 31, 1999, and the period January 1, 1999 to August 12, 1999, respectively.

     The Company has a profit sharing plan covering all of its USWA employees. Amounts provided to the profit sharing pool were based on percentages of the consolidated excess cash flows of the Company, as defined in the Master CBA. There was no expense relating to this plan for any of the periods presented.

NOTE 11. DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT BENEFITS

     In connection with the Republic acquisition in September 1998, a new Master Collective Bargaining Agreement and settlement agreement (collectively, the "Master CBA") covering all of the former Republic and BarTech facilities with employees represented by the USWA were entered into with the USWA. The Master CBA replaced the existing collective bargaining agreements with the USWA, other than selected plant-specific agreements. In connection with the Combination, the scope of the Master CBA was extended to cover the former USS/Kobe Lorain, Ohio facility. The Master CBA provides for improvements in the existing defined benefit pension plans covering employees at former Republic facilities, former USS/Kobe facilities and the former Bliss & Laughlin Harvey, Illinois facility, and the creation of a defined benefit pension plan obligation covering employees at former BarTech facilities. The Master CBA was modified by the Modified Labor Agreement ("MLA"), effective January 1, 2002. However, pension modifications along with other long term provisions of the contract shall only become effective if, prior to May 31, 2002, a plan of reorganization has been consummated which includes receipt of a $250.0 million loan under the Emergency Steel Loan Guarantee Program, approval of the Pension Benefit Guarantee Corporation ("PBGC"), and settlement of the claims of the senior secured note-holders. The existing defined benefit pension plans may be consolidated into one defined benefit pension plan in the future, which will contain terms found in traditional steel industry defined benefit pension plans.

     The Master CBA requires Republic Technologies International, LLC to offer Early Retirement Buyouts ("ERBs") to at least 1,000 employees and permits Republic Technologies International, LLC to offer a Voluntary Severance Plan ("VSP"). The purpose of these programs is to reduce the hourly workforce by a net reduction of over 1,900 hourly employees over four years. These programs are substantially voluntary in nature. Accordingly, the costs associated with these workforce reductions are being recognized as the offers are accepted by the employees and intended to be awarded by Republic Technologies International, LLC. Through December 31, 2001, 851 voluntary ERB packages were accepted. As such, Republic Technologies has recorded $104.7 million of workforce reduction charges to date for early retirement benefits and special termination payments.

     Under the terms of Master CBA, if the ERBs and VSPs do not achieve targeted headcount reductions, Republic Technologies International, LLC will have the flexibility to reduce the hourly workforce by approximately 300 employees in addition to the number of accepted ERBs and VSPs. Pursuant to the Master CBA, USWA represented employees will be eligible for Supplemental Unemployment Benefits (SUB) and the continuation of certain health insurance benefits.

     On January 24, 2002 the USWA ratified a Modified Labor Agreement ("MLA") modifying the Master Collective Bargaining Agreement. The MLA provides interim support designed to permit the Company to continue operating at its current level while working to secure the financing necessary to emerge from Bankruptcy.

     Under the terms of the MLA all employee wages will be reduced 15% for the period of January 1, 2002 to May 31, 2002. Other modifications include immediate elimination of 125 jobs and modifications to the employment security plan allowing the Company to layoff employees as business conditions and operational requirements dictate.

     The MLA also includes certain long-term revisions which will become effective only if prior to May 31, 2002 a plan of reorganization has been consummated which includes receipt by the Company of a $250.0 million loan in addition to the Company's current lending arrangements, pursuant to the Emergency Steel Loan Guarantee Program, approval by the Pension Benefit Guaranty Corporation of new pension funding arrangements that will allow the Company to reduce its annual pension funding obligations between 2002 and 2007 to a level that can be supported by the Company's future cash flows, and the use of primarily equity and/or interest-bearing debt to satisfy the claims of the senior-secured noteholders.

     The long-term revisions include agreement on more effective management of health care costs for active employees and retirees, profit sharing, employee stock ownership and enhancements to pension benefits.

     The following is a general description of the Company and its predecessors' defined benefit plans.

REPUBLIC

     The Company (formerly Republic) maintains a defined benefit "floor offset" plan, which covers all former Republic USWA employees. The plan, when combined with benefits from an LTV Steel Defined Benefit Pension Plan, will provide a minimum level of pension benefits for USWA employees. Benefits are based on a combination of employees' age and years of service. The Company's policy is to fund this plan based on legal requirements and tax considerations. As a result of the Chapter 11 filing, the Company has not funded this plan since the Petition Date.

     Republic entered into a memorandum of understanding with the PBGC on November 2, 1998, pursuant to which (1) the PBGC agreed to forebear from instituting proceedings to terminate the USWA Defined Benefit Plan as a result of the acquisition of Republic or the prospective combination with BarTech, (2) in January 1999, Republic funded the pension plan with an approximate $27.0 million initial contribution and (3) Republic made an additional contribution to such pension plan in the amount of $20.0 million on July 1, 1999. The agreement with the PBGC contemplated additional quarterly contributions commencing October 1, 1999 in accordance with the following schedule: $7.5 million per quarter for the first four payments, $7.625 million per quarter for the next four payments, $9.075 million per quarter for the next four payments and $8.475 million per quarter for the final four payments.

     Republic amended the memorandum of understanding with the PBGC on July 14, 2000. According to this Amendment, Republic has agreed to the following terms with PBGC:

     (a) During the year 2000, Republic shall pay $2.0 million of the $7.5 million required contribution, due in January, April and July, deferring the balance of the contributions.

     (b) During the year 2000, Republic shall pay $2.0 million of the $7.625 million required contribution, due in October, deferring the balance of the contribution.

     (c) During the year 2001, Republic shall pay $2.0 million of the $7.625 million required contribution, due in January, April, and July, deferring the balance of the contribution.

     (d) During the year 2001, Republic shall pay $2.0 million of the $9.075 million required contribution, due in October, deferring the balance of the contribution.

     (e) Republic shall pay the total deferred amount of approximately $46.1 million (items A thru D above) in eight equal quarterly installments commencing on January 1, 2002 and continuing through October 1, 2003. The amount of each deferred installment of the required contributions shall be added to the amount of each of the required contributions Republic is obligated to make in the years 2002 and 2003.

     As a result of the Chapter 11 filings, the Company is currently seeking to further amend this memorandum of understanding with the PBGC.

     The Company (formerly Republic) also sponsors postretirement plans for health care and life insurance that cover most full-time employees. The plans pay stated percentages of most necessary medical expenses incurred by retirees, after subtracting payments by Medicare or other providers and after a stated deductible has been met. Hourly employees become eligible for benefits after completing 15 years of service and reaching age 60. Salary employees become eligible for benefits if they retire after reaching age 65.


BARTECH


     Bliss & Laughlin ("BLI") maintained a defined benefit pension plan covering substantially all hourly employees of its Harvey, Illinois plant. As of January 1, 2000, the plan and covered employees were merged into the Republic pension plan described above. Employees at the Cartersville, Georgia plant are non-union hourly employees and are not covered under a defined benefit pension plan. Canadian Drawn Steel Corporation ("CDSC") maintains pension plans covering substantially all employees. Benefits for the CDSC salaried employees' plan are based on an average salary for the five most recent years prior to retirement. Benefits for the CDSC bargaining unit employees' plan are based on years of service. Republic Technologies' policy is to fund pension cost in accordance with the requirements of the Employee Retirement Income Security Act of 1974 in the United States and local regulations in Canada.

     CDSC also sponsors postretirement plans for health care and life insurance that cover most full-time employees. The plans pay stated percentages of most necessary medical expenses incurred by retirees, after subtracting payments by other providers and after a stated deductible has been met. Participants become eligible for benefits if they retire from CDSC after reaching age 55 with 10 or more years of service. BLI employees at its Harvey, Illinois plant are covered under the Republic post-retirement plan for health and life insurance.

USS/KOBE

     The Company (formerly USS/Kobe) sponsors two noncontributory defined benefit plans covering substantially all former USS/Kobe employees. Benefits under these plans are based upon years of service and final average pensionable earnings, or a minimum benefit based upon years of service, whichever is greater. Assets held by the plans are invested primarily in corporate equity and debt securities and interest bearing cash accounts. In addition, pension benefits from USS/Kobe's two defined contribution plans, which cover participating employees, are based upon years of service and career earnings.

     In connection with the Combination, Republic Technologies International, LLC agreed with the PBGC to maintain a specified level of funding for the USS/Kobe Union Eligible Pension Plan, a defined benefit plan for union employees, based on statutory funding requirements. The agreement with the PBGC with respect to this plan contemplates that contributions will be made as follows: for the year 2000, an amount necessary to avoid an accumulated funding deficiency plus $4.0 million; for 2001, an amount so that the December 31, 2001 credit balance equals that of December 31, 2000 with interest plus $2.0 million; for 2002, an amount so that the December 31, 2002 credit balance equals that of December 2001 with interest plus $2.0 million; for 2003, an amount so that the December 31, 2003 credit balance equals that of December 31, 2002 with interest plus $2.0 million. The agreement with the PBGC further contemplates that, beginning with 2004, Republic Technologies will make contributions to maintain the December 31, 2003 credit balance with interest. As security for such obligation, Republic Technologies International, LLC has provided the PBGC with a $5.0 million letter of credit. As a result of the Chapter 11 filings, the Company defaulted on the required pension funding. The PBGC accordingly presented the letter of credit for payment. Funds from the $5.0 million of the letter of credit are currently being held by the PBGC and will be held until the Company is current with all required pension contributions. The Company is currently negotiating with the PBGC to amend the funding agreement and is unable to determine the amount of funding that will be required in connection with these obligations.

     The components of the net periodic pension costs are summarized as follows:

                                                                                     PERIOD FROM       PERIOD FROM
                                                      YEAR ENDED     YEAR ENDED    AUGUST 13, 1999   JANUARY 1, 1999
                                                     DECEMBER 31,   DECEMBER 31,   TO DECEMBER 31,    TO AUGUST 12,
                                                         2001           2000            1999              1999
                                                     ------------   ------------   ---------------   ---------------
Service cost .....................................     $ 10,230       $  9,527         $ 3,744           $ 3,719
Interest cost on projected benefit obligations ...       21,479         20,517           7,746             4,662
Expected return on plan assets ...................      (18,598)       (19,222)         (6,811)           (3,024)
Amortization of prior service cost ...............          100            102              (7)               30
Recognized net actuarial (gain)/loss .............           56           (327)            (26)              169
Curtailment (gain)/loss ..........................          (66)          (338)          2,962                --
                                                       --------       --------         -------           -------
Net periodic pension cost ........................     $ 13,201       $ 10,259         $ 7,608           $ 5,556
                                                       ========       ========         =======           =======

Net periodic postretirement benefit cost included the following components:

                                                                                     PERIOD FROM      PERIOD FROM
                                                      YEAR ENDED     YEAR ENDED    AUGUST 13, 1999   JANUARY 1, 1999
                                                     DECEMBER 31,   DECEMBER 31,   TO DECEMBER 31,    TO AUGUST 12,
                                                         2001           2000            1999              1999
                                                     ------------   ------------   ---------------   ---------------
Service cost of benefit earned ...................     $ 1,707        $ 2,198          $  748            $1,047
Interest on accumulated postretirement benefit
   obligation ....................................      15,843         17,013           4,289             6,004
Amortization of prior service cost ...............           6             11              --                --
Recognized net actuarial (gain)/loss .............          --             (5)            (53)              (74)
                                                       -------        -------          ------            -------
Net periodic postretirement cost .................     $17,556        $19,217          $4,984            $6,977
                                                       =======        =======          ======            ======

     The change in benefit obligation, change in plan assets, funded status and amounts recognized in the consolidated balance sheets related to the Company's pension plans and other postretirement benefits are as follows:




                                                             PENSION PLANS          OTHER POSTRETIREMENT BENEFITS
                                                      ---------------------------   -----------------------------
                                                      DECEMBER 31,   DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                                          2001           2000            2001           2000
                                                      ------------   ------------    ------------   ------------
CHANGE IN BENEFIT OBLIGATION:

Benefit obligation at beginning of year ...........    $ 299,270      $ 284,569       $ 238,294      $ 233,515
Service cost ......................................       10,230          9,527           1,707          2,198
Interest cost .....................................       21,480         20,517          15,844         17,013
Amendments ........................................        3,613             --          24,534             --
Foreign currency exchange rate change .............         (654)          (343)           (223)          (100)
Actuarial (gain) loss .............................       57,071          5,350         (11,972)         1,115
Curtailment loss ..................................       15,424            247           2,593             --
Plan transfers ....................................          257          3,894              --             --
Benefits paid .....................................      (30,774)       (24,491)        (13,651)       (15,447)
                                                       ---------      ---------       ---------      ---------
Benefit obligation at end of year .................    $ 375,917      $ 299,270       $ 257,126      $ 238,294
                                                       =========      =========       =========      =========

CHANGE IN PLAN ASSETS:

Fair value of plant assets at beginning of year ...      214,626        211,133              --          9,299
Actual return on plan assets ......................      (10,962)         6,381              --            527
Employer contribution .............................        4,748         18,113          13,651         15,447
Foreign currency exchange rate change .............         (765)          (405)             --             --
Benefits paid .....................................      (30,776)       (24,491)        (13,651)       (15,447)
Plan transfers ....................................          257          3,894              --             --
Assets transferred out ............................           --             --              --         (9,826)
                                                       ---------      ---------       ---------      ---------
Fair value of plan assets at end of year ..........      177,128        214,625              --             --
                                                       ---------      ---------       ---------      ---------
Funded status-underfunded .........................     (198,789)       (84,645)       (257,126)      (238,294)
Unrecognized net actuarial (gain) loss ............       85,987           (516)          1,815          4,731
Unrecognized prior service cost ...................        4,677          1,195          24,651            149
Net amount recognized .............................    $(108,125)     $ (83,966)      $(230,660)     $(233,414)
                                                       =========      =========       =========      =========

Amounts recognized in the statement
of financial position consist of:

     Prepaid benefit cost .........................    $   5,054      $   4,384       $      --      $      --
     Accrued benefit liability ....................     (199,879)       (89,943)       (230,660)      (233,414)
     Accumulated other comprehensive loss .........       86,700          1,593              --             --
                                                       ---------      ---------       ---------      ---------
Accrued benefit costs .............................    $(108,125)     $ (83,966)      $(230,660)     $(233,414)
                                                       =========      =========       =========      =========

WEIGHTED AVERAGE ASSUMPTIONS:

Discount rate .....................................         7.18%          7.47%           7.19%          7.49%
Expected return on plan assets ....................         8.98%          8.94%
Rate of compensation increase .....................         0.92%          2.60%


     The accumulated benefit obligation, projected benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets are summarized as follows:

                                                               2001       2000
                                                             --------   --------
Accumulated benefit obligation ..........................    $362,916   $284,459
Projected benefit obligation ............................     364,539    287,197
Plan assets at fair value ...............................     163,778    200,702

     For measurement purposes, a weighted average annual rate of increase in the per capita cost of covered health care claims of 6.5% was assumed for fiscal 2001; the rate assumed to decrease by approximately 0.5% per year to 4.5% for fiscal 2004, and remain at that level thereafter.

     To illustrate the health care cost trend on amounts reported, changing the assumed health care cost trend rates by one percentage point in each year would have the following effects as of and for the fiscal year ended December 31, 2001;

                                                          ONE PERCENTAGE POINT
                                                          --------------------
                                                          INCREASE    DECREASE
                                                          --------    --------
Effect on total service and
   interest cost components ..........................     $ 1,622     $ (1,426)
Effect on accumulated
   postretirement benefit obligation .................      20,418     (17,972)

NOTE 12. INCOME TAXES

     The Company is a limited liability company that is treated as a partnership for income tax purposes and accordingly is not an income taxpaying entity. However, pursuant to the Company's limited liability company agreement, the Company is required to make cash distributions to its members to the extent necessary to satisfy their respective tax obligations. However, the Company believes that certain of its members have net operating loss carryforwards which may be available to offset a significant portion of their taxable income attributable to their investment in the Company and reduce but not eliminate, the need for tax distributions. Use of these net operating losses is subject to various limitations and uncertainties and accordingly, the Company cannot give any assurances that these net operating loss carryforwards will reduce the need for tax distributions or that they will not be otherwise utilized.

     The provision for income taxes included in the accompanying consolidated/combined statements of operations for all periods presented represents a provision for foreign income taxes. Deferred income taxes related to the foreign subsidiary are recorded as a component of other accrued liabilities in the consolidated balance sheet. Prior to the Combination, a benefit for domestic income taxes is not included in the accompanying combined statements of operations since the Company's deferred tax benefits for net operating loss carryforwards were entirely offset by provisions for deferred tax valuation allowances.

NOTE 13. SEGMENTS AND RELATED INFORMATION

     The Company operates in three reportable segments: hot-rolled, cold-finished, and specialty steels. As discussed previously in Note 1, the Company intends to sell its specialty steels division and accordingly, the accompanying consolidated/combined financial statements reflect that division as a discontinued operation in accordance with Accounting Principles Board Opinion No. 30. As such, the following tables do not reflect specialty steels as a reportable segment. The Company manages the reportable segments as separate strategic business units. Differences between the segments include manufacturing techniques and equipment, competition, and end-users. The Company measures segment performance based on earnings before interest, taxes, depreciation and amortization, other postretirement benefits, workforce reduction charges and other (income) loss, net ("EBITDA").

HOT-ROLLED

     Hot-rolled bars and rods are processed from blooms and billets on rolling mills to change the internal physical properties, size or shape of the steel. Desirable characteristics of hot-rolled products include internal soundness, uniformity of chemical composition and freedom from surface imperfection. The Company's hot-rolled products include rounds, squares and hexagons, in both cut-lengths and coils. Customers for hot-rolled products include manufacturers of automotive parts, industrial equipment, independent forgers, steel service centers and converters. The Company's hot-rolled products are used in the manufacture of end-use products such as automotive drive trains, engine and transmission parts, bearings and tractor components.

COLD-FINISHED

     Cold-finishing is a value-added process which improves the physical properties of hot-rolled bars and rods. Cold-finished products are produced from hot-rolled bars by cold-drawing, turning, grinding, thermal treating or a combination of these processes. The manufacturing process allows for production of products with more precise size and straightness tolerances, as well as improved strength and surface finish, that provides customers with a more efficient means of producing a number of end products by often eliminating processing steps in the customers' use of the products. The Company's cold-finished products include rounds, squares, hexagons, and flats, all of which can be further processed by turning, grinding or polishing, or a combination thereof. Customers for cold-finished products include manufacturers of automotive parts, industrial equipment, steel service centers and distributors. The Company's cold-finished products are used in the manufacture of end-use products such as automotive steering assemblies, electrical motor shafts, ball and roller bearings, valves and hand tools.

     Prior to August 13, 1999, intersegment sales were made at current market prices and were eliminated in consolidation.


                                                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                         ------------------------------------------------------------------
                                                                              INTER SEGMENT
                                                        COLD-      TOTAL       ELIMINATION/   CONSOLIDATED/
                                         HOT-ROLLED   FINISHED    SEGMENTS        OTHER         COMBINED
                                         ----------   --------   ----------   -------------   -------------
Net sales ............................    $896,249    $213,845   $1,110,094     $(116,387)     $  993,707
Depreciation and amortization ........      51,815       5,031       56,846            --          56,846
Segment loss (EBITDA, as defined).....      19,234       4,165       23,399            --          23,399
Segment assets .......................     918,943     115,244    1,034,187        15,372       1,049,559
Capital expenditures .................       3,257         332        3,589            --           3,589

                                                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                         ------------------------------------------------------------------
                                                                              INTER SEGMENT
                                                        COLD-      TOTAL       ELIMINATION/   CONSOLIDATED/
                                         HOT-ROLLED   FINISHED    SEGMENTS        OTHER         COMBINED
                                         ----------   --------   ----------   -------------   -------------
Net sales ............................   $1,114,833   $280,615   $1,395,448     $(130,047)     $1,265,401
Depreciation and amortization ........       55,273      6,202       61,475            --          61,475
Segment profit (EBITDA, as defined) ..       68,123     13,779       81,902            --          81,902
Segment assets .......................    1,029,916    145,414    1,175,330        21,754       1,197,084
Capital expenditures .................       11,977      1,088       13,065            --          13,065

                                           FOR THE PERIOD FROM AUGUST 13, 1999 TO ENDED DECEMBER 31, 1999
                                         ------------------------------------------------------------------
                                                                              INTER SEGMENT
                                                        COLD-      TOTAL       ELIMINATION/   CONSOLIDATED/
                                         HOT-ROLLED   FINISHED    SEGMENTS        OTHER         COMBINED
                                         ----------   --------   ----------   -------------   -------------
Net sales ............................   $  465,267   $121,233   $  586,500     $(58,920)      $  527,580
Depreciation and amortization ........       18,331      2,161       20,492           --           20,492
Segment profit  (loss) (EBITDA, as
     defined) ........................      (74,589)      (259)     (74,848)          --          (74,848)
Segment assets .......................    1,216,231    169,992    1,386,223       29,034        1,415,257
Capital expenditures .................       11,891      1,121       13,012           --           13,012

                                               FOR THE PERIOD FROM JANUARY 1, 1999 TO  AUGUST 12, 1999
                                         ------------------------------------------------------------------
                                                                              INTER SEGMENT
                                                        COLD-      TOTAL       ELIMINATION/   CONSOLIDATED/
                                         HOT-ROLLED   FINISHED    SEGMENTS        OTHER         COMBINED
                                         ----------   --------   ----------   -------------   -------------
Net sales ............................    $354,458    $203,842    $558,300      $(32,974)       $525,326
Depreciation and amortization ........      17,051       4,383      21,889            --          21,889
Segment profit (loss) (EBITDA, as
     defined) ........................         953      (3,449)     (2,496)           --          (2,496)
Capital expenditures .................      18,784       1,574      20,358            --          20,358


NOTE 14. RELATED PARTY TRANSACTIONS

     From April 1996 to August 13, 1999, Blackstone and Veritas received annual monitoring fees from BarTech equal to $.9 million per year pursuant to a monitoring agreement. Under the terms of the monitoring agreement, Blackstone and Veritas provided management and financial monitoring services to BarTech. Blackstone and Veritas have split the monitoring fees paid evenly between them. BarTech has also reimbursed Blackstone and Veritas for their out-of-pocket expenses incurred in providing such services.

     In connection with the acquisition of Republic in 1998, RES Holding paid transaction fees of $3.4 million to Blackstone and $800 thousand to Veritas and reimbursed them for all related out-of-pocket expenses. In addition, pursuant to a monitoring agreement entered into with RES Holding, Blackstone and Veritas were entitled to receive an annual monitoring fee for providing management and financial monitoring services equal to $1.125 million, with Blackstone receiving 75% and Veritas receiving 25% of this monitoring fee. RES Holding has reimbursed Blackstone and Veritas for their out-of-pocket expenses incurred in providing these services. Approximately $2.4 million of accrued but unpaid BarTech and RES Holding monitoring fees were paid following the Combination.

     In connection with the Combination, the Company paid transaction fees in the aggregate of $4.0 million to Blackstone, Veritas, USX and affiliates of Kobe. In addition, the Company reimbursed Blackstone, Veritas, USX, and Kobe for their out-of-pocket expenses related to the Combination. Upon consummation of the Combination, the Company entered into a new monitoring agreement with Blackstone, Veritas, USX and Kobe that replaced the existing monitoring agreements regarding BarTech and Republic, with the parties to receive an aggregate annual fee of $4.0 million. This agreement has been stayed due to the Chapter 11 proceedings, therefore, the Company accrued only $1.0 million under this agreement in the current year.

     In addition, in the future, Blackstone, Veritas, USX and Kobe or their affiliates may receive customary fees for other advisory and transactional services rendered to the Company. If such services are rendered in the future, the fees will be negotiated from time to time on an arms-length basis and will be based on the services performed and the fees charged to third parties for comparable services.

     During the years ended December 31, 2001 and 2000, and the periods from August 13, 1999 to December 31, 1999 and January 1, 1999 to August 12, 1999, the Company had approximately $77.9 million, $112.9 million, $43.6 million, and $54.2 million, respectively, of net sales to American Axle & Manufacturing, a company controlled by Blackstone. All such sales were in the ordinary course of business and on arms-length terms.

     The Company and Haynes Specialty Steels Company, a subsidiary of Haynes, a company controlled by Blackstone, were parties to a facilities management agreement dated as of April 15, 1999, by which Haynes agreed to manage the Company's Baltimore, Maryland and Canton, Ohio (Harrison Avenue) specialty steel finishing facilities. The Company continued to own these facilities and approved all material expenditures and financial decisions of Haynes with respect to these facilities. As compensation for the services provided, Haynes received management fees equal to the total compensation costs, including benefits, of the Haynes personnel providing management services to the Company that was allocable to the time these personnel devoted to these facilities. In addition, Haynes was reimbursed by the Company for all of its reasonable out-of-pocket expenses incurred in connection with the provision of management services. This agreement was terminated during 2000.

     In connection with the Combination, the Company entered into the following agreements with USX, Kobe and FirstEnergy Service Corp. ("FirstEnergy") (another equity investor in the Company's indirect parent) or their affiliates:

ROUND SUPPLY AGREEMENT

     The Company entered into a five-year supply agreement with USX and the new tubular company owned by USX, which provides for the tubular joint venture purchasing all of its requirements for steel rounds at its Lorain, Ohio pipemill from the Company up to a maximum of 400,000 tons per year for a price equal to the Company's production costs plus an agreed upon margin per ton. The tubular company also has the right to purchase up to an additional 200,000 tons per year for a price equal to the Company's fixed production costs plus an agreed upon margin per ton. If the tubular company is unable to purchase at least 400,000 tons of steel rounds per year for its Lorain, Ohio pipemill, USX is required to purchase any shortfall, under specified circumstances, to satisfy the steel round requirements of its Fairfield, Alabama pipemill facility that can not be satisfied from USX's internal production of steel rounds. The Company sold $106.1 million of seamless rounds to USX in the year ended December 31, 2001.

COKE SUPPLY AGREEMENT

     The Company entered into a five-year supply agreement with USX, which provides that Republic Technologies purchase substantially all of its requirements for coke for use in its Lorain, Ohio blast furnace from USX. The purchase price for coke is based on market prices and adjusted annually, subject to most favored nations provisions for price and other conditions, which allow the Company to receive the most favorable terms that USX grants to any of its coke customers. The Company purchased $51.2 million of coke from USX in the year ended December 31, 2001.

PELLET SUPPLY AGREEMENT

     Under this agreement, the Company agreed to purchase all of its iron ore pellet requirements for its Lorain, Ohio blast furnace from USX for a period of five years. The purchase price for pellets is generally based on market prices and will be adjusted annually, subject to most favored nations provisions for price and other conditions, which allow the Company to receive the most favorable terms that USX grants to any of its pellet customers. The Company purchased $59.9 million of iron ore pellets from USX in the year ended December 31, 2001.

SAFE HARBOR LEASE MATTERS AGREEMENT

     Pursuant to the master restructuring agreement, the Company received certain property formerly owned by USS/Kobe that qualifies as "Safe Harbor Lease Property," thus affording USX and Kobe with tax benefits. The Safe Harbor Lease Matters Agreement contains covenants and warranties to ensure that the property remains qualified as Safe Harbor Lease Property and to ensure the continuation of the tax benefits.

ENERGY MANAGEMENT AGREEMENT

     In connection with the consummation of the Combination, the Company entered into an agreement with FirstEnergy under which it appointed FirstEnergy as its exclusive representative for the procurement of energy supply and services. As a result of this arrangement, it is likely that much of the Company's energy purchasing requirements will eventually be filled by FirstEnergy. Also in connection with the consummation of the Combination, FirstEnergy purchased $30.0 million of the Series C convertible preferred stock of Republic Technologies International, Inc. (the Company's ultimate parent).

     In connection with the Combination, the Company also entered into an agreement with the new tubular steel company owned by USX regarding the provision of various utilities and an agreement with USX regarding the provision of various transitional services. In addition, at the closing of the Combination, the Company entered into an agreement with USX regarding payment of certain payables owed by USS/KOBE to USX.

NOTE 15. COMMITMENTS AND CONTINGENCIES

     The Company, in the ordinary course of business, is the subject of or party to various pending or threatened legal and environmental actions. The Company provides for the costs related to these matters when a loss is probable and the amount is reasonably estimable. Based on information presently known to the Company, management believes that any ultimate liability resulting from these actions will not have a material adverse affect on its consolidated financial position, results of operations or cash flows.

     During January 2001, the Company sold and leased back certain assets related to their Chicago operating facility for a term of two years. The resulting lease is being accounted for as an operating lease. Net cash proceeds amounted to approximately $6.0 million. The transaction resulted in a realized gain of $1.0 million and a deferred gain of $1.1 million. The balance of the deferred gain of $539 thousand is included in other accrued liabilities on the accompanying consolidated balance sheet at December 31, 2001. Total lease expense incurred under this lease was $61 thousand for the year ended December 31, 2001.

     The Company also uses certain lease arrangements to supplement its financing activities. Rental expense under operating leases was approximately $4.9 million, $10.2 million, $2.7 million, and $1.3 million for the years ended December 31, 2001 and 2000, the period from August 13, 1999 to December 31, 1999, and the period from January 1, 1999 to August 12, 1999. At December 31, 2001, total minimum lease payments under noncancellable operating leases are $3.1 million in 2002, $2.4 million in 2003, $1.1 million in 2004, $.6 million in 2005, $.6 million in 2006 and $1.2 million thereafter.

     Republic Technologies International, Inc., the Company's ultimate parent, has $5.5 million Series A Preferred Stock outstanding that was mandatorily redeemable on September 26, 2000, payment for which is expected to be made by Republic Technologies International, Inc. from distributions or loans from the Company. On October 6, 2000, Bethlehem Steel Corporation and Republic Technologies International, Inc. arranged for the deferral of the redemption of $5.5 million Series A Preferred Stock. On September 29, 2000, the Company redeemed $.5 million of Class A Members' Interest so that the Parent Company could redeem the same amount of Cumulative Preferred Stock. The Company as of December 31, 2000 redeemed an additional $1.2 million of Class A Member's Interest. The parties previously acknowledged that the redemption would be made in installments during 2001, $.1 million of which was made prior to the Petition Date. Subsequent to the Petition Date, no shares have been redeemed.

NOTE 16. ENVIRONMENTAL COMPLIANCE

     The Company is subject to a broad range of federal, state, and local environmental laws and regulations, including those governing discharges into the air and water, the handling and disposal of solid and hazardous wastes, and the remediation of contamination associated with the disposal of waste. The Company continuously monitors its compliance with such environmental laws and regulations and, accordingly, believes that it is currently in substantial compliance with such laws and regulations. The Company expects to expend approximately $1.5 million during the next twenty-four months for environmental control measures. As is the case with most steel producers, the Company could incur significant costs related to environmental compliance, in particular those arising from remediation costs for historical waste disposal practices at certain of the Company's facilities. The Company believes that these costs are most likely to be in the range of $12.0 million to $23.6 million over the lives of the Company's facilities. This range represents the estimated aggregate cost to resolve the environmental contingencies. The Company does not anticipate any third-party recoveries. The reserve to cover potential current and noncurrent environmental liabilities was approximately $16.5 million and $19.6 million as of December 31, 2001 and 2000, respectively, substantially all of which is classified as a long-term obligation in the accompanying consolidated/combined balance sheets.

     The reserve has been established and is monitored based on continuing reviews of the reserve, each matter comprising the reserve, and whether any new matters should be included in the reserve, using currently available information relative to enacted laws and regulations and existing technology. These reviews are performed periodically by an in-house committee comprised of representatives experienced in environmental matters from the environmental, operating, and accounting departments in consultation with outside legal and technical experts, as necessary.

NOTE 17. DISCONTINUED OPERATIONS

     In connection with its acquisition of Republic, the Company determined its intent to sell its specialty steel division and accordingly, the accompanying consolidated financial statements reflect that division as a discontinued operation in accordance with Accounting Principles Board Opinion No. 30. An estimate of the operating results of the specialty steels division during the phase-out period from the acquisition date to the estimated ultimate disposition date was made and included as a fair value adjustment as part of the allocation of the Republic purchase price. During the period from August 13, 1999 to December 31, 1999, a provision of $6.4 million was made for the estimated additional loss related to the ultimate disposition of the specialty steels division. In the year ended December 31, 2000, an additional provision of $16.8 million was made for the estimated additional loss from disposition, including a charge of $7.0 million taken for the permanent shutdown of the Baltimore Specialty facility.

     The Company recorded an additional provision for estimated losses related to the disposition of the specialty steels division of approximately $.5 million in 2001. Certain assets from its Baltimore plant were sold in January 2001 for proceeds of approximately $8.1 million, and the Company is currently in the process of selling the remaining real estate and assets of the specialty steels division. Management anticipates the disposition to be completed during 2002.

                                                                                 PERIOD FROM          PERIOD FROM
                                          YEAR ENDED          YEAR ENDED      AUGUST 13, 1999 TO   JANUARY 1, 1999 TO
                                      DECEMBER 31, 2001   DECEMBER 31, 2000    DECEMBER 31, 1999    AUGUST 12, 1999
                                      -----------------   -----------------   ------------------   ------------------
Net Sales .........................       $23,696             $ 44,556             $16,991              $30,016
Gross loss ........................        (2,525)              (7,645)             (3,779)              (1,249)
Loss before income taxes ..........        (3,459)             (12,614)             (5,441)              (3,480)
Provision for income taxes ........            --                   --                  --                   --
                                          -------             --------             -------              -------
Net loss ..........................       $(3,459)            $(12,614)            $(5,441)             $(3,480)
                                          =======             ========             =======              =======

     The components of net assets of discontinued operations included in the Company's balance sheets as assets held for sale were as follows:

                                                   DECEMBER 31, 2001   DECEMBER 31, 2000
                                                   -----------------   -----------------
Assets held for sale, current - Inventories ....         $9,013              $9,306
                                                         ======              ======
Assets held for sale, non-current - Property,
   plant and equipment .........................         $2,355              $7,294
                                                         ======              ======

NOTE 18. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS AND SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS

     The carrying amount approximates fair value because of the short maturity of those investments.

REDEEMABLE MEMBERS' INTEREST - CLASS A

     It is not practicable to estimate the fair value of this members' interest, which is not publicly traded.

LONG-TERM DEBT

     The fair value of the company's long-term debt obligations are estimated based upon quoted market prices for the same or similar issues or on the current rates offered to the company for debt of the same remaining maturities. The fair value of the company's senior secured notes is determined using quoted market prices. The fair value of the Company's Industrial Revenue Bond approximates book value. Fair values for the remaining economic development financing could not be determined and have been reflected in the table as zero.

     The estimated fair values of the Company's financial instruments are as follows:

                                       DECEMBER 31, 2001    DECEMBER 31, 2000
                                      ------------------   -------------------
                                      CARRYING    FAIR     CARRYING     FAIR
                                       AMOUNT     VALUE     AMOUNT      VALUE
                                      --------   -------   --------   --------
Cash and cash equivalents             $  5,745   $ 5,745   $  1,795   $  1,795
Long-term debt                         512,377    31,200    513,572    115,400
Redeemable members' interest             3,700       N/A      3,800        N/A

NOTE 19. RESTRUCTURING CHARGES AND RESERVES

     During the year ended December 31, 2001, the Company shut down its Willimantic, Connecticut cold-finishing facility. During the year ended December 31, 2000, the Company shut down two of its production facilities: the Johnstown, Pennsylvania melt shop facility and the Canton, Ohio 12" rolling mill facility. The Johnstown facility closed in August 2000, and the Canton 12" facility closed in October of 2000. These actions were undertaken in an attempt to reduce costs and improve efficiency. As a result of these actions, the Company recorded charges of $3.7 million and $74.7 million during the years ended December 31, 2001 and 2000, respectively.

     The Company recorded restructuring charges of $1.2 million and $66.5 million during the years ended December 31, 2001 and 2000, respectively, related to the closing of the Johnstown facility. These charges in 2000 consisted of a $40.6 million write-down of property, plant, and equipment, $6.0 million of facility closure costs, and $3.2 million in additional environmental remediation required as a result of the closure. The 2000 restructuring charges also included hourly employee separation costs of $16.0 million for hourly workers and $.7 million for non-hourly severance. The hourly employee separation charge was based on estimates of the cost of an agreement reached with the USWA. The 2001 charges consisted primarily of additional facility closure costs. Additionally, during 2001 the Company sold a portion of the Johnstown facility previously written down to zero for approximately $1.5 million and reflected this as an adjustment to the estimated facility closure costs.

     Restructuring charges of $1.8 million and $3.5 million were also recorded during the years ended December 31, 2001 and 2000, respectively, related to the closing of the Willimantic facility. The 2000 charges consisted of a $3.2 million write-down of property, plant, and equipment and $.3 million in additional environmental remediation required as a result of the closure. The 2001 charges consisted of $.3 million for facility closure costs and $1.5 million related to employment security provisions in the labor agreement with the USWA.

     Unlike the closure of the Johnstown facility, the closure of the Canton 12" rolling facility was part of the Company's original consolidation plan contemplated at the time of the Republic acquisition. Fair value adjustments to the fixed assets and shutdown reserves related to the Canton 12" facility were recorded at the date of the Republic acquisition. Charges for hourly labor of $1.4 million were recorded during the year ended December 31, 2000 related to employment security provisions in the labor agreement with the USWA. As of December 31, 2001 all affected hourly employees were placed in suitable alternative employment at other nearby facilities.

     The Company had previously recorded a reserve for the reduction of non-union labor and other shutdown reserves at the date of the Republic acquisition related to the manufacturing locations selected for closure (the Canton 12" rolling facility and the Chicago 11" rolling facility) amounting to $4.4 million and $1.9 million, respectively. Adjustments reducing these previously recorded reserves due to changes in estimates were recorded in 2001 and 2000 amounting to $.2 million and $1.4 million, respectively.

     Additionally, reserves for the reduction of administrative labor amounting to $.9 million and $4.6 million during the years ended December 31, 2001 and 2000, respectively, were recorded as a restructuring charge in the consolidated statement of operations.

     The activity impacting the accruals for restructuring during the period from January 1, 1999 to August 12, 1999, the period from August 13, 1999 to December 31, 1999, and the years ended December 31, 2001 and 2000 based on available information, is summarized in the table below:

                                                               ASSET WRITE-    LABOR &          FACILITY
                                                                  DOWNS       SEVERANCE       CLOSURE COSTS    TOTAL
                                                               ------------   ---------       -------------   --------
JANUARY 1, 1999                                                                $ 3,534           $   320      $  3,854
   Purchase accounting adjustments .........................                       860             1,917         2,777
   Amount utilized .........................................                    (1,128)               --        (1,128)
   Charged against environmental liabilities ...............                        --              (792)         (792)
                                                                               -------           -------      --------

AUGUST 12, 1999                                                                  3,266             1,445         4,711
                                                                               -------           -------      --------
   Amount utilized .........................................                    (2,179)               --        (2,179)
   Adjustments .............................................                      (323)(a)            --          (323)
                                                                               -------           -------      --------

DECEMBER 31, 1999                                                                  764             1,445         2,209
                                                                               -------           -------      --------
   Provision ...............................................     $ 43,739       22,851             9,502        76,092
   Amount utilized .........................................                    (5,047)           (2,476)       (7,523)
   Adjustments .............................................                        --            (1,434)       (1,434)
   Charged against inventory ...............................                                        (652)         (652)
   Charged against property, plant and equipment ...........      (43,739)                                     (43,739)
                                                                 --------      -------           -------      --------

DECEMBER 31, 2000                                                      --       18,568             6,385        24,953
                                                                 --------      -------           -------      --------
   Provision ...............................................                     2,353               300         2,653
   Amount utilized .........................................                    (5,609)           (2,500)       (8,109)
   Charged against defined benefit obligation ..............                    (7,223)                         (7,223)
   Adjustments .............................................                      (203)            2,745         2,542
                                                                 --------      -------           -------      --------

DECEMBER 31, 2001                                                $     --      $ 7,886           $ 6,930      $ 14,816
                                                                 ========      =======           =======      ========

(a)  Amount is recorded in selling, general and administrative expense.

NOTE 20. GOODWILL IMPAIRMENT CHARGE

     During the fourth quarter of 2000, the Company recognized a non-cash impairment charge of $79.6 million related to the write-off of its unamortized goodwill balance. The industry-wide market conditions and the Company's high level of indebtedness following the Combination adversely impacted operations and the Company's ability to implement its consolidation plan. These factors lead to the need to significantly revise the Company's operating plan and related financial forecast. Based on the Company's capital structure, the revised operating plan, and corresponding anticipated future operating cash flows less anticipated capital expenditures were expected to be insufficient to recover the unamortized goodwill balance. Accordingly, the carrying value of the Company's goodwill balance was reduced to zero.

NOTE 21. CONDENSED COMBINED FINANCIAL STATEMENTS

     The following condensed combined financial statements of the Debtors were prepared on the same basis as the consolidated financial statements and are presented below in accordance with SOP 90-7 (in thousands):




                             STATEMENT OF OPERATIONS

             FOR THE PERIOD FROM APRIL 2, 2001 TO DECEMBER 31, 2001


Net sales .........................................................   $702,727
Cost of goods sold ................................................    672,040
                                                                      --------

Gross profit (loss) ...............................................     30,687

Selling, general and administrative expense .......................     29,891
Depreciation and amortization expense .............................     41,843
Special charges:
   Workforce reduction charges ....................................     (2,134)
   Restructuring charges ..........................................      2,792
Loss on sale of assets ............................................        511
Other expense, net ................................................      6,838
                                                                      --------

Operating loss ....................................................    (49,054)
Interest expense, net .............................................     26,010
Reorganization items ..............................................     16,031
                                                                      --------

Loss before income taxes ..........................................    (91,095)
Provision for income taxes ........................................          9
                                                                      --------

Loss from continuing operations ...................................    (91,104)
Loss from disposition of discontinued operations ..................        457
                                                                      --------

Net loss ..........................................................   $(91,561)
                                                                      ========

                                  BALANCE SHEET
                                DECEMBER 31, 2001


ASSETS:
Current assets:
   Cash and cash equivalents .....................................   $    5,450
   Accounts receivable, less allowances of $16,449 ...............       96,675
   Accounts receivable with affiliates ...........................        5,792
   Inventories ...................................................      202,637
   Assets held for sale ..........................................        9,013
   Prepaid expenses and other current assets .....................       14,039
                                                                     ----------
   Total current assets ..........................................      333,606
Property, plant and equipment:
   Land and improvements .........................................       13,758
   Buildings and improvements ....................................       32,789
   Machinery and equipment .......................................      719,803
   Construction-in-progress ......................................        4,722
                                                                     ----------
   Total property, plant and equipment ...........................      771,072
   Accumulated depreciation ......................................     (151,115)
                                                                     ----------
   Net property, plant and equipment .............................      619,957
Assets held for sale .............................................        2,355
Intangible assets, net of accumulated amortization ...............       67,133
Investments in non-debtor subsidiaries ...........................       17,189
Other assets .....................................................       12,158
                                                                     ----------
   Total assets ..................................................   $1,052,398
                                                                     ==========

LIABILITIES AND MEMBERS' INTEREST:
Liabilities not subject to compromise:
Current liabilities
   Revolving credit facility .....................................   $  326,016
   Long-term secured debt in default .............................        3,600
   Accounts payable ..............................................       44,760
   Accounts payable with affiliates ..............................        1,317
   Accrued interest ..............................................        3,031
   Accrued compensation and benefits .............................       37,128
   Accrued environmental liabilities .............................          230
   Other accrued liabilities .....................................       38,829
                                                                     ----------
Total current liabilities ........................................      454,911
Accrued environmental liabilities ................................       16,311
Other liabilities ................................................        7,245
                                                                     ----------
Total liabilities not subject to compromise ......................      478,467
Liabilities subject to compromise ................................    1,239,210
Liabilities subject to compromise with affiliates ................        5,853
                                                                     ----------
   Total liabilities .............................................    1,723,530
Members' interest ................................................     (671,132)
                                                                     ----------
Total liabilities and members' interest ..........................   $1,052,398
                                                                     ==========

                             STATEMENT OF CASH FLOWS
               FOR PERIOD FROM APRIL 2, 2001 TO DECEMBER 31, 2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ...........................................................   $(91,561)
Adjustments to reconcile net cash used in operating activities:
Restructuring charges ..............................................        300
Loss on sale of fixed assets .......................................        511
Depreciation and amortization ......................................     42,031
Amortization of deferred financing cost ............................      4,313
Reorganization items ...............................................     13,351
Changes in operating assets and liabilities:
   Decrease in accounts receivable .................................     50,065
   Increase in inventory ...........................................      1,949
   Decrease in current assets ......................................     (7,132)
   Increase in accounts payable ....................................     11,357
   Decrease in accrued compensation and benefits ...................     (4,160)
   Increase in defined benefit pension obligations .................     20,186
   Increase in other postretirement benefits .......................     (6,311)
   Decrease in accrued environmental liabilities ...................     (3,339)
   Increase in other current liabilities ...........................     (4,225)
   Other ...........................................................        279
                                                                       --------
Net cash used in operating activities before reorganization items ..     27,614
   Payments for professional fees and other reorganization items ...     (2,760)
                                                                       --------
Net cash used in operating activities ..............................     24,854
                                                                       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures ............................................     (2,494)
   Disposition of property, plant and equipment ....................        265
                                                                       --------
Net cash provided by (used in) investing activities ................     (2,229)
                                                                       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds under revolving credit facilities ..................    (16,778)
   Repayments of long-term debt ....................................        226
   Deferred financing costs ........................................     (3,541)
                                                                       --------
Net cash provided by financing activities ..........................    (20,093)
Net increase in cash and cash equivalents ..........................      2,532
Cash and cash equivalents - beginning of period ....................      2,918
                                                                       --------
Cash and cash equivalents - end of period ..........................   $  5,450
                                                                       --------

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest .............................................   $ 19,505
                                                                       ========

                       [REPUBLIC ENGINEERED PRODUCTS LOGO]

                                   ----------

                                   PROSPECTUS

                                   ----------

                                  DISTRIBUTION
                                       OF
                  $80,000,000 10% SENIOR SECURED NOTES DUE 2009
                                   TO HOLDERS
                                       OF

                      13 3/4% SENIOR SECURED NOTES DUE 2009

                                       OF
                    REPUBLIC TECHNOLOGIES INTERNATIONAL, LLC

                      DEALER PROSPECTUS DELIVERY OBLIGATION


     UNTIL          , 2003, WHICH IS 90 DAYS AFTER THE DATE OF THIS PROSPECTUS,
           ---------
ALL BROKERS AND DEALERS EFFECTING TRANSACTIONS IN THE NOTES MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, MAY BE USED BY A BROKER-DEALER IN CONNECTION WITH RESALES OF NOTES. FOR A PERIOD OF 90 DAYS FROM THE DATE OF THIS PROSPECTUS, WE WILL PROMPTLY SEND ADDITIONAL COPIES OF THIS PROSPECTUS AND ANY AMENDMENT OR SUPPLEMENT TO THIS PROSPECTUS TO ANY BROKER-DEALER THAT REQUESTS SUCH DOCUMENTS. WE WILL NOT PAY ANY COMMISSIONS OR CONCESSIONS TO ANY BROKERS OR DEALERS OR THE FEES OF ANY COUNSEL OR OTHER ADVISORS OR EXPERTS RETAINED BY THE HOLDERS OF REPUBLIC TECHNOLOGIES INTERNATIONAL, LLC'S 13 3/4% SENIOR SECURED NOTES DUE 2009.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses payable by our company in connection with this registration statement. All of these expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Filing fee-Securities and Exchange Commission .............      $    7,360
Blue Sky fees and expenses ................................      $   13,000+
Fees and expenses of legal counsel ........................               *
Printing expenses .........................................               *
Fees and expenses of accountants ..........................               *
Miscellaneous expense .....................................               *
                                                                 ----------

Total .....................................................      ==========

---------------

+  Estimates
*  To be completed upon amendment

Item 14. Indemnification of Directors and Officers.


REPUBLIC ENGINEERED PRODUCTS HOLDINGS LLC

     The following description gives effect to the restructuring described in the prospectus which forms a part of this registration statement.

     Republic Engineered Products Holdings LLC ("Republic Holdings") is a Delaware limited liability company. Section 18-108 of the Delaware Limited Liability Company Act provides that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

     Republic Holdings' Amended and Restated Limited Liability Company Agreement limits the liability of the following persons to our company or any member of Republic Holdings for any action taken or omitted to be taken by it or by any other member or other person with respect to Republic Holdings, including, without limitation, any negligent act or failure to act, except in the case of a liability resulting from such person's own fraud, gross negligence or willful malfeasance: (i) each member and its respective affiliates; (ii) any managing director; (iii) any person who serves at the request of Republic Holdings as an officer, director, partner, member or employee of any other person; (iv) any officer, employee or expressly authorized agent of Republic Holdings; and (v) Hunt Investment Group, L.P. and any of its affiliates for so long as Blue Bar Holdings, L.P. is a member and Hunt Investment Group, L.P. or any of its affiliates is a limited partner of Blue Bar Holdings, L.P. (each a "Protected Person"). Any Protected Person may consult with legal counsel and accountants with respect to our company affairs and will be fully protected and justified in any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel or accountants. In determining whether a Protected Person acted with the requisite degree of care, such Protected Person shall be entitled to rely on written or oral reports, opinions, certificates and other statements of the directors, officers, employees, consultants, attorneys, accountants and professional advisors of Republic Holdings, selected with reasonable care; provided, that no such Protected Person may rely upon such statements if a reasonable person in similar circumstances should have believed that such statements were materially false.

         The Amended and Restated Limited Liability Company Agreement further provides that, to the fullest extent permitted by law, Republic Holdings shall indemnify, hold harmless, protect and defend each Protected Person against any losses, claims, damages or liabilities, including without limitation reasonable legal fees or other expenses incurred in investigating or defending against any such losses, claims, damages or liabilities, and any amounts expended in settlement of any claims approved by Republic Holdings (collectively, "Liabilities"), to which any Protected Person may become subject: (i) by reason of any act or omission or alleged act or omission (even if negligent) performed or omitted to be performed in connection with the activities of Republic Holdings; (ii) by reason of the fact that it is or was acting in connection with the activities of Republic Holdings in any capacity or that it is or was serving at the request of Republic Holdings as a partner, stockholder, member, manager, director, officer, employee or agent of any person; or (iii) by reason of any other act or omission or alleged act or omission arising out of or in connection with the activities of Republic Holdings; unless such Liability results from such Protected Person's own fraud, gross negligence or willful malfeasance.

         Republic Holdings is required to promptly reimburse (or advance to the extent reasonably required) each Protected Person for reasonable legal or other expenses (as incurred) of each Protected Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Liabilities for which the Protected Person may be indemnified pursuant to these provisions; provided, that such Protected Person executes a written undertaking to repay Republic Holdings for such reimbursed or advanced expenses if it is finally judicially determined that such Protected Person is not entitled to such indemnification.

         These provisions will continue to afford protection to each Protected Person regardless of whether such Protected Person remains in the position or capacity pursuant to which such Protected Person became entitled to indemnification and regardless of any subsequent amendment to the Amended and Restated Limited Liability Company Agreement; provided, that no such amendment may reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

         Pursuant to the Amended and Restated Limited Liability Company Agreement, Republic Holdings may purchase and maintain insurance on behalf of any Protected Person, or any other person that is or was serving at the request of Republic Holdings as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, whether or not Republic Holdings would have the power to indemnify such person against such liability under applicable law or the provisions related to indemnification set forth above.

         Republic Holdings maintains insurance covering certain liabilities incurred by its officers and managing directors in connection with the performance of their duties as such.

REPUBLIC ENGINEERED PRODUCTS LLC

         Republic Engineered Products LLC (the "Company") is a Delaware limited liability company. Section 18-108 of the Delaware Limited Liability Company Act provides that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.


         The Company's Amended and Restated Limited Liability Company Agreement limits the liability of the following persons to our company or any member of the Company for any action taken or omitted to be taken by it or by any other member or other person with respect to the Company, including, without limitation, any negligent act or failure to act, except in the case of a liability resulting from such person's own fraud, gross negligence or willful malfeasance: (i) each member and its respective affiliates; (ii) any managing director; (iii) any person who serves at the request of the Company as an officer, director, partner, member or employee of any other person; and (iv) any officer, employee or expressly authorized agent of the Company (each a "Protected Person"). Any Protected Person may consult with legal counsel and accountants with respect to our company affairs and will be fully protected and justified in any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel or accountants. In determining whether a Protected Person acted with the requisite degree of care, such Protected Person shall be entitled to rely on written or oral reports, opinions, certificates and other statements of the directors, officers, employees, consultants, attorneys, accountants and professional advisors of the Company, selected with reasonable care; provided, that no such Protected Person may rely upon such statements if a reasonable person in similar circumstances should have believed that such statements were materially false.


         The Amended and Restated Limited Liability Company Agreement further provides that, to the fullest extent permitted by law, the Company shall indemnify, hold harmless, protect and defend each Protected Person against any losses, claims, damages or liabilities, including without limitation reasonable legal fees or other expenses incurred in investigating or defending against any such losses, claims, damages or liabilities, and any amounts expended in settlement of any claims approved by the Company (collectively, "Liabilities"), to which any Protected Person may become subject: (i) by reason of any act or omission or alleged act or omission (even if negligent) performed or omitted to be performed in connection with the activities of the Company; (ii) by reason of the fact that it is or was acting in connection with the activities of the Company in any capacity or that it is or was serving at the request of the Company as a partner, stockholder, member, manager, director, officer, employee or agent of any person; or (iii) by reason of any other act or omission or alleged act or omission arising out of or in connection with the activities of the Company; unless such Liability results from such Protected Person's own fraud, gross negligence or willful malfeasance.

         The Company is required to promptly reimburse (or advance to the extent reasonably required) each Protected Person for reasonable legal or other expenses (as incurred) of each Protected Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Liabilities for which the Protected Person may be indemnified pursuant to these provisions; provided, that such Protected Person executes a written undertaking to repay the Company for such reimbursed or advanced expenses if it is finally judicially determined that such Protected Person is not entitled to such indemnification.


         These provisions will continue to afford protection to each Protected Person regardless of whether such Protected Person remains in the position or capacity pursuant to which such Protected Person became entitled to indemnification and regardless of any subsequent amendment to the Amended and Restated Limited Liability Company Agreement; provided, that no such amendment may reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.


         Pursuant to the Amended and Restated Limited Liability Company Agreement, the Company may purchase and maintain insurance on behalf of any Protected Person, or any other person that is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under applicable law or the provisions related to indemnification set forth above.


         The Company maintains insurance covering certain liabilities incurred by its officers and managing directors in connection with the performance of their duties as such.

BLUE STEEL CAPITAL CORP.

         Blue Steel Capital Corp. ("Blue Steel Capital") is a Delaware corporation. Section 145 of the Delaware General Corporation Law ("DGCL"), empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person was or is a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person identified acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         Section 145 of the DGCL further empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person identified acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         Section 145 further provides that any indemnification under the provisions set forth above (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in such provisions. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in written opinion or (4) by the stockholders.

         Section 145 further provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         Blue Steel Capital's Certificate of Incorporation, as amended, and its Bylaws contain indemnification provisions that mirror the language of Section 145 of the DGCL. In addition, the Certificate of Incorporation and the Bylaws provide relief for Blue Steel Capital's directors from monetary damages to Blue Steel Capital or its stockholders for breach of such director's fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to Blue Steel Capital or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which such director derived an improper personal benefit. No amendment or repeal of this provision in the Bylaws shall apply to or have any effect on the liability or alleged liability of any director of Blue Steel Capital for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to further eliminate or limit the personal liability of directors, the liability of a director of Blue Steel Capital shall be limited or eliminated to the fullest extent permitted by the DGCL, as amended.

     In addition, Republic Holdings maintains an insurance policy that protects the directors and executive officers of Blue Steel Capital against any liability asserted against them in their official capacities.


N&T RAILWAY COMPANY LLC

         N&T Railway's LLC ("N&T Railway") is a Delaware limited liability company. Section 18-108 of the Delaware Limited Liability Company Act provides that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever.

         N&T Railway's Limited Liability Company Agreement provides that to the fullest extent permitted by law N&T Railway shall (a) indemnify any person or such person's heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives or assigns who was or is a party or is threatened to be made a party to, or testifies or otherwise participates in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a member, manager, director, officer, employee or agent of N&T Railway or is or was serving at the request of N&T Railway or its members as a member, manager, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, domestic or foreign, against expense, attorneys' fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by such person in connection with such action, suit or proceeding and (b) advance expenses incurred by a member, manager, director or officer in defending, testifying or otherwise participating in any such civil or criminal action, suit or proceeding to the fullest extent authorized or permitted by the laws of the State of Delaware. A manager shall have no personal liability to N&T Railway, or the Company, its sole member, for monetary damages for breach of fiduciary duty as a manager; provided, however, that the foregoing provision shall not eliminate the liability of a manager for acts or omissions which involve gross negligence, fraud or intentional misappropriation of funds.

Item 15.  Recent Sales of Unregistered Securities.

         The Company issued 100% of its membership interests to Blue Steel Corporation on June 4, 2002 for nominal consideration in connection with the formation of our company. The issuance of the membership interests was exempt from registration pursuant to Section 4(2) of the Securities Act. Blue Steel Corporation subsequently contributed these membership interests to Blue Bar.

         On August 16, 2002, the Company issued $80,000,000 in aggregate principal amount of 10% Senior Secured Notes due 2009 to the Republic Liquidating Trust, a liquidating trust established by Republic Technologies International, LLC. The issuance of the 10% Senior Secured Notes due 2009 was exempt from registration pursuant to Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

         (a)      Exhibits.
                  ---------

         The following exhibits are filed with this registration statement or incorporated into this registration statement by reference:

Exhibit
Number                              Description of Exhibit
------                              ----------------------

       3.1 Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on June 4, 2002 (together with Amendment to Certificate of Formation filed with the Secretary of State of the State of Delaware on July 26,
                 2002)(1)

       3.2 Amended and Restated Limited Liability Company Agreement of the Company by Republic Holdings(2)

       3.3 Certificate of Formation of Republic Holdings filed with the Secretary of State of the State of Delaware on January 28, 2003

       3.4 Amended and Restated Limited Liability Company Agreement of Republic Holdings by Blue Bar Holdings, L.P.(2)

       3.5 Certificate of Formation of N&T Railway Company LLC filed with the Secretary of State of the State of Delaware on August 8, 2002(1)

       3.6 Limited Liability Company Agreement of N&T Railway Company LLC dated as of August 8, 2002 by Republic Engineered Products LLC(1)

       3.7 Certificate of Incorporation of Blue Steel Capital Corp. filed with the Secretary of State of the State of Delaware on August 8, 2002(1)

       3.8 Amendment to Certificate of Incorporation of Blue Steel Capital Corp. filed with the Secretary of State of the State of Delaware on August 14, 2002(1)

       3.9       Bylaws of Blue Steel Capital Corp.(1)

       4.1 Indenture dated as of August 16, 2002 by and among the Company, Blue Bar, L.P., N&T Railway Company LLC, Blue Steel Capital Corp., and LaSalle Bank National Association(1)

       4.2       Form of 10% Senior Secured Note due 2009 (included in Exhibit
                 4.1)(1)

       4.3 Security Agreement dated as of August 16, 2002 among the Company, N&T Railway Company LLC, Blue Steel Capital Corp., and Fleet Capital Corporation(1)

       4.4 Pledge Agreement dated as of August 16, 2002 by and among the Company, Blue Bar, L.P., and Fleet Capital Corporation(1)

       4.5 Pledge Intercreditor Agreement dated as of August 16, 2002 between Fleet Capital Corporation, LaSalle Bank National Association, the Company, Blue Bar, L.P., N&T Railway Company LLC and Blue Steel Capital Corp.(1)

       4.6 Access Intercreditor Agreement dated as of August 16, 2002 between Fleet Capital Corporation, LaSalle Bank National Association, the Company, Blue Bar, L.P., N&T Railway Company LLC and Blue Steel Capital Corp.(1)

       4.7 Mortgage, Assignment of Leases, Security Agreement and Fixture Filing dated as of August 16, 2002 made by the Company in favor of LaSalle Bank National Association relating to premises located in Lorain County, Ohio(1)

       4.8 Mortgage, Assignment of Leases, Security Agreement and Fixture Filing dated as of August 16, 2002 made by the Company in favor of LaSalle Bank National Association relating to premises located in Lake County, Indiana(1)

       4.9 Amended and Restated Mortgage, Assignment of Leases, Security Agreement and Fixture Filing dated as of August 16, 2002 made by the Company in favor of LaSalle Bank National Association relating to premises located in Erie County, New York(1)

      4.10 Mortgage, Assignment of Leases, Security Agreement and Fixture Filing dated as of August 16, 2002 made by the Company in favor of LaSalle Bank National Association relating to premises located in Stark County, Ohio (Massillon)(1)

      4.11 Mortgage, Assignment of Leases, Security Agreement and Fixture Filing dated as of August 16, 2002 made by the Company in favor of LaSalle Bank National Association relating to premises located in Stark County, Ohio (Hot Roll)(1)

      4.12       First Supplemental Indenture by and among the Company,
                 N&T Railway Company LLC, Blue Steel Capital Corp., Republic Holdings and LaSalle Bank National Association(2)

      4.13 Amendment No. 1 to Security Agreement by the Company, Republic Holdings, N&T Railway LLC and LaSalle Bank National Association(2)

      4.14 Amendment No. 1 to Pledge Agreement by the Company, Republic Holdings and LaSalle Bank National Association(2)

      5.1        Validity Opinion of Akin Gump Strauss Hauer & Feld LLP(2)

      8.1        Tax Opinion of Akin Gump Strauss Hauer & Feld LLP(2)

      10.1 Asset Purchase Agreement, dated as of June 7, 2002, by and among Republic Engineered Products LLC (f/k/a RT Acquisition
                 LLC), as Purchaser, and Republic Technologies International, LLC, Nimishillen & Tuscarawas, LLC, Bliss & Laughlin, LLC, Republic Technologies International Holdings, LLC and RTI Capital Corp., as Sellers (together with Amendment dated as of August 16, 2002)(1)

      10.2 Revolving Credit Agreement dated as of August 16, 2002 by and among Republic Engineered Products LLC, Blue Bar, L.P., Blue Steel Capital Corp., N&T Railway Company LLC, Fleet Capital Corporation, Bank of America, N.A., JP Morgan Chase Bank, Foothill Capital Corporation, GE Capital CFE, Inc. and the other Lenders thereto(1)

      10.3 Modified Successor Labor Agreement effective as of August 16, 2002 between the Company and the United Steelworkers of America

      10.4 Open-End Mortgage, Security Agreement, Assignment of Rents, Income and Proceeds dated as of August 16, 2002 from the Company to Fleet Capital Corporation in connection with the Canton Cast Roll with Melt Shop(1)

      10.5 Open-End Mortgage, Security Agreement, Assignment of Rents, Income and Proceeds dated as of August 16, 2002 from N&T Railway Company LLC to Fleet Capital Corporation in connection with the Rail Easements(1)

      10.6 Employment Agreement dated as of August 15, 2002 between the Company and Joseph F. Lapinsky(1)

      10.7 Transition Services Agreement dated as of August 16, 2002 by and among Republic Technologies International, LLC, Nimishillen & Tuscarawas, LLC, Republic Technologies International Holdings, LLC, Bliss & Laughlin, LLC, the Company and The Bank of New York(1)

     10.8 Management Services Agreement dated as of August 16, 2002 between Blue Bar, L.P. and the Company(1)

     10.9 Patent Collateral Assignment and Security Agreement dated as of August 16, 2002 between the Company and Fleet Capital Corporation(1)

     10.10 Trademark Collateral Assignment Agreement dated as of August 16, 2002 between the Company and Fleet Capital Corporation(1)


     10.11 Coke Supply Agreement dated as of August 16, 2002 by and between the Company and United States Steel Corporation (Portions of this exhibit have been omitted pursuant to a confidential treatment request submitted under C.F.R. Sections 200.80(b)(4), 200.83 and 230.406)(1)

     10.12 Pellet Supply Agreement dated as of August 16, 2002 by and between the Company and United States Steel Corporation (Portions of this exhibit have been omitted pursuant to a confidential treatment request submitted under C.F.R. Sections 200.80(b)(4), 200.83 and 230.406)(1)

     10.13 Rounds Supply Agreement dated as of August 16, 2002 among the Company, Lorain Pipe Mills and United States Steel Corporation (Portions of this exhibit have been omitted pursuant to a confidential treatment request submitted under C.F.R. Sections 200.80(b)(4), 200.83 and 230.406)(1)



     12.1        Statement Regarding Computation of Ratios

     21.1        Subsidiaries of the Registrant(1)

     23.1 Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1)(2)

     23.2        Consent of Deloitte & Touche LLP

     24.1 Powers of Attorney for officers and managing directors of the Company(1)

     24.2 Power of Attorney for officers and directors of Blue Steel Capital Corp.(1)

     24.3 Power of Attorney for officers and directors of Blue Steel Corporation, as sole general partner of Blue Bar Holdings, L.P., as sole member of Republic Holdings (included at page II-12)

     25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of LaSalle Bank National Association(1)

---------------

(1)      Filed previously
(2)      To be filed by amendment

         (b)      Schedules.

         The Company is presenting Schedule II Valuation and Qualifying Accounts following this paragraph. All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore, have been omitted.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Republic Technologies International Holdings, LLC:


We have audited the consolidated financial statements of Republic Technologies International Holdings, LLC and subsidiaries (Debtor-in-Possession) as of December 31, 2001 and 2000, and for the years ended December 31, 2001 and 2000 and the period from August 13, 1999 to December 31, 1999 and the combined financial statements of the Predecessor, Bar Technologies Inc. and Republic Engineered Steels, Inc. while under common ownership and common management, for the period from January 1, 1999 to August 12, 1999, and have issued our report thereon dated March 28, 2002 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in
Item 16(b) of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated/ combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


/s/  Deloitte & Touche LLP

Cleveland, Ohio
March 28, 2002



                                           REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC
                                                              SCHEDULE II
                                                   VALUATION AND QUALIFYING ACCOUNTS
                                         FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                                       (in thousands of dollars)

                                                                     Additions
                                                            ------------------------------
                                 Balance at   Charged to                   Charged to
                                 Beginning     Costs and                      Other          Deductions    Balance at End
Description                       of Year      Expenses     Recoveries   Accounts-Describe  from Reserves      of Year
-----------                      ----------   ----------    ----------   -----------------  -------------  --------------
Allowance for Doubtful
Accounts:

         2001...................  $ 19,332      $  7,770                                      $(17,680)      $  9,422
         2000 ..................     8,798        10,534                                                       19,322
         1999 ..................     2,679         6,534     $     40      $    403 (a)           (858)         8,798

Reserves for Inventories:
         2001 ..................  $  6,650      $  3,483                                      $                10,133
         2000 ..................    13,585                                                    $ (6,935)         6,650
         1999 ..................     2,364        11,221                                                       13,585

-------------------
(a) Includes allowance recognized in connection with the acquisition of USS/Kobe Steel Company's SBQ bar division and foreign currency translation.

Item 17. Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on January 31, 2003.


                               REPUBLIC ENGINEERED PRODUCTS LLC

                               By:    /s/ Joseph A. Kaczka
                                     ----------------------------------------
                                     Joseph A. Kaczka
                                     Chief Financial Officer and Controller

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.


                 Name                                         Title                              Date
                 ----                                         -----                              ----
                 *                          President and Chief Executive Officer           January 31, 2003
-----------------------------------               and Managing Director
Joseph F. Lapinsky                            (principal executive officer)


/s/ Joseph A. Kaczka                         Chief Financial Officer and Controller         January 31, 2003
-----------------------------------        (principal financial officer and principal
Joseph A. Kaczka                                       accounting officer)


                 *                                     Managing Director                    January 31, 2003
-----------------------------------
Eugene J. Keilin

                 *                                     Managing Director                    January 31, 2003
-----------------------------------
Michael G. Psaros

                 *                                     Managing Director                    January 31, 2003
-----------------------------------
David Shapiro

                 *                                     Managing Director                    January 31, 2003
-----------------------------------
Stephen Presser

                 *                                     Managing Director                    January 31, 2003
-----------------------------------
Philip A. Arra, Jr.

                 *                                     Managing Director                    January 31, 2003
-----------------------------------
Kelby D. Hagar

                 *                                     Managing Director                    January 31, 2003
-----------------------------------
Lynn Williams

*By:    /s/ Joseph A. Kaczka
        ---------------------------
        Joseph A. Kaczka,
        As Attorney-In-Fact

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on January 31, 2003.


                                   BLUE STEEL CAPITAL CORP.


                                   By:     /s/ Joseph A. Kaczka
                                          --------------------------------------
                                          Joseph A. Kaczka
                                          Chief Financial Officer and Controller


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.



                 Name                                         Title                              Date
                 ----                                         -----                              ----

*                                           President and Chief Executive Officer          January 31, 2003
-----------------------------------             (principal executive officer)
Joseph F. Lapinsky

 /s/ Joseph A. Kaczka                        Chief Financial Officer and Controller        January 31, 2003
-----------------------------------       (principal financial officer and principal
Joseph A. Kaczka                                     accounting officer)


*                                                         Director                         January 31, 2003
-----------------------------------
Michael G. Psaros

*                                                         Director                         January 31, 2003
-----------------------------------
Stephen Presser

*                                                         Director                         January 31, 2003
-----------------------------------
Kelby D. Hagar

*                                                         Director                         January 31, 2003
-----------------------------------
Philip A. Arra, Jr.

*By:     /s/ Joseph A. Kaczka
        ---------------------------
        Joseph A. Kaczka,
        As Attorney-In-Fact


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 31, 2003.


                                       REPUBLIC ENGINEERED PRODUCTS HOLDINGS LLC


                                          By:    Blue Bar Holdings, L.P.,
                                                 Sole Member


                                          By:    Blue Steel Corporation,
                                                 General Partner


                                          By:    /s/ Michael G. Psaros
                                                 -----------------------------
                                                 Michael G. Psaros
                                                 President


                                POWER OF ATTORNEY

     Know all men by these presents, that the undersigned directors and officers of Blue Steel Corporation, a Delaware corporation and sole general partner of Blue Bar Holdings, L.P., a Delaware limited partnership and sole member of Republic Engineered Products Holdings LLC, a Delaware limited liability company, which is filing a registration statement on Form S-1 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Michael G. Psaros and Stephen Presser and each of them, the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.



                 Name                                         Title                              Date
                 ----                                         -----                              ----
/s/ Michael G. Psaros                              President and Director                  January 31, 2003
-----------------------------------
Michael G. Psaros                               (principal executive officer)

 /s/ Stephen Presser                               Treasurer and Director                  January 31, 2003
-----------------------------------
Stephen Presser                                 (principal financial officer)



         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on January 31, 2003.


                               N&T RAILWAY COMPANY LLC

                               By:   Republic Engineered Products LLC,
                                     Sole Member


                               By:   /s/ Joseph A. Kaczka
                                     ---------------------------------------
                                     Joseph A. Kaczka
                                     Chief Financial Officer and Controller


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.


                 Name                                         Title                              Date
                 ----                                         -----                              ----

*                                            President and Chief Executive Officer         January 31, 2003
-----------------------------------                  and Managing Director
Joseph F. Lapinsky                            of Republic Engineered Products LLC
                                                 (principal executive officer)


 /s/ Joseph A. Kaczka                        Chief Financial Officer and Controller        January 31, 2003
-----------------------------------           of Republic Engineered Products LLC
Joseph A. Kaczka                           (principal financial officer and principal
                                                       accounting officer)

*                                                  Managing Director of                    January 31, 2003
-----------------------------------           Republic Engineered Products LLC
Eugene J. Keilin

*                                                  Managing Director of                    January 31, 2003
-----------------------------------           Republic Engineered Products LLC
Michael G. Psaros

*                                                  Managing Director of                    January 31, 2003
-----------------------------------           Republic Engineered Products LLC
David Shapiro

*                                                  Managing Director of                    January 31, 2003
-----------------------------------           Republic Engineered Products LLC
Stephen Presser

*                                                  Managing Director of                    January 31, 2003
-----------------------------------           Republic Engineered Products LLC
Philip A. Arra, Jr.



*                                                     Managing Director                    January 31, 2003
-----------------------------------         of Republic Engineered Products LLC
Kelby D. Hagar



*                                                     Managing Director                    January 31, 2003
-----------------------------------         of Republic Engineered Products LLC
Lynn Williams

*By:    /s/ Joseph A. Kaczka
        ---------------------------
        Joseph A. Kaczka,
        As Attorney-In-Fact